Exhibit 99.1

Dear Western Digital Corporation Stockholder:

In October 2023, we announced our plan to separate Western Digital Corporation’s (“WDC”) flash business from our remaining hard disk drive business pursuant to a spin-off transaction, resulting in two independent, publicly traded companies. The new company distributed to WDC stockholders in the spin-off, Sandisk Corporation (“Spinco”), will hold our flash business. Spinco will focus on delivering a broad and ever-expanding portfolio of flash-based products and pursuing the emerging development of disruptive, new memory technologies. Upon completion of the spin-off, WDC will focus on its existing HDD business. WDC will continue to lead the storage industry in delivering powerful HDD solutions for high-capacity applications.

WDC believes that both the long-term potential and overall valuation of its HDD and flash franchises will be enhanced as a result of separating its current portfolio into two independent companies. Each company will have a strong financial foundation, a compelling innovation roadmap, a sharpened strategic focus and an experienced leadership team.

The spin-off will be effected through a pro rata distribution of 80.1% of the outstanding shares of Spinco common stock to holders of WDC common stock in a transaction that is intended to be tax-free to holders of WDC common stock (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes. Each WDC stockholder will receive one-third (1/3) of one share of Spinco common stock for each share of WDC common stock held by such WDC stockholder as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution. You will receive cash in lieu of any fractional shares which you would have received after the application of the above ratio. Stockholder approval of the distribution is not required, and you do not need to take any action to receive the shares of Spinco common stock to which you are entitled as a WDC stockholder. In addition, you do not need to pay any consideration or surrender or exchange your WDC common stock in order to receive shares of Spinco common stock.

We expect Spinco common stock to be approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “SNDK.” Following the spin-off, we expect shares of WDC common stock will continue to trade on Nasdaq.

I encourage you to read the attached information statement, which is being made available to all holders of WDC common stock as of February 12, 2025. The information statement describes the separation and distribution in detail and contains important business and financial information about Spinco.

We believe the separation provides tremendous opportunities for our businesses as we work to continue to build long-term value. We appreciate your continuing support of WDC and look forward to your future support of Spinco.

Sincerely,

Matthew E. Massengill

Independent Chair of the Board

Western Digital Corporation

Dear Future Sandisk Corporation Stockholder:

I am delighted to welcome you as a future stockholder of our new company, Sandisk Corporation (“Spinco”). Spinco will focus on delivering a broad and ever-expanding portfolio of flash-based products and pursuing the emerging development of disruptive, new memory technologies.

We are eager to begin our journey at this exciting time for our business. Over the past several years, we have strengthened the fundamentals of our business and enhanced our operational efficiency. Having laid that important groundwork, we believe Spinco is well positioned to drive growth and deliver long-term stockholder value with our leading flash product portfolio, premium consumer brand and differentiated semiconductor innovation engine. We expect Spinco common stock to be approved for listing on the Nasdaq Stock Market LLC under the ticker symbol “SNDK.”

We invite you to learn more about Spinco by reviewing the enclosed information statement. As we prepare to become an independent, publicly traded company, we look to build upon our legacy, define the future for our industry and serve our customers’ needs in the best way possible. Our future is bright, and we look forward to enhancing stockholder value and your support as a stockholder.

Sincerely,

David V. Goeckeler

Chief Executive Officer

Sandisk Corporation

INFORMATION STATEMENT

Sandisk Corporation

Common Stock

(par value $0.01 per share)

This information statement is being furnished in connection with the distribution by Western Digital Corporation (“WDC”) to its stockholders of Sandisk Corporation (“Spinco” or the “Company”), a wholly owned subsidiary of WDC. Prior to such distribution, WDC, Spinco and their applicable affiliates will consummate a series of transactions to separate WDC and Spinco, resulting in WDC continuing to own WDC’s hard disk drive business and Spinco owning WDC’s flash business, as more fully described in this information statement (the separation and distribution transactions together, the “spin-off”). WDC will effect the distribution by distributing 80.1% of the outstanding shares of Spinco common stock owned by WDC on a pro rata basis to existing stockholders of WDC. The distribution is subject to certain conditions, as set forth in this information statement.

For each share of WDC common stock held of record by you as of 1:00 pm Pacific Time on February 12, 2025, the record date for the distribution, you will receive one-third (1/3) of one share of Spinco common stock. You will receive cash in lieu of any fractional shares which you would have received after the application of the above ratio. We expect our common stock will be distributed by WDC to you on or about February 21, 2025, the distribution date. As discussed under the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your shares of WDC common stock in the “regular-way” market after the record date for the distribution and before the distribution date, you also will be selling your right to receive shares of Spinco common stock in connection with the spin-off.

We are not asking you for a proxy and you are not requested to send WDC a proxy. No vote of WDC’s stockholders is required in connection with the spin-off. You will not be required to pay any consideration or to exchange or surrender your existing shares of WDC or take any other action to receive the shares of Spinco on the distribution date to which you are entitled.

The distribution is intended to be tax-free to our stockholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

There is no current trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the distribution date, and we expect “regular-way” trading of our common stock to begin on the first trading day following the completion of the distribution. We intend to apply to list our common stock on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SNDK.”

This information statement is being furnished solely to provide information to WDC stockholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of WDC. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of us, WDC, the Spinco board of directors or the WDC board of directors undertake any obligation to update such information, except in the normal course of our and WDC’s public disclosure obligations and practices and as required by applicable federal securities laws.

At the time our registration statement, of which this information statement is a part, is declared effective by the United States Securities and Exchange Commission (the “SEC”), Spinco will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and, in accordance with the Exchange Act, we will file periodic reports (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy statements, and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. We encourage you to review our periodic reports, proxy statements and information statements, and any other information we file with the SEC when they are made available, as they will contain important information about Spinco, in particular for periods after the date of this information statement.

In reviewing the information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 30.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is first being made available to WDC stockholders on or about January 31, 2025, and a Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to WDC stockholders on or about January 31, 2025. This information statement will be mailed to WDC stockholders who previously elected to receive a paper copy of WDC’s materials.

The date of this information statement is January 31, 2025.

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PRESENTATION OF INFORMATION

Unless the context otherwise requires, references in this information statement to “Spinco,” the “Company,” “we,” “us,” “our” and “our company” refer to Sandisk Corporation and its subsidiaries. References in this information statement to “WDC” or “Western Digital” refer to Western Digital Corporation and its consolidated subsidiaries (other than Spinco and its consolidated subsidiaries), unless the context otherwise requires or as otherwise specified herein.

Unless the context otherwise requires, the information included in this information statement about Spinco assumes the completion of all of the transactions referred to in this information statement in connection with the spin-off. This information statement describes the business to be transferred to Spinco by WDC in the separation as if the transferred business was our business for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred business as the business was conducted as part of WDC and its subsidiaries prior to the completion of all the transactions referred to in this information statement in connection with the spin-off.

This information statement is being furnished solely to provide information to WDC stockholders who will receive shares of Spinco common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Spinco’s securities or any securities of WDC. This information statement describes Spinco’s business, Spinco’s relationship with WDC and how the spin-off affects WDC and its stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Spinco common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, Spinco’s business and ownership of Spinco common stock, which are described under the section of this information statement entitled “Risk Factors.”

FINANCIAL STATEMENT INFORMATION

This information statement includes certain historical combined financial and other data for Spinco (referred to as the Flash Business of Western Digital Corporation or the Business in the historical combined financial statements and related notes thereto). In connection with the spin-off, Spinco will become the holder of the assets and liabilities of all of WDC’s Flash Business (as defined herein). Spinco is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the completion of the spin-off. WDC is presently, and will continue to be, a financial reporting entity following the spin-off. This information statement also includes summary unaudited pro forma condensed combined balance sheet data as of September 27, 2024, and summary unaudited pro forma condensed combined statement of operations data for the three months ended September 27, 2024 and the fiscal year ended June 28, 2024, which present our combined financial position and results of operations after giving effect to the separation and distribution, and the other transactions described under “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. You should read the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” which are qualified in their entirety by reference to our combined financial statements and related notes thereto, the consolidated financial statements of WDC and related notes thereto and the financial and other information, including in the sections of this information statement entitled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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NON-GAAP FINANCIAL INFORMATION

This information statement also contains certain financial measures, including Adjusted EBITDA, Non-GAAP Net income (loss), Free cash flow and Adjusted free cash flow, that are not required by, or prepared in accordance with, accounting principles generally accepted in the United States (“GAAP”). We refer to these measures as “non-GAAP” financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, our own analysis of data received from these third-party sources, our own internal data, market research that we commission and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this information statement entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this information statement entitled “Risk Factors” and “Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

This information statement may contain trade names, trademarks or service marks belonging to other companies. Such trade names, trademarks or service marks are the property of their respective owners, and we do not intend any use or display of other parties’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

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INFORMATION STATEMENT SUMMARY

This summary highlights some of the information in this information statement relating to Spinco, our separation from WDC and the distribution of our common stock by WDC to its stockholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “The Separation and Distribution” and the other information included in this information statement.

Sandisk Corporation

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology and has significant consumer brands and franchises globally, with market leading name brand recognition. On October 30, 2023, WDC announced its plan to separate its businesses into two distinct, publicly traded companies through a distribution of Spinco shares to WDC stockholders. Spinco will operate WDC’s Flash Business, and WDC will continue to operate its hard disk drives business unit.

Business Overview

General

With a differentiated innovation engine driving advancements in storage and semiconductor technologies, Spinco delivers a broad and ever-expanding portfolio of powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives (or SSDs) embedded products, removable cards, universal serial bus (or USB) drives, and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer (or OEM) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We have valuable patent portfolios containing approximately 8,133 granted patents and approximately 2,984 pending patent applications worldwide. We have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities, and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and, transform data across a boundless range of applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Spinco, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified flash product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drives and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, artificial intelligence-related workloads, data analysis and other enterprise applications.

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook personal computers, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook personal computers and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and Consumer end markets. We compete with vertically integrated suppliers such as Kioxia Corporation (“Kioxia”), Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

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Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

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Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

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Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a strategic supply partner to our customers;

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efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia and other contract manufacturers, and the assembly and test facility owned and operated by the venture established by the recently completed equity purchase agreement with JCET Management Co., Ltd. in Shanghai, China. We believe the use of our in-house assembly and test facilities and manufacturing partners provides flexibility and gives us access to increased production capacity.

We and Kioxia currently operate three business ventures, Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. (collectively, “Flash Ventures”) across seven flash-based manufacturing facilities in Japan, six of which are located in Yokkaichi, Japan and one of which is located in Kitakami, Japan. Flash Ventures will begin flash-based manufacturing operations at an eighth facility in Japan in calendar year 2025. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We and Kioxia jointly own these co-developed flash technologies. We and Kioxia also contribute to the collaboration and license to each other technologies that are independently developed and owned by each of us and are reasonably necessary to our joint development or manufacture of flash-based memory. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control to the quality of our products and speeds delivery of our products to our customers.

Kioxia owns the facilities and provides wafer manufacturing services to Flash Ventures at cost using manufacturing equipment owned or leased by Flash Ventures and process technologies co-owned or contributed by us and Kioxia. Flash Ventures accounts for approximately 80% of the total manufacturing capacity in the facilities owned by Kioxia. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on a rolling forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

While Flash Ventures is operating, we and Kioxia are restricted from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in our agreements with Kioxia. In addition, we may not manufacture flash-based memory ourselves except to the extent that we acquire the manufacturing capacity of a Flash Ventures entity as a result of such entity’s dissolution or termination of its joint venture agreements or upon our acquisition of all the ownership interests in such entity.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Each Flash Ventures entity operates for a set amount of time as agreed between us and Kioxia. Since the start of Flash Ventures, we and Kioxia have extended the term for all three of the Flash Ventures entities. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up.

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell our products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by Spinco and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of Spinco and as such the related equity method investment is not reflected within our historical combined financial statements. In addition, SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation, has recently established a venture with JCET Management Co., Ltd. (“JCET”), referred to as the “SDSS Venture”, regarding the ownership and operations of our assembly and test facility in Shanghai, China. The SDSS Venture is 20% owned by Spinco and 80% owned by JCET.

Summary of Risk Factors

An investment in Spinco’s common stock is subject to a number of risks, including market, financial, regulatory and operational risks related to our business, our separation from WDC and our common stock. Set forth below are some, but not all, of these risks.

Risks Related to Our Flash Business

•	We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain could negatively affect our business;

•	Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption;

•	The loss of our key management, staff and skilled employees; the inability to hire and develop new employees; or decisions to realign our business could negatively impact our business prospects;

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We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims;

•	We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business;

•	If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected;

•	Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results;

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Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer;

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Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions;

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We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability, or loss of customers, loss of revenue and reputational harm;

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We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business;

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The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business; and

•	The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation.

Risks Related to the Spin-Off

•	We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business;

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Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results;

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In connection with our spin-off from WDC, WDC will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future;

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In connection with our separation, we will assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted;

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If the distribution of shares of Spinco, together with certain related transactions, does not qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Internal Revenue Code of 1986 (the “Code”) that is generally tax-free for U.S. federal income tax purposes, you and WDC could be subject to significant U.S. federal income tax liability and, in certain circumstances, Spinco could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement;

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To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that Spinco is anticipated to enter into with WDC, Spinco will be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and such related transactions;

•	The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements; and

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Following the spin-off, the value of your common stock in WDC and Spinco may collectively trade at an aggregate price less than what WDC’s common stock might have traded at had the spin-off not occurred.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the spin-off and, following the spin-off, our stock price may fluctuate significantly;

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Any sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline;

•	Provisions of Delaware law, our certificate of incorporation and our bylaws, may prevent or delay an acquisition of our company, which could decrease the market price of our common stock;

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The price of WDC’s common stock historically has been volatile, and the price of Spinco’s common stock may continue to be volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock; and

•	Tax matters may materially affect our financial position and results of operations.

These and other risks relating to our business, our industry, the spin-off and our common stock are discussed in greater detail under the section of this information statement entitled “Risk Factors.” You should read and consider all of these risks carefully.

SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following provides a summary of the terms of the separation and distribution. For a more detailed description of the matters described below, see the section of this information statement entitled “The Separation and Distribution.”

Distributing Company

Western Digital Corporation, a Delaware corporation. Following the spin-off, WDC will own 19.9% of our common stock for a period of up to 12 months following the distribution.

Distributed Company

Sandisk Corporation, a Delaware corporation and, prior to the spin-off, a wholly owned subsidiary of WDC. WDC formed Spinco as a corporation in Delaware on February 5, 2024, for the purpose of effectuating the planned spin-off. Spinco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the spin-off. Pursuant to a reorganization, prior to the spin-off, we will receive the legal entities containing the flash business of WDC and its subsidiaries, including the business of marketing, offering, selling, licensing, providing, distributing, developing, manufacturing, importing or exporting flash business products (the “Flash Business”). Spinco will pay WDC cash in exchange for the transfer, directly or indirectly, of the flash assets from WDC to Spinco and the assumption of the flash liabilities by Spinco in connection with the spin-off (the “Spinco Dividend”). After completion of the separation and distribution, we will be an independent, publicly traded company.

Distribution Ratio

Each holder of WDC common stock will receive for each share of WDC common stock held at 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, one-third (1/3) of one share of Spinco common stock (the “distribution ratio”). Cash will be distributed in lieu of fractional shares, as described in the section of this information statement entitled “The Separation and Distribution—General Treatment of Fractional Shares of Common Stock.” Please note that if you sell your shares of WDC common stock on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date.

Distributed Securities

WDC will distribute 80.1% of Spinco common stock owned by WDC, which will be 80.1% of Spinco’s common stock outstanding immediately prior to the distribution. Based on the approximately 346 million shares of WDC common stock outstanding on September 27, 2024, and applying the distribution ratio for each share of WDC common stock, WDC will distribute an aggregate of approximately 115 million shares of Spinco common stock to WDC stockholders who hold WDC common stock as of the record date for the distribution. The number of shares that WDC will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Spinco common stock, as described below. Following the distribution, WDC will dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Record Date

The record date for the distribution is expected to be 1:00 pm Pacific time on February 12, 2025 (the “record date for the distribution”).

Distribution Date

The distribution date is expected to be on or about February 21, 2025.

Distribution

On the distribution date, WDC, with the assistance of Equiniti Trust Company LLC, the distribution agent, will electronically distribute shares of Spinco common stock to your bank or brokerage firm on your behalf or through the systems of The Depository Trust Company (“DTC”) (if you hold your WDC shares through a bank or brokerage firm that uses DTC) or to you in book-entry form (if you hold your WDC shares in book-entry form). You will not be required to make any payment or surrender or exchange your shares of WDC common stock or take any other action to receive your shares of Spinco on the distribution date. Your bank or brokerage firm will credit your account for the shares of Spinco common stock or the distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Spinco. Please note that if you sell your shares of WDC common stock on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date. For more information, see the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date.”

Distribution Agent

The distribution agent, transfer agent and registrar for Spinco common stock will be Equiniti Trust Company LLC.

Reasons for the Spin-Off

WDC has made significant strides in creating a leading digital storage solutions business while continuing to strengthen and grow the Flash Business, and, to accelerate the pace of transformation, the board of directors of WDC (the “WDC Board of Directors”) approved a plan to separate WDC and Spinco into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	WDC will focus on the remaining hard disk drive business of WDC and its subsidiaries (the “HDD Business”); and

•	Spinco will hold the Flash Business.

The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders for a number of reasons, including:

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. Without the need to make capital allocation decisions based on WDC’s overall pre-spin-off business portfolio, the spin-off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Simplified Investment Profile and Potential Ability to Enhance Marketability. The business which will constitute Spinco differs significantly in several respects from the remaining business of WDC, including the nature of the business, growth profile, cyclical trends and business cycles and secular growth drivers. The spin-off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The spin-off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off WDC given its complexity and its exposure to disparate markets and trends.

•

Improved Operational and Strategic Flexibility and Separate Acquisition Currency. The spin-off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off WDC’s overall portfolio and will enhance operational flexibility for both businesses. The spin-off will also provide each of WDC and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of WDC and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors.

•

Improved Alignment of Equity Incentives. The spin-off is expected to increase the effectiveness of stock-based incentive compensation by providing management and employees with incentives that more directly align with the operating and financial performances of the business in which they serve. WDC believes that improved alignment of equity incentives will enhance the ability of each of WDC and Spinco to attract, retain and incentivize qualified personnel.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. While Spinco will have significant restrictions on participating in merger and acquisition activity for two years following the spin-off pursuant to the tax matters agreement, ultimately, the separation may facilitate merger and acquisition activity that may generate significant benefits for Spinco, its customers and its stockholders.

The WDC Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•

The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate management and incentive fees, working capital requirements, overhead, insurance, financing and other operating costs, as well the potentially higher cost of capital as separate companies.

•

Spinco and WDC currently take advantage of pre-spin-off WDC’s size and purchasing power in procuring certain goods and services. After the spin-off, as standalone companies, Spinco and/or WDC may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off WDC.

•	One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate IT systems and create two separate stand-alone IT structures.

•

The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Spinco and/or WDC do not achieve the expected benefits of the spin-off for a variety of reasons.

•	The spin-off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition and cash flows of Spinco and/or WDC.

•	Following the spin-off, Spinco and/or WDC may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off WDC.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off WDC, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off WDC could be more significant to WDC and/or Spinco after the spin-off as smaller, stand-alone companies.

•

WDC’s and Spinco’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders may not be interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Spinco may limit investors’ ability to appropriately value Spinco’s common stock.

•

WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with WDC. We expect that, to the extent matters come before the WDC Board of Directors and/or the board of directors of Spinco (the “Spinco Board of Directors”) as to which there is a conflict between the two companies, that the companies would take appropriate steps so that decisions with respect to such matters are made by disinterested and independent directors. Actual, potential or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries or enforcement actions.

The WDC Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks. The WDC Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the spin-off is abandoned or otherwise not completed, resulting in WDC not separating into two independent, publicly traded companies.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the sections of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

Reasons for WDC’s Retention of 19.9% of Spinco Common Stock

WDC’s plan to transfer less than all of the Spinco common stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of WDC and Spinco, including by reducing, directly or indirectly, WDC’s indebtedness during the 12-month period following the distribution. WDC will dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Conditions to the Distribution

The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received a tax opinion (the “Tax Opinion”) of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), tax counsel to WDC, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code (the “Intended Tax Treatment”). See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of February 12, 2025, the record date for the distribution.

•

Each of the separation and distribution agreement, the transition services agreement, the tax matters agreement, the intellectual property cross-license agreement, the transitional trademark license agreement, the employee matters agreement, the stockholder and registration rights agreement and the other agreements to be entered into to effectuate, or in connection with, the spin-off (other than the separation and distribution agreement, such agreements, collectively, the “ancillary agreements”) shall have been executed and delivered by each party thereto.

•

An independent appraisal firm shall have delivered (A) opinions, dated as of (x) the date of the declaration of the distribution by the WDC Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the WDC Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of each of WDC and Spinco, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each of WDC and Spinco will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither WDC nor Spinco will have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the General Corporation Law of the State of Delaware (the “DGCL”), the surplus of WDC exceeds the net amount of the distribution less the Spinco Dividend and (B) opinions, dated as of (x) the date of the declaration of the Spinco Dividend by the Spinco Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the Spinco Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of Spinco, at a fair valuation, exceed its debts (including contingent liabilities), (b) Spinco will be able to pay its debts (including contingent liabilities) as they become due and (c) Spinco will not have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (B) immediately prior to giving effect to the Spinco Dividend and pursuant to Section 170 of the DGCL, the surplus of Spinco exceeds the amount of the Spinco Dividend (the opinions to be delivered pursuant to clause (A) and clause (B), collectively, the “Solvency Opinions”); and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	WDC shall have either:

•	refinanced the obligations under its existing credit agreement; or

•	obtained a waiver from the requisite lenders under its existing credit agreement, in each case, in a manner and to the extent necessary (as determined by WDC in good faith) to permit the transactions.

•	Spinco shall have consummated the necessary debt financing transactions (as determined by Spinco in good faith).

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. If the spin-off is completed and the WDC Board of Directors waives any such condition, such waiver could have a material adverse effect on WDC’s and Spinco’s respective business, financial condition or results of operations, including, without limitation, as a result of illiquid trading due to the failure of Spinco common stock to be accepted for listing, litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the spin-off, or the failure of WDC and Spinco to obtain any required regulatory approvals. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein. WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of the WDC Board of Directors, are not material. However, the WDC Board of Directors would likely consider material such matters as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify its stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

The fulfillment of the above conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Stock Exchange Listing

We intend to apply to list our common stock on Nasdaq under the symbol “SNDK.”

Tax Considerations

It is a condition to the completion of the distribution that WDC receives the Tax Opinion, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify for the Intended Tax Treatment, although this condition may be waived by WDC in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon the receipt of shares of Spinco common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Spinco common stock.

For more information regarding the potential U.S. federal income tax consequences to Spinco, WDC and to you of the spin-off, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

Relationship between WDC and Spinco Following the Spin-Off

Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will own 19.9% of our common stock for a period of up to 12 months following the distribution, and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC and Spinco’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

Principal Executive Office

As part of the spin-off, Spinco was incorporated as a corporation in Delaware on February 5, 2024. Our principal executive offices are currently located at 951 Sandisk Drive, Milpitas, California 95035, and our telephone number is currently (408) 801-1000. We maintain a website at www.sandisk.com. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein, and investors should not rely on any such information in deciding whether to invest in our common stock.

Reasons for Furnishing This Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to stockholders of WDC who will receive shares of Spinco common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and none of us, WDC, the WDC Board of Directors or the Spinco Board of Directors undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of its board of directors, are not material.

However, the WDC Board of Directors would likely consider material matters such as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify WDC stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein.

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth certain select combined financial data as of September 27, 2024, June 28, 2024, and June 30, 2023, the three months ended September 27, 2024 and September 29, 2023, and the fiscal years ended June 28, 2024, June 30, 2023, and July 1, 2022, and have been derived from our Unaudited Pro Forma Condensed Combined Financial Information, unaudited Condensed Combined Financial Statements and Combined Financial Statements and notes thereto included elsewhere in this information statement. The unaudited pro forma adjustments to the Combined Statements of Operations assume that the spin-off and related transactions occurred as of July 1, 2023, which was the first day of the 2024 fiscal year. The unaudited pro forma Condensed Combined Balance Sheet gives effect to the spin-off and related transactions as if they had occurred on September 27, 2024, our latest balance sheet date. The unaudited Condensed Combined Financial Statements and Combined Financial Statements include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to Spinco as well as direct and indirect costs that are attributable to our operations.

The certain select combined financial data below is only a summary and should be read in conjunction with the sections of this information statement titled “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our Combined Financial Statements and the notes thereto included elsewhere in this information statement.

The certain select combined financial data is based upon available information and assumptions that we believe are reasonable and supportable and may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented, including changes that will occur in our operations and capital structure as a result of the spin-off, such as changes in financing, operations, cost structure and personnel needs of our business. The certain select combined financial data constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the section of this information statement entitled “Forward-Looking Statements.”

A final determination regarding our capital structure has not yet been made, and the ancillary agreements have not been finalized. As such, the Unaudited Pro Forma Condensed Combined Financial Information may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

Sandisk Corporation

Summary Select Combined Financial Data

	Pro Forma		Historical
	Three months ended	Year ended	Three months ended		Years ended
(In millions, except per share amounts)	September 27, 2024	June 28, 2024	September 27, 2024	September 29, 2023	June 28, 2024	June 30, 2023	July 1, 2022
Revenue, net	$1,883	$6,663	$1,883	$1,533	$6,663	$6,086	$9,754
Cost of revenue	1,155	5,576	1,157	1,721	5,591	5,656	6,510

Gross profit	728	1,087	726	(188)	1,072	430	3,244

Operating expenses:
Research and development	285	1,061	283	240	1,061	1,167	1,362
Selling, general and administrative	138	517	130	118	455	558	666

	Pro Forma		Historical
	Three months ended	Year ended	Three months ended		Years ended
(In millions, except per share amounts)	September 27, 2024	June 28, 2024	September 27, 2024	September 29, 2023	June 28, 2024	June 30, 2023	July 1, 2022
Employee termination, asset impairment and other	2	(40)	2	(59)	(40)	69	16
Business separation costs	20	111	20	—	64	—	—
Goodwill impairment	—	—	—	—	—	671	—

Total operating expenses	445	1,649	435	299	1,540	2,465	2,044

Operating income (loss)	283	(562)	291	(487)	(468)	(2,035)	1,200
Interest and other income (expense):
Interest income	2	6	3	3	12	21	6
Interest expense	(42)	(172)	(2)	(11)	(40)	(31)	(15)
Other income (expense), net	(24)	(4)	(25)	1	(7)	43	43

Total interest and other income (expense), net	(64)	(170)	(24)	(7)	(35)	33	34
Income (loss) before taxes	219	(732)	267	(494)	(503)	(2,002)	1,234

Income tax expense	47	124	56	24	169	141	170

Net income (loss)	$172	$(856)	$211	$(518)	$(672)	$(2,143)	$1,064

Earnings (loss) per share:
Basic	$1.19	$(5.94)
Diluted	$1.19	$(5.94)
Weighted-average number of common shares outstanding:
Basic	144	144
Diluted	144	144

Summary Historical Combined Balance Sheets

	Pro Forma	Historical
	As of	As of
(In millions)	September 27, 2024	September 27, 2024	June 28, 2024	June 30, 2023
Assets
Cash and cash equivalents	$1,339	$322	$328	$292

Total assets	$15,171	$13,890	$13,506	$13,820

Liabilities and equity
Total liabilities	$3,727	$1,764	$2,424	$2,381
Parent company net investment	—	12,369	11,534	11,782
Additional paid-in capital	11,691	—	—	—

Total liabilities and equity	$15,171	$13,890	$13,506	$13,820

In addition to our operating results, as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), we use, and plan to continue using non-GAAP financial measures when monitoring and evaluating operating performance and liquidity. The non-GAAP financial measures presented in this information statement are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. For more information about our non-GAAP financial measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms.”

Adjusted EBITDA

	Pro Forma		Historical
	Three months ended	Year ended	Three months ended		Years ended
(In millions)	September 27, 2024	June 28, 2024	September 27, 2024	September 29, 2023	June 28, 2024	June 30, 2023	July 1, 2022
Net Income (Loss) (GAAP)	$172	$(856)	$211	$(518)	$(672)	$(2,143)	$1,064
Income tax expense	47	124	56	24	169	141	170
Interest and other income (expense), net	64	170	24	7	35	(33)	(34)
Depreciation and amortization	54	224	54	57	224	448	525

EBITDA (10)	337	(338)	345	(430)	(244)	(1,587)	1,725
Stock-based compensation expense (1)	41	149	41	40	149	165	171
Contamination related charges (2)	—	—	—	—	—	—	207
Recoveries from a power outage incident (3)	—	—	—	—	—	—	(7)
Recoveries of contamination related charges (4)	—	(36)	—	—	(36)	—	—
Employee termination, asset impairment and other (5)	2	(40)	2	(59)	(40)	69	16
Goodwill impairment (6)	—	—	—	—	—	671	—
Strategic review (7)	—	20	—	10	20	20	—
Business separation costs (8)	20	111	20	—	64	—	—
Other (9)	—	—	—	1	—	1	3

Adjusted EBITDA (non-GAAP) (11)	$400	$(134)	$408	$(438)	$(87)	$(661)	$2,115

Footnotes:

(1)

Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

(2)	Represents scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under-absorbed overhead costs, which were expensed as incurred.
(3)

Represents recoveries received for the losses associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs due to the power outage incident in 2019.

(4)

Represents recoveries received for the losses which primarily consisted of scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs due to contamination incident in 2022.

(5)

Represents employee terminations and/or restructuring of operations in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, and charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco records credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods and has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. For additional breakdown of these amounts, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to audited Combined Financial Statements for the annual periods and Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to unaudited Condensed Combined Financial Statements for the interim periods. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.
(6)	Represents goodwill impairment charges due to changes in industry and macroeconomic conditions in the fiscal year ended June 30, 2023.
(7)

Represents third-party spending for consulting, accounting, tax and legal advisor expenses associated with Spinco’s review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

(8)

Represents tax stamp duties and third-party spending for consulting, accounting, tax and legal advisor expenses associated with the operational separation of Spinco from WDC to create an independent public company including legal entity restructuring and administrative fees to establish the new legal structure of Spinco. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of the business.

(9)	Represents charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.
(10)	EBITDA is defined as net income before income tax expense, interest and other income (expense), net, and depreciation and amortization.
(11)

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted to exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because these exclusions are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers.

Free Cash Flow

	Historical
	Three months ended		Years ended
(In millions)	September 27, 2024	September 29, 2023	June 28, 2024	June 30, 2023	July 1, 2022
Cash Flows
Cash flow provided by (used in) operating activities	$(131)	$(169)	$(309)	$(713)	$1,151
Purchases of property, plant and equipment, net	(67)	110	(29)	(219)	(410)

Free cash flow	(198)	(59)	(338)	(932)	741
Activity related to Flash Ventures, net	48	13	239	14	(91)

Adjusted free cash flow	$(150)	$(46)	$(99)	$(918)	$650

Revenue by End Market

	Historical
	Three months ended		Years ended
(In millions)	September 27, 2024	September 29, 2023	June 28, 2024	June 30, 2023	July 1, 2022
Revenue by end market
Cloud	$300	$18	$325	$500	$1,264
Client	1,069	997	4,069	3,637	6,038
Consumer	514	518	2,269	1,949	2,452

Total revenue	$1,883	$1,533	$6,663	$6,086	$9,754

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Spinco and why is WDC separating Spinco’s business and distributing Spinco’s stock?	Spinco currently is a wholly owned subsidiary of WDC that was formed to hold assets and liabilities related to the Flash Business. The separation of Spinco from WDC and the distribution of Spinco common stock are intended to provide you with equity investments in two separate companies, each of which will be able to focus on their respective businesses. WDC and Spinco believe that the spin-off will result in enhanced long-term performance of each business for the reasons discussed in the section of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off.”

Why am I receiving this document?	WDC is making this document available to you because you are a holder of WDC common stock. If you are a holder of WDC common stock as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, you will be entitled to receive a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock that you hold at such time. This document will help you understand how the separation and distribution will affect your investment in WDC and your investment in Spinco after the spin-off.

How will the spin-off of Spinco from WDC work?	To effect the spin-off, WDC will undertake a series of internal reorganization transactions pursuant to which, among other transactions, Spinco will hold the Flash Business and WDC will distribute 80.1% of the outstanding shares of common stock of Spinco as of the distribution date to WDC’s stockholders on a pro rata basis as a distribution. Following the completion of the spin-off, Spinco, holding the Flash Business, will be an independent, publicly traded company.

What business will Spinco engage in after the spin-off?	Spinco will continue to focus on the Flash Business. For additional details regarding Spinco’s business, see the section of this information statement entitled “Business.”

Why is the spin-off of Spinco structured as a distribution?	WDC believes that a distribution, together with certain related transactions, of Spinco shares to WDC stockholders, which WDC intends to be tax-free for U.S. federal income tax purposes (except with respect to any cash received in lieu of fractional shares), is an efficient way to separate the Flash Business in a manner that is expected to create long-term benefits and value for WDC, Spinco and their respective stockholders. WDC will retain 19.9% of our common stock for a period of up to 12 months following the spin-off.

What will be distributed in the distribution?	As a holder of WDC common stock, you will receive a dividend of a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock you hold as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution. Your proportionate interest in WDC will not change as a result of the distribution. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

What is the record date for the distribution?	The record date for the distribution is 1:00 pm Pacific time on February 12, 2025.

When will the distribution occur?	It is expected that 80.1% of the shares of Spinco common stock held by WDC will be distributed by WDC on or about February 21, 2025, to holders of record of WDC common stock as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

What will the spin-off cost?	Spinco estimates that it will incur costs of approximately $47 million in connection with the spin-off between the latest balance sheet date presented and completion of the separation.

Is a stockholder vote required to approve the spin-off?	No stockholder vote is required to approve the spin-off.

What do stockholders need to do to participate in the distribution?	Stockholders of WDC entitled to receive shares in the distribution will not be required to take any action to receive Spinco common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration or exchange or surrender your existing WDC common stock or take any other action to receive your shares of Spinco common stock.

What will govern my rights as a Spinco stockholder?	Your rights as a Spinco stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. There are no material changes in stockholder rights between the stockholder rights at WDC and Spinco. For additional details regarding Spinco common stock and Spinco stockholder rights, see the section of this information statement entitled “Description of Capital Stock.”

Will I receive physical certificates representing shares of Spinco common stock following the spin-off?

No. Following the spin-off, Spinco will not issue physical certificates representing shares of Spinco common stock, even if requested. If you own WDC common stock as of the record date for the distribution, WDC, with the assistance of the distribution agent, will electronically distribute shares of Spinco common stock to you or to your brokerage firm on your behalf by way of direct registration form. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. The distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Spinco common stock, or your bank or brokerage firm will credit your account for the shares.

Following the spin-off, stockholders whose shares are held in book-entry form may request that their shares of Spinco common stock held in book-entry form be transferred to a brokerage or other account at any time.

How many shares of Spinco common stock will I receive in the distribution?	WDC will distribute to you a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock held by you as of the record date for the distribution. Based on approximately 346 million shares of WDC common stock outstanding as of September 27, 2024, an aggregate of approximately 115 million shares of Spinco common stock will be distributed. For additional information on the distribution, see the section of this information statement entitled “The Separation and Distribution.”

Will Spinco issue fractional shares of its common stock in the distribution?	No. Spinco will not issue fractional shares of its common stock in the distribution. Fractional shares that WDC stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

What are the conditions to the distribution?	The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify for the Intended Tax Treatment. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of February 12, 2025, the record date for the distribution.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

•

An independent appraisal firm shall have delivered the Solvency Opinions; and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	Spinco shall have consummated the debt financing transactions.

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. WDC may decline at any time to go forward with the distribution, whether or not the conditions are satisfied, and the spin-off would then not occur. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

What is the expected date of completion of the spin-off?	The completion and timing of the spin-off are dependent upon a number of conditions. It is expected that the shares of Spinco common stock will be distributed by WDC on or about February 21, 2025 to the holders of record of WDC common stock as of the record date for the distribution. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.

Can WDC decide to cancel the spin-off even if all the conditions have been met?	Yes. The spin-off will not be effective until the distribution is complete. The distribution is subject to the satisfaction or waiver by WDC of certain conditions. See “The Separation and Distribution—General—Conditions to the Distribution.” The fulfillment of such conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the distribution, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC.

What if I want to sell my WDC common stock or my Spinco common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in WDC common stock: a “regular-way” market and an “ex-distribution” market. Shares of WDC common stock that trade in the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Each stockholder trading in WDC shares would make any decision as to whether to trade one or more of such stockholder’s shares in WDC in the “regular-way” market or the “ex-distribution” market.

If you decide to sell any shares of your WDC common stock after the record date for the distribution and before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your WDC common stock with or without your entitlement to Spinco common stock pursuant to the distribution.

Where will I be able to trade shares of Spinco common stock?	Spinco intends to apply to list its common stock on Nasdaq under the symbol “SNDK.” Spinco expects that trading in shares of its common stock will begin on a “when-issued” basis shortly before the distribution date and will continue up to and through the distribution date and that “regular-way” trading in Spinco common stock will begin on the first trading day following the distribution date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. If trading begins on a “when-issued” basis, you may purchase or sell Spinco common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Spinco cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of WDC common stock?	Prior to the completion of the spin-off, WDC will continue to trade on Nasdaq under the symbol “WDC.” Any changes to WDC’s name or ticker symbol will be announced separately by WDC.

Will the number of shares of WDC common stock that I own change as a result of the distribution?	No. The number of shares of WDC common stock that you own will not change as a result of the distribution.

What are the U.S. federal income tax consequences of the separation and distribution?	It is a condition to the completion of the distribution that WDC receives the Tax Opinion, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify for the Intended Tax Treatment, although this condition may be waived by WDC in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon the receipt of shares of Spinco common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Spinco common stock.

For more information regarding the potential U.S. federal income tax consequences of the spin-off to Spinco, WDC and to you, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

How will I determine my tax basis in the Spinco shares I receive in the distribution?	Assuming that the distribution is tax-free to WDC stockholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes, your aggregate tax basis in your shares of WDC common stock held by you immediately prior to the distribution will be allocated between your shares of WDC common stock and the shares of Spinco common stock that you receive in the distribution (including any fractional share interest in Spinco common stock for which cash is received) in proportion to the relative fair market values of each immediately following the distribution. WDC will provide its stockholders with information to enable them to compute their tax basis in both WDC and Spinco shares. This information will be posted on WDC’s website following the distribution date.

You should consult your tax advisor about the particular consequences of the spin-off to you, including a situation where you have purchased WDC shares at different times or for different amounts and the application of state, local and foreign tax laws.

For a more detailed description, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

How will the spin-off impact the rights, preferences, privileges and voting power of the holders of WDC’s Series A Convertible Perpetual Preferred Stock?	In connection with the spin-off, holders of WDC’s Series A Convertible Perpetual Preferred Stock (the “WDC preferred stock”) are expected to retain their shares of WDC preferred stock, and therefore the rights, preferences, privileges and voting power of the holders of WDC preferred stock are expected to remain the same.

What will Spinco’s relationship be with WDC following the spin-off?	Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will retain 19.9% of our common stock for a period of up to 12 months following the distribution, and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC’s and Spinco’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

How will WDC vote any shares of Spinco common stock it retains?

WDC is expected to agree to vote any shares of Spinco common stock that it retains in proportion to the votes cast by Spinco’s other stockholders and is expected to grant Spinco a proxy with respect to such retained shares. For additional information on these voting arrangements, see “Certain Relationships and Related Person Transactions.”

What does WDC intend to do with any shares of Spinco common stock it retains?	WDC plans to dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by one or more WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, within the 12-month period following the distribution.

Will I have appraisal rights in connection with the distribution?	No. Holders of WDC common stock are not entitled to appraisal rights in connection with the distribution.

Are there risks associated with owning Spinco common stock?	Yes. Ownership of Spinco common stock is subject to both general and specific risks relating to Spinco’s business, the industry in which it operates, its ongoing contractual relationships with WDC and its status as a separate, publicly traded company. Ownership of Spinco common stock is also subject to risks relating to the spin-off, including that following the spin-off, Spinco’s business will be less diversified than WDC’s business prior to the spin-off. These risks are described in the section of this information statement entitled “Risk Factors.” You are encouraged to read that section carefully.

Who will manage Spinco after the spin-off?	Following the spin-off, Spinco will be led by David V. Goeckeler, who will be Spinco’s Chief Executive Officer.

For more information regarding Spinco’s expected named executive officers and other members of its management team, see the section of this information statement entitled “Management.”

What will Spinco’s dividend policy be after the spin-off?

We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future. For more information regarding Spinco’s dividend policy, see the section of this information statement entitled “Dividend Policy.”

What will happen to WDC equity awards in connection with the spin-off?	Any equity awards relating to shares of WDC’s common stock that are outstanding at the time of distribution will be adjusted to reflect the impact of the separation. Generally, (1) each unvested WDC equity award held by an employee who will continue at WDC after the spin-off will be adjusted and become a post-separation WDC award relating to shares of WDC common stock, (2) each unvested WDC equity award held by an employee transitioning to Spinco below the level of vice president will be converted to a Spinco award relating to shares of Spinco common stock, and (3) each unvested WDC restricted stock unit (“RSU”) award held by a Spinco employee at the level of vice president and above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or Thailand immediately prior to the separation) will convert to both a WDC award and a Spinco award.

•

The number of shares of WDC common stock or Spinco common stock, as applicable, subject to each converted award held by WDC employees and Spinco employees below the level of vice president will be determined in a manner intended to preserve the aggregate value of the original WDC equity award by adjusting the number of shares subject to such awards based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average of either the post-separation per share closing trading price of WDC common stock or the post-separation per share closing trading price of Spinco common stock, as applicable, over 5 trading days following the separation.

•

The terms of all converted equity awards, such as vesting conditions, settlement dates and method of settlement, will generally continue unchanged. However, for each unvested WDC performance stock unit (“PSU”) held by a continuing WDC employee, such PSUs will remain in place as WDC PSUs, with the performance measures with respect to fiscal year 2025 deemed achieved at target performance to avoid distortions associated with the separation and with performance measures applicable for subsequent performance years to be determined in normal course.

•

Further, for each unvested WDC PSU held by a Spinco employee, the performance measure achievement will be determined based on actual performance for completed fiscal years and based on target performance for fiscal years not yet completed as of the spin-off date and such PSUs will be converted into WDC and Spinco equity awards subject to only time-based vesting following the spin-off.

•

The number of shares of WDC common stock subject to each converted WDC RSU or PSU award held by a Spinco employee at the level of vice president and above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or

Thailand immediately prior to the separation) will be equal to the number of shares subject to the pre-separation award, and the number of shares of Spinco common stock subject to each converted Spinco award held by any such Spinco employee will be equal to the number of shares of Spinco common stock an individual holder of WDC common stock will receive in the distribution calculated based on the number of WDC shares of common stock subject to the pre-separation award.

Will the distribution of Spinco common stock affect the market price of WDC common stock?	As a result of the distribution, we expect the trading price of shares of WDC common stock to be different from the trading price of WDC common stock immediately prior to the distribution because the trading price will no longer reflect the combined value of the businesses. Furthermore, until the market has fully analyzed the value of WDC without the business comprising Spinco, the price of shares of WDC common stock may fluctuate. There can be no assurance that, following the spin-off, the combined value of WDC common stock and Spinco common stock will equal or exceed what the value of WDC common stock would have been as of the same time and date in the absence of the distribution.

Will Spinco incur any debt prior to or at the time of the distribution?	Spinco expects to enter into certain financing arrangements prior to or substantially concurrent with the spin-off.

Who will be the distribution agent, transfer agent and registrar for Spinco common stock?	The distribution agent, transfer agent and registrar for Spinco common stock will be Equiniti Trust Company, LLC. For questions relating to the transfer or mechanics of the stock distribution, you should contact Equiniti’s toll free number at 800-937-5449.

Where can I find more information about WDC and Spinco?	If you have any questions relating to WDC, you should contact:

Western Digital Investor Relations

5601 Great Oaks Parkway

San Jose, California 95119

Phone: 800-695-6399

Email: investor@wdc.com

Website: https://investor.wdc.com/

After the distribution, Spinco stockholders who have any questions relating to Spinco should contact Spinco through any means set forth below, or at the phone numbers or email addresses posted on our website, www.sandisk.com.

Sandisk Investor Relations

951 Sandisk Drive

Milpitas, California 95035

Phone: (408) 801-1000

Email: investor@sandisk.com

Website: https://investor.sandisk.com

RISK FACTORS

The risks and uncertainties described below could materially and adversely impact our business, financial condition, results of operations, could cause actual results to differ materially from our expectations and projections, and could cause the market value of our stock to decline. You should consider these risk factors when evaluating us and our common stock and when reading the rest of this information statement, including the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this document. These risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results or cause the market price of our common stock to fluctuate or decline. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Our Flash Business

OPERATIONAL RISKS

Adverse global or regional conditions could harm our business.

A large portion of our revenue is derived from our international operations, and substantially all of our products are produced overseas. As a result, our business depends significantly on global and regional conditions. Adverse changes in global or regional economic conditions, including, but not limited to, volatility in the financial markets, tighter credit, recession, inflation, rising interest rates, slower growth in certain geographic regions, political uncertainty, geopolitical tensions or conflicts, other macroeconomic factors, changes to social conditions and regulations, could significantly harm demand for our products, increase credit and collectability risks, result in revenue reductions, reduce profitability as a result of underutilization of our assets, cause us to change our business practices, increase manufacturing and operating costs or result in impairment charges or other expenses.

Our revenue growth is significantly dependent on the growth of international markets, and we may face challenges in international sales markets. We are subject to risks associated with our global manufacturing operations and global sales efforts, as well as risks associated with our utilization of contract manufacturers, including:

•	obtaining governmental approvals and compliance with evolving foreign regulations;

•

the need to comply with regulations on international business, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, the anti-bribery laws of other countries and rules regarding conflict minerals;

•	exchange, currency and tax controls and reallocations;

•	weaker protection of intellectual property rights;

•	policies and financial incentives by governments in China, the United States and countries in Europe and Asia designed to reduce dependence on foreign semiconductor manufacturing capabilities;

•

trade restrictions, such as export controls, export bans, import restrictions, embargoes, sanctions, license and certification requirements (including semiconductor, encryption and other technology), tariffs and complex customs regulations; and

•	difficulties in managing international operations, including appropriate internal controls.

As a result of these risks, our business could be harmed.

We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain could negatively affect our business.

We depend on an external supply base for technologies, software (including firmware), controllers, dynamic random-access memory, components, equipment and materials for use in our product design and manufacturing. We also depend on suppliers for a portion of our wafer testing, chip assembly, product assembly and product testing, and on service suppliers for providing technical support for our products. In addition, we use logistics partners to manage our worldwide just-in-time hubs and distribution centers and to meet our freight needs. Many of the components and much of the equipment we acquire must be specifically designed for use in our products or for developing and manufacturing our products, and are only available from a limited number of suppliers, some of whom are our sole-source suppliers. We therefore depend on these suppliers to meet our business needs including dedicating adequate engineering resources to develop components that can be successfully integrated into our products.

Our suppliers have in the past been, and may in the future be, unable or unwilling to meet our requirements, including as a result of events outside of their control such as trade restrictions (including tariffs, quotas and embargoes), geopolitical conflicts, public health emergencies or natural disasters. If we are unable to purchase sufficient quantities from our current suppliers or qualify and engage additional suppliers, or if we cannot purchase materials at a reasonable price, we may not be able to meet demand for our products. Trade restrictions, including tariffs, quotas and embargoes, demand from other high-volume industries for materials or components used in our products, disruptions in supplier relationships or shortages in other components and materials used in our customers’ products could result in increased costs to us or decreased demand for our products, which could negatively impact our business. Delays, shortages or cost increases experienced by our suppliers in developing or sourcing materials and components for use in our products or incompatibility or quality issues relating to our products, could also harm our business.

We do not have long-term contracts with some of our existing suppliers, nor do we always have guaranteed manufacturing capacity with our suppliers, so we cannot guarantee that they will devote sufficient resources or capacity to manufacturing our products. Any significant problems that occur at our suppliers could lead to product shortages or quality assurance problems. When we do have contractual commitments with suppliers in an effort to stabilize the supply of our components, those commitments may require us to buy a substantial number of components or make significant cash advances to the supplier and may not result in a satisfactory supply of our components. We may cancel or defer outstanding purchase commitments with certain suppliers due to changes in actual and forecasted demand, which may result in fees, penalties and other associated charges. Such cancellations or deferments may also negatively impact our relationships with certain suppliers or lead to a decline in the financial performance of certain suppliers, each of which could result in even more limited availability of components needed for our products.

In addition, our supply base has experienced industry consolidation. Our suppliers may be acquired by our competitors, decide to exit the industry or redirect their investments and increase costs to us. In addition, some of our suppliers have experienced a decline in financial performance, including as a result of canceled or deferred purchase commitments. Where we rely on a limited number of suppliers or a single supplier, the risk of supplier loss due to industry consolidation or a decline in financial performance is increased. Some of our suppliers may also be competitors in other areas of our or their business, which could lead to difficulties in price negotiations or meeting our supply requirements.

Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption.

We conduct our operations at large, high-volume, purpose-built facilities in Japan, Malaysia and throughout Asia. The facilities of many of our customers, our suppliers and our customers’ suppliers are also concentrated in certain geographic locations throughout Asia and elsewhere. If a fire (including a climate change-related fire), flood, earthquake, tsunami or other natural disaster, condition or event such as a power outage, contamination event, terrorist attack, cybersecurity incident, physical security breach, political instability, civil unrest, localized labor unrest or other employment issues, or a health epidemic negatively affects any of these facilities, it would significantly affect our ability to manufacture or sell our products and source components and would harm our business. Possible impacts include work and equipment stoppages and damage to or closure of our facilities, or those of our suppliers or customers, for an indefinite period of time. Climate change has in the past and is expected to continue to increase the incidence and severity of certain natural disasters, including wildfires and adverse weather events. In addition, the geographic concentration of our manufacturing sites could exacerbate the negative impacts resulting from any of these problems.

We may incur losses beyond the limits of, or outside the scope of, the coverage of our insurance policies. There can be no assurance that in the future we will be able to maintain existing insurance coverage or that premiums will not increase substantially. Due to market availability, pricing or other reasons, we may elect not to purchase insurance coverage or to purchase only limited coverage. We maintain limited insurance coverage and, in some cases, no coverage at all, for natural disasters and damage to our facilities, as these types of insurance are sometimes not available or available only at a prohibitive cost. Climate change may reduce the availability or increase the cost of certain types of insurance by contributing to an increase in the incidence and severity of certain natural disasters. We depend upon Kioxia to obtain and maintain sufficient property, business interruption and other insurance for Flash Ventures. If Kioxia fails to do so, we could suffer significant unreimbursable losses, and such failure could also cause Flash Ventures to breach various financing covenants.

Public health crises have had, and could in the future have, a negative effect on our business.

Public health crises may negatively impact our workforce and operations, as well as those of our strategic partners, customers, suppliers and logistics providers. Impacts of public health crises may include, without limitation, closures of our manufacturing facilities; under-absorbed overhead; increased logistics, component and other costs; decreased demand for our products; and manufacturing challenges.

The effects of public health crises are uncertain and difficult to predict, but may also include:

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Disruptions to our supply chain, our operations or those of our strategic partners, customers or suppliers caused by employees or others contracting infectious diseases, or by governmental orders to contain the spread of infectious disease, such as travel restrictions, quarantines, shelter in place orders, trade controls and business shutdowns;

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Deterioration of worldwide credit markets that may limit our ability or increase our cost to obtain external financing to fund our operations and capital expenditures and result in a higher rate of losses on our accounts receivables due to customer credit defaults;

•	Extreme volatility in financial markets, which may harm our ability to access the financial markets on acceptable terms;

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Increased data security and technology risk as some employees work from home, including possible outages to systems and technologies critical to remote work and increased data privacy risk with cybercriminals attempting to take advantage of the disruption; and

•	Reduced productivity or other disruptions of our operations if workers in Flash Ventures’ factories or our other worksites are exposed to or spread infectious diseases to other employees.

The degree to which any public health crises ultimately impact our business will depend on many factors beyond our control, which are highly uncertain and cannot be predicted at this time.

The loss of our key management, staff and skilled employees; the inability to hire and develop new employees; or decisions to realign our business could negatively impact our business prospects.

Our success depends upon the continued contributions of our talent. Changes in our key management team, including the allocation of key employees between the two companies, may result in loss of continuity, loss of accumulated knowledge, departure of other key employees, disruptions to our operations and inefficiency during transitional periods. Global competition for skilled employees in the technology industry is intense, and our business success is increasingly dependent on our ability to attract, develop and retain top talent; implement succession plans for key management and staff and replace aging skilled employees. We will put retention arrangements in place for key employees to address the uncertainty about our business separation. When these retention payments are made we may suffer further attrition. Changes in immigration policies may also impair our ability to recruit and hire technical and professional talent.

Our ability to hire and retain employees also depends on our ability to build and maintain a diverse and inclusive workplace culture and to fund competitive compensation and benefits, each of which contribute to being viewed as an employer of choice. Additionally, because a substantial portion of our key employees’ compensation is linked to the performance of our business, we may be at a competitive disadvantage for hiring and retaining talent when our operating results are negatively impacted. If we are unable to hire and retain key talent, our operating results would likely be harmed.

We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims.

We warrant the majority of our products for periods of one to five years. We test our products in our manufacturing facilities through a variety of means. However, our testing may fail to reveal defects in our products that may not become apparent until after the products have been sold into the market. In addition, our products may be used in a manner that is not intended or anticipated by us, resulting in potential liability. Accordingly, there is a risk that product defects will occur, including as a result of third-party components or applications that we incorporate in our products, which could require a product recall. Product recalls can be expensive to implement. As part of a product recall, we may be required or choose to replace the defective product. Moreover, there is a risk that product defects may trigger an epidemic failure clause in a customer agreement. If an epidemic failure occurs, we may be required to replace or refund the value of the defective product and to cover certain other costs associated with the consequences of the epidemic failure. In addition, product defects, product recalls or epidemic failures may cause damage to our reputation or customer relationships, lost revenue, indemnification for a recall of our customers’ products, warranty claims, litigation or loss of market share with our customers, including our original equipment manufacturer and original design manufacturer customers. Our business liability insurance may be inadequate or future coverage may be unavailable on acceptable terms, which could negatively impact our operating results and financial condition.

Our standard warranties contain limits on damages and exclusions of liability for consequential damages and for misuse, improper installation, alteration, accident or mishandling while in the possession of someone other than us. We record an accrual for estimated warranty costs at the time revenue is recognized. We may incur additional expenses if our warranty provisions do not reflect the actual cost of resolving issues related to defects in our products, whether as a result of a product recall, epidemic failure or otherwise. If these additional expenses are significant, they could harm our business.

The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business.

We experience cyber incidents of varying degrees on our technology infrastructure and systems and, as a result, unauthorized parties may obtain access to our computer systems and networks, including cloud-based platforms.

For example, an unauthorized third-party gained access to a number of WDC’s systems in March 2023, which caused disruption to parts of WDC’s business operations and resulted in various investigation, recovery and remediation expenses. In addition, the technology infrastructure and systems of some of our suppliers, vendors, service providers, cloud solution providers and partners have in the past experienced, and may in the future experience, such incidents. Cyber incidents can be caused by ransomware, computer denial-of-service attacks, worms and other malicious software programs or other attacks, including the covert introduction of malware to computers and networks, and the use of techniques or processes that change frequently, may be disguised or difficult to detect, or are designed to remain dormant until a triggering event, and may continue undetected for an extended period of time. Cyber incidents may result from, social engineering or impersonation of authorized users, and may also result from efforts to discover and exploit any design flaws, bugs, security vulnerabilities or security weaknesses, intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism or fraud by third parties and sabotage. In some instances, efforts to correct vulnerabilities or prevent incidents may reduce the functionality or performance of our computer systems and networks, which could negatively impact our business. We believe malicious cyber acts are increasing in number and that cyber threat actors are increasingly organized and well-financed or supported by state actors, and are developing increasingly sophisticated systems and means to not only infiltrate systems, but also to evade detection or to obscure their activities. Geopolitical tensions or conflicts may create heightened risk of cyber incidents.

Our products are also targets for malicious cyber acts, including those products utilized in cloud-based environments. While some of our products contain encryption or security algorithms to protect third-party content or user-generated data stored on our products, these products could still be hacked or the encryption schemes could be compromised, breached or circumvented by motivated and sophisticated attackers, which could harm our business by exposing us to litigation and indemnification claims and hurting our reputation. If efforts to breach our infrastructure, systems or products are successful or we are unable to protect against these risks, we could suffer interruptions, delays or cessation of operations of our systems, and loss or misuse of proprietary or confidential information, IP or sensitive or personal information. For example, as a result of a network security incident in March 2023, an unauthorized party obtained a copy of a WDC database used for WDC’s online store that contained some personal information of our online store customers. Compromises of our infrastructure, systems or products could also cause our customers and other affected third parties to suffer loss or misuse of proprietary or confidential information, IP or sensitive or personal information, and could harm our relationships with customers and other third parties and subject us to liability. As a result of actual or perceived breaches, we may experience additional costs, notification requirements, civil and administrative fines and penalties, indemnification claims, litigation or damage to our brand and reputation. All of these consequences could harm our reputation and our business and materially and negatively impact our operating results and financial condition.

BUSINESS AND STRATEGIC RISKS

We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business.

We have entered into and expect to continue to enter into strategic relationships with various partners for product development, manufacturing, sales growth and the supply of technologies, components, equipment and materials for use in our product design and manufacturing, including our business ventures with Kioxia. We depend on Flash Ventures for the development and manufacture of flash-based memory. Our strategic relationships, including Flash Ventures, are subject to various risks that could harm the value of our investments, our revenue and costs, our future rate of spending, our technology plans and our future growth opportunities.

The terms of our agreements with Kioxia with respect to the Flash Ventures requires that substantially all of our flash-based memory be obtained from Flash Ventures, which limits our ability to respond to market demand and supply changes and makes our financial results particularly susceptible to variations from our forecasts and expectations. For example, we are contractually obligated to pay for 50% of the fixed costs of Flash Ventures regardless of whether we order any flash-based memory, and our orders placed with Flash Ventures on a rolling basis are binding. As a result, a failure to accurately forecast supply and demand could cause us to over-invest or under-invest in inventory, technology transitions or the expansion of Flash Ventures’ capacity. Over-investment by us or our competitors can result in excess supply and lead to significant decreases in our product prices, significant excess, obsolete inventory or inventory write-downs or underutilization charges, and the potential impairment of our investments in Flash Ventures. For example, in 2023, we incurred $296 million in charges for unabsorbed manufacturing overhead costs as a result of reduced utilization of our manufacturing capacity and $108 million in charges to write down our inventory as a result of decreases in market pricing. These charges were attributable to a significant imbalance of supply and demand and our actions taken in response thereto. On the other hand, if we under-invest in Flash Ventures, or otherwise grow or transition Flash Ventures’ capacity too slowly, we may not have enough supply of flash-based memory, or the right type of flash-based memory, to meet demand on a timely and cost effective basis, and we may lose opportunities for revenue, gross margin and market share as a result. If our supply is limited, we might make strategic decisions with respect to the allocation of our supply among our products and customers, which could result in less favorable gross margins or damage customer relationships. In addition, while Flash Ventures is operating, our agreements with Kioxia preclude us from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in the agreements, or from manufacturing flash-based memory ourselves except to the extent that we acquire any manufacturing capacity of a Flash Ventures entity as a result of that entity’s dissolution, termination of its joint venture agreements or acquisition by us. This could also impair our ability to consolidate with other industry participants who manufacture flash-based memory.

Our control over the operations of our business ventures may be limited, and our interests could diverge from our strategic partners’ interests regarding ongoing and future activities. For example, each Flash Ventures entity operates for a defined period of time agreed upon between the joint venture partners. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up. Although we and Kioxia have agreed to extend the operating period for each Flash Ventures entity since the start of Flash Ventures, there is a risk that we and Kioxia will be unable to agree on a further extension of one or more of the Flash Ventures entities. Additionally, under the Flash Ventures agreements, we cannot unilaterally direct most of Flash Ventures’ activities, and we have limited ability to source or fabricate flash outside of Flash Ventures. Flash Ventures requires significant investments by both Kioxia and us for technology transitions and capacity expansions, and our business could be harmed if our technology roadmap and investment plans are not sufficiently aligned with Kioxia’s. Lack of alignment with Kioxia with respect to Flash Ventures could negatively impact our ability to react quickly to changes in the market, or to stay at the forefront of technological advancement. Misalignment could arise due to changes in Kioxia’s strategic priorities, management, ownership or access to capital, which have changed in recent years and could continue to change. Kioxia’s stakeholders may include, or have included in the past, competitors, customers, a private equity firm, government entities or public stockholders. Kioxia’s management changes, ownership and capital structure could lead to delays in decision-making, disputes or changes in strategic direction that could negatively impact the strategic partnership, and therefore us. There may exist conflicts of interest between Kioxia’s stakeholders and Flash Ventures or us with respect to, among other things, protecting and growing Flash Ventures’ business, intellectual property and competitively sensitive confidential information.

Together with Kioxia, we fund a portion of the investments required for Flash Ventures through lease financings. Continued availability of lease financings for Flash Ventures is not guaranteed and could be limited by several factors, including investor capacity and risk allocation policies, our or Kioxia’s financial performance and changes to our or Kioxia’s business, ownership or corporate structure. To the extent that lease financings are not accessible on favorable terms or at all, more cash would be required to fund investments.

Our strategic relationships are subject to additional risks that could harm our business, including, but not limited to, the following:

•	failure by our strategic partners to comply with applicable laws or employ effective internal controls;

•	difficulties and delays in product and technology development at, ramping production at and transferring technology to, our strategic partners;

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declining financial performance of our strategic partners, including failure by our strategic partners to timely fund capital investments with us or otherwise meet their commitments, including paying amounts owed to us or third parties when due;

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we may lose the rights to, or ability to independently manufacture, certain technology or products being developed or manufactured by strategic partners, including if any of them is acquired by another company, files for bankruptcy or experiences financial or other losses;

•	a bankruptcy event involving a strategic partner could result in structural changes to or termination of the strategic partnership; and

•	changes in tax or regulatory requirements may necessitate changes to the agreements governing our strategic partnerships.

We participate in a highly competitive industry that is subject to declining average selling prices, volatile demand, rapid technological change and industry consolidation, as well as lengthy product qualifications, all of which can negatively impact our business.

Demand for our devices, software and solutions, which we refer to in this “Risk Factors” section as our “products,” depends in large part on the demand for systems manufactured by our customers and on storage upgrades to existing systems. The demand for systems has been volatile in the past and often has had an exaggerated effect on the demand for our products in any given period. Demand for and prices of our products are influenced by, among other factors, actual and projected data growth, the balance between supply and demand in the storage market, including the effects of new fab capacity, macroeconomic factors, business conditions, technology transitions and other actions taken by us or our competitors. The storage market has recently experienced, and may continue to experience, periods of excess capacity leading to liquidation of excess inventories, inventory write-downs, significant reductions in average selling prices and negative impacts on our revenue and gross margins, and volatile product life cycles that harm our ability to recover the cost of product development.

Further, our average selling prices and gross margins tend to decline when there is a shift in the mix of product sales to lower priced products. We have faced declining gross margins relating to the flash business in the past, and may face potential gross margin pressures in the future, resulting from our average selling prices declining more rapidly than our cost of revenue. Rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence and write-downs. Finally, the data storage industry has experienced consolidation over the past several years, which could enhance the resources and lower the cost structure of some competitors. These factors could result in a substantial decrease in our market share and harm our business.

As we compete in new product areas, the overall complexity of our business may increase and may result in increases in research and development expenses and substantial investments in manufacturing capability, technology enhancements and go-to-market capability. We must also qualify our products with customers through potentially lengthy testing processes with uncertain results. Some of our competitors offer products that we do not offer, which may allow them to win sales from us, and some of our customers may be developing storage solutions internally, which may reduce their demand for our products. We expect that competition will continue to be intense, and our competitors may be able to gain a product offering or cost structure advantage over us, which would harm our business. Further, our competitors may utilize pricing strategies, including offering products at prices at or below cost, that we may be unable to competitively match. We may also have difficulty effectively competing with manufacturers benefiting from governmental investments and may be subject to increased complexity and reduced efficiency in our supply chain as a result of governmental efforts to promote domestic semiconductor industries in various jurisdictions.

If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected.

The markets for our products continuously undergo technology transitions that may impact our product roadmaps and that we must anticipate in order to adapt our existing products or develop new products effectively. If we fail to adapt to or implement new technologies or develop new products desired by our customers quickly and cost-effectively, or if technology transitions negatively impact our existing product roadmaps, our business may be harmed.

In addition, the success of our technology transitions and product development depends on a number of other factors, including:

•	research and development expenses and results;

•	difficulties faced in manufacturing ramp;

•	market acceptance/qualification;

•	effective management of inventory levels in line with anticipated product demand;

•	the vertical integration of some of our products, which may result in more capital expenditures and greater fixed costs than if we were not vertically integrated;

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our ability to cost effectively respond to customer requests for new products or features (including requests for more efficient and efficiently produced products with reduced environmental impacts) and software associated with our products;

•	our ability to increase our software development capability; and

•	the effectiveness of our go-to-market capability in selling new products.

Moving to new technologies and products may require us to align to, and build, a new supply base. Our success in new product areas may depend on our ability to enter into favorable supply agreements. In addition, if our customers choose to delay transition to new technologies, if demand for the products that we develop is lower than expected or if the supporting technologies to implement these new technologies are not available, we may be unable to achieve the cost structure required to support our profit objectives or may be unable to grow or maintain our market position.

Additionally, new technologies could impact demand for our products in unforeseen or unexpected ways and new products could substitute for our current products and make them obsolete, each of which would harm our business. We also develop products to meet certain industry and technical standards, which may change and cause us to incur substantial costs as we adapt to new standards or invest in different manufacturing processes to remain competitive.

We experience sales seasonality and cyclicality, which could cause our operating results to fluctuate. In addition, accurately forecasting demand has become more difficult, which could harm our business.

Sales of many of our products tend to be seasonal and subject to supply-demand cycles. Changes in seasonal and cyclical supply and demand patterns have made it, and could continue to make it, more difficult for us to forecast demand. Changes in the product or channel mix of our business may also impact seasonal and cyclical patterns. For example, we often ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it difficult for us to forecast our financial results before the end of each quarter. As a result of the above or other factors, our forecast of financial results for a given quarter may differ materially from our actual financial results.

The variety and volume of products we manufacture are based in part on accurately forecasting market and customer demand for our products. Accurately forecasting demand has become increasingly difficult for us, our customers and our suppliers due to volatility in global economic conditions, end market dynamics and industry consolidation, resulting in less availability of historical market data for certain product segments. Further, for many of our original equipment manufacturer customers utilizing just-in-time inventory, we do not generally require firm order commitments and instead receive a periodic forecast of requirements, which may prove to be inaccurate. In addition, because our products are designed to be largely interchangeable with competitors’ products, our demand forecasts may be impacted significantly by the strategic actions of our competitors. As forecasting demand becomes more difficult, the risk that our forecasts are not in line with demand increases. This has caused, and may in the future cause, our forecasts to exceed actual market demand, resulting in periods of product oversupply, excess inventory, underutilization of manufacturing capacity and price decreases, which has impacted and could further impact our sales, average selling prices and gross margin or require us to incur additional inventory write-downs or additional charges for unabsorbed manufacturing overhead, thereby negatively affecting our operating results and our financial condition. For example, in 2023, we incurred $296 million in charges for unabsorbed manufacturing overhead costs as a result of reduced utilization of our manufacturing capacity and $108 million in charges to write down our inventory as a result of decreases in market pricing. These charges were attributable to a significant imbalance of supply and demand and our actions taken in response thereto. If market demand increases significantly beyond our forecasts or beyond our ability to add manufacturing capacity, then we may not be able to satisfy customer product needs, possibly resulting in a loss of market share if our competitors are able to meet customer demands. In addition, some of our components have long lead-times, requiring us to place orders several months in advance of anticipated demand. Such long lead-times increase the risk of excess inventory, potentially resulting in inventory write-downs or loss of sales in the event our forecasts vary substantially from actual demand.

Failure to successfully execute on strategic initiatives including acquisitions, divestitures or cost saving measures may negatively impact our future results.

We may make acquisitions and divestitures and engage in cost saving measures. In order to successfully execute on strategic initiatives, we must successfully complete attractive transactions, some of which may be large and complex, and manage post-closing issues such as integration of the acquired company or employees and integration of processes and systems. We may not be able to identify or complete appealing acquisition or investment opportunities given the intense competition for these transactions. Even if we identify and complete suitable corporate transactions, we may not be able to successfully address any integration challenges in a timely manner, or at all. There may be difficulties with implementing new systems and processes or with integrating systems and processes of companies with complex operations, which may result in inconsistencies in standards, controls, procedures and policies and may increase the risk that our internal controls are found to be ineffective.

Failing to successfully integrate or realign our business to take advantage of efficiencies or reduce redundancies of an acquisition may result in not realizing all or any of the anticipated benefits of the acquisition. In addition, failing to achieve the financial model projections for an acquisition or changes in technology development and related roadmaps following an acquisition may result in the incurrence of impairment charges (including goodwill impairments or other asset write-downs) and other expenses, both of which could negatively impact our results of operations or financial condition. Acquisitions and investments may also result in the issuance of equity securities that may be dilutive to our stockholders as well as earn-out or other contingent consideration payments and the issuance of additional indebtedness that would put additional pressure on liquidity. Furthermore, we may agree to provide continuing service obligations or enter into other agreements in order to obtain certain regulatory approvals of our corporate transactions, and failure to satisfy these additional obligations could result in our failing to obtain regulatory approvals or the imposition of additional obligations on us, any of which could negatively affect our business. In addition, new legislation or additional regulations may affect or impair our ability to invest with or in certain other countries or require us to obtain regulatory approvals to do so, including investments in joint ventures, minority investments and outbound technology transfers to certain countries.

Cost saving measures, restructurings and divestitures may result in workforce reduction and consolidation of our manufacturing or other facilities. As a result of these actions, we may experience a loss of continuity, loss of accumulated knowledge, disruptions to our operations and inefficiency during transitional periods. These actions could also impact employee retention. In addition, we cannot be sure that these actions will be as successful in reducing our overall expenses as we expect, that additional costs will not offset any such reductions or consolidations or that we do not forgo future business opportunities as a result of these actions.

Acquisitions and alliance activities inherently involve other risks as well. Additional risks we may encounter include those associated with:

•	disruption to our business and the continued successful execution of our company strategy, goals and responsibilities;

•	increased capital and research and development expenses and resource allocation;

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assimilation and integration of different business operations, corporate cultures, personnel, infrastructures and technologies or solutions acquired or licensed, while maintaining quality, and designing and implementing appropriate risk management measures;

•	the incurrence of significant transaction fees and costs;

•	the potential for unknown liabilities within the acquired or combined business that we may not become aware of until after the completion of the acquisition; and

•	the possibility of conflict with joint venture or alliance partners regarding strategic direction, prioritization of objectives and goals, governance matters or operations.

Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results.

For 2024, 2023 and 2022, 41%, 47% and 47%, respectively, of our total revenue came from sales to our top ten customers. These customers have a variety of suppliers to choose from and therefore can make substantial demands on us, including demands on product pricing, contractual terms and the environmental impact and attributes of our products, often resulting in the allocation of risk or increased costs to us as the supplier. Our ability to maintain strong relationships with our principal customers is essential to our future performance. We may experience events such as the loss of a key customer, prohibition or restriction of sales to a key customer by law, regulation or other government action, reductions in sales to or orders by a key customer, customer requirements to reduce our prices before we are able to reduce costs or the acquisition of a key customer by one of our competitors. These events may impact, our operating results and financial condition. Further, government authorities may implement laws or regulations or take other actions that could result in significant changes to the business or operating models of our customers. Such changes could negatively impact our operating results.

Additionally, if there is consolidation among our customer base, our customers may be able to command increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. Consolidation among our customer base may also lead to reduced demand for our products, increased customer pressure on our prices, replacement of our products by the combined entity with those of our competitors and cancellations of orders, each of which could harm our operating results.

Also, the storage ecosystem is constantly evolving, and our traditional customer base is changing. Fewer companies now hold greater market share for certain applications and services, such as cloud storage and computing platforms, mobile, social media, shopping and streaming media. As a result, the competitive landscape is changing, giving these companies increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. In addition, the changes in our evolving customer base create new selling and distribution patterns to which we must adapt. To remain competitive, we must respond to these changes by ensuring we have proper scale in this evolving market, as well as offer products that meet the technological requirements of this customer base at competitive pricing points. To the extent we are not successful in adequately responding to these changes, our operating results and financial condition could be harmed.

Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer.

Our distribution customers typically sell to small computer manufacturers, dealers, systems integrators and other resellers. We face significant competition in this channel as a result of limited product qualification programs and a significant focus on price and availability of product. As a result of the shift to mobile devices, more computing devices are being delivered to the market as complete systems, which could weaken the distribution market. If we fail to respond to changes in demand in the distribution market, our business could suffer. Additionally, if the distribution market weakens as a result of technology transitions or a significant change in consumer buying preference, or if we experience significant price declines due to demand changes in the distribution channel, our operating results would be negatively impacted. Negative changes in the creditworthiness or the ability to access credit, or the bankruptcy or shutdown of any of our significant retail or distribution partners would harm our revenue and our ability to collect outstanding receivable balances.

A significant portion of our sales is also made through retailers. Our success in the retail market depends in large part on our ability to maintain our brand image and corporate reputation and to expand into and gain market acceptance of our products in multiple retail market channels. Particularly in the retail market, negative publicity, whether or not justified, or allegations of product or service quality issues, even if false or unfounded, could damage our reputation and cause our customers to choose products offered by our competitors. Further, changes to the retail environment, such as store closures caused by macroeconomic conditions or changing customer preferences, may reduce the demand for our products. If customers no longer maintain a preference for our product brands or if our retailers are not successful in selling our products, our operating results may be negatively impacted.

FINANCIAL RISKS

Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions.

In connection with the separation, we expect to incur and utilize debt financing in our capital structure, and in the future, we may incur additional debt. The amount of debt may be substantial and may be on terms less favorable to us than those historically provided to WDC. Our anticipated level of debt could have significant consequences, which may include, but are not limited to, the following:

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions, capital contributions to Flash Ventures or other general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

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imposing financial and other restrictive covenants on our operations, including minimum liquidity and free cash flow requirements and limitations on our ability to (i) declare or pay dividends or repurchase shares of our common stock; (ii) purchase assets, make investments, complete acquisitions, consolidate or merge with or into, or sell all or substantially all of our assets to, another person; (iii) enter into sale/leaseback transactions or certain transactions with affiliates; (iv) incur additional indebtedness and (v) incur liens; and

•	making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures or take advantage of new opportunities to grow our business.

Our ability to meet our anticipated debt service obligations, comply with our anticipated debt covenants and deleverage will depend on our cash flows and financial performance, which will be affected by financial, business, economic and other factors. The rate at which we will be able to or choose to deleverage is uncertain. Failure to meet our anticipated debt service obligations or comply with our anticipated debt covenants could result in an event of default under the applicable indebtedness. We may be unable to cure, or obtain a waiver of, an event of default or otherwise amend our debt agreements to prevent an event of default thereunder on terms acceptable to us or at all. In that event, the debt holders could accelerate the related debt, which may result in the cross-acceleration or cross-default of other debt, leases or other obligations. If we do not have sufficient funds available to repay indebtedness when due, whether at maturity or by acceleration, we may be required to sell important strategic assets; refinance such debt; incur additional debt or issue common stock or other equity securities, which we may not be able to do on terms acceptable to us, in amounts sufficient to meet our needs or at all. Our inability to service our anticipated debt obligations or refinance our anticipated debt could harm our business. Further, if we are unable to repay, refinance or restructure any of our anticipated indebtedness that is secured, the holder of such debt could proceed against the collateral securing the indebtedness. Refinancing our anticipated indebtedness may also require us to expense previous debt issuance costs or to incur new debt issuance costs.

Our anticipated financing arrangements may include bank debt containing a variable interest rate component based on our corporate credit ratings, and a decline in our ratings could result in increased interest rates and debt service obligations. In addition, our ratings will impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings will reflect the opinions of the ratings agencies as to our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

We also guarantee a significant amount of lease obligations of Flash Ventures owed to third parties. Flash Ventures sells to and leases back a portion of its equipment from a consortium of financial institutions. Most of the lease obligations are guaranteed 50% by us and 50% by Kioxia. Some of the lease obligations are guaranteed in full by us. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. If a cancellation event were to occur, Flash Ventures would be required to negotiate a resolution with the other parties to the lease transactions to avoid cancellation and acceleration of the lease obligations. Such resolution could include, among other things, supplementary security to be supplied by us, increased interest rates or waiver fees. If a resolution is not reached, we may be required to pay all of the outstanding lease obligations covered by our guarantees, which would significantly reduce our cash position and may force us to seek additional financing, which may not be available on terms acceptable to us, if at all.

We may from time to time seek to further refinance our anticipated indebtedness by issuing additional shares of common stock or other securities that are convertible into common stock or grant the holder the right to purchase common stock, each of which may dilute our existing stockholders, reduce the value of our common stock, or both.

Fluctuations in currency exchange rates as a result of our international operations may negatively affect our operating results.

Because we manufacture and sell our products abroad, our revenue, cost of revenue, margins, operating costs and cash flows are impacted by fluctuations in foreign currency exchange rates. If the U.S. dollar exhibits sustained weakness against most foreign currencies, the U.S. dollar equivalents of unhedged manufacturing costs could increase because a significant portion of our production costs are foreign-currency denominated. Conversely, there would not be an offsetting impact to revenues since revenues are substantially U.S. dollar denominated. Additionally, we negotiate and procure some of our component requirements in U.S. dollars from non-U.S. based vendors. If the U.S. dollar weakens against other foreign currencies, some of our component suppliers may increase the price they charge for their components in order to maintain an equivalent profit margin. In addition, our purchases of flash-based memory from Flash Ventures and our investment in Flash Ventures are denominated in Japanese yen. If the Japanese yen appreciates against the U.S. dollar, our cost of purchasing flash-based memory wafers and the cost to us of future capital funding of Flash Ventures would increase. When such events occur, they have had, and may in the future have, a negative impact on our business.

Prices for our products are substantially U.S. dollar denominated, even when sold to customers that are located outside the U.S. Therefore, as a substantial portion of our sales are from countries outside the U.S., fluctuations in currency exchanges rates, most notably the strengthening of the U.S. dollar against other foreign currencies, contribute to variations in sales of products in impacted jurisdictions and could negatively impact demand and revenue growth. In addition, currency variations may adversely affect margins on sales of our products in countries outside the U.S.

We attempt to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term foreign exchange contracts. However, these contracts may not cover our full exposure and can be canceled by the counterparty if currency controls are put in place. Thus, our decisions and hedging strategy with respect to currency risks may not be successful and may actually harm our operating results. Further, the ability to enter into foreign exchange contracts with financial institutions is based upon our available credit from such institutions and compliance with covenants and other restrictions. Operating losses, third-party downgrades of our credit rating or instability in the worldwide financial markets could impact our ability to effectively manage our foreign currency exchange rate risk. Hedging also exposes us to the credit risk of our counterparty financial institutions.

Increases in our customers’ credit risk could result in credit losses and term extensions under existing contracts with customers with credit losses could result in an increase in our operating costs.

Some of our original equipment manufacturer customers have adopted a subcontractor model that requires us to contract directly with companies, such as original design manufacturers, that provide manufacturing and fulfillment services to our original equipment manufacturer customers. Because these subcontractors are generally not as well capitalized as our direct original equipment manufacturer customers, this subcontractor model exposes us to increased credit risks. Our agreements with our original equipment manufacturer customers may not permit us to increase our product prices to alleviate this increased credit risk. Additionally, as we attempt to expand our original equipment manufacturer and distribution channel sales into emerging economies, the customers with the most success in these regions may have relatively short operating histories, making it more difficult for us to accurately assess the associated credit risks. Our customers’ credit risk may also be exacerbated by an economic downturn or other adverse global or regional economic conditions. Any credit losses we may suffer as a result of these increased risks, or as a result of credit losses from any significant customer, especially in situations where there are term extensions under existing contracts with such customers, would increase our operating costs, which may negatively impact our operating results.

LEGAL AND COMPLIANCE RISKS

We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability, or loss of customers, loss of revenue and reputational harm.

We are subject to laws, rules and regulations relating to the collection, use, security and privacy of third-party data, including data that relates to or identifies an individual person. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and cybersecurity. In many cases, these requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Our possession and use of third-party data, including personal data and employee data in conducting our business, subjects us to legal and regulatory burdens that require us to notify vendors, customers or employees or other parties with which we have commercial relations of a data security breach and to respond to regulatory inquiries and to enforcement proceedings. Laws and regulations relating to the collection, use, security and privacy of third-party data change over time and new laws and regulations become effective from time to time. We are subject to notice and privacy policy requirements, as well as obligations to respond to requests to know and access personal information, correct personal information, delete personal information and say no to the sale of personal information. Global privacy and data protection legislation, enforcement and policy activity in this area are rapidly expanding and evolving and may be inconsistent from jurisdiction to jurisdiction. We may also be subject to restrictions on cross-border data transfers and requirements for localized storage of data that could increase our compliance costs and risks and affect the ability of our global operations to coordinate activities and respond to customers. Compliance requirements or even our inadvertent failure to comply with applicable laws may cause us to incur substantial costs, subject us to proceedings by governmental entities or others, and cause us to incur penalties or other significant legal liability or lead us to change our business practices.

We are or may in the future be subject to state, federal and international legal and regulatory requirements, such as environmental, labor, health and safety, trade and public-company reporting and disclosure regulations, customers’ standards of corporate citizenship and industry and coalition standards, such as those established by the Responsible Business Alliance (“RBA”), and compliance with those regulations and requirements could cause an increase in our operating costs and failure to comply may harm our business.

We are subject to, and may become subject to additional, state, federal and international laws and regulations governing our environmental, labor, trade, health and safety practices and public-company reporting and disclosures requirements. These laws and regulations, particularly those applicable to our international operations, are or may be complex, extensive and subject to change. We will need to ensure that we and our suppliers, customers and partners timely comply with such laws and regulations, which may result in an increase in our operating costs. Legislation has been, and may in the future be, enacted in locations where we manufacture or sell our products, which could impair our ability to conduct business in certain jurisdictions or with certain customers and harm our operating results. In addition, climate change and financial reform legislation is a significant topic of discussion and has generated and may continue to generate federal, international or other regulatory responses in the near future, which could substantially increase the complexity of our public-company reporting and disclosure requirements and our compliance and operating costs. If we or our suppliers, customers or partners fail to timely comply with applicable legislation, certain customers may refuse to purchase our products or we may face increased operating costs as a result of taxes, fines or penalties, or legal liability and reputational damage, which could harm our business.

In connection with our compliance with environmental laws and regulations, as well as our compliance with industry and coalition environmental initiatives, such as those established by the RBA, the standards of business conduct required by some of our customers, and our commitment to sound corporate citizenship in all aspects of our business, we could incur substantial compliance and operating costs and be subject to disruptions to our operations and logistics. In addition, if we or our suppliers, customers or partners were found to be in violation of these laws or noncompliant with these initiatives or standards of conduct, we could be subject to governmental fines, liability to our customers and damage to our reputation and corporate brand, which could cause our financial condition and operating results to suffer.

Our aspirations, disclosures and actions related to environmental, social and governance matters expose us to risks that could adversely affect our reputation and performance.

There is an increased focus from investors, customers, associates, business partners and other stakeholders concerning environmental, social and governance matters, and we may announce initiatives and goals related to environmental, social and governance matters from time to time, including renewable energy and net zero emissions commitments. These statements reflect our current plans and aspirations and are not guarantees that we will be able to achieve them. Our ability to achieve any environmental, social and governance objective is subject to numerous risks, many of which are outside of our control, including the availability and cost of alternative energy sources; the evolving regulatory and reporting requirements affecting environmental, social and governance practices and disclosures; the locations and usage of our products and the implications on their greenhouse gas emissions; and the successful execution of our strategy. Our failure to accomplish or accurately track and report on these goals on a timely basis, or at all, and the potential added costs involved, could adversely affect our reputation; financial performance and growth; our ability to attract or retain talent; and our attractiveness as a business partner or supplier, and could expose us to increased litigation risk, as well as increased scrutiny from the investment community and enforcement authorities.

We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business.

From time to time, we may be involved in litigation, including antitrust and commercial matters, putative securities class action suits and other actions. We may be the plaintiff in some of these actions and the defendant in others. Some of the actions may seek injunctive relief, including injunctions against the sale of our products, and substantial monetary damages, which if granted or awarded, could materially harm our business. From time to time, we may also be the subject of inquiries, requests for information, investigations and actions by government and regulatory agencies regarding our business. Any such matters could result in material adverse consequences to our results of operations, financial condition or ability to conduct our business, including fines, penalties or restrictions on our business activities.

Litigation is subject to inherent risks and uncertainties that may cause actual results to differ materially from our expectations. In the event of an adverse outcome in any litigation, investigation or governmental proceeding, we could be required to pay substantial damages, fines or penalties and cease certain practices or activities, including the manufacture, use and sale of products. With or without merit, such matters may be complex, may extend for a protracted period of time, may be very expensive and the expense may be unpredictable. Litigation initiated by us could also result in counter-claims against us, which could increase the costs associated with the litigation and result in our payment of damages or other judgments against us. In addition, litigation, investigations or governmental proceedings and any related publicity may divert the efforts and attention of some of our key personnel, affect demand for our products and harm the market prices of our securities.

We may be obligated to indemnify our current or former directors or employees, or former directors or employees of companies that we have acquired, in connection with litigation, investigations or governmental proceedings. These liabilities could be substantial and may include, among other things: the costs of defending lawsuits against these individuals; the cost of defending shareholder derivative suits; the cost of governmental, law enforcement or regulatory investigations or proceedings; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measures, if any, which may be imposed.

The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation.

The data storage industry has been characterized by significant litigation. This includes litigation relating to patent and other intellectual property rights, product liability claims and other types of litigation. We have historically been involved in frequent disputes regarding patent and other intellectual property rights, and we and our customers have in the past received, and we and our customers may in the future receive, communications from third parties asserting that certain of our products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. Even if we believe that such claims are without merit, they may be time-consuming and costly to defend against and may divert management’s attention and resources away from our business. We may also receive claims of potential infringement if we attempt to license intellectual property to others. Intellectual property risks increase when we enter into new markets where we have little or no intellectual property protection as a deterrent against litigation. The complexity of the technology involved and the uncertainty of intellectual property litigation increase the intellectual property risks we face. Litigation may be expensive, lengthy and disruptive to normal business operations. Moreover, the results of litigation are inherently uncertain and may result in adverse rulings or decisions. We may be subject to injunctions, enter into settlements or be subject to judgments that may harm our business.

If we incorporate third-party technology into our products or if claims or actions are asserted against us for alleged infringement of the intellectual property of others, we may be required to obtain a license or cross-license, modify our existing technology or design a new non-infringing technology. Such licenses or design modifications may be extremely costly. We evaluate notices of alleged patent infringement and notices of patents from patent holders that we receive from time to time. We may decide to settle a claim or action against us, which settlement could be costly. We may also be liable for past infringement. If there is an adverse ruling against us in an infringement lawsuit, an injunction could be issued barring production or sale of any infringing product. It could also result in a damage award equal to a reasonable royalty or lost profits or, if there is a finding of willful infringement, treble damages. Any of these results would increase our costs and harm our operating results. In addition, our suppliers, customers and partners are subject to similar risks of litigation, and a material, adverse ruling against a supplier, customer or partner could negatively impact our business.

Moreover, from time to time, we agree to indemnify certain of our suppliers and customers for alleged intellectual property infringement. The scope of such indemnity varies but may include indemnification for direct and consequential damages and expenses, including attorneys’ fees. We may be engaged in litigation as a result of these indemnification obligations. Third-party claims for patent infringement are excluded from coverage under our insurance policies. A future obligation to indemnify our customers or suppliers may harm our business.

Our reliance on intellectual property and other proprietary information subjects us to the risk that these key components of our business could be copied by competitors.

Our success depends, in significant part, on the proprietary nature of our technology, including non-patentable intellectual property such as our process technology. If we fail to protect our technology, intellectual property or contract rights, our customers and others may seek to use our technology and intellectual property without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. We primarily rely on patent, copyright, trademark and trade secret laws, as well as non-disclosure agreements and other methods, to protect our proprietary technologies and processes. There can be no assurance that our existing patents will continue to be held valid, if challenged, or that they will have sufficient scope or strength to protect us. It is also possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, our proprietary technologies and processes, despite our efforts to protect our proprietary technologies and processes. If a competitor is able to reproduce or otherwise capitalize on our technology despite the safeguards we have in place, it may be difficult, expensive or impossible for us to obtain necessary legal protection. There are entities whom we believe may infringe our IP. Enforcement of our rights often requires litigation. If we bring a patent infringement action and are not successful, our competitors may be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully countersue us for infringement of their patents or assert a counterclaim that our patents are invalid or unenforceable. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do U.S. laws. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and contractual provisions and a system of internal safeguards to protect our proprietary information. However, we cannot be certain that these contracts and safeguards have not been and will not be breached, that we will be able to timely detect unauthorized use or transfer of our technology and intellectual property, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. Any of our registered or unregistered intellectual property rights may be challenged or exploited by others in the industry, which could harm our operating results.

Maintaining and strengthening our brands are important to maintaining and expanding our business, as well as to our ability to enter into new markets for our technologies, products and services. The success of our brands depends in part on the positive image that consumers have of our brands. We believe the popularity of our brands makes them a target of counterfeiting or imitation, with third parties attempting to pass off counterfeit products as our products. Any occurrence of counterfeiting, imitation or confusion with our brands could negatively affect our reputation and impair the value of our brands, which in turn could negatively impact sales of our branded products, our share and our gross margin, as well as increase our administrative costs related to brand protection and counterfeit detection and prosecution. Additionally, our ability to prevent unauthorized uses of our brands and technologies would be negatively impacted if our trademark registrations were successfully challenged or overturned in the jurisdictions where we do business. We also have trademark applications pending in a number of jurisdictions that may not ultimately be granted, or if granted, may be challenged or invalidated, in which case we would be unable to prevent unauthorized use of our brands and logos in such jurisdictions. We have not filed trademark registrations in all jurisdictions where our brands or logos may be used.

Risks Related to the Spin-Off

We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business.

We may not realize any strategic, financial, operational or other benefits from the spin-off. We cannot predict with certainty if or when anticipated benefits will occur or the extent to which they will be achieved. Following the completion of the spin-off, our operational and financial profile will change and we will face new risks. Following the completion of the spin-off, we will be a smaller and less-diversified company compared to WDC prior to the spin-off, and may be more vulnerable to changing market conditions. While we believe that the spin-off will position each company to better unlock its full standalone long-term potential, we cannot assure you that following the spin-off we will be successful. Further, there can be no assurance that the combined value of the shares of the two resulting companies will be equal to or greater than what the value of our common stock would have been had the spin-off not occurred. After the spin-off, WDC or we may offer products or engage in businesses that compete with the other company’s products or businesses. Under the separation and distribution agreement between WDC and Spinco, WDC will be subject to certain limited noncompetition obligations for a specified period of time after the separation but otherwise will not be restricted in its ability to compete with Spinco.

We may incur material costs and expenses as a result of the spin-off.

We may incur costs and expenses greater than those we currently expect to incur as a result of the spin-off. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). We will also incur ongoing costs and dis-synergies in connection with, or as a result of, the separation and related restructuring transactions, including costs of operating as independent, publicly traded companies that the two businesses will no longer be able to share. We cannot assure you that these costs will not be material to our business.

If, following the spin-off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the year following the first annual report required to be filed with the SEC. To comply with this statute, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting and our independent auditors will be required to issue an opinion on our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management concludes that our internal control over financial reporting is not effective, or we identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

We are being spun-off from our parent company, WDC, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.

We are being spun-off from WDC, our parent company, and have no operating history as an independent, publicly traded company. The historical information about us in this information statement refers to our business as part of pre-spin-off WDC. Our historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of WDC. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

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we may need to make significant investments to replicate or outsource certain systems, infrastructure and functional expertise after our spin-off from WDC. These initiatives to develop our independent ability to operate will be costly to implement. We may not be able to operate our business as efficiently or at comparable costs, and our profitability may decline;

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how we finance our working capital or other cash requirements may differ from how we financed those requirements as part of pre-spin-off WDC. After the spin-off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under pre-spin-off WDC. Differences in access to and cost of debt financing are likely to result in differences in interest rates charged to us on financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which may have an adverse effect on our business, financial condition, results of operations and cash flows; and

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in preparing our financial statements, pre-spin-off WDC made allocations of costs and corporate expenses deemed to be attributable to our business. However, these costs and expenses reflect the costs and expenses attributable to our business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by us had we been operating independently. As a result, our historical financial information may not be a reliable indicator of future results.

For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” “Summary of Historical and Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the combined financial statements and accompanying notes, included elsewhere in this information statement.

WDC may fail to perform under various transaction agreements that will be executed as part of the spin-off, or we may fail to have necessary systems and services in place when WDC is no longer obligated to provide services under the various agreements.

We and WDC will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement, a transitional trademark license agreement and an intellectual property cross-license agreement, as discussed in greater detail in the section of this information statement entitled “Certain Relationships and

Related Transactions—Material Agreements with WDC,” which may provide for the performance by each company for the benefit of the other for a period of time after the spin-off. If WDC is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses.

If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the transitional or other agreements terminate, or if we do not implement the new systems or replace WDC’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services WDC is expected to provide during the transition period.

In connection with our spin-off from WDC, WDC will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future.

WDC will agree to indemnify us for certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” However, third parties could also seek to hold us responsible for liabilities that WDC has agreed to retain, and there can be no assurance that the indemnity from WDC will be sufficient to protect us against the full amount of such liabilities, or that WDC will be able to fully satisfy its indemnification obligations. In addition, WDC’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the spin-off.

In connection with our separation, we will assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted.

We will agree to assume, and indemnify WDC for, certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” Payments pursuant to these indemnities may be significant and could adversely impact our business, financial condition, results of operations and cash flows, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution.

If the distribution of our shares, together with certain related transactions, does not qualify for the Intended Tax Treatment, you and WDC could be subject to significant U.S. federal income tax liability and, in certain circumstances, we could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement.

It is a condition to the completion of the distribution that WDC receives the Tax Opinion, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify for the Intended Tax Treatment, although this condition may be waived by WDC in its sole discretion. The Tax Opinion will rely on certain facts, assumptions, representations and undertakings from WDC and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Nevertheless, an opinion of counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Therefore, notwithstanding the Tax Opinion, the IRS could determine that the distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion. For more information regarding the Tax Opinion, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

If the distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes, a stockholder of WDC that has received shares of our stock in the distribution and WDC could each incur significant U.S. federal income tax liabilities. In addition, WDC and we could incur significant U.S. federal income tax obligations, whether under applicable law or under the tax matters agreement that we intend to enter into with WDC. For a discussion of the tax consequences of the distribution, together with certain related transactions, please refer to the section entitled “United States Federal Income Tax Consequences of the Distribution.”

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we anticipate entering into with WDC, we will be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and such related transactions.

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we anticipate entering into with WDC, we may be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution, together with certain related transactions. Failure to adhere to any such restrictions, including in certain circumstances that may be outside of our control, could result in tax being imposed on WDC for which we could bear responsibility and for which we could be obligated to indemnify WDC. In addition, even if we are not responsible for tax liabilities of WDC under the anticipated tax matters agreement, we nonetheless could potentially be liable under applicable tax law for such liabilities if WDC were to fail to pay such taxes.

The terms of the anticipated tax matters agreement may, furthermore, restrict us from taking certain actions, particularly for the two years following the spin-off, including (among other things) the ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital. Any such restrictions could impair our ability to implement strategic initiatives. Also, any indemnity obligation to WDC might discourage, delay or prevent a change of control that we or our stockholders may otherwise consider favorable. These restrictions may limit our ability to enter into certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the anticipated tax matters agreement, we may be required to indemnify WDC against certain tax liabilities as a result of the acquisition of our stock or assets, even if we did not participate in or otherwise facilitate the acquisition. For a discussion of the tax matters agreement, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with WDC—Tax Matters Agreement.”

The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include (a) transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or (b) transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or WDC or any of our or its respective subsidiaries) may bring a lawsuit alleging that the spin-off or any of the related transactions constituted a fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding the distribution and returning our assets or shares and subjecting WDC and/or us to liability.

The distribution of our common stock is also subject to state corporate distribution statutes. Under applicable Delaware law, including the DGCL, a corporation may only pay a distribution of common stock to its stockholders if (1) after giving effect to the consummation of the transaction (a) the assets of each company, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each company will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither company will have an unreasonably small amount of either assets or capital for the operations of the businesses in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the DGCL, the surplus of the company declaring the distribution exceeds the net amount of the distribution less any dividend paid to the company declaring the distribution. Although WDC intends to make the distribution of our common stock entirely out of surplus and we and WDC intend to obtain the Solvency Opinions, we and WDC cannot ensure that a court would reach the same conclusion in determining the availability of surplus for the separation and the distribution to WDC’s stockholders.

After the spin-off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at WDC.

Because of their current or former positions with WDC, certain of our expected executive officers and directors own equity interests in WDC. Following the spin-off, even though our board of directors will consist of a majority of directors who are independent, and any of our expected executive officers who are currently employees of WDC will cease to be employees of WDC upon the spin-off, some of our executive officers and directors will continue to have a financial interest in shares of WDC common stock and equity awards. Specifically, each outstanding WDC equity award held by our employees at the level of vice president and above will be converted into both a post-separation WDC award relating to shares of WDC common stock and a Spinco award relating to shares of Spinco common stock at the time of separation. Continuing ownership of shares of WDC common stock and equity awards could create, or appear to create, potential conflicts of interest if we and WDC pursue the same corporate opportunities or face decisions that could have different implications for us and WDC.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with WDC.

The agreements we will enter into with WDC in connection with the spin-off, including the ancillary agreements, were prepared in the context of our spin-off from WDC while we were still a wholly owned subsidiary of WDC. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a board of directors or management team that was independent of WDC. While the parties believe the terms reflect arm’s-length terms, there can be no assurance that we would not have received better terms from unaffiliated third parties than the terms we will receive in our agreements with WDC. For more information, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with WDC.”

Some contracts and other assets which will need to be transferred or assigned from WDC or its affiliates to us in connection with our spin-off from WDC may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future, which could adversely impact our financial condition and future results of operations.

In connection with our spin-off from WDC, a number of contracts and licenses with third-parties and other assets are to be transferred or assigned from (x) WDC or its affiliates to us or our anticipated subsidiaries or (y) us or our affiliates to WDC or its subsidiaries. However, the transfer or assignment of certain of these contracts, licenses or assets may require the consent of a third party to such a transfer or assignment. Similarly, in some circumstances, we and another business unit of WDC are joint beneficiaries of contracts, and we or WDC will need to (x) enter into a new agreement with the third-party to replicate the existing contract, (y) be assigned and delegated the portion of the existing contract related to the applicable business or (z) use commercially reasonable efforts to provide for an alternative arrangement to obtain the same or reasonably similar benefits and burdens of the applicable portion of the existing contract. It is possible that some parties may use the requirement of a consent or the fact that the spin-off is occurring to seek more favorable contractual terms from us, to terminate the contract or license or to otherwise request additional accommodations, commitments or other agreements from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, we may be unable to obtain the benefits, assets and contractual commitments which are intended to be allocated to us as part of our spin-off from WDC. The failure to timely complete the assignment of existing contracts, licenses or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could have a material adverse impact on our financial condition and future results of operations. To the extent we require a specific arrangement and agree to less favorable terms in connection with obtaining any consent to retain that arrangement, the basis for that arrangement may be less favorable than currently held by us and could adversely impact our financial conditions and future results of operations. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require the third-party counterparties’ consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds. However, debt or equity financing may not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial and geopolitical factors. If we incur additional debt or raise capital through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders thereof rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of such debt may also impose additional and more stringent restrictions on our operations than we are currently subject to. If we raise funds through the issuance of additional equity, your percentage ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact your investment in us.

Following the spin-off, the value of your common stock in WDC and Spinco may collectively trade at an aggregate price less than what WDC’s common stock might have traded at had the spin-off not occurred.

The common stock of WDC and Spinco that you may hold following the spin-off may collectively trade (taking into account the distribution ratio) at a value less than the price at which WDC’s common stock might have traded had the spin-off not occurred or as it was trading prior to the spin-off. Reasons for this potential difference include the future performance of either WDC or Spinco as separate, independent companies, and the future stockholder base and market for WDC’s common stock and those of Spinco and the prices at which these shares individually trade.

Until the distribution occurs, WDC has the sole discretion to change the terms of the spin-off in ways which may be unfavorable to us.

Completion of the distribution will be contingent upon the satisfaction or waiver of customary conditions, including, among other things, the effectiveness of appropriate filings with the SEC. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.” Until the distribution occurs, WDC will have the sole and absolute discretion to determine and change the terms of the spin-off, including the allocation of assets and liabilities, the establishment of the record date for the distribution and distribution date, the conditions to the distribution and all other terms. These changes could be unfavorable to us. In addition, until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. We cannot provide any assurances that the distribution will be completed.

Certain entities or assets that are part of our separation from WDC may not be transferred to us or may not be transferred to WDC, as applicable, prior to the distribution or at all.

Certain entities and assets that are part of our separation from WDC may not be transferred prior to the distribution because the entities or assets, as applicable, are subject to governmental or third-party approvals that we may not receive prior to the distribution. It is currently anticipated that all material transfers will occur without material delays beyond the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the distribution, under the separation and distribution agreement, the benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to the applicable party.

In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of our separation from WDC and we may be dependent on WDC for transition services for a longer period of time than would otherwise be the case.

The separation could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The separation may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between WDC and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the separation from employees, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties or other effects could materially and adversely affect our business, financial position or results of operations. In addition, following the separation, disputes with WDC could arise in connection with one or more of the ancillary agreements or certain other agreements.

We will share certain directors with WDC, which overlap may give rise to conflicts.

Following the distribution, there will be an overlap between certain of our directors and directors of WDC. Shared directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each of WDC or Spinco. For example, there will be the potential for a conflict of interest when we on the one hand, and WDC and its respective subsidiaries and successors on the other hand, are party to commercial transactions concerning the same or adjacent investments. In addition, after the distribution, certain of our directors will continue to own shares or equity awards of WDC. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and WDC. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Related Person Transactions” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

The separation may result in disruptions to relationships with customers, suppliers and other business partners.

While we intend to manage our operations to minimize any disruptions to our customers, suppliers and business partners, uncertainty related to the separation may nevertheless lead to disruption in those relationships. These disruptions, if not managed by us, could have an adverse effect on our business, financial condition, results of operations and prospects.

After the separation, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

At the completion of the separation, we may not have the infrastructure or personnel necessary to operate as an independent company, including with respect to the functionality and reliability of our information technology systems, without relying on WDC to provide certain transitional services. We may need additional personnel or third-party service providers to successfully operate our business. Upon the completion of the separation, we will enter into a transition services agreement with WDC pursuant to which we will provide certain services to WDC, and WDC will provide certain services to us, to allow us to continue to operate in substantially the same manner following the separation and to benefit from the continuation of certain services for a certain amount of time post-separation and certain cost efficiencies in sharing certain resources and personnel. We cannot assure you that we will be able to successfully implement the infrastructure or retain or hire the personnel necessary to operate as a separate company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain or hire such personnel.

Any failure of our Flash Ventures partner, Kioxia, to provide timely or accurate financial reports to us may adversely affect the timeliness or accuracy of our financial statements.

We will rely on Kioxia, a private Japanese company, to provide reliable and timely financial statement information so that we may include such financial results in our financial reports. Any failure of Kioxia to provide timely or accurate financial reports to us may adversely affect the timeliness or accuracy of our financial statements.

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the spin-off and, following the spin-off, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We expect that shortly before the distribution date, trading of shares of our common stock will begin on a “when-issued” basis on Nasdaq and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the spin-off. Nor can we predict the prices at which shares of our common stock may trade after the spin-off.

Similarly, we cannot predict the effect of the spin-off on the trading prices of our common stock. Subject to the completion of the spin-off, we expect our common stock to be listed and traded on Nasdaq under the symbol “SNDK.” The combined trading prices of WDC common stock and our common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of WDC common stock prior to the spin-off. Until the market has fully evaluated the business of WDC without our business, or fully evaluated us, the price at which WDC’s or our common stock trades may fluctuate significantly.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile, market capitalization or capital allocation policies may not fit the investment objectives of pre-spin-off WDC stockholders, causing a shift in our investor base and our common stock may not be included in some indices in which WDC common stock is included, causing certain holders to sell their shares;

•	our quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover our common stock after the spin-off;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	our ability to meet our forward looking guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

In addition, investors may have difficulty accurately valuing our common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Investors may find it difficult to find comparable companies and to accurately value our common stock, which may cause the trading price of our common stock to fluctuate.

Any sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline.

Upon completion of the distribution, we expect that we will have an aggregate of approximately 144 million shares of our common stock issued and outstanding based upon approximately 346 million shares of WDC common stock outstanding as of September 27, 2024. The shares of our common stock will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of our common stock will be sold in the open market following the spin-off. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes. Whether related to the foregoing or otherwise, sales of substantial amounts of shares of our common stock in the public market following the spin-off, or the perception that such sales might occur, may cause the market price of our common stock to decline.

In addition, WDC is retaining 19.9% of our common stock and will have adverse tax consequences if that stake is not disposed of within 12 months of the distribution. WDC will dispose of such shares of Spinco common stock that it owns after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution. Any disposition by WDC, or any significant stockholder, of Spinco common stock, or the perception that such dispositions could occur, could adversely affect prevailing market prices for Spinco common stock.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. We do not intend to, and there can be no assurance that we will, pay any dividend in the future.

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees.

Our charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences, and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. See the section entitled “Description of Capital Stock.”

Provisions of Delaware law, our certificate of incorporation and our bylaws, may prevent or delay an acquisition of our company, which could decrease the market price of our common stock.

Delaware law contains, and our certificate of incorporation and bylaws will contain, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	provisions regarding the election of directors, classes of directors, the term of office of directors and the filling of director vacancies;

•	no cumulative voting;

•	removal of directors either with or without cause, by the affirmative vote of the stockholders then entitled to vote at an election of directors having a majority of the voting power of the Company;

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our board of directors has the authority to determine designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings; and

•

our bylaws, may be altered, amended or repealed, and new bylaws may be adopted, (i) by our board of directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our board of directors, or (ii) by our stockholders; provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. To the extent permitted by law, any bylaws made or altered by the stockholders may be altered or repealed by either our board of directors or the stockholders.

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

In addition, following the distribution, we will be subject to Section 203 of the DGCL. Section 203 of the DGCL protects publicly traded Delaware corporations, such as us following the distribution, from hostile takeovers and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither our certificate of incorporation nor our bylaws will contain the election not to be governed by Section 203 of the DGCL. Therefore, we will be governed by Section 203 of the DGCL.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of us and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our certificate of incorporation will contain an exclusive forum provision that could limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees.

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or the federal district court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction) is the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer or other employee or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Exclusive Forum Provision”). Our certificate of incorporation will further provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act of 1933, as amended (the “Federal Forum Provision”).

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions we will include in our certificate of incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The exclusive forum provisions we will include in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the company or its directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware pursuant to the Delaware Exclusive Forum Provision could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The court in the designated forum under our exclusive forum provisions may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find any of our exclusive forum provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find all or any part of our exclusive forum provisions to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

The price of WDC’s common stock historically has been volatile, and the price of our common stock may be volatile as well. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of WDC’s common stock has been volatile, and the price of our common stock may also be volatile. This volatility may affect the price at which you could sell your common stock. Our stock price may be subject to significant price and volume fluctuations in response to market and other factors, including:

•	actual or anticipated fluctuations in our operating results, including those resulting from the seasonality and cyclicality of our business;

•	perceptions about our strategic relationships and joint ventures, access to supply of NAND flash memory, new technologies and technology transitions;

•	announcements of technological innovations by us or our competitors, which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence;

•	new products introduced by us or our competitors;

•	strategic actions by us or competitors, such as acquisitions and restructurings;

•	responses to the announcement of the separation;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures or industry consolidation;

•	developments with respect to patents or proprietary rights, and any litigation;

•	proposed or adopted regulatory changes or developments or anticipated or pending investigations, proceedings or litigation that involve or affect us or our competitors;

•	conditions and trends in the flash memory, computer, mobile, data and content management, storage and communication industries;

•	contraction in our operating results or growth rates that are lower than our previous high growth rate periods;

•

failure to meet analysts’ revenue or earnings estimates or changes in financial estimates or publication of research reports and recommendations by financial analysts relating specifically to us or the storage industry in general;

•	announcements relating to dividends and share repurchases; and

•	macroeconomic conditions that affect the market generally and, in particular, developments related to market conditions for our industry.

In addition, the sale of substantial amounts of shares of our common stock, or the perception that these sales may occur, could adversely affect the market price of our common stock. Further, the stock market is subject to fluctuations in the stock prices and trading volumes that affect the market prices of the stock of public companies, including us. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of shares of our common stock. For example, expectations concerning general economic conditions may cause the stock market to experience extreme price and volume fluctuations from time to time that particularly affect the stock prices of many high technology companies. These fluctuations may be unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities, and any such lawsuits filed against us could result in substantial costs and a diversion of resources and management’s attention.

Tax matters may materially affect our financial position and results of operations.

Changes in tax laws in the United States, the European Union and around the globe have impacted and will continue to impact our effective worldwide tax rate, which may materially affect our financial position and results of operations. Further, the majority of countries in the G20 and Organization for Economic Cooperation and Development Inclusive Framework on Base Erosion and Profit Shifting have agreed to adopt a two-pillar approach to taxation, which includes the implementation of a global corporate minimum tax rate of 15%, which when effective could materially increase our tax obligations in these countries. Due to the large scale of our U.S. and international business activities, many of these enacted and proposed changes to the taxation of our activities, including cash movements, could increase our worldwide effective tax rate and harm our business. The Tax Cuts and Jobs Act of 2017 eliminated the option to deduct research and development expenditures in the year incurred, requiring amortization in accordance with IRC Section 174. Depending on our operating results, this requirement could materially increase our effective tax rate and reduce our operating cash flows. Additionally, portions of our operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time, or may be terminated if certain conditions are not met. Although many of these holidays may be extended when certain conditions are met, we may not be able to meet such conditions. If the tax holidays are not extended, or if we fail to satisfy the conditions of the reduced tax rate, then our effective tax rate could increase in the future. Our determination of our tax liability in the U.S. and other jurisdictions is subject to review by applicable domestic and foreign tax authorities. Although we believe our tax positions are properly supported, the final timing and resolution of any tax examinations are subject to significant uncertainty and could result in litigation or the payment of significant amounts to the applicable tax authority in order to resolve examination of our tax positions, which could result in an increase of our current estimate of unrecognized tax benefits and may harm our business.

No vote of the WDC stockholders is required in connection with the separation and distribution. As a result, if you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your WDC common stock prior to or on the distribution date.

No vote of WDC stockholders is required or being sought in connection with the separation and distribution. Accordingly, if you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your WDC common stock prior to or on the distribution date. You may also choose to divest shares of our common stock you receive in the distribution following the distribution.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who may cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Provisions in our joint venture agreements with Kioxia may deter, prevent or delay an acquisition of us, which could decrease the market price of our common stock and limit our future strategic opportunities.

The joint venture agreements with Kioxia contain provisions that may deter, prevent or delay third parties from acquiring us. These provisions include, among others:

•	Restrictions limiting our ability and the ability of any of our affiliates to manufacture or have a third-party fabricate flash memory outside of Flash Ventures’ Yokkaichi and Kitakami facilities;

•	Restrictions limiting our ability and the ability of any of our affiliates to fabricate flash memory beyond our share of Flash Ventures’ manufacturing capacity; and

•	Restrictions limiting our ability to transfer equity in the Flash Ventures entities or their assets, particularly partial transfers.

If we nevertheless wanted to pursue a transaction providing for our acquisition by a third party, the provisions in our joint venture agreements with Kioxia could deter, prevent or delay a potential acquiror from pursuing such a transaction, even if the transaction is considered favorable to our stockholders.

We may seek a waiver of applicable provisions of the joint venture agreements from Kioxia or Kioxia’s consent with respect to such a transaction, but there is no guarantee that we will successfully obtain Kioxia’s consent or waiver.

The provisions in our joint venture agreements with Kioxia could substantially impede the ability of public stockholders to benefit from future strategic transactions, including an acquisition of Spinco and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

FORWARD-LOOKING STATEMENTS

This information statement and other materials WDC and Spinco have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Spinco’s product and technology position, the anticipated benefits and timing of the proposed spin-off of WDC’s Flash Business and all statements regarding Spinco’s expected future position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” “target,” “intend,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and products or services line growth of Spinco, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Spinco based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Spinco’s expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Spinco is unable to predict or control, that may cause actual results, performance or plans to differ materially from those expressed or implied by such forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Spinco undertakes no obligation to update these forward-looking statements to reflect new information or events.

Risks and uncertainties related to the proposed spin-off include, but are not limited to: the future operating results of the stand-alone business; value creation associated with the separation and stand-alone business; the anticipated qualification of the spin-off as a tax-free transaction for U.S. federal income tax purposes; the expected relationship of the two businesses post-separation; whether the spin-off will be completed on the expected terms and on the anticipated timeline or at all, including the possibility that the conditions to the proposed spin-off may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval; the expected benefits and costs of the spin-off, including that the expected benefits will not be realized within the expected time frame, in full or at all; potential adverse reactions or changes to Spinco’s business relationships with their respective customers, suppliers or other partners resulting from the announcement and completion of the proposed spin-off; competitive responses to the announcement or completion of the proposed spin-off; potential adverse effects on Spinco’s stock prices resulting from the announcement or completion of the proposed spin-off; unexpected costs, liabilities, charges or expenses resulting from the proposed spin-off; litigation relating to the proposed spin-off; the inability to retain key personnel of Spinco as a result of the proposed spin-off, disruption of management time from ongoing business operations due to the proposed spin-off; business impact of geopolitical conflicts; and any changes in general economic and/or industry-specific conditions. In addition to the factors set forth above, the proposed spin-off is subject to other economic, competitive, legal, governmental, technological and other factors that may affect the proposed spin-off and Spinco’s plans, results or stock price and which are set forth under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition

and Results of Operations,” “Business,” and “The Separation and Distribution.” Many of these factors are beyond Spinco’s control. Spinco cautions investors that any forward-looking statements made by Spinco are not guarantees of future performance. Spinco does not intend, or undertake any obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SEPARATION AND DISTRIBUTION

General

On October 30, 2023, WDC announced its intention to separate into two standalone, publicly traded companies. WDC has determined to implement this separation through the spin-off of WDC’s Flash Business to its stockholders. WDC intends to effect the spin-off pursuant to an internal reorganization followed by a pro rata distribution of 80.1% of the shares of our common stock held by WDC to holders of shares of WDC common stock, subject to certain conditions. The distribution of our common stock is expected to take place on or about February 21, 2025. On the distribution date, each holder of WDC common stock will receive for each share of WDC common stock held as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, one-third (1/3) of one share of Spinco common stock (the “distribution ratio”). Spinco will be a separate, publicly traded company. You will not be required to make any payment, surrender or exchange your WDC common stock or take any other action to receive your shares of Spinco common stock to which you are entitled on the distribution date. The number of shares you own of WDC will not change as a result of the spin-off. On the distribution date, WDC will hold 19.9% of Spinco common stock. Following the distribution, WDC will dispose of all of the Spinco common stock that it retains through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Reasons for the Spin-Off

WDC has made significant strides in creating a leading digital storage solution business while continuing to strengthen and grow the Flash Business, and, to accelerate the pace of transformation, the WDC Board of Directors approved a plan to separate WDC and Spinco into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	WDC will focus on the HDD Business; and

•	Spinco will hold the Flash Business.

The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders for a number of reasons, including:

•

Increased Management Focus on Core Business and Distinct Opportunities. The spin-off will result in dedicated, independent management for each of the businesses and enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses and better focus on strengthening their respective core businesses and operations. Enhancing the management focus with respect to each business is also expected to increase operating flexibility, and allow each company to pursue opportunities for long-term growth distinct to their respective businesses. In addition, the spin-off will give each respective management team the opportunity to focus on the goals and expectations of such company’s respective investors. The separation of the experienced management teams and other key personnel operating the businesses will result in the ability for each company to better satisfy the needs of its respective stockholders.

•

Improved Operational and Strategic Flexibility. The spin-off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off WDC’s overall portfolio and will enhance operational flexibility for both businesses.

•

Simplified Investment Profile and Potential Ability to Enhance Marketability. The business which will constitute Spinco differs significantly in several respects from the remaining business of WDC, including the nature of the business, growth profile, cyclical trends and business cycles and secular growth drivers. The spin-off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The spin-off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off WDC given its complexity and its exposure to disparate markets and trends.

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. Without the need to make capital allocation decisions based on WDC’s overall pre-spin-off business portfolio, the spin-off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. WDC believes that the spin-off will provide flexibility to better manage capital structure based on each company’s forecasted cash generation, planned investments, credit rating requirements, acquisition activity and capital returns, among other factors. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Improved Alignment of Equity Incentives. The spin-off is expected to increase the effectiveness of stock-based incentive compensation by providing management and employees with incentives that more directly align with the operating and financial performances of the business in which they serve. WDC believes that improved alignment of equity incentives will enhance the ability of each of WDC and Spinco to attract, retain and incentivize qualified personnel.

•

Separate Acquisition Currency. The spin-off will provide each of WDC and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of WDC and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. While Spinco will have significant restrictions on participating in merger and acquisition activity for two years following the spin-off pursuant to the tax matters agreement, ultimately, the separation may facilitate merger and acquisition activity that may generate significant benefits for Spinco, its customers and its stockholders.

The WDC Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•

The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate working capital requirements, overhead, insurance, financing and other operating costs, as well the potentially higher cost of capital as separate companies.

•

Spinco and WDC currently take advantage of pre-spin-off WDC’s size and purchasing power in procuring certain goods and services. After the spin-off, as standalone companies, Spinco and/or WDC may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off WDC.

•

One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate IT systems and create two separate stand-alone IT structures.

•	The loss of currently shared customers, go-to-market teams and the synergies of joint product development.

•

The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Spinco and/or WDC do not achieve the expected benefits of the spin-off for a variety of reasons.

•	The spin-off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition and cash flows of Spinco.

•	Following the spin-off, Spinco and/or WDC may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off WDC.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off WDC, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off WDC could be more significant to WDC and/or Spinco after the spin-off as smaller, stand-alone companies.

•

WDC’s and Spinco’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders may not be interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Spinco may limit investors’ ability to appropriately value Spinco’s common stock.

•

WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with WDC. Actual, potential or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries or enforcement actions.

The WDC Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks. The WDC Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the spin-off is abandoned or otherwise not completed, resulting in WDC not separating into two independent, publicly traded companies.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, the WDC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the section of this information statement entitled “Risk Factors.”

Reasons for WDC’s Retention of 19.9% of Spinco Common Stock

WDC’s plan to transfer less than all of the Spinco common stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of WDC and Spinco, including by reducing, directly or indirectly, WDC’s indebtedness during the 12-month period following the distribution. WDC will dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Formation of a Holding Company Prior to the Distribution and Internal Reorganization

As part of the spin-off, WDC formed Spinco as a corporation in Delaware on February 5, 2024, for the purpose of transferring to Spinco certain assets and liabilities, including certain entities holding assets and liabilities, associated with the Flash Business in anticipation of the planned spin-off. Spinco has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the spin-off. Prior to the distribution, through a series of internal reorganization transactions, (i) WDC and its subsidiaries will transfer the assets and liabilities associated with the Flash Business to Spinco or certain entities which will become its subsidiaries and transfer the equity interests of certain entities holding such assets and liabilities to Spinco and (ii) Spinco and its subsidiaries will transfer the assets and liabilities associated with the HDD Business that are held by Spinco’s subsidiaries, if any, to WDC or its subsidiaries, in each case, as set forth in the separation and distribution agreement. WDC and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to Spinco (or certain entities which will become its subsidiaries) and Spinco and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to WDC or its subsidiaries, in each case, pursuant to the terms of the separation and distribution agreement. In exchange for the transfer of flash assets and liabilities to Spinco, Spinco will pay WDC the Spinco Dividend. WDC will continue to hold WDC’s HDD Business. Spinco is also expected to enter into certain financing arrangements and incur certain indebtedness prior to and in connection with the spin-off. See the section of this information statement entitled “Description of Certain Indebtedness” for more information.

Reasons for Furnishing this Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to WDC stockholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of WDC. We believe that the information in this information statement is accurate as of the date set forth on the cover.

Changes may occur after that date and none of us, WDC, the Spinco Board of Directors or the WDC Board of Directors undertake any obligation to update such information, except as required by applicable federal securities laws.

WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of its board of directors, are not material. However, the WDC Board of Directors would likely consider material matters such as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify WDC stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein.

Conditions to the Distribution

The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received the Tax Opinion from its tax counsel Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of February 12, 2025, the record date for the distribution.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

•

An independent appraisal firm shall have delivered the Solvency Opinions; and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	WDC shall have either:

•	refinanced the obligations under its existing credit agreement; or

•	obtained a waiver from the requisite lenders under its existing credit agreement, in each case, in a manner and to the extent necessary (as determined by WDC in good faith) to permit the transactions.

•	Spinco shall have consummated the necessary debt financing transactions (as determined by Spinco in good faith).

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. If the spin-off is completed and the WDC Board of Directors waives any such condition, such waiver could have a material adverse effect on WDC’s and Spinco’s respective business, financial condition or results of operations, including, without limitation, as a result of litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the spin-off, or the failure of WDC and Spinco to obtain any required regulatory approvals. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein.

The fulfillment of the above conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC.

Solvency Opinion

In furtherance of the related condition referenced above, prior to the separation, an independent appraisal firm shall have delivered:

•

opinions, dated as of (x) the date of the declaration of the distribution by the WDC Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the WDC Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of each of WDC and Spinco, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each of WDC and Spinco will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither WDC nor Spinco will have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the DGCL, the surplus of WDC exceeds the net amount of the distribution less the Spinco Dividend; and

•

opinions, dated as of (x) the date of the declaration of the Spinco Dividend by the Spinco Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the Spinco Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of Spinco, at a fair valuation, exceed its debts (including contingent liabilities), (b) Spinco will be able to pay its debts (including contingent liabilities) as they become due and (c) Spinco will not have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (B) immediately prior to giving effect to the Spinco Dividend and pursuant to Section 170 of the DGCL, the surplus of Spinco exceeds the amount of the Spinco Dividend.

The Number of Shares You Will Receive

For each share of WDC common stock that you owned as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, you will receive a number of shares of Spinco common stock equal to the distribution ratio on or about February 21, 2025, the distribution date. The actual number of shares to be distributed will be determined based on the number of shares of WDC common stock outstanding on the record date for the distribution.

Transferability of Shares You Receive

Shares of Spinco common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Spinco affiliates. Persons who may be deemed to be Spinco affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Spinco, which may include certain of Spinco’s executive officers, directors or principal stockholders. Securities held by Spinco affiliates will be subject to resale restrictions under the Securities Act. Spinco affiliates will be permitted to sell shares of Spinco common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

When and How You Will Receive the Distributed Shares

WDC expects to distribute the shares of Spinco common stock on or about February 21, 2025, the distribution date. Equiniti Trust Company, LLC will serve as the transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own shares of WDC common stock as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, the shares of Spinco common stock that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your broker, bank or other nominee on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your shares of Spinco common stock. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of WDC common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Spinco common stock in the distribution.

If you hold your shares through a brokerage firm or bank, the brokerage firm or bank would be said to hold the shares in “street name” and ownership would be recorded on the brokerage firm or bank’s books and your brokerage firm or bank will credit your account for the shares of Spinco common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

WDC stockholders will not be required to make any payment or surrender or exchange their shares of WDC common stock or take any other action to receive their shares of our common stock.

Treatment of Equity Incentive Arrangements

We expect that WDC equity awards outstanding at the time of the distribution will be adjusted using the following principles:

•

Generally, the intent is to maintain the economic value of those awards before and after the separation date, while also streamlining and simplifying the post-distribution administration of such awards. Generally, employees who will continue at WDC after the spin-off will have their outstanding WDC equity awards adjusted and become post-separation WDC awards, while employees who transition to Spinco will have their outstanding WDC equity awards converted to equivalent equity awards of Spinco.

•

Each outstanding WDC RSU award held by a Spinco employee at the level of vice president or above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or Thailand immediately prior to the separation) will generally become both a post-separation WDC award and a Spinco award.

•

The number of shares of Spinco common stock or WDC common stock, as applicable, subject to such awards held by WDC employees and Spinco employees below the level of vice president will be determined in a manner intended to preserve the aggregate value of the equity award by adjusting the number of shares subject to such awards based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock and the average of either the post-separation per share trading price of WDC common stock or post-separation per share trading price of Spinco common stock, as applicable, over 5 trading days following the separation.

•

The terms of all converted equity awards, such as the vesting schedule, settlement dates and method of settlement, will generally continue unchanged, as equitably adjusted to reflect the distribution, except that for each outstanding WDC PSU: (a) held by a continuing WDC employee, such PSUs will remain in place as WDC PSUs, with the performance measures with respect to fiscal year 2025 deemed achieved at target performance to avoid distortions associated with the separation and with performance measures applicable for subsequent performance years to be determined in the normal course; and (b) held by a Spinco employee, the performance measure achievement will be determined based on actual performance for completed fiscal years and based on target performance for fiscal years not yet completed as of the spin-off date and such PSUs will be converted into WDC and Spinco equity awards subject to only time-based vesting following the spin-off.

•

The number of shares of WDC common stock subject to each converted WDC PSU award held by a Spinco employee at the level of vice president and above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or Thailand immediately prior to the separation) will be equal to the performance-adjusted number of shares subject to the pre-separation award, and the number of shares of Spinco common stock subject to each converted Spinco award held by any such Spinco employee will be equal to the number of shares of Spinco common stock an individual holder of WDC common stock will receive in the distribution calculated based on the number of performance-adjusted WDC shares of common stock subject to the pre-separation award.

With respect to employees, the following table provides additional information regarding the adjustments expected to be made to each type of WDC equity award outstanding as of the distribution date. As a result of the adjustments to such awards in connection with the distribution, the precise number of shares of Spinco common stock or WDC common stock, as applicable, to which the adjusted awards will relate will not be known until the 5th trading day following the distribution date or shortly thereafter.

RSUs
WDC Employee	Adjusts and becomes a post-separation WDC RSU award with adjustments intended to preserve the aggregate value of the equity award based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of WDC common stock over 5 trading days following the separation and remains outstanding under the terms of the applicable WDC equity incentive plan.

Spinco Employee

Converts to a Spinco RSU award with adjustments intended to preserve the aggregate value of the equity award based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of Spinco common stock over 5 trading days following the separation.

Each Spinco RSU award is assumed under the applicable Spinco equity incentive plan and remains subject to the same terms and conditions in effect immediately prior to the separation for the corresponding WDC RSU award.

Spinco Employee VP+	Other than in an excluded jurisdiction (China, Israel, Malaysia, the Philippines and Thailand), becomes both a post-separation WDC RSU award and a Spinco RSU award. See Spinco Employee section above for treatment of excluded jurisdiction equity awards.

The number of shares of WDC common stock subject to each post-separation WDC RSU award will be equal to the number of shares subject to the pre-separation award, and the number of shares of Spinco common stock subject to each Spinco RSU award will be equal to the number of shares of Spinco common stock an individual holder of WDC common stock will receive in the distribution calculated based on the number of WDC shares of common stock subject to the pre-separation award.

PSUs
WDC Employee	Adjusts and becomes a post-separation WDC PSU award that remains outstanding under the terms of the applicable WDC equity incentive plan, except that any performance measures with regard to fiscal year 2025 will be deemed achieved at target performance to avoid distortions associated with the separation, with performance measures for subsequent performance years to be determined in the normal course.

Spinco Employee	N/A; No Spinco employees below the level of vice president hold PSUs.

Spinco Employee VP+

In a manner consistent with the RSU treatment above, generally converts to WDC and Spinco equity awards, subject to the same terms and conditions applicable to the corresponding WDC PSU award immediately prior to the separation, except that such WDC and Spinco equity awards shall be subject to only time-based vesting following the spin-off. See Spinco Employee section for RSUs above for treatment of excluded jurisdiction equity awards.

The number of shares subject to the pre-separation award will be adjusted based on the number of shares that would otherwise have vested under the corresponding WDC PSU award based on actual performance for completed fiscal years and based on target performance for fiscal years not yet completed as of the spin-off date.

General Treatment of Fractional Shares of Common Stock

WDC will not distribute any fractional common stock shares to its stockholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional shares such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share of common stock in the distribution. The transfer agent, in its sole discretion, without any influence by WDC or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either WDC or us. Neither we nor WDC will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares of common stock will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For an explanation of the material United States federal income tax consequences of the distribution, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.” If you are the registered holder of shares of WDC common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sale. The amount of this payment will depend on the prices at which the transfer agent sells the aggregated fractional shares of our common stock in the open market shortly after the distribution date and will be reduced by any amount required to be withheld for tax purposes and any brokerage fees and other expenses incurred in connection with these sales of fractional shares. If you hold your shares of WDC common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Spin-Off

Immediately following the spin-off, Spinco will be a separate, publicly traded company, and we expect to have approximately 144 million shares of our common stock outstanding as a result of the distribution. The actual number of shares to be distributed will be determined after February 12, 2025, the record date for the distribution. The distribution will not affect the number of outstanding shares of WDC common stock and WDC preferred stock.

Market for Spinco Common Stock

There is currently no public market for our common stock. A condition to the distribution is the listing of our common stock shares on Nasdaq. We intend to apply to list our common stock on Nasdaq under the symbol “SNDK.” We have not and will not set the initial price of shares of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of our common stock will trade after the distribution. In fact, the combined trading prices, after the spin-off, of shares of our common stock that each WDC stockholder will receive in the distribution and the shares of common stock of WDC held at the record date for the distribution may not equal the “regular-way” trading price of a WDC share immediately prior to completion of the spin-off. The price at which shares of our common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors.

Trading Between the Record Date and the Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, WDC expects that there will be two markets in WDC common stock: a “regular-way” market and an “ex-distribution” market. Shares of WDC common stock that trade on the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Shares of WDC common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Each stockholder trading in WDC shares would make any decision as to whether to trade one or more of such stockholder’s shares in WDC in the “regular-way” market or the “ex-distribution” market. If you sell shares of WDC common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Spinco common stock in the distribution. If you own shares of WDC common stock as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Spinco common stock that you are entitled to receive pursuant to your ownership as of the record date for the distribution.

Furthermore, beginning shortly before the distribution date and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of WDC common stock on February 21, 2025, the distribution date. If you own shares of WDC common stock as of 1:00 pm Pacific time on February 12, 2025, the record date for the distribution, you will be entitled to a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock you hold. You may trade this entitlement to our shares, without the WDC shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.

Transaction and Separation Costs

Spinco will incur certain costs in connection with the consummation of the transaction. We currently estimate that the one-time separation costs we will incur, primarily employee-related costs such as recruitment expenses, costs to establish certain standalone functions and information technology systems, professional services fees and other separation-related costs during our transition to being a stand-alone public company, will be approximately $104 million. Except as otherwise set forth in the separation and distribution agreement, any such costs incurred prior to the completion of the spin-off will be borne by WDC, and any such costs incurred from and after the completion of the spin-off will be borne by the applicable party incurring such costs.

Incurrence/Treatment of Debt

In connection with the separation, we expect to enter into the Facilities. For a more detailed description of the Facilities, see the section of this information statement entitled “Description of Certain Indebtedness” on page 192.

Regulatory Approval

Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and shares of Spinco common stock to be distributed must have been approved for listing on Nasdaq, subject to official notice of distribution. In certain jurisdictions outside the U.S., consents, authorizations, orders or approvals from certain foreign governments are required in order to complete the separation with respect to certain entities and assets which may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities (including under certain foreign investment laws). It is currently anticipated that all material transfers will occur without material delays beyond the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. For more information, see the Risk Factor entitled – Certain entities or assets that are part of our separation from WDC may not be transferred to us or may not be transferred to WDC, as applicable, prior to the distribution or at all. Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Shareholder Vote

No vote of WDC stockholders is required or sought in connection with the spin-off.

No Appraisal Rights

Under the DGCL, WDC stockholders will not have appraisal rights in connection with the distribution.

Background to the Separation and Distribution

As part of WDC’s ongoing strategic planning process, the WDC Board of Directors and senior management regularly review and assess WDC’s long-term goals and opportunities, industry trends, competitive environment and short-and long-term performance in light of WDC’s strategic plan, with the goal of maximizing stockholder value. In connection with these activities, the WDC Board of Directors and senior management meet from time to time in the ordinary course of business to consider and evaluate various courses of action, including business combinations, acquisitions, dispositions, stock buybacks, special dividends, internal restructurings, capital raising, debt financings or refinancings, spin-offs and other transactions.

In early 2022, the WDC Board of Directors directed WDC management to begin exploring a broad range of strategic alternatives. In connection with this review, WDC engaged Lazard Ltd., as its financial advisor (and subsequently engaged Qatalyst Partners LP and J.P. Morgan as its financial advisors), and Skadden, as its legal advisor. Between February 2022 and June 2022, the WDC Board of Directors considered strategic options, which included a spin-off transaction.

On June 7, 2022, WDC announced that, following constructive dialogue with many of WDC’s stockholders, including Elliott Investment Management L.P., it was reviewing potential strategic alternatives aimed at further optimizing long-term value for its stockholders, and that the Executive Committee of the WDC Board of Directors would oversee the assessment process and fully evaluate a comprehensive range of alternatives, including options for separating WDC’s market-leading flash and HDD franchises.

From June 2022 to October 2023, the WDC Board of Directors engaged in such strategic review. WDC’s financial advisors reached out to multiple strategic parties and financial sponsors regarding a transaction with WDC, including a possible spin-off followed by a merger involving the Flash Business. The WDC Board of Directors thoroughly explored this option, among others, which included extensive due diligence and negotiations. The WDC Board of Directors ultimately determined that such transaction was not actionable at this time. The WDC Board of Directors and the Executive Committee then reviewed the risks and benefits of standalone alternatives, including a spin-off of its Flash Business.

On October 30, 2023, WDC announced that the WDC Board of Directors had completed its strategic review of WDC’s business and, after evaluating a comprehensive range of alternatives, unanimously authorized management to pursue a plan to spin-off the Flash Business from the remaining HDD Business.

The WDC Board of Directors considered other transactions and considerations as part of the full review process, including not proceeding with the spin-off transaction, and reviewed and considered the agreements related to the spin-off. The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders. For more information, see the sections of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

The WDC Board of Directors unanimously approved the transactions described herein, subject to the WDC Board of Directors declaring the distribution prior to the closing of the spin-off.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to WDC and to the holders of shares of WDC common stock in connection with the spin-off. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the separation will be consummated in accordance with the separation and distribution agreement and as described in this information statement.

Except as specifically described below, this summary is limited to holders of shares of WDC common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of WDC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders of WDC common stock that hold their WDC common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the United States federal income tax laws, such as: insurance companies; tax-exempt organizations; banks and other financial institutions; pension plans; cooperatives; real estate investment trusts; dealers in securities or currencies; traders that elect to use a mark-to-market method of accounting; certain former U.S. citizens or long-term residents; persons holding shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; persons who acquire shares pursuant to any employee share option or otherwise as compensation; persons holding shares through an individual retirement account or other tax-deferred account; persons who actually or constructively own 10% or more of our stock (by vote or value); persons whose functional currency is not the U.S. dollar; or partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding shares through such entities.

If a partnership (or any other entity or arrangement subject to tax as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of WDC common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership for U.S. federal income tax purposes that beneficially owns shares of WDC and its partners are urged to consult their tax advisor as to the tax consequences of the spin-off.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations, or the Medicare tax on certain net investment income.

HOLDERS OF WDC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM REGARDING THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Tax Opinion

It is a condition to the completion of the distribution that WDC receives the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code. This condition may be waived by WDC in its sole discretion.

In rendering the Tax Opinion to be given as of the closing of the distribution, Skadden will rely on (i) customary representations and covenants made by WDC and Spinco, including those contained in certificates of officers of WDC and Spinco and (ii) specified assumptions, including an assumption regarding the completion of the separation, the distribution and certain related transactions in the manner contemplated by the transaction agreements. In addition, Skadden’s ability to provide the Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the distribution. If any of the representations, covenants or assumptions on which Skadden will rely are inaccurate, Skadden may not be able to provide the Tax Opinion, or the tax consequences of the distribution could differ from those described below.

The Tax Opinion will not be binding upon the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the Tax Opinion are not correct, are incomplete or have been violated, WDC’s ability to rely on the Tax Opinion could be jeopardized. As of the date of this information statement, we are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete or that would cause any of these undertakings to fail to be complied with, in any material respect.

Treatment of the Distribution

Assuming the distribution, together with certain related transactions, qualifies as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by WDC as a result of the distribution (except for certain items that may be required to be recognized under Treasury Regulations regarding consolidated federal income tax returns);

•	no gain or loss will be recognized by, or be includible in the income of, a holder of WDC common stock solely as a result of the receipt of our common stock in the distribution;

•

the aggregate tax basis of the shares of WDC common stock and shares of Spinco common stock (including any fractional shares deemed received, as discussed below) in the hands of each WDC stockholder immediately after the distribution will be the same as the aggregate tax basis of the shares of WDC common stock held by such holder immediately prior to the distribution, allocated between the shares of WDC common stock and shares of Spinco common stock in proportion to their relative fair market values immediately following the spin-off;

•

the holding period with respect to shares of Spinco common stock received by WDC stockholders (including any fractional shares deemed received, as discussed below) will include the holding period of the WDC common stock with respect to which such Spinco common stock was received; and

•

WDC stockholders that have acquired different blocks of WDC common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of WDC common stock.

If, notwithstanding the conclusions that we expect to be included in the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Sections 368(a)(1)(D), 361 and 355 of the Code for U.S.

federal income tax purposes, then WDC would generally recognize gain with respect to the transfer of Spinco common stock and certain related transactions. In addition, each WDC stockholder that receives shares of Spinco common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of Spinco common stock that was distributed to such stockholder, which would generally be taxed as a dividend to the extent of the stockholder’s pro rata share of WDC’s current and accumulated earnings and profits, including WDC’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in WDC stock and thereafter treated as capital gain from the sale or exchange of WDC stock.

Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D), 361 and 355 of the Code, the distribution may result in corporate level taxable gain to WDC under Section 355(e) of the Code if either WDC or Spinco undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, WDC would recognize taxable gain as described above, but the distribution would be tax-free to each WDC stockholder (except with respect to any tax on any cash received in lieu of fractional shares).

A U.S. Holder that receives cash instead of fractional shares of Spinco common stock should be treated as though such U.S. Holder first received a distribution of a fractional share of Spinco common stock and then sold it for the amount of cash received. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s WDC common stock exceeds one year on the date of the distribution.

U.S. Treasury Regulations require certain stockholders of WDC common stock who receive Spinco common stock in the distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within a reasonable period after the distribution, WDC will provide stockholders who receive our common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis and fair market value of Spinco common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future.

In addition, under Delaware law, the Spinco Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value, minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 27, 2024, on a historical and a pro forma basis to give effect to the spin-off and related transactions as if they had occurred on September 27, 2024, our latest balance sheet date.

The cash and cash equivalents and capitalization information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization would have been had we been operating as a standalone company as of September 27, 2024. Additionally, the information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization may be in the future.

The following table should be read in conjunction with the section of this information statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” our unaudited Condensed Combined Financial Statements and Combined Financial Statements and the accompanying notes thereto included elsewhere in this information statement.

	As of September 27, 2024
	Historical	Pro Forma
(In millions)
Assets
Cash and cash equivalents (1)	$322	$1,339
Notes due from Parent (1)	1	—
Liabilities
Notes due to Parent (1)	296	—
Long-term debt (1)	—	1,943
Stockholders’ equity
Common stock, $0.01 par value	—	1
Additional paid-in-capital	—	11,691
Parent company net investment	12,369	—
Accumulated other comprehensive loss	(243)	(248)

Total capitalization	$12,422	$13,387

(1)

Reflects approximately $2,000 million of borrowings expected to be incurred in connection with the spin-off pursuant to the debt financing transactions, inclusive of $20 million current portion of long-term debt, offset by anticipated term loan original issue discount of $30 million and debt issuance costs of $27 million. See “Description of Certain Indebtedness” for additional details. We will pay WDC, as partial consideration for the Flash Business that WDC is transferring to us in connection with the spin-off, all of the net proceeds that we will receive from the debt financing transactions, together with any interest accrued thereon following our receipt of such proceeds, provided that we will retain an amount in cash and cash equivalents of $1,339 million, after giving effect to this offering, the debt financing transactions and the settlement or termination of Notes due to (from) Parent. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Financial Condition, Liquidity and Capital Resources” for additional details.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the spin-off and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended. The spin-off and related transactions are described in the section of this information statement entitled “The Separation and Distribution.”

The following unaudited pro forma condensed combined financial statements consist of the unaudited pro forma condensed combined balance sheet as of September 27, 2024, and the unaudited pro forma condensed combined statement of operations for the three months ended September 27, 2024 and for the fiscal year ended June 28, 2024.

The unaudited pro forma condensed combined financial statements and Spinco’s combined financial statements and notes thereto included in this information statement shall mean the Flash Business of Western Digital Corporation and references to “Parent” or “WDC” shall mean Western Digital Corporation.

The unaudited pro forma condensed combined financial statements reflect adjustments to our historical unaudited combined balance sheet as of September 27, 2024, and our historical unaudited combined statement of operations for the three months ended September 27, 2024 and audited combined statement of operations for the fiscal year ended June 28, 2024. The unaudited pro forma condensed combined balance sheet as of September 27, 2024, gives effect to the spin-off and related transactions, described below, as if they occurred on September 27, 2024. The unaudited pro forma condensed combined statement of operations for the three months ended September 27, 2024 and for the fiscal year ended June 28, 2024, gives effect to the spin-off and related transactions as if they had occurred on July 1, 2023, the beginning of our most recently completed fiscal year.

The unaudited pro forma condensed combined financial statements have been prepared to include Financing / Capitalization Adjustments and Spin-off Adjustments, collectively “Transaction Accounting Adjustments” and Autonomous Entity Adjustments to reflect our financial condition and results of operations as if we were a separate standalone public company. The unaudited pro forma combined financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):

•

the contribution of the assets and liabilities that comprise our business by WDC to Spinco pursuant to the separation and distribution agreement and the retention by WDC of certain specified assets and liabilities reflected in our historical combined financial statements, in each case, pursuant to the separation and distribution agreement;

•

the effect of our anticipated post-spin-off capital structure, including the incurrence of indebtedness in an aggregate principal amount equal to approximately $2,000 million pursuant to the debt financing transactions and the application of the net proceeds from the debt financing transactions as described in the section of this information statement entitled “Description of Certain Indebtedness”;

•	the one-time expenses associated with the spin-off and related transactions and the transition to becoming a stand-alone public company;

•	the impact of the ancillary agreements and the provisions contained therein (see “Material Agreements with WDC” within this information statement); and

•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

On September 28, 2024, a wholly owned subsidiary of WDC that will be a wholly owned subsidiary of Spinco after separation completed the sale of 80% of its equity interest in the SDSS Venture. Following the closing of this transaction, Spinco will account for its retained investment in the SDSS Venture under the equity method of accounting. The SDSS Venture and its associated results of operations are included within Spinco’s historical combined financial statements. As the divestiture is not significant to Spinco and impacts to Spinco’s cost of inventory and gross profit margins are not expected to be material, we have not adjusted the unaudited pro forma condensed combined financial information herein. See Note 9, “Related Parties and Related Commitments and Contingencies” in the notes to the unaudited combined financial statements for further information.

We expect to enter into an intellectual property cross license agreement and transitional trademark license agreement with WDC in connection with the spin-off transaction. As the intellectual property cross license agreement provides a royalty-free license and any royalty fees due under the trademark license agreement would not commence until up to 18 months after the effective date of the spin-off, we have not adjusted the unaudited pro forma condensed combined financial information herein.

The unaudited pro forma condensed combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change. A final determination regarding our capital structure has not yet been made, and the ancillary agreements have not been finalized. As such, the unaudited pro forma condensed combined financial information may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

The unaudited pro forma condensed combined financial information is based upon available information and assumptions that we believe are reasonable and supportable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone public company during the periods presented, or what our financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma condensed combined financial information has been derived from our historical combined financial statements, which have been prepared from WDC’s historical accounting records. All the allocations and estimates in our historical combined financial statements are based on assumptions that management believes are reasonable.

Our historical combined financial statements, which were the basis for the unaudited pro forma condensed combined financial information, were prepared on a carve-out basis as we did not operate as a separate, independent company for the periods presented. Accordingly, such financial information reflects an allocation of certain corporate costs, such executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to Spinco based upon direct usage or benefit, where identifiable, with the remainder allocated based upon headcount, revenue or other relevant measures. See Note 1, “Basis of Presentation” and Note 9, “Related Parties and Related Commitments and Contingencies” to the audited combined financial statements included elsewhere in this information statement for further information on the allocation of corporate costs.

We expect to incur incremental costs as a standalone public company related to certain expenses previously allocated from WDC. Our historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized or geographic basis by WDC and its affiliates, which include executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. Additionally, we expect to incur charges from contracts with vendors, which are expected to be incurred in relation to the separation of Spinco as a standalone public company. These charges primarily relate to legal, audit and advisory fees, system implementation costs, business separation costs and other costs. We will also incur new costs relating to our public reporting and compliance obligations as a standalone public company. Any shortfall of required resource needs will be filled through external hiring or will be supported by WDC through the transition services agreement. From a timeframe standpoint, these incremental costs will begin to materialize on the date of this information statement.

Adverse effects and limitations, including those discussed in the section of this information statement entitled “Risk Factors,” may impact the actual costs incurred. We are in process of evaluating the extent and timing of such costs to be incurred as a stand-alone public company and accordingly have not reflected any management adjustments for such costs within the unaudited condensed combined pro forma financial information presented below.

The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements included elsewhere in this information statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 27, 2024

(in millions)

		Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		The Flash Business of Western Digital Corporation Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$322	$1,017	A	$—		$—		$1,339
Accounts receivable, net	1,037							1,037
Inventories	2,069							2,069
Income tax receivable	7			54	I			61
Other current assets	300			(1)	D	2	N	301
Notes due from Parent	1	(1)	A					—
Assets held for sale	652							652

Total current assets	4,388	1,016		53		2		5,459
Property, plant and equipment, net	552			26	C			576
				(2)	D
Notes receivable and investments in Flash Ventures	1,066							1,066
Goodwill	6,932							6,932
Deferred tax assets	56			(4)	G			87
				35	I
Income tax receivable, non-current	12			57	I			69
Other non-current assets	884	6	A	13	C	2	N	982
				57	K	20	P

Total assets	$13,890	$1,022		$235		$24		$15,171

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$297	$—		$—		$—		$297
Accounts payable to related parties	352							352
Accrued expenses	236			4	C	4	P	244
Income taxes payable	12							12
Accrued compensation	169			(25)	D	25	N	208
				39	J
Current portion of long term debt	—	20	A					20
Notes due to Parent	296	(296)	A					—
Liabilities held for sale	110							110

Total current liabilities	1,472	(276)		18		29		1,243
Long-term debt	—	1,923	A					1,923
Deferred tax liabilities	18							18
Other liabilities	274			8	C	16	P	543
				245	I

Total liabilities	1,764	1,647		271		45		3,727

Commitments and contingencies
Shareholder’s equity
Common stock, $0.01 par value	—			1	F			1
Additional paid-in capital	—	(625)	H	12,337	H	(21)	N	11,691
Parent company net investment	12,369			(12,369)	E			—
Accumulated other comprehensive loss	(243)			(5)	K			(248)

Total Shareholder’s equity	12,126	(625)		(36)		(21)		11,444

Total Liabilities and Equity	$13,890	$1,022		$235		$24		$15,171

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended September 27, 2024

(in millions, except per share amounts)

		Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		The Flash Business of Western Digital Corporation Pro Forma
Revenue, net	$1,883	$—		$—		$—		$1,883
Cost of revenue	1,157					(1)	N	1,155
						(1)	R

Gross profit	726	—		—		2		728
Operating expenses
Research and development	283					2	R	285
Selling, general and administrative	130					7	N	138
						1	R
Employee termination, asset impairment and other charges	2							2
Business separation costs	20							20

Total operating expenses	435	—		—		10		445

Operating income (loss)	291	—		—		(8)		283
Interest and other income (expense)
Interest income	3	(1)	B					2
Interest expense	(2)	(40)	B					(42)
Other income (expense), net	(25)			1	K			(24)

Total interest and other income (expense)	(24)	(41)		1		—		(64)

Income before taxes	267	(41)		1		(8)		219
Income tax expense	56	(9)	M	—	M	—	Q	47

Net Income	$211	$(32)		$1		$(8)		$172

Earnings per share:
Basic							S	$1.19
Diluted							S	$1.19
Weighted-average number of common shares outstanding:
Basic							S	144
Diluted							S	144

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended June 28, 2024

(in millions, except per share amounts)

		Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		The Flash Business of Western Digital Corporation Pro Forma
Revenue, net	$6,663	$—		$—		$—		$6,663
Cost of revenue	5,591			4	J	(9)	N	5,576
						(10)	R

Gross profit	1,072	—		(4)		19		1,087
Operating expenses
Research and development	1,061			11	J	(9)	N	1,061
						(2)	R
Selling, general and administrative	455			24	J	29	N	517
						8	O
						1	R
Employee termination, asset impairment and other charges	(40)							(40)
Business separation costs	64			47	L			111

Total operating expenses	1,540	—		82		27		1,649

Operating income (loss)	(468)	—		(86)		(8)		(562)
Interest and other income (expense)
Interest income	12	(6)	B					6
Interest expense	(40)	(132)	B					(172)
Other income (expense), net	(7)			3	K			(4)

Total interest and other income (expense)	(35)	(138)		3		—		(170)

Loss before taxes	(503)	(138)		(83)		(8)		(732)
Income tax expense	169	(32)	M	(11)	M	(2)	Q	124

Net loss	$(672)	$(106)		$(72)		$(6)		$(856)

Loss per share:
Basic and diluted							S	$(5.94)

Weighted-average number of common shares outstanding:
Basic and diluted							S	144

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of September 27, 2024, and the unaudited pro forma condensed combined statement of operations for the three months ended September 27, 2024 and for the fiscal year ended June 28, 2024, include the following adjustments:

Note 1. Transaction Accounting Adjustments

Financing / Capitalization Adjustments

A.

Reflects approximately $2,000 million of borrowings expected to be incurred in connection with the spin-off pursuant to the debt financing transactions, offset by anticipated term loan and revolving credit facility debt issuance costs of $27 million and $6 million, respectively, and term loan original issue discount of $30 million. See “Description of Certain Indebtedness” for additional details. We will pay WDC, as partial consideration for the Flash Business that WDC is transferring to us in connection with the spin-off, all of the net proceeds that we will receive from the debt financing transactions, together with any interest accrued thereon following our receipt of such proceeds, provided that we will retain an amount in cash and cash equivalents of $1,339 million, after giving effect to this offering, the debt financing transactions and the settlement or termination of Notes due to (from) Parent. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Financial Condition, Liquidity and Capital Resources” for additional details.

The following represents adjustments to cash and cash equivalents:

(in millions)	As of September 27, 2024
Cash received from issuance of debt	$1,970
Cash distribution to WDC at separation	(920)
Cash paid for debt issuance costs	(33)

Total pro forma adjustment to cash and cash equivalents	$1,017

We will also enter into a 5-year revolving credit facility of $1,500 million; however, the facility is not expected to be drawn upon at the completion of the spin-off. The associated issuance costs are recorded in other non-current assets and amortized to interest expense over the term of the credit facility. Periodic fees payable on the undrawn portion of the revolving credit facility have also been reflected as adjustments to interest expense.

The following represents adjustments to long-term debt:

(in millions)	As of September 27, 2024
Cash received from issuance of debt	$1,970
Deferred debt issuance costs for term loan	(27)

Total pro forma adjustment to debt	1,943
Less: current portion of long-term debt	(20)

Total pro forma adjustment to long-term debt	$1,923

B.

The adjustment reflects interest expense of $39 million for the three months ended September 27, 2024 and $157 million for the year ended June 28, 2024 based on a weighted-average term loan interest rate of approximately 7.8% (based on a 4.8% SOFR plus 3.00% on September 27, 2024). Additionally, interest expense for the three months ended September 27, 2024 and for the year ended June 28, 2024 reflects of amortization for deferred debt issuance costs incurred in connection with the issuance of debt as described in Note (A) above, as well as undrawn capacity fees on the revolving credit facility. A 1/8 percent variance in the assumed interest rate on the floating rate indebtedness would change interest expense by $1 million and $2 million for the three months ended September 27, 2024 and fiscal year ended June 28, 2024, respectively. Also included within the adjustment to interest expense and interest income is the elimination of interest expense and interest income, incurred in connection with Notes due to (from) Parent which will be subject to settlement or termination in connection with the spin-off.

The following represents adjustments to interest expense:

(in millions)	Three months ended September 27, 2024	Year ended June 28, 2024
Interest expense on total debt at estimated weighted average rate of approximately 7.8%	$39	$157
Undrawn capacity fee on revolving debt facility	1	5
Amortization of debt issuance costs and original issue discount	2	7
Elimination of interest expense on notes due to Parent	(2)	(37)

Total pro forma adjustment to interest expense	$40	$132

Spin-off Adjustments

C.

Reflects adjustments for certain assets and liabilities that are to be transferred and leases which will be novated to us from WDC in connection with the spin-off and were not included in the historical combined financial statements as we did not manage these shared assets and liabilities. Generally, the shared assets and liabilities to be transferred to us relate to corporate overhead including information technology, facilities and certain operational support assets. The costs associated with these assets and liabilities have been allocated to us and are included within the historical combined statements of operations. Differences between the allocated costs included within our historical combined statements of operations and the costs which we expect to incur as a stand-alone company have been reflected as an autonomous entity adjustment (see Note (R) below).

D.

Reflects an adjustment to remove various assets and liabilities that are expected to be retained by WDC and primarily consists of leased facilities and employee deferred compensation liabilities which are included in the historical combined balance sheet. Differences between the costs for leased facilities included within our historical combined statements of operations and the costs which we expect to incur as a stand-alone company have been reflected as an autonomous entity adjustment (see Note (R) below).

E.	Represents the reclassification of WDC’s net investment in Spinco to additional paid-in capital.

F.

Reflects the issuance of 144 million shares of our common stock with a par value of $0.01 per share pursuant to the separation and distribution agreement. We have assumed the number of outstanding shares of our common stock based on 346 million shares of WDC common stock outstanding on September 27, 2024, and assumed a distribution of 80.1% of the outstanding shares of our common stock to WDC’s stockholders, on the basis of a number of shares of our common stock equal to the distribution ratio for every share of WDC common stock. The actual number of shares issued will not be known until the record date for the distribution. We expect the remaining 19.9% of our common stock will continue to be owned by WDC, which WDC will dispose of through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

G.

Reflects the adjustment to of deferred tax assets related to temporary differences between the financial reporting and tax basis in certain of our assets and liabilities resulting from legal entity reorganization transactions anticipated in preparation for the spin-off.

H.	Adjustments to additional paid-in-capital are summarized below:

(in millions)	As of September 27, 2024
Reclassification of WDC’s net investment in Spinco (Note E)	$12,369
Cash payment to WDC (Note A)	(920)
Settlement of Notes due to (from) Parent (Note A)	295
Net assets in shared legal entities being transferred to (from) Spinco (Note C and D)	49
Transaction bonus (Note J)	(39)
Common stock issuance (Note F)	(1)
Deferred income taxes transferred from WDC in connection with the spin-off (Note G)	(4)
Uncertain tax positions (Note I)	(99)
Transfer of investment Unis JV from Parent (Note K)	61
Transfer of strategic investments from Parent (Note K)	1

Total pro forma adjustment to APIC	$11,712

I.

Reflects an addition of liabilities related to uncertain tax provisions (“UTPs”) and associated deferred tax assets, as well as current and non-current income tax receivables, which will be transferred to Spinco from WDC. Additionally reflects recognition of liabilities related to indemnification granted by Spinco to WDC related to certain tax matters. The recognition of these UTPs and deferred tax assets has no impact on the unaudited condensed combined pro forma statement of operations, as the effects of UTPs attributable to Spinco have been reflected within our historical combined statements of operations.

J.

Reflects cash transaction bonus expenses of $39 million to be paid to certain Spinco employees in connection with the separation from WDC. See “Material Agreements with WDC—Employee Matters Agreement” for additional details of these cash transaction bonus payments.

K.

Reflects transfer of WDC’s equity investment in the Unis Venture to Spinco in accordance with the separation and distribution agreement and associated equity method earnings. Additionally, reflects transfer of WDC strategic investments in certain unconsolidated entities.

L.

Reflects additional charges from contracts with vendors, which are expected to be incurred related to completion of the spin-off transaction through the spin-off effective date. These charges primarily relate to legal, advisor fees, business separation and other costs. All transaction costs incurred during the three months ended September 27, 2024 and the fiscal year ended June 28, 2024 related to the spin-off are included in our historical combined statements of operations. The pro forma adjustments for the year ended June 28, 2024 include additional charges we expect to incur between September 27, 2024 and the spin-off date of $47 million related to business separation. Actual charges that will be incurred could be different from these estimates. These costs are not expected to recur beyond 12 months after the spin-off. We have not reflected a related adjustment within our pro forma condensed combined balance sheet as of September 27, 2024 as the related liabilities are expected to be settled by WDC upon completion of the spin-off.

M.

Represents the income tax impact of the transaction accounting pro forma adjustments for the three months ended September 27, 2024 and for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off and may be materially different from the pro forma results.

Note 2. Autonomous Entity Adjustments

N.

Reflects adjustment in the unaudited pro forma condensed combined statement of operations to include the shortfall (excess) of historical compensation and benefits cost allocations compared to actual cost of certain WDC employees who will be transferred to Spinco by WDC upon effectiveness of the spin-off. This adjustment also reflects the incremental compensation expense associated with certain Spinco executives hired after the reporting date which is partially offset by reduction of expense for the compensation and benefits associated with certain employees of Spinco who will be retained by WDC upon effectiveness of the spin-off. Additionally reflects an adjustment to include or exclude, as appropriate, associated employee-related liabilities within the unaudited pro forma condensed combined balance sheet.

The following represents the adjustments to compensation and benefits expenses to operating income (loss) for the three months ended September 27, 2024:

(in millions)	Spinco transfers to WDC	Shortfall (excess) of historical cost allocations relative to costs of WDC employees transferring to Spinco	Compensation for Spinco executives hired after reporting date	Total pro forma adjustment to operating income (loss)
Cost of revenue	$(1)	$—	$—	$(1)
Research and development	(1)	1	—	—
Selling, general and administrative	—	3	4	7

	$(2)	$4	4	$6

The following represents the adjustments to compensation and benefits expenses to operating income (loss) for the year ended June 28, 2024:

(in millions)	Spinco transfers to WDC	Shortfall (excess) of historical cost allocations relative to costs of WDC employees transferring to Spinco	Compensation for Spinco executives hired after reporting date	Total pro forma adjustment to operating income (loss)
Cost of revenue	$(4)	$(5)	$—	$(9)
Research and development	(6)	(3)	—	(9)
Selling, general and administrative	(2)	9	22	29

	$(12)	$1	$22	$11

O.

Reflects $17 million for the fiscal year ended June 28, 2024, of certain transition services costs associated with the transition services agreement we intend to enter into with WDC. The costs are primarily associated with information technology services and corporate support functions. Adjustment is presented net of $9 million in fees we expect to charge WDC under a reverse transition services agreement.

P.

Reflects the net impact of lease arrangements with third parties and sub-lease arrangements with WDC for corporate offices and data centers that have been entered into or will be entered into prior to the spin-off. These adjustments record the right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term. Differences between the costs historically allocated to us and included within our historical combined statements of operations and the costs which we expect to incur as a stand-alone company have been reflected as an autonomous entity adjustment (see Note (R) below).

Q.

Represents the income tax impact of the autonomous entity pro forma adjustments and the expected effects of the separation and distribution agreement and the tax matters agreement for the three months ended

September 27, 2024 and for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off, and may be materially different from the pro forma results.

R.

This adjustment represents the difference between the historically allocated facilities expenses incurred by Spinco and the future expected costs based upon the facilities transferred to or from Spinco and contracts entered into by Spinco in connection with the spin-off.

The following represents the adjustments to facilities expenses to operating income (loss) for the three months ended September 27, 2024:

	Owned Facilities		Leases and Sub-leases
(in millions)	WDC transfers to Spinco (Note C)	Spinco transfers to WDC (Note D)	WDC transfers to Spinco (Note C)	Spinco transfers to WDC (Note D)	New Spinco leases (Note P)	Total pro forma adjustment to operating income (loss)
Cost of revenue	$2	$(4)	$1	$(1)	$1	$(1)
Research and development	—	(1)	2	(2)	3	2
Selling, general and administrative	—	—	1	(1)	1	1

	$2	$(5)	$4	$(4)	$5	$2

The following represents the adjustments to facilities expenses to operating income (loss) for the year ended June 28, 2024:

	Owned Facilities		Leases and Sub-leases
(in millions)	WDC transfers to Spinco (Note C)	Spinco transfers to WDC (Note D)	WDC transfers to Spinco (Note C)	Spinco transfers to WDC (Note D)	New Spinco leases (Note P)	Total pro forma adjustment to operating income (loss)
Cost of revenue	$4	$(16)	$1	$(2)	$3	$(10)
Research and development	1	(4)	8	(18)	11	(2)
Selling, general and administrative	—	(1)	4	(8)	6	1

	$5	$(21)	$13	$(28)	$20	$(11)

Note 3. Pro Forma Earnings (Loss) Per Share

S.

Pro forma basic and diluted earnings (loss) per share and pro forma weighted-average basic and diluted shares outstanding for the three months ended September 27, 2024 and for the fiscal year ended June 28, 2024, reflect the number of shares of Spinco common stock which are expected to be outstanding upon completion of the spin-off (see Note (F) above). As Spinco has a loss in the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, the potentially dilutive shares are anti-dilutive and therefore they are not added into the earnings per share calculation. The weighted-average number of shares used to compute pro forma diluted earnings per share for the three months ended September 27, 2024 represents the number of shares we expect to be outstanding in connection with the spin-off. The actual dilutive effect following the completion of the spin-off will depend on various factors, including employees who may change employment between WDC and Spinco and the impact of WDC and Spinco equity-based compensation arrangements. We cannot estimate the dilutive effects at this time.

BUSINESS

General

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives, embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We hold a strong position in the Consumer end market and have significant consumer brands and franchises globally, with valuable patent portfolios containing approximately 8,133 granted patents and approximately 2,984 pending patent applications worldwide. We have extensive customer, partner and channel relationships across a number of end-markets and geographies and have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster, and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and transform data across a boundless range of applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Spinco, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products, and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drive and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, AI-related workloads, data analysis and other enterprise applications.

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook PCs, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook PCs and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and

Consumer end markets. We compete with vertically integrated suppliers such as Kioxia, Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

•

Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

•

Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

•

Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a more strategic supply partner to our customers;

•

efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Research and Development

We devote substantial resources to the development of new products and the improvement of existing products. We focus our engineering efforts on optimizing our product design and manufacturing processes to bring our products to market in a cost-effective and timely manner. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Patents, Licenses and Proprietary Information

We rely on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

We have approximately 8,133 granted patents and approximately 2,984 pending patent applications worldwide. We continually seek additional United States (“U.S.”) and international patents on our technology. We believe that, although our active patents and patent applications have considerable value, the successful manufacturing and marketing of our products also depends upon the technical and managerial competence of our staff. Accordingly, the patents held and applied for cannot alone ensure our future success.

In addition to patent protection of certain intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We believe that our non-patented IP, particularly some of our process technology, is an important factor in our success. We rely upon non-disclosure agreements, contractual provisions and a system of internal safeguards to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information. The laws of foreign jurisdictions in which we conduct business may provide less protection for confidential information than the laws of the U.S.

We rely on certain technology that we license from other parties to manufacture and sell our products. We believe that we have adequate cross-licenses and other agreements in place in addition to our own intellectual property portfolio to compete successfully in the storage industry. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Manufacturing

We believe that we have significant know-how, unique product manufacturing processes, test and tooling, execution skills, human resources and training to continue to be successful and to adjust our manufacturing operations as necessary. We strive to maintain manufacturing flexibility, high manufacturing yields, reliable products and high-quality components. The critical elements of our production are high volume and utilization, low-cost assembly and testing, strict adherence to quality metrics and maintaining close relationships with our strategic component suppliers to access best-in-class technology and manufacturing capacity. We continually monitor our manufacturing capabilities to respond to the changing requirements of our customers and maintain our competitiveness and position as a data technology leader.

Flash manufacturing requires complex processes involving the production and assembly of precision components with narrow tolerances and rigorous testing. The manufacturing processes involve a number of steps that are dependent on each other and occur in “clean room” environments that demand skill in process engineering and efficient space utilization to control the operating costs of these manufacturing environments. We continually evaluate our manufacturing processes in an effort to increase productivity, sustain and improve quality and decrease manufacturing costs. We continually evaluate which steps in the manufacturing process would benefit from automation and how automated manufacturing processes can improve productivity and reduce manufacturing costs. We also leverage contract manufacturers when strategically advantageous.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products are purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia and other contract manufacturers, and the assembly and test facility owned and operated by the venture recently established with JCET Management Co., Ltd. (“JCET”) in Shanghai, China (the “SDSS Venture”), by SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation. The SDSS Venture is 20% owned by Spinco and 80% owned by JCET. We believe the use of our in-house assembly and test facilities and manufacturing partners provide flexibility and give us access to increased production capacity.

We and Kioxia currently operate three business ventures, Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd. (collectively, “Flash Ventures”) across seven flash-based manufacturing facilities in Japan, six of which are located in Yokkaichi, Japan and one of which is located in Kitakami, Japan. Flash Ventures will begin flash-based manufacturing operations at an eighth facility in Japan in calendar year 2025. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We and Kioxia jointly own these co-developed flash technologies. We and Kioxia also contribute to the collaboration and license to each other technologies that are independently developed and owned by each of us and are reasonably necessary to our joint development or manufacture of flash-based memory. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash

Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control the quality of our products and speeds delivery of our products to our customers.

Kioxia owns the facilities and provides wafer manufacturing services to Flash Ventures at cost using manufacturing equipment owned or leased by Flash Ventures and process technologies co-owned or contributed by us and Kioxia. Flash Ventures accounts for approximately 80% of the total manufacturing capacity in the facilities owned by Kioxia. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on a rolling forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

While Flash Ventures is operating, we and Kioxia are restricted from working with third parties to manufacture flash-based memory or from fabricating flash-based memory beyond the capacity specified in our agreements with Kioxia. In addition, we may not manufacture flash-based memory ourselves except to the extent that we acquire the manufacturing capacity of a Flash Ventures entity as a result of such entity’s dissolution or termination of its joint venture agreements or upon our acquisition of all the ownership interests in such entity.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Each Flash Ventures entity operates for a set amount of time as agreed between us and Kioxia. Since the start of Flash Ventures, we and Kioxia have extended the term for all three of the Flash Ventures entities. Absent further extensions as mutually agreed between us and Kioxia, Flash Partners Ltd. and Flash Alliance Ltd. are currently set to expire on December 31, 2029, and Flash Forward Ltd. is currently set to expire on December 31, 2034. Each Flash Ventures entity’s joint venture agreements may also earlier terminate upon the occurrence of certain specified events, including earlier dissolution by agreement of the parties or an event of default or bankruptcy. Upon the expiration of a Flash Ventures entity’s joint venture agreements, whenever that may occur, the applicable Flash Ventures entity will commence a wind-up process and be dissolved. Net proceeds from the dissolution will be distributed in kind or cash to us and Kioxia on a pro rata basis based on our respective ownership positions. The applicable Flash Venture entity will continue to operate during the period of winding up.

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell our products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by Spinco and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of Spinco and as such the related equity method investment is not reflected within our historical combined financial statements. In addition, SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation, has recently established a venture with JCET Management Co., Ltd. (“JCET”), referred to as the “SDSS Venture”, to own and operate our assembly and test facility in Shanghai, China. The SDSS Venture is 20% owned by Spinco and 80% owned by JCET.

For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Materials and Supplies

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from Flash Ventures. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. We believe the use of our assembly and test facilities, as well as contract manufacturers, provides flexibility and gives us access to increased production capacity. We have developed deep relationships with these vendors and Kioxia to establish a continuous supply of flash-based memory and controllers.

We generally retain multiple suppliers for our component requirements, but for business or technology reasons, we source some of our components from a limited number of sole or single source providers. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Sales and Distribution

We sell our products to computer manufacturers and original equipment manufacturers, cloud service providers, resellers, distributors and retailers throughout the world. We maintain sales offices in selected parts of the world including the major geographies of the Americas, Asia Pacific, Europe and the Middle East. Our international sales, which include sales to foreign subsidiaries of U.S. companies but do not include sales to U.S. subsidiaries of foreign companies, represented 86%, 81% and 82% of our net revenue for 2024, 2023 and 2022, respectively. Sales to international customers are subject to certain risks not normally encountered in domestic operations, including exposure to tariffs and various trade regulations. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

We perform our marketing and advertising functions both internally and through outside firms utilizing both consumer media and trade publications targeting various reseller and end-user markets. We also maintain customer relationships through direct communication and by providing information and support through our website. In accordance with standard storage industry practice, we provide distributors and retailers with limited price protection and programs under which we reimburse certain marketing expenditures. We also provide distributors, resellers and original equipment manufacturers with other sales incentive programs.

For fiscal year 2024, no customer accounted for more than 10% of our net revenue. For the fiscal years 2023 and 2022, one customer accounted for 15% and 11% of our net revenue, respectively.

Seasonality

We have historically experienced seasonal fluctuations in our business with higher levels of demand in the first and second quarters as a result of increased customer spending. Seasonality can also be impacted by cyclicality in the industry and macroeconomic conditions. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Service and Warranty

We generally warrant our newly manufactured products against defects in materials and workmanship from one to five years from the date of sale depending on the type of product, with a small number of products having a warranty ranging up to ten years or more. Our warranty obligation is generally limited to repair or replacement. We have engaged third parties in various countries in multiple regions to provide various levels of testing, processing or recertification of returned products for our customers. For additional information regarding our service and warranty policy, see Note 1, Organization and Basis of Presentation, and Note 5, Supplemental Financial Statement Data, of the Notes to Combined Financial Statements included in this Information Statement.

Human Capital Management

In order to support our strategy, an emphasis on talent is required. We plan to focus on attracting, developing, engaging and retaining the best talent for our company. As of June 28, 2024, we employed approximately 12,000 people worldwide.

Inclusion

To attract and retain the best talent, we strive to cultivate an inclusive environment where every individual can thrive through a sense of belonging, respect and contribution. We plan to support inclusive hiring, training and development opportunities and strive to ensure equitable pay for employees. Building upon WDC’s initiatives and progress in inclusion, we expect to support the identification of opportunities for new inclusive initiatives, which may include adopting Employee Resource Groups to boost engagement, increasing opportunities for professional development and networking and fostering our diverse representation across our global workforce, including diversity in personal characteristics, experience, skills, gender, race, ethnicity and membership in underrepresented communities.

Compensation, Benefits and Safety

We believe in the importance of investing in our people, and we plan to do that through future initiatives which may include: (i) promoting a pay-for-performance culture and offering employees competitive compensation consisting of base salary and both short-term and long-term incentives; (ii) providing competitive benefits (which vary by country/region), including health coverage, life and disability insurance, retirement and paid time off; (iii) benchmarking our compensation and benefits programs; and (iv) providing extensive health and safety resources and training to all of our employees, especially for those who work in our manufacturing and operations.

Talent Attraction, Development and Engagement

Foundational to our people strategy is the attraction, development and engagement of our employees. We plan to foster the next generation of talent as a key priority, as we believe that developing our talent will be instrumental in helping us to reach our business goals and retain our people. Our current roadmap for future programs to invest in our employees includes:

•	implementing skills-based screening to hire employees based on capabilities and potential;

•	fostering an environment of continuous learning through on-demand tools to help employees chart their career journey and track their progress;

•	listening to our employees to identify opportunities to strengthen employee engagement as well as influencing our overall strategy; and

•	engaging employees by taking actions to promote and ground them in our core values and beliefs as a company, so that we are conducting business in an ethical way.

Government Regulation

Our worldwide business activities are subject to various laws, rules and regulations of the United States as well as of foreign governments. Compliance with existing or future governmental regulations, including, but not limited to, those pertaining to global trade, the environment, consumer and data protection, employee health and safety and taxes, could have a material impact on our capital expenditures, earnings, competitive position and overall business in subsequent periods. For a discussion of associated risks, see —Risk Factors beginning on page 30 of this Information Statement.

Corporate Responsibility and Sustainability

We believe responsible and sustainable business practices support our long-term success. As a company, we strive to protect and support our people, our environment and our communities. We expect to support sustainability-focused initiatives as well as day-to-day activities, including adopting sustainability-focused policies and procedures, focusing on fostering an inclusive workplace, driving toward more efficient use of materials and energy, careful and active management of our supply chain, community-focused volunteerism programs and philanthropic initiatives and impactful, globally integrated ethics and compliance program.

•

We seek to protect the human rights and civil liberties of our employees through policies, procedures and programs that avoid risks of compulsory and child labor, both within our company and throughout our supply chain.

•	We plan to foster a workplace of dignity, respect, diversity and inclusion through our recruiting and advancement practices, internal communications and employee resource groups.

•

We strive to educate our employees annually on relevant ethics and compliance topics, publish accessible guidance on ethical issues and related company resources in our Global Code of Conduct, and encourage reporting of ethical concerns through any of several global and local reporting channels.

•

We expect to support local communities throughout the world, focusing on hunger relief, environmental quality and STEM (science, technology, engineering and math) education, especially for underrepresented and underprivileged youth.

•

We strive to utilize a robust integrated management system, with associated policies and procedures, to evaluate and manage occupational health and safety risks, environmental compliance and chemical and hazardous substance risks.

•	We seek to minimize our impacts on the environment through emissions reduction targets and other initiatives and to evaluate and enhance our climate resiliency.

•	We seek to innovate to reduce the energy used by our products, the energy used to manufacture them and the amount of new materials required to manufacture them.

Properties

Our principal executive offices are currently located at 951 Sandisk Drive, Milpitas, California 95035. Our principal manufacturing, R&D, marketing and administrative facilities as of the date of this information statement were as follows:

Location	Buildings Owned or Leased	Approximate Square Footage	Description
Milpitas, California (United States)	Leased	578,000	Flash R&D, marketing and sales, and administrative

Longmont, Colorado (United States)	Leased	62,000	Flash R&D

Penang (Malaysia)	Owned	1,889,000	Assembly and test of SSD, manufacturing of media, and Flash R&D

Bangalore (India)	Owned and Leased	1,260,000	Flash R&D and administrative

Kfar Saba (Israel)	Owned	167,000	Flash R&D

Tefen (Israel)	Owned	72,000	Flash R&D

We also lease office space in various other locations throughout the world primarily for R&D, sales, operations, manufacturing, administration and technical support. We believe our present facilities are adequate for our current needs, although we update our facilities from time to time to meet anticipated future technological and market requirements.

Substantially all of our flash-based memory wafers are manufactured by Kioxia in purpose-built, wafer fabrication facilities located in Yokkaichi and Kitakami, Japan.

Legal Proceedings

In the normal course of business, Spinco is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, Spinco’s management believes that any monetary liability or financial impact to Spinco from these matters, individually and in the aggregate, would not be material to Spinco’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to Spinco from these matters could differ materially from Spinco’s expectations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section should be read in conjunction with the unaudited Condensed Combined Financial Statements and related Notes and the audited Combined Financial Statements and related Notes included in this information statement, as well as the information contained in the sections of this information statement titled “Unaudited Pro Forma Condensed Combined Financial Information” and “Business.” The section of this information statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. See the sections of the information statement titled “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

The unaudited Condensed Combined Financial Statements and audited Combined Financial Statements included in this information statement have been derived from WDC’s historical accounting records and are presented on a stand-alone basis as if Spinco’s operations had been conducted independently from WDC. The unaudited Condensed Combined Financial Statements and audited Combined Financial Statements have been prepared in accordance with GAAP, by aggregating financial information from the components of Spinco and WDC’s accounting records directly attributable to Spinco.

The unaudited Condensed Combined Statements of Operations and audited Combined Statements of Operations include all revenues and costs directly attributable to Spinco, including costs for facilities, functions and services used by Spinco. Spinco’s business has historically functioned together with the other businesses controlled by WDC. Accordingly, Spinco relied on WDC’s corporate overhead and other support functions for its business. Therefore, certain corporate overhead and shared costs have been allocated to Spinco including (i) certain general and administrative expenses related to WDC support functions that are provided on a centralized basis within WDC (e.g., expenses for corporate facilities, executive oversight, treasury, finance, legal, human resources, compliance, information technology, employee benefit plans, stock compensation plans and other corporate functions) and (ii) certain operations support costs incurred by WDC, including product sourcing, maintenance and support services and other supply chain functions. These expenses have been specifically identified, when possible, or allocated based on revenues, headcount, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if Spinco had been operated on a standalone basis for the periods presented.

Our discussion within Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is organized as follows:

•

Overview. This section contains background information on Spinco, summary of significant themes and events during the year as well as strategic initiatives and trends in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•

Results of operations. This section contains an analysis of our results of operations presented in the accompanying unaudited Condensed Combined Statements of Operations by comparing the results for the quarter ended September 27, 2024 to the results for the quarter ended September 29, 2023. Additionally, this section also contains an analysis of our results of operations presented in the accompanying audited Combined Statements of Operations by comparing the results for the fiscal year ended June 28, 2024 to the results for the fiscal year ended June 30, 2023, and the results for the fiscal year ended July 1, 2022.

•

Non-GAAP financial measures and use of certain terms. This section provides an analysis of certain non-GAAP Financial Measures used by Spinco’s management in the evaluation of the performance of Spinco’s ongoing business operations.

•	Financial condition, liquidity and capital resources. This section provides an analysis of our cash flows and a discussion of our contractual obligations at September 27, 2024.

•

Critical accounting estimates. This section contains a discussion of the critical accounting estimates that we believe are important to our financial condition and results of operations and that require judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including critical accounting policies, are summarized in Note 1, “Organization and Basis of Presentation,” in the Notes to Condensed Combined Financial Statements and Combined Financial Statements set forth in this information statement.

Overview

Our Business

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid-state drives (“SSD”), embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client,” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer (“OEM”) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

Our fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal year 2025, which will end on June 27, 2025, and fiscal year 2024, which ended on June 28, 2024, are each comprised 52 weeks, with all quarters presented consisting of 13 weeks.

Separation of Business Units

In October 2023, WDC announced that the WDC Board of Directors authorized management to pursue a plan to separate Spinco into an independent public company through a pro rata distribution to holders of WDC common stock. The completion of the planned separation is subject to certain conditions, including final approval by the WDC Board of Directors. At the beginning of the second quarter of fiscal 2025, WDC entered the soft-spin phase of the separation plan. The soft-spin phase represents the period when Spinco will begin testing critical processes and systems to ensure Spinco is ready to operate independently at legal separation. WDC is targeting to complete the separation of Spinco after the close of the second quarter of fiscal 2025.

Sale-Leaseback

In September 2023, WDC completed a sale and leaseback of its facility in Milpitas, California, and received net proceeds of $191 million in cash. A substantial majority of these assets are associated with Spinco and included in our Combined Balance Sheet as of June 28, 2024. As a result, $134 million of the net proceeds from the sale-leaseback transaction has been allocated to us on a relative square footage basis. The property is being leased back at a total annual rate of $16 million for the first year, increasing by 3% per year thereafter through January 1, 2039. The lease includes three five-year renewal options and one four-year renewal option for the ability to extend through December 2057. This facility is utilized in Spinco’s operations, and a portion of the total annual lease expense will be allocated to Spinco in future periods based on the continued usage of the facility.

SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”)

As discussed in Note 5, “Supplemental Financial Statement Data,” in the Notes to Condensed Combined Financial Statements, in March 2024, WDC entered into an agreement to sell 80% of the equity interest in SanDisk China Limited (“SanDisk China”) to JCET, a third-party contract manufacturing company. Subsequent to the first quarter of fiscal 2025, on September 28, 2024, the transaction closed. In connection with this transaction, WDC entered into a 5-year supply agreement with JCET to purchase wafers with a minimum annual commitment of $550 million.

As a result of this transaction, Spinco expects to incur a modest reduction in annual operating expenses and a reduction in annual capital expenditures related to assembly testing of Spinco products. Spinco also expects that the transition to a contract manufacturing model through SDSS will result in a small increase in Spinco’s annual cost of revenue for Spinco products.

Financing Activities

Spinco receives financing from certain of WDC’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additional information regarding our outstanding notes due to (from) Parent is included in Note 9, Related Parties and Related Commitments and Contingencies of the Notes to the Condensed Combined Financial Statements.

Spinco expects to enter into certain financing arrangements prior to or substantially concurrent with the spin-off.

Operational Update

Macroeconomic factors such as inflation, changes in interest rates and recession concerns softened demand for our products during 2023 and the first half of 2024. As a result, we and our industry experienced a supply-demand imbalance, which resulted in reduced shipments and negatively impacted pricing during those periods. To adapt to these conditions, since the beginning of 2023, we implemented measures to reduce operating expenses and proactively manage supply and inventory to align with demand and improve our capital efficiency while continuing to deploy innovative products. These actions enabled us to scale back on capital expenditures, consolidate production lines and reduce production. During the first quarter of 2024, these actions resulted in incremental charges for employee termination, asset impairment and charges for unabsorbed manufacturing overhead costs due to the underutilization of facilities as we temporarily scaled back production.

We are now seeing an improvement in the supply and demand dynamic, leading to improved revenues. The increase in demand resulted in increased revenue and gross margin in the first quarter of 2025 from the comparable period in the prior year. We anticipate that digital transformation, including the AI data-cycle, will continue to drive improved market conditions in the long-term for data storage. Leveraging our expertise and innovation in both areas, we believe we are well-positioned to capitalize on this improved market condition.

We will continue to actively monitor developments impacting our business and may take additional responsive actions that we determine to be in the best interest of our business and stakeholders.

Results of Operations

Summary Comparison of Three months ended September 27, 2024 and September 29, 2023

The following table sets forth, for the periods presented, selected summary information from our Condensed Combined Statements of Operations by dollars and percentage of net revenue(1):

	Three Months Ended
	September 27, 2024		September 29, 2023
	(in millions, except percentages)
Revenue, net	$1,883	100.0%	$1,533	100.0%
Cost of revenue	1,157	61.4	1,721	112.3

Gross profit (loss)	726	38.6	(188)	(12.3)

Operating expenses:
Research and development	283	15.0	240	15.7
Selling, general and administrative	130	6.9	118	7.7
Employee termination, asset impairment and other	2	0.1	(59)	(3.8)
Business separation costs	20	1.1	—	—

Total operating expenses	435	23.1	299	19.6

Operating income (loss)	291	15.5	(487)	(31.9)
Interest and other income (expense):
Interest income	3	0.2	3	0.2
Interest expense	(2)	(0.1)	(11)	(0.7)
Other income (expense), net	(25)	(1.3)	1	0.1

Total interest and other income (expense), net	(24)	(1.2)	(7)	(0.4)

Income (loss) before taxes	267	14.3	(494)	(32.3)
Income tax expense	56	3.0	24	1.6

Net income (loss)	$211	11.3%	$(518)	(33.9)%

(1)	Percentage may not total due to rounding.

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	Three months ended
	September 27, 2024	September 29, 2023
	(in millions)
Revenue by end market
Cloud	$300	$18
Client	1,069	997
Consumer	514	518

Total revenue	$1,883	$1,533

Revenue by Geography
Asia	$1,150	$1,061
Americas	443	230
Europe, Middle East and Africa	290	242

Total revenue	$1,883	$1,533

Net Revenue

Three months ended September 27, 2024 compared with three months ended September 29, 2023

Net revenue increased by 23% for the three months ended September 27, 2024 compared to the three months ended September 29, 2023, primarily driven by a 39% increase in average selling prices (“ASP”) per gigabyte, partially offset by a 12% decrease in exabytes sold. The increase in ASP per gigabyte was primarily due to improved pricing as the supply-demand balance improved. The decrease in exabytes sold was primarily driven by the near-term drop in demand in the Client and Consumer end markets, partially offset by increased demand in the Cloud end market.

Cloud revenue increased by 1,567% for the three months ended September 27, 2024 compared to the three months ended September 29, 2023, reflecting a 1,355% increase in exabytes sold and a 12% increase in ASP per gigabyte. The increase in exabytes sold was primarily attributable to increased enterprise SSD shipments to data center customers.

Client revenue increased 7% in the three months ended September 27, 2024 compared to in the three months ended September 29, 2023 which reflects a 53% increase in ASP per gigabyte, partially offset by a 29% decrease in exabytes sold.

Consumer revenue decreased 1% in the three months ended September 27, 2024 compared to the three months ended September 29, 2023 due to a 13% decrease in exabytes sold, partially offset by a 9% increase in ASP per gigabyte.

The changes in net revenue by geography in the three months ended September 27, 2024, compared to the three months ended September 29, 2023, primarily reflected higher revenue in the Americas region from Cloud customers as noted above.

For the three months ended September 27, 2024 and September 29, 2023, our top 10 customers accounted for 53% and 46%, respectively, of Spinco’s net revenue. For the three months ended September 27, 2024, no single customer accounted for more than 10% of our net revenue. For the three months ended September 29, 2023, one customer accounted for 11% of Spinco’s net revenue.

Consistent with standard industry practice, we have sales incentive and marketing programs that provide customers with price protection and other incentives or reimbursements that are recorded as a reduction to gross revenue. For the three months ended September 27, 2024 and September 29, 2023, these programs represented 16% and 24%, respectively, of gross revenues. The amounts attributed to our sales incentive and marketing programs generally vary according to several factors, including industry conditions, list pricing strategies, seasonal demand, competitor actions, channel mix and overall availability of products. Changes in future customer demand and market conditions may require us to adjust our incentive programs as a percentage of gross revenue.

Gross Profit and Gross Margin

Three months ended September 27, 2024 compared with three months ended September 29, 2023

Gross profit increased by $914 million, or 486%, for the three months ended September 27, 2024 compared to three months ended September 29, 2023, primarily due to improved pricing and favorable product mix. In addition, the prior year period included charges for unabsorbed manufacturing overhead costs of $142 million as a result of the reduced utilization of our manufacturing capacity; no associated charges were incurred in the current period. Gross margin increased 51% over the prior year primarily due to improved pricing and favorable product mix, as mentioned above, with approximately 9% of the increase due to the underutilization charges incurred in the prior year period but not incurred in the current period.

Operating Expenses

Three months ended September 27, 2024 compared with three months ended September 29, 2023

Research and development expense increased $43 million or 18% for the three months ended September 27, 2024 compared to three months ended September 29, 2023, which reflects an increase of $26 million in compensation and benefits due to higher variable compensation and increased headcount, and a $9 million increase in material purchases.

Selling, general and administrative expense increased $12 million or 10% in the three months ended September 27, 2024 compared to three months ended September 29, 2023. This increase was primarily driven by a $6 million increase in compensation and benefits due to higher variable compensation and increased headcount, a $8 million increase in materials purchases, and a $6 million increase in legal fees, partially offset by a $10 million decrease in strategic review costs.

Employee termination, asset impairment and other increased $61 million or 103% in the three months ended September 27, 2024 compared to three months ended September 29, 2023. The prior year period included a $60 million gain on the sale-leaseback of a facility, which did not occur in the current period. For additional information regarding employee termination, asset impairment and other charges, see Note 13, Employee Termination and Other Charges, in the Notes to Condensed Combined Financial Statements.

Business separation costs were $20 million for the three months ended September 27, 2024, primarily reflecting outside service fees to support the planned separation of Spinco from WDC.

Interest and Other Income (Expense), net

Three months ended September 27, 2024 compared with three months ended September 29, 2023

The total expense recognized within interest and other income (expense), net increased by $17 million, or 243%, in the three months ended September 27, 2024, compared to the three months ended September 29, 2023. This increase was primarily due to a $19 million increase in foreign exchange losses and a $9 million increase in losses on our equity investments, partially offset by a $9 million decrease in interest expense on borrowings due to our Parent.

Income Tax Expense

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. WDC completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the Internal Revenue Service (“IRS”) have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and we anticipate the issuance of additional regulatory and interpretive guidance. WDC applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to Spinco’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.0 billion. The corporate alternative minimum tax is effective for us beginning with fiscal year 2024. We are not subject to the CAMT of 15% for fiscal year 2025 as our average annual AFSI did not exceed $1.0 billion for the preceding three-year period.

On December 20, 2021, the Organization for Economic Co-operation and Development G20 (“OECD/G20”) Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two Model Rules”). Several non-US jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of the Pillar Two, some of which are effective for Spinco in fiscal year 2025. For fiscal year 2025, we currently expect to be able to meet certain transitional safe harbors and do not expect any material Pillar Two taxes. As more jurisdictions adopt this legislation in fiscal year 2026, there may be material increases in our future tax obligations in certain jurisdictions.

The following table sets forth income tax information from our Statement of Operations by dollar and effective tax rate:

	September 27, 2024	September 29, 2023
	(in millions)
Income before taxes	$267	$(494)
Income tax expense	$56	$24
Effective tax rate	21%	(5)%

Beginning in fiscal year 2023, the Tax Cuts and Jobs Act (the “2017 Act”) requires the Company to capitalize and amortize R&D expenses rather than expensing them in the year incurred. The tax effects related to the capitalization of R&D expenses are included in the effective tax rate for the three months ended September 27, 2024 and September 29, 2023.

The relative mix of earnings and losses by jurisdiction, the deduction for foreign-derived intangible income, credits and tax holidays in Malaysia, the Philippines and Thailand that have or will expire at various dates during years 2025 through 2031 resulted in decreases to the effective tax rate below the U.S. statutory rate for the three months ended September 27, 2024. However, the tax effects of the mandatory capitalization of R&D expenses offset these decreases, resulting in the effective tax rate being closer to the U.S. Federal statutory rate for the three months ended September 27, 2024.

For additional information regarding income tax expense, see Note 12, Income Tax Expense, in the Notes to the Condensed Combined Financial Statements

Summary Comparison of 2024, 2023 and 2022

The following table sets forth, for the periods presented, selected summary information from our Combined Statements of Operations by dollars and percentage of net revenue(1):

	2024		2023		2022
	(in millions, except percentages)
Revenue, net	$6,663	100.0%	$6,086	100.0%	$9,754	100.0%
Cost of revenue	5,591	83.9	5,656	92.9	6,510	66.7

Gross profit	1,072	16.1	430	7.1	3,244	33.3

Operating expenses:
Research and development	1,061	15.9	1,167	19.2	1,362	14.0
Selling, general and administrative	455	6.8	558	9.2	666	6.8
Employee termination, asset impairment and other	(40)	(0.6)	69	1.1	16	0.2
Business separation costs	64	1.0	—	—	—	—
Goodwill impairment	—	—	671	11.0	—	—

Total operating expenses	1,540	23.1	2,465	40.5	2,044	21.0

Operating income (loss)	(468)	(7.0)	(2,035)	(33.4)	1,200	12.3
Interest and other income (expense):
Interest income	12	0.2	21	0.3	6	0.1
Interest expense	(40)	(0.6)	(31)	(0.5)	(15)	(0.2)
Other income (expense), net	(7)	(0.1)	43	0.7	43	0.4

Total interest and other income (expense), net	(35)	(0.5)	33	0.5	34	0.3

Income (loss) before taxes	(503)	(7.5)	(2,002)	(32.9)	1,234	12.7
Income tax expense	169	2.5	141	2.3	170	1.7

Net income (loss)	$(672)	(10.0)%	$(2,143)	(35.2)%	$1,064	10.9%

(1)	Percentage may not total due to rounding.

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	2024	2023	2022
	(in millions)
Revenue by end market
Cloud	$325	$500	$1,264
Client	4,069	3,637	6,038
Consumer	2,269	1,949	2,452

Total revenue	$6,663	$6,086	$9,754

Revenue by geography
Americas	$1,095	$1,266	$1,921
Europe, Middle East and Africa	1,058	930	1,349
Asia	4,510	3,890	6,484

Total revenue	$6,663	$6,086	$9,754

Net Revenue

Year ended June 28, 2024 compared with year ended June 30, 2023

Net revenue increased 9% in 2024 compared to 2023, primarily driven by a 21% increase in exabytes sold, partially offset by an 8% decline in average selling prices (“ASP”) per gigabyte. The increase in exabytes sold was primarily driven by improved demand from our OEM customers in our Client end market, and higher shipments of SSDs to our customers in our Consumer end market, partially offset by lower shipments in our Cloud end market. The decrease in ASP per gigabyte was primarily driven by the supply-demand imbalance in the first half of the year, prior to the recent improvement in supply-demand conditions as described above.

The 35% decrease in Cloud revenue in 2024 compared to 2023, is primarily due to a 31% decrease in exabytes shipments and a 5% decrease in ASP per gigabyte. The decline in ASP per gigabyte was primarily attributable to the factors described above. In Client, the 12% increase in revenue in 2024 compared to 2023 reflects a 24% increase in exabyte shipments, partially offset by a 5% decrease in ASP per gigabyte. In Consumer, the 16% increase in revenues in 2024 compared to 2023 was due to a 32% increase in exabytes sold, partially offset by a 10% decrease in ASP per gigabyte.

The changes in net revenue by geography in 2024, compared to 2023, primarily reflected larger growth in Asia from OEMs in this region as their production levels increased as well as routine variations in the mix of business.

Year ended June 30, 2023 compared with year ended July 1, 2022

Net revenue decreased 38% in 2023 compared to 2022, substantially all driven by a decline in the ASP of 39% per gigabyte, primarily reflecting the macroeconomic pressures described in the “Operational Update” above. The decline in the ASP per gigabyte was due to the supply-demand imbalance described in the “Key Developments—Operational Update” section above as well as a shift in product mix.

The 60% decrease in Cloud revenue in 2023 compared to 2022, is primarily due to a 28% decrease in exabytes shipments and a 45% decrease in ASP per gigabyte. The decline in ASP per gigabyte was primarily attributable to the factors described in the “Key Developments—Operational Update” section above. In Client, the 40% decrease in revenue in 2023 compared to 2022 reflects a decline of 42% decrease in ASP per gigabyte, due to pricing pressure across flash products. In Consumer, the 21% decrease in revenues in 2023 compared to 2022 was due to approximately 30% decrease in ASP per gigabyte, partially offset by a 14% increase in exabytes sold.

The changes in net revenue by geography in 2023, compared to 2022, reflect a 40% decline in Asia from lower Client revenue from OEMs in this region as they reduced purchases to align with current market demand.

For 2024, 2023 and 2022, our top 10 customers accounted for 41%, 47% and 47%, respectively, of Spinco’s net revenue. For 2024 no single customer accounted for more than 10% of our net revenue. For 2023 and 2022, one customer accounted for 15% and 11%, respectively, of Spinco’s net revenue.

Consistent with standard industry practice, we have sales incentive and marketing programs that provide customers with price protection and other incentives or reimbursements that are recorded as a reduction to gross revenue. For 2024, 2023 and 2022, these programs represented 19%, 21% and 15%, respectively, of gross revenues. The amounts attributed to our sales incentive and marketing programs generally vary according to several factors, including industry conditions, list pricing strategies, seasonal demand, competitor actions, channel mix and overall availability of products. Changes in future customer demand and market conditions may require us to adjust our incentive programs as a percentage of gross revenue.

Gross Profit and Gross Margin

Year ended June 28, 2024 compared with year ended June 30, 2023

Gross profit increased $642 million, or 149%, in 2024 compared to 2023, largely due to higher revenue, cost reductions due to cost efficiencies achieved through improved manufacturing operations and cost-saving actions and a more favorable product mix. The increase also reflected charges of approximately $252 million for unabsorbed manufacturing overhead costs as a result of the increased utilization of our manufacturing capacity in 2024 as compared to $296 million of such costs in 2023, and a $54 million write-down of Flash inventory as a result of the decreases in market pricing in 2024 compared to charges of $108 million of such costs in 2023. Gross margin increased 9% over the prior year with approximately 2% of the increase due to the net charges noted above and the remainder driven by improving pricing, cost reduction initiatives and a favorable shift in product mix.

Year ended June 30, 2023 compared with year ended July 1, 2022

Gross profit decreased $2.8 billion, or 87%, in 2023 compared to 2022, which reflected the decrease in revenue described above as well as $296 million charges for unabsorbed manufacturing overhead costs as a result of the reduced utilization of our manufacturing capacity, and a $108 million write-down of certain flash inventory to the lower of cost or market value, partially offset by $207 million of charges related to a contamination event in the Flash Ventures’ fabrication facilities incurred in 2022, and a $64 million decrease in charges related to amortization expense on acquired intangible assets, some of which became fully amortized in 2023. Gross margin decreased 26% over 2022, with approximately 4% of the decline due to the net charges noted above and the remainder driven by the lower ASP per gigabyte.

Operating Expenses

Year ended June 28, 2024 compared with year ended June 30, 2023

Research and development expense decreased $106 million or 9% in 2024 compared to 2023, which reflects a decrease of $57 million in compensation and benefits due to reduced headcount, a decrease of $36 million in costs related to a reduction in our portion of development costs of the fabrication facilities of Flash Ventures, a decrease of $22 million in depreciation and amortization attributable to lower capital expenditures and a decrease of $6 million in outside services, which were partially offset by an increase of $15 million in material purchases.

Selling, general and administrative expense decreased $103 million or 18% in 2024 compared to 2023. This decrease was driven by a decrease of $133 million in intangible amortization expense and a decrease of $6 million in all other—miscellaneous costs, partially offset by an increase of $19 million in compensation and benefits due to an increase in variable compensation and an increase of $17 million in material purchases.

Employee termination, asset impairment and other decreased $109 million or 158% compared to 2023, due to a $60 million gain on the sale-leaseback of the Milpitas California facility and a $53 million decrease in employee termination costs as a result of fewer restructuring actions taken in the current period, partially offset by $4 million related to asset impairment caused by project cancellations. For additional information regarding employee termination, asset impairment, and other charges, see Note 13, Employee Termination, Asset Impairment and Other, in the Notes to Combined Financial Statements.

Year ended June 30, 2023 compared with year ended July 1, 2022

Research and development expense decreased $195 million or 14% in 2023 compared to 2022, which reflects a decrease of $123 million in compensation and benefits due to lower variable compensation and a reduced headcount, a decrease of $25 million in materials cost related to product samples, as well as savings resulting from our actions to reduce expenses in the dynamic economic environment in 2023.

Selling, general and administrative expense decreased $108 million or 16% in 2023 compared to 2022, which reflects a decrease of $60 million in compensation and benefits due to lower variable compensation and a reduced headcount, a decrease of $23 million in materials cost related to product samples, a decrease of $22 million in intangible amortization expense due to certain intangible assets becoming fully amortized in 2023, as well as savings resulting from our actions to reduce expenses in the dynamic economic environment in 2023. The decrease was partially offset by a $20 million charges related to our strategic review.

Employee termination, asset impairment and other increased $53 million or 331% compared to 2022, due to an increase of $46 million in restructuring actions taken to adjust our cost structure to align with the current demand environment and a $9 million gain on sale of a business in 2022, partially offset by a decrease of $2 million in loss on disposal of assets. For additional information regarding employee termination, asset impairment, and other, see Note 13, Employee Termination, Asset Impairment and Other, in the Notes to Combined Financial Statements.

Interest and Other Income (Expense), net

Year ended June 28, 2024 compared with year ended June 30, 2023

The total interest and other income (expense), net decreased $68 million or 206% in 2024 compared to 2023. This decline was primarily driven by a $48 million decrease in equity earnings from Flash Ventures, coupled with a decrease of $9 million in interest income and a corresponding increase of $9 million in interest expense.

Year ended June 30, 2023 compared with year ended July 1, 2022

The total interest and other income (expense), net decrease of $1 million or 3% in 2023 compared to 2022, which was primarily driven by an increase of $16 million in interest expense, partially offset by an increase of $15 million in interest income.

Income Tax Expense

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. WDC completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the Internal Revenue Service (“IRS”) have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and Spinco anticipates the issuance of additional regulatory and interpretive guidance. WDC applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to Spinco’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax or CAMT, of 15% on corporations with three-year average annual adjusted financial statement income, or AFSI, exceeding $1.00 billion. We are not subject to the CAMT of 15% for fiscal year 2024 as our average annual AFSI did not exceed $1.00 billion for the preceding three-year period.

The following table sets forth income tax information from our Statement of Operations by dollar and effective tax rate:

	2024	2023	2022
	(in millions, except percentages)
Income (loss) before taxes	$(503)	$(2,002)	$1,234
Income tax expense	169	141	170
Effective tax rate	(34)%	(7)%	14%

Beginning in 2023, the 2017 Act requires us to capitalize and amortize research and development expenses rather than expensing them in the year incurred. The tax effects related to the capitalization of research and development expenses are included in income tax expense but did not have a material impact on our effective tax rate.

The primary drivers of the difference between the effective tax rate for 2024 and the U.S. federal statutory rate of 21% are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

The primary drivers of the difference between the effective tax rate for 2023 and 2022 and the U.S. federal statutory rate of 21% for both periods are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

Our future effective tax rate is subject to future regulatory developments and changes in the mix of our U.S. earnings compared to foreign earnings. Our total tax expense in future years may also vary as a result of discrete items such as excess tax benefits or deficiencies.

On December 20, 2021, the OECD/G20 Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two Model Rules”). Several non-US jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of the Pillar Two Model Rules, which may be effective for us as early as 2025. When effective, this legislation could materially increase our tax obligations in certain jurisdictions. We continue to evaluate the tax impact of enacted and future legislation concerning the Pillar Two Model Rules in the non-US tax jurisdictions we operate in.

For additional information regarding income tax expense, see Note 12, Income Tax Expense, in the Notes to the Combined Financial Statements.

Non-GAAP Financial Measures and Use of Certain Terms:

Non-GAAP Financial Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Spinco’s management uses the non-GAAP measure Adjusted EBITDA because it provides useful information to investors as an indicator of performance of Spinco’s ongoing business operations. Spinco determines Adjusted EBITDA based on GAAP net income (loss) attributable to Spinco plus interest and other income (expense), net; income tax expense; depreciation and amortization; stock-based compensation expense; employee termination, asset impairment and other; expenses related to strategic review; business separation costs; and other special items, including charges or credits that Spinco believes are not a part of the ongoing operation of its business. This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by Spinco management to make decisions and to assess our financial performance. Refer to the table below for the reconciliations of net income (loss) attributable to Spinco (GAAP) to Adjusted EBITDA (non-GAAP).

Spinco’s definitions and calculations of these non-GAAP measures may differ from similarly titled measures reported by other companies and cannot, therefore, be compared with similarly titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Free Cash Flow and Adjusted Free Cash Flow

Free cash flow and adjusted free cash flow are non-GAAP financial measures. Free cash flow reflects Spinco’s cash flow provided by (used in) operating activities less capital expenditures. Adjusted free cash flow reflects Spinco’s cash flows provided by (used in) operating activities less capital expenditures and the activity related to Flash Ventures, net. We make cash contributions to Flash Ventures to fund their capital expenditures for equipment or infrastructure to support the Flash Ventures’ production of wafer inventory for sale. This cash contributions are typically recovered over a number of years as the Flash Ventures generate cash from their production and sale of wafer inventory. These cash contributions and repayments are reflected within investing activities in our Condensed Combined Statements of Cash Flows as Notes receivable issuances to Flash Ventures and Notes receivable proceeds from Flash Ventures, respectively. Spinco considers the adjusted free cash flow generated in any period to be a useful indicator of cash that is available for strategic opportunities, including, among others, investing in Spinco’s business, making strategic acquisitions and strengthening the balance sheet.

Use of Certain Terms

Revenue by End Market. Spinco’s broad portfolio of technology and products addresses multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, Spinco provides its OEM and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by Spinco’s broad range of retail and other end-user products, which capitalize on the strength of Spinco’s product brand recognition and vast points of presence around the world.

Non-GAAP Financial Measures—Adjusted EBITDA

	Three months ended
(in millions; unaudited)	September 27, 2024	September 29, 2023
Net Income (Loss) (GAAP)	$211	$(518)
Income tax expense	56	24
Interest and other income (expense), net	24	7
Depreciation and amortization	54	57

EBITDA (6)	345	(430)
Stock-based compensation expense (1)	41	40
Employee termination, asset impairment and other (2)	2	(59)
Strategic review (3)	—	10
Business separation costs (4)	20	—
Other (5)	—	1

Adjusted EBITDA (non-GAAP) (7)	$408	$(438)

(1)

Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

(2)

Represents employee terminations and/or restructuring of operations in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, and charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco records credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods and has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. For additional breakdown of these amounts, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to unaudited Condensed Combined Financial Statements. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.
(3)

Represents third-party spending for consulting, accounting, tax and legal advisor expenses associated with the Spinco’s review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

(4)

Represents tax stamp duties and third-party spending for consulting, accounting, tax and legal advisor expenses associated with the operational separation of Spinco from WDC to create an independent public company including legal entity restructuring and administrative fees to establish the new legal structure of Spinco. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of the business.

(5)	Represents charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.
(6)	EBITDA is defined as net income before income tax expense, interest and other income (expense), net, and depreciation and amortization.
(7)

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted to exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because these exclusions are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers.

Non-GAAP Financial Measures—Adjusted EBITDA

	Years ended
(in millions; unaudited)	June 28, 2024	June 30, 2023	July 1, 2022
Net Income (Loss) (GAAP)	$(672)	$(2,143)	$1,064
Income tax expense	169	141	170
Interest and other income (expense), net	35	(33)	(34)
Depreciation and amortization	224	448	525

EBITDA (10)	(244)	(1,587)	1,725
Stock-based compensation expense (1)	149	165	171
Contamination related charges (2)	—	—	207
Recoveries from a power outage incident (3)	—	—	(7)
Recoveries of contamination related charges (4)	(36)	—	—
Employee termination, asset impairment and other (5)	(40)	69	16
Goodwill impairment (6)	—	671	—
Strategic review (7)	20	20	—
Business separation costs (8)	64	—	—
Other (9)	—	1	3

Adjusted EBITDA (non-GAAP) (11)	$(87)	$(661)	$2,115

(1)

Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

(2)	Represents scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under-absorbed overhead costs, which were expensed as incurred.
(3)

Represents recoveries received for the losses associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs due to the power outage incident in 2019.

(4)

Represents insurance recoveries received for losses incurred due to a contamination incident in 2022, which primarily consisted of scrapped inventory and rework costs, decontamination and other costs needed to restore facilities to normal capacity.

(5)

Represents employee terminations and/or restructuring of operations in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, and charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco records credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods and has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. For additional breakdown of these amounts, see Note 13, “Employee Termination, Asset Impairment and Other,” in the Notes to audited Combined Financial Statements. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.

(6)	Represents goodwill impairment charges due to changes in industry and macroeconomic conditions in the fiscal year ended June 30, 2023.
(7)

Represents third-party spending for consulting, accounting, tax and legal advisor expenses associated with Spinco’s ongoing review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

(8)

Represents tax stamp duties and third-party spending for consulting, accounting, tax and legal advisor expenses associated with the operational separation of Spinco from WDC to create an independent public company including legal entity restructuring and administrative fees to establish the new legal structure of Spinco. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of the business.

(9)	Represents charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.
(10)	EBITDA is defined as net income before income tax expense, interest and other income (expense), net, and depreciation and amortization.
(11)

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted to exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because these exclusions are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers.

Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions; unaudited)

	Three months ended
	September 27, 2024	September 29, 2023
GAAP gross profit	$726	$(188)
Stock-based compensation expense	6	5

Non-GAAP gross profit	$732	$(183)

GAAP operating expenses	$435	$299
Stock-based compensation expense	(35)	(35)
Employee termination, asset impairment and other	(2)	59
Business separation costs	(20)	—
Strategic review	—	(10)
Other	—	(1)

Non-GAAP operating expenses	$378	$312

GAAP operating income (loss)	$291	$(487)
Gross profit adjustments	6	5
Operating expense adjustments	57	(13)

Non-GAAP operating income (loss)	$354	$(495)

GAAP interest and other income (expense), net	$(24)	$(7)
Interest and other income (expense), net adjustments	—	—

Non-GAAP interest and other income (expense), net	$(24)	$(7)

GAAP income tax expense	$56	$24
Income tax adjustments	11	(11)

Non-GAAP income tax expense	$67	$13

Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions; unaudited)

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
GAAP gross profit	$1,072	$430	$3,244
Stock-based compensation expense	20	19	18
Amortization of acquired intangible assets	—	—	64
Contamination related charges	—	—	207
Recoveries from a power outage incident	—	—	(7)
Recoveries of contamination related charges	(36)	—	—

Non-GAAP gross profit	$1,056	$449	$3,526

GAAP operating expenses	$1,540	$2,465	$2,044
Stock-based compensation expense	(129)	(146)	(153)
Amortization of acquired intangible assets	—	(133)	(155)
Employee termination, asset impairment and other	40	(69)	(16)
Goodwill impairment	—	(671)	—
Business separation costs	(64)	—	—
Strategic review	(20)	(20)	—
Other	(2)	(1)	(3)

Non-GAAP operating expenses	$1,365	$1,425	$1,717

GAAP operating income (loss)	$(468)	$(2,035)	$1,200
Gross profit adjustments	(16)	19	282
Operating expense adjustments	175	1,040	327

Non-GAAP operating income (loss)	$(309)	$(976)	$1,809

GAAP interest and other income (expense), net	$(35)	$33	$34
Interest and other income (expense), net adjustments	(2)	—	—

Non-GAAP interest and other income, net	$(37)	$33	$34

GAAP income tax expense	$169	$141	$170
Income tax adjustments	(13)	140	76

Non-GAAP income tax expense	$156	$281	$246

Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions, except per share amounts; unaudited)

	Three months ended
	September 27, 2024	September 29, 2023
GAAP net income (loss)	$211	$(518)
Stock-based compensation expense	41	40
Employee termination, asset impairment and other	2	(59)
Strategic review	—	10
Business separation costs	20	—
Other	—	1
Income tax adjustments	(11)	11

Non-GAAP net income (loss)	$263	$(515)

Cash flows
Cash flow provided by (used in) operating activities	$(131)	$(169)
Purchases of property, plant and equipment, net	(67)	110

Free cash flow	(198)	(59)
Activity related to Flash Ventures, net	48	13

Adjusted free cash flow	$(150)	$(46)

Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions, except per share amounts; unaudited)

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
GAAP net income (loss)	$(672)	$(2,143)	$1,064
Stock-based compensation expense	149	165	171
Amortization of acquired intangible assets	—	133	219
Contamination related charges	—	—	207
Recoveries from a power outage incident	—	—	(7)
Recoveries of contamination related charges	(36)	—	—
Employee termination, asset impairment and other	(40)	69	16
Goodwill impairment	—	671	—
Strategic review	20	20	—
Business separation costs	64	—	—
Other	—	1	3
Income tax adjustments	13	(140)	(76)

Non-GAAP net income (loss)	$(502)	$(1,224)	$1,597

Cash flows
Cash flow provided by (used in) operating activities	$(309)	$(713)	$1,151
Purchases of property, plant and equipment, net	(29)	(219)	(410)

Free cash flow	(338)	(932)	741
Activity related to Flash Ventures, net	239	14	(91)

Adjusted free cash flow	$(99)	$(918)	$650

To supplement the condensed combined financial statements presented in accordance with GAAP, the table above sets forth non-GAAP gross profit; non-GAAP operating expenses; non-GAAP operating income (loss); non-GAAP interest and other income (expense), net; non-GAAP income tax expense; non-GAAP net income (loss); non-GAAP net income (loss) attributable to common shareholders; free cash flow and adjusted free cash flow (“non-GAAP measures”). These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Spinco believes the presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring Spinco’s earnings performance and comparing it against prior periods. Specifically, Spinco believes these non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers. As discussed further below, these non-GAAP measures exclude, as applicable, stock-based compensation expense, amortization of acquired intangible assets, contamination related charges, recoveries from a power outage incident, recoveries of contamination related charges, employee termination, asset impairment and other, goodwill impairment, expenses related to our strategic review, business separation costs, other adjustments and income tax adjustments, and Spinco believes these measures along with the related reconciliations to the GAAP measures provide additional detail and comparability for assessing Spinco’s results. These non-GAAP measures are some of the primary indicators management uses for assessing Spinco’s performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

As described above, Spinco excludes the following items from its non-GAAP measures:

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Amortization of acquired intangible assets. Spinco incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of Spinco’s acquisitions and any related impairment charges.

Contamination related charges. In February 2022, a contamination of certain materials used in Spinco’s manufacturing process occurred and affected production operation at the Flash Ventures manufacturing facilities in Yokkaichi and Kitakami, Japan. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs, which are expensed as incurred. These charges are inconsistent in amount and frequency, and Spinco believes these charges are not part of the ongoing production operation of its business.

Recoveries from a power outage incident. In June 2019, an unexpected power outage incident occurred at the Flash Ventures manufacturing facilities in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. During fiscal year 2022, Spinco received recoveries for these losses from other parties. The recoveries are inconsistent in amount and frequency, and Spinco believes they are not part of the ongoing production operation of its business.

Recoveries of contamination related charges. During fiscal year 2024 Spinco received insurance recoveries for losses from contamination-related charges. The recoveries, which primarily consisted of compensation for scrapped inventory, rework costs, decontamination and other expenses needed to restore the facilities to normal capacity. The recoveries are inconsistent in amount and frequency, and Spinco believes they are not part of the ongoing production operation of its business.

Employee termination, asset impairment and other. From time to time, in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, Spinco may terminate employees and/or restructure its operations. From time to time, Spinco may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods as well as taking actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.

Goodwill impairment. In fiscal year 2023, certain macroeconomic conditions caused Spinco to perform a quantitative impairment analysis. Management determined that the carrying value of the reporting unit exceeded its fair value, resulting in the recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023. Spinco believes this charge does not reflect Spinco’s operating results and is not indicative of the underlying performance of the business.

Strategic review. Spinco incurred expenses associated with its review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

Business separation costs. On October 30, 2023, WDC announced that its Board of Directors had completed its strategic review of its business and authorized WDC to pursue a plan to separate its HDD and Flash business units to create two independent, public companies. As a result of the plan, Spinco has incurred separation and transition costs and expects to incur such costs through the completion of the separation of the businesses. The separation and transition costs are recorded within Business separation costs in the Condensed Combined Statements of Operations. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying results of its business.

Other. From time to time, Spinco incurs charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior quarters, including interest. These adjustments are excluded because Spinco believes that they are not indicative of the underlying performance of its ongoing business.

Quarterly Financial Information

The following tables set forth selected unaudited quarterly financial information for the fiscal quarters ended September 27, 2024, June 28, 2024, March 29, 2024, December 29, 2023, September 29, 2023, June 30, 2023, March 31, 2023, December 30, 2022, and September 30, 2022. The supplemental information below includes condensed combined balance sheets, condensed combined statements of operations and condensed combined cash flows. The information for each of these quarters has been prepared on the same basis as the unaudited condensed combined financial statements and the combined financial statements. Our historical results are not necessarily indicative of the results that should be expected in any future period. Refer to the tables below for quarterly results:

The Flash Business of Western Digital Corporation

QUARTERLY CONDENSED COMBINED BALANCE SHEETS

(in millions)

	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023	December 30, 2022	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$322	$328	$377	$425	$202	$292	$245	$158	$229
Accounts receivable, net	1,037	935	814	684	630	539	305	876	847
Inventories	2,069	1,955	1,730	1,612	1,876	2,269	2,448	2,337	2,205
Income tax receivable	7	7	4	1	3	3	76	79	9
Other current assets	300	221	218	240	229	234	260	289	231
Notes due from Parent	1	102	133	20	86	63	441	500	527
Assets held for sale	652	—	—	—	—	—	—	—	—

Total current assets	4,388	3,548	3,276	2,982	3,026	3,400	3,775	4,239	4,048
Property, plant and equipment, net	552	791	788	803	832	933	961	990	1,034
Notes receivable and investments in Flash Ventures	1,066	1,001	1,091	1,350	1,351	1,411	1,498	1,478	1,319
Goodwill	6,932	7,207	7,209	7,212	7,210	7,212	7,216	7,216	7,361
Other intangibles, net	—	—	—	—	—	—	17	55	94
Deferred tax assets	56	96	71	73	76	76	76	76	76
Income tax receivable, non-current	12	11	9	9	10	9	9	9	7
Other non-current assets	884	852	884	909	929	779	770	729	685

Total assets	$13,890	$13,506	$13,328	$13,338	$13,434	$13,820	$14,322	$14,792	$14,624

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$297	$357	$386	$396	$410	$334	$322	$340	$392
Accounts payable to related parties	352	313	310	250	277	292	260	363	290
Accrued expenses	236	424	381	387	467	483	357	443	644
Income taxes payable	12	20	7	15	16	48	21	17	55
Accrued compensation	169	195	140	105	100	98	101	101	127
Notes due to Parent	296	814	823	926	887	919	926	852	825
Liabilities held for sale	110	—	—	—	—	—	—	—	—

Total current liabilities	1,472	2,123	2,047	2,079	2,157	2,174	1,987	2,116	2,333
Deferred tax liabilities	18	15	6	22	14	28	45	60	60
Other liabilities	274	286	336	341	338	179	184	189	189

Total liabilities	1,764	2,424	2,389	2,442	2,509	2,381	2,216	2,365	2,582
Commitments and contingencies
Parent company net investment:
Parent company net investment	12,369	11,534	11,339	11,211	11,323	11,782	12,327	12,668	12,539
Accumulated other comprehensive loss	(243)	(452)	(400)	(315)	(398)	(343)	(221)	(241)	(497)

Total Parent company net investment	12,126	11,082	10,939	10,896	10,925	11,439	12,106	12,427	12,042

Total liabilities and Parent company net investment	$13,890	$13,506	$13,328	$13,338	$13,434	$13,820	$14,322	$14,792	$14,624

The Flash Business of Western Digital Corporation

QUARTERLY CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in millions)

Three Months Ended
	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023	December 30, 2022	September 30, 2022
Revenue, net	$1,883	$1,760	$1,705	$1,665	$1,533	$1,399	$1,308	$1,657	$1,722
Cost of revenue	1,157	1,124	1,242	1,504	1,721	1,551	1,378	1,422	1,305

Gross profit (loss)	726	636	463	161	(188)	(152)	(70)	235	417

Operating expenses:
Research and development	283	298	277	246	240	266	278	302	321
Selling, general and administrative	130	117	107	113	118	128	141	145	144
Employee termination, asset impairment and other charges	2	4	2	13	(59)	36	9	18	6
Business separation costs	20	18	12	34	—	—	—	—
Goodwill Impairment charges	—	—	—	—	—	—	—	149	522
Total operating expenses	435	437	398	406	299	430	428	614	993

Operating income (loss)	291	199	65	(245)	(487)	(582)	(498)	(379)	(576)
Interest and other income (expense):
Interest income	3	3	3	3	3	7	6	5	3
Interest expense	(2)	(9)	(9)	(11)	(11)	(11)	(8)	(6)	(6)
Other income (expense), net	(25)	4	(5)	(7)	1	6	4	16	17

Total interest and other income (expense), net	(24)	(2)	(11)	(15)	(7)	2	2	15	14

Income (loss) before taxes	267	197	54	(260)	(494)	(580)	(496)	(364)	(562)
Income tax expense	56	77	27	41	24	25	37	55	24

Net income (loss)	$211	$120	$27	$(301)	$(518)	$(605)	$(533)	$(419)	$(586)

Quarterly Revenue Trends

For the quarters ended December 30, 2022, March 31, 2023, and June 30, 2023, there was a decline in revenue due to macroeconomic factors including inflation, higher interest rates and recession concerns, which softened demand for our products, leading to reduced shipments and pricing challenges. In contrast, the quarters ended September 29, 2023, December 29, 2023, March 29, 2024, June 28, 2024, and September 27, 2024 showed significant growth compared to the comparable quarters in the prior year, driven primarily by improved supply and demand dynamics and better pricing, which positively impacted our revenue.

Quarterly Operating Expense Trends

Research and Development. The fluctuations in research and development are largely a result of normal fluctuations in compensation and benefits, development costs, and depreciation and amortization.

Selling, general and administrative. For the quarters ended September 30, 2022, through March 29, 2024, selling, general and administrative expenses trended downward primarily driven by reductions in intangible amortization expense, compensation and benefits and materials costs. The driver for the increase in selling, general, and administrative expenses in the three months ended June 28, 2024 and September 27, 2024, was primarily higher variable compensation, increased headcount and increased legal fees.

Employee termination, asset impairment and other charges. For the quarter ended June 30, 2023, the increase in employee termination, asset impairment and other expenses was driven by increased restructuring initiatives to adjust our cost structure to align with the demand environment. The fluctuation in employee termination, asset impairment and other charges during the quarter ended September 29, 2023 was primarily driven by a $60 million gain on the sale-leaseback of our Milpitas, California facility.

Business separation costs. The charges related to business separation costs for the quarters ended September 29, 2023, December 29, 2023, March 29, 2024, and June 28, 2024 relate to outside service fees to support the planned separation of Spinco from WDC.

Goodwill Impairment charges. For the quarters ended September 30, 2022, and December 30, 2022, we determined that the carrying value of Spinco’s single reporting unit exceeded its fair value, resulting in the recognition of impairment charges of $522 million and $149 million, respectively.

The Flash Business of Western Digital Corporation
QUARTERLY CONDENSED COMBINED CASH FLOWS
(in millions)

Three Months Ended
	September 27, 2024	June 28, 2024	March 29, 2024	December 29, 2023	September 29, 2023	June 30, 2023	March 31, 2023	December 30, 2022	September 30, 2022
Net cash provided by (used in) operating activities	$(131)	$(130)	$(12)	$2	$(169)	$(301)	$(122)	$(525)	$235
Net cash provided by (used in) investing activities	(19)	(3)	100	(9)	122	(60)	(71)	(82)	24
Net cash provided by (used in) financing activities	214	85	(134)	228	(43)	409	280	535	(364)

Total cash flows	$64	$(48)	$(46)	$221	$(90)	$48	$87	$(72)	$(105)

Financial condition, liquidity and capital resources

The following table summarizes our statements of cash flows of September 27, 2024 and September 29, 2023:

	September 27, 2024	September 29, 2023
	(in millions)
Net cash provided by (used in):
Operating Activities	$(131)	$(169)
Investing Activities	(19)	122
Financing Activities	214	(43)
Effect of exchange rate changes on cash	1	—
Changes in cash and cash equivalents classified as assets held for sale	(71)	—

Net increase (decrease) in cash and cash equivalents	$(6)	$(90)

As noted previously, we have been scaling back on capital expenditures, consolidating production lines and reducing bit growth to align with market demand. Net cash provided by investing activities in the three months ended September 29, 2023 includes $134 million in proceeds associated with the sale-leaseback of our Milpitas, California facility while there were no proceeds from sale of facilities or equipment for the three months ended September 27, 2024. We continue to be cautious in our capital investment and expect our cash capital expenditures in 2025 to be higher than in 2024 but remain below 2023 expenditures.

We believe our cash, and cash equivalents, as discussed in “Key Developments—Financing Activities” above, will be sufficient to meet our working capital needs for at least the next twelve months and for the foreseeable future thereafter, as we navigate the current market downturn before returning to profitable operations and positive cash flows when the market normalizes. We believe we can also access the various capital markets to further supplement our liquidity position if necessary.

A total of $314 million and $321 million, of our cash and cash equivalents were held outside of the U.S. as of September 27, 2024, and June 28, 2024, respectively. There are no material tax consequences that were not previously accrued for on the repatriation of this cash.

Operating Activities

Net cash used in operating activities primarily consists of net income or loss, adjusted for non-cash charges, plus or minus changes in operating assets and liabilities. Net cash used as a result of changes in operating assets and liabilities was $344 million in the three months ended September 27, 2024, as compared to $285 million net cash provided in the three months ended September 29, 2023, reflecting an increase in the volume of our business, as discussed above.

Changes in our operating assets and liabilities are largely affected by our working capital requirements, which are dependent on the volume of our business and the effective management of our cash conversion cycle as well as timing of payments for taxes. Our cash conversion cycle measures how quickly we can convert our products into cash through sales. The cash conversion cycles were as follows:

	September 27, 2024	September 29, 2023
	(in days)
Days sales outstanding	50	33
Days in inventory	163	152
Days payables outstanding	(51)	(56)

Cash Conversion cycle	162	129

Changes in days sales outstanding, or DSO, are generally due to the timing of shipments. Changes in days in inventory, or DIO, are generally related to the timing of inventory builds. Changes in days payables outstanding, or DPO, are generally related to production volume and the timing of purchases during the period. From time to time, we modify the timing of payments to our vendors. We make modifications primarily to manage our vendor relationships and to manage our cash flows, including our cash balances. Generally, we make the payment term modifications through negotiations with our vendors or by granting to, or receiving from, our vendors’ payment term accommodations.

For the three months ended September 27, 2024, DSO increased by 17 days over the three months ended September 29, 2023, reflecting lower accounts receivable factoring and the timing of shipments and customer collections. During the three months ended September 27, 2024, DIO increased by 11 days over the three months ended September 29, 2023, primarily reflecting higher production volume in the current period. DPO decreased by 5 days over the comparable period in the prior year primarily due to routine variations in the timing of purchases and payments during the period.

Investing Activities

Net cash used in investing activities in the three months ended September 27, 2024 primarily consisted of $67 million in purchases of property, plant and equipment, partially offset by $48 million of net notes receivable proceeds from activity related to Flash Ventures. Net cash provided by investing activities in the three months ended September 29, 2023 primarily consisted of $134 million proceeds from the sale of property, plant and equipment, which includes the proceeds from the sale-leaseback of our Milpitas, California facility and $13 million in net proceeds from activity related to Flash Ventures, partially offset by $24 million in purchases of property, plant and equipment.

Financing Activities

Net cash provided by financing activities in the three months ended September 27, 2024 primarily consisted of $189 million transferred from Parent and $101 million in proceeds from notes due from Parent, offset by $76 million in net repayments on notes due to Parent. Net cash used in financing activities in the three months ended September 29, 2023 primarily consisted of $84 million in origination of notes due from Parent and $30 million in net repayments on notes due to Parent, partially offset by $71 million transferred from Parent.

The following table summarizes our statements of cash flows as of 2024, 2023 and 2022:

	2024	2023	2022
	(in millions)
Net cash provided by (used in):
Operating Activities	$(309)	$(713)	$1,151
Investing Activities	210	(189)	(472)
Financing Activities	136	860	(650)
Effect of exchange rate changes on cash	(1)	(1)	(2)

Net increase (decrease) in cash and cash equivalents	$36	$(43)	$27

As noted previously, we have been scaling back on capital expenditures, consolidating production lines and reducing bit growth to align with market demand. We reduced our portion of the capital expenditures by Flash Ventures for its operations to approximately $773 million in 2024 from approximately $1.4 billion in 2023. After consideration of the Flash Ventures’ lease financing of its capital expenditures and net operating cash flow, we reduced our net cash used for our purchases of property, plant and equipment and net activity in notes receivable relating to Flash Ventures $210 million in 2024, as compared to cash used of $205 million in 2023. We continue to be cautious in our capital investment and expect our cash capital expenditures in 2025 to remain below 2023 expenditures.

We believe our cash, and cash equivalents, as discussed in “Key Developments—Financing Activities” above, will be sufficient to meet our working capital needs for at least the next twelve months and for the foreseeable future thereafter, as we navigate the current market downturn before returning to profitable operations and positive cash flows when the market normalizes. We believe we can also access the various capital markets to further supplement our liquidity position if necessary.

A total of $321 million, $286 million and $332 million of our cash and cash equivalents were held outside of the U.S. as of June 28, 2024, June 30, 2023, and July 1, 2022, respectively. There are no material tax consequences that were not previously accrued for on the repatriation of this cash.

Operating Activities

Net cash provided by or used in operating activities primarily consists of net income or loss, adjusted for non-cash charges, plus or minus changes in operating assets and liabilities. Net cash used as a result of changes in operating assets and liabilities was $86 million for 2024, as compared to $197 million net cash provided in 2023, which reflects the reduction in the volume of our business. Comparably, the net cash provided by changes in operating assets and liabilities was $197 million for 2023, compared to $600 million net cash used in 2022, which reflects the increase in the volume of our business. Changes in our operating assets and liabilities are largely affected by our working capital requirements, which are dependent on the effective management of our cash conversion cycle as well as timing of payments for taxes. Our cash conversion cycle measures how quickly we can convert our products into cash through sales. At the end of the respective fourth quarters, the cash conversion cycles were as follows:

	2024	2023	2022
	(in days)
Days sales outstanding	56	35	49
Days in inventory	103	134	117
Days payables outstanding	(35)	(37)	(46)

Cash conversion cycle	124	132	120

Changes in days sales outstanding, or DSO, are generally due to the timing of shipments. Changes in days in inventory, or DIO, are generally related to the timing of inventory builds. Changes in days payables outstanding, or DPO, are generally related to production volume and the timing of purchases during the period. From time to time, we modify the timing of payments to our vendors. We make modifications primarily to manage our vendor relationships and to manage our cash flows, including our cash balances. Generally, we make the payment term modifications through negotiations with our vendors or by granting to, or receiving from, our vendors’ payment term accommodations.

In 2024, DSO increased by 21 days over 2023, reflecting lower accounts receivable factoring and the timing of shipments and customer collections. In 2024, DIO decreased by 31 days over 2023, primarily reflecting an increase in products shipped. In 2024, DPO decreased by 2 days over 2023, primarily due to reductions in production volume and capital expenditures as well as routine variations in the timing of purchases and payments during the period.

In 2023, DSO decreased by 14 days over 2022, reflecting the increase in accounts receivable factoring. In 2023, DIO increased by 17 days over 2022, primarily reflecting a decline in products shipped in light of the market environment. In 2023, DPO decreased by 9 days over 2022, primarily due to reductions in production volume and capital expenditures as well as routine variations in the timing of purchases and payments during the period.

Investing Activities

Net cash provided by investing activities in 2024 primarily consisted of $239 million of net notes receivable proceeds from (issuance to) Flash Ventures and $137 million of proceeds from the sale of property, plant and equipment, partially offset by $166 million in purchases of property, plant and equipment. Net cash used in investing activities in 2023 primarily consisted of $219 million in purchases of property, plant and equipment, partially offset by a $14 million net decrease in notes receivable issuance to Flash Ventures and $16 million in net proceeds from the sale of strategic investments and other. Net cash used in investing activities in 2022 primarily consisted of $410 million in purchases of property, plant and equipment, and a $91 million net increase in notes receivable issuances to Flash Ventures, offset by $25 million in proceeds from the disposition of business, $3 million in net proceeds from the sale of strategic investments and other, and $1 million in proceeds from the sale of property, plant and equipment.

Financing Activities

Net cash provided by financing activities in 2024 primarily consisted of $394 million transferred from Parent and $14 million in proceeds from notes due from Parent, offset by $170 million in origination of notes due from Parent and $102 million in net repayments on notes due to Parent.

Net cash provided in financing activities in 2023 primarily consisted of $676 million transferred from Parent and $216 million in proceeds from notes due from Parent, offset by $32 million in net repayments on notes due to Parent.

Net cash used in financing activities in 2022 primarily consisted of $933 million transferred to Parent, offset by $307 million in proceeds from notes due to Parent and $199 million in net proceeds from notes due from Parent.

Off-Balance Sheet Arrangements

Other than the commitments related to Flash Ventures incurred in the normal course of business and certain indemnification provisions (see “Short- and Long-term Liquidity—Purchase Obligations and Other Commitments” below), we do not have any other material off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any other obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not included in the Condensed Combined Financial Statements and Combined Financial Statements. Additionally, with the exception of Flash Ventures, joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd., and the SDSS Venture, we do not have an interest in, or relationships with, any variable interest entities. For additional information regarding our off-balance sheet arrangements, see Note 9, Related Parties and Related Commitments and Contingencies, of the Notes to the Condensed Combined Financial Statements and Notes to the Combined Financial Statements.

Short-and-Long-term Liquidity

Material Cash Requirements as of September 27, 2024

In addition to cash requirements for unrecognized tax benefits foreign exchange contracts, and indemnifications discussed below, and notes due to Parent of $296 million which are expected to be settled on or before the effectiveness of the spin-off and are reflected in current liabilities given the notes are due upon demand, the following is a summary of our known material cash requirements, including those for capital expenditures, as of September 27, 2024:

	Total	Remaining Nine Months of 2025	2-3 Years (2026-2027)	4-5 Years (2028-2029)	More than 5 Years (Beyond 2029)
	(in millions)
Flash Ventures related commitments(1)	$5,643	$2,281	$2,378	$790	$194
Operating Leases	295	15	43	38	199
Purchase obligations and other commitments	276	35	91	40	110

Total	$6,214	$2,331	$2,512	$868	$503

(1)

Includes reimbursement for depreciation and lease payments on owned and committed equipment, funding commitments for loans and equity investments and payments for other committed expenses, including research and development and building depreciation. Funding commitments assume no additional operating lease guarantees. Additional operating lease guarantees can reduce funding commitments.

Flash Ventures

Flash Ventures sells to, and leases back from, a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements, of which we guarantee half or all of the outstanding obligations under each lease agreement. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of the lease obligations and a call on our guarantees. As of September 27, 2024, and as of June 28, 2024, we were in compliance with all covenants under these Japanese lease facilities. See Note 9, Related Parties and Related Commitments and Contingencies, of the Notes to the Condensed Combined Financial Statements and Notes to the Combined Financial Statements.

Purchase Obligations and Other Commitments

In the normal course of business, we enter into purchase orders with suppliers for the purchase of components used to manufacture our products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. We also enter into long-term agreements with suppliers that contain fixed future commitments, which are contingent on certain conditions such as performance, quality and technology of the vendor’s components. These arrangements are included under “Purchase obligations and other commitments” in the table above.

Unrecognized Tax Benefits

As of September 27, 2024, the liability for unrecognized tax benefits (excluding accrued interest and penalties) was approximately $43 million. Accrued interest and penalties related to unrecognized tax benefits for the three months ended September 27, 2024, were approximately $5 million. Of these amounts, approximately $48 million could result in potential cash payments.

Mandatory Research and Development Expense Capitalization

Since the beginning of 2023, the 2017 Act has required us to capitalize and amortize research and development expenses rather than expensing them in the year incurred, which is expected to result in higher cash tax payments in future profitable periods, if not repealed or otherwise modified.

Foreign Exchange Contracts

We purchase foreign exchange contracts to hedge the impact of foreign currency fluctuations on certain underlying assets, liabilities and commitments for operating expenses and product costs denominated in foreign currencies. For a description of our current foreign exchange contract commitments, Note 7, Derivative Instruments and Hedging Activities, of the Notes to the Condensed Combined Financial Statements and Notes to the Combined Financial Statements.

Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements, products or services to be provided by us, environmental compliance, or intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain of our officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We maintain director and officer insurance, which may cover certain liabilities arising from our obligation to indemnify our directors and officers in certain circumstances.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses. Historically, we have not incurred material costs as a result of obligations under these agreements.

Critical accounting estimates

We have prepared the accompanying unaudited Condensed Combined Financial Statements and audited Combined Financial Statements in accordance with GAAP. The preparation of the financial statements requires the use of judgments and estimates that affect the reported amounts of revenues, expenses, assets, liabilities and WDC net investment. We have adopted accounting policies and practices that are generally accepted in the industry in which we operate. If these estimates differ significantly from actual results, the impact to the unaudited Condensed Combined Financial Statements and audited Combined Financial Statements may be material.

Revenue

We provide distributors and retailers (collectively referred to as “resellers”) with limited price protection for inventories held by resellers at the time of published list price reductions. We also provide resellers and OEMs with other sales incentive programs. Spinco records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. We use judgment in our assessment of variable consideration in contracts to be included in the transaction price. We use the expected value method to arrive at the amount of variable consideration. Spinco constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that we have a large number of contracts with similar characteristics.

For sales to OEMs, Spinco’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the OEMs’ volume of purchases from Spinco or other agreed-upon sales incentive programs. For sales to resellers, the methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends and channel inventory levels. Estimating the impact of these factors requires significant judgment and differences between the estimated and actual amounts of variable consideration can be significant.

Inventories

We value inventories at the lower of cost or net realizable value, or NRV, with cost determined on a first-in, first-out basis. We record inventory write-downs of our inventory to lower of cost or net realizable value or for obsolete or excess inventory based on assumptions, which requires significant judgment. The determination of NRV involves estimating the average selling prices less any selling expenses of inventory based on market conditions and customer demand. To estimate the average selling prices and selling expenses of inventory, we review historical sales, future demand, economic conditions, contract prices and other information.

We periodically perform an excess and obsolete analysis of our inventory based on assumptions, which includes changes in business and economic conditions, changes in technology and projected demand of our products. If in any period we anticipate a change in those assumptions to be less favorable than our previous estimates, additional inventory write-downs may be required and could materially and negatively impact our gross margin. If in any period, we can sell inventories that had been written down to a level below the realized selling price in the previous period, higher gross profit would be recognized in that period. Although adjustments to these reserves have typically been immaterial, in fiscal year 2024, we recorded a charge to cost of revenue of $95 million, primarily to reduce component inventory to NRV as a result of a sudden change in demand for certain products.

Income Taxes

Income taxes are calculated as if Spinco files tax returns separate from WDC. We account for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss, or NOL, and tax credit carryforwards. We record a valuation allowance when it is more likely than not that the deferred tax assets will not be realized. Each quarter, we evaluate the need for a valuation allowance for our deferred tax assets and we adjust the valuation allowance so that we record net deferred tax assets only to the extent that we conclude it is more likely than not that these deferred tax assets will be realized. The assessment of valuation allowances against our deferred tax assets requires estimations and significant judgment. We continue to assess and adjust valuation allowances based on operating results and market conditions. We account for interest and penalties related to income taxes as a component of the provision for income taxes.

We recognize liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized on liabilities recorded for uncertain tax positions and are recorded in our provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from our estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and materially affect our operating results.

Goodwill

Goodwill is not amortized. Instead, it is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Spinco performs an annual impairment test as of the beginning of its fourth quarter or sooner if an indicator of impairment exists. We use qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If we conclude from the qualitative assessment that goodwill is more likely than not impaired, we are required to perform a quantitative assessment to determine the amount of impairment. We are required to use judgment when applying the goodwill impairment test, including in the identification of our reporting units. In addition, the estimates used to determine the fair value of each of our reporting unit may change based on results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect Spinco’s assessment of the fair value and goodwill impairment, which could result in a material charge and adversely affect our results of operations. We have not identified any impairment indicators for our reporting unit as of September 27, 2024 or as of June 28, 2024. We recorded goodwill impairment charges of $671 million for 2023 and recorded no goodwill impairment charges for 2022.

MANAGEMENT

Directors and Executive Officers Following the Spin-Off

Executive Officers

Following the spin-off, we will be an independent, publicly traded company. The following table sets forth information regarding individuals who are expected to serve as Spinco’s executive officers, including their positions after the spin-off, and is followed by biographies of each such executive officer. We expect that additional executive officers will be subsequently added. While some of Spinco’s executive officers are currently employees of WDC, after the spin-off, none of these individuals will be employees of WDC. The information set forth below is as of November 25, 2024.

Name	Age	Position
David V. Goeckeler	63	Chief Executive Officer
Luis F. Visoso Lomelin	55	Chief Financial Officer

Biographies

David V. Goeckeler. David V. Goeckeler will serve as our Chief Executive Officer. Mr. Goeckeler currently serves as the Chief Executive Officer of WDC, a role he has held since March 2020, and will continue to serve as the Chief Executive Officer of WDC until the completion of the spin-off. In addition, Mr. Goeckeler currently serves as a member of the WDC Board of Directors and is expected to remain on the WDC Board of Directors through the completion of the spin-off. Mr. Goeckeler previously served as executive vice president and general manager, networking and security, and in other senior leadership roles at Cisco Systems, Inc. from 2014 to March 2020. For additional biographical information for Mr. Goeckeler, please refer to the section titled “Directors – Biographies” below.

Luis F. Visoso Lomelin. Luis F. Visoso Lomelin will serve as our Chief Financial Officer. Mr. Visoso Lomelin currently serves as WDC’s Executive Vice President and Chief Administrative Officer and will continue to serve in this role until the completion of the spin-off. Prior to his role at WDC, Mr. Visoso Lomelin served as executive vice president and chief financial officer of Unity Software Inc., a platform for creating and operating interactive, real-time 3D content, from March 2023 to Jully 2024 and senior vice president and chief financial officer from April 2021 to March 2023. Mr. Visoso Lomelin previously served as chief financial officer of Palo Alto Networks from July 2020 to March 2021, and served in various roles at Amazon.com from December 2018 to July 2020, including as chief financial officer of Amazon Web Services. From 1993 to 2018, Mr. Visoso Lomelin held various finance positions of increasing responsibility at Cisco Systems and The Proctor & Gamble Company.

Directors

The following table sets forth information with respect to those persons who are expected to serve on the Spinco Board of Directors following the completion of the spin-off, and is followed by biographies of each such individual. The WDC Board of Directors will continue to evaluate the composition of the future Spinco Board of Directors in order to reflect an appropriate mix of skills, experience and attributes and additional individuals may be added to the Spinco Board of Directors in the future. The information set forth below is as of November 25, 2024.

Name	Age	Title
Kimberly E. Alexy	54	Director
Richard B. Cassidy II	73	Director
Thomas Caulfield	65	Director
David V. Goeckeler	63	Director and Chief Executive Officer
Devinder Kumar	69	Director
Matthew E. Massengill	63	Director
Necip Sayiner	59	Director
Ellyn J. Shook	61	Director
Miyuki Suzuki	64	Director

Biographies

KIMBERLY E. ALEXY, 54	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  From her more than 25 years of experience in capital markets, corporate finance and investments across several financial institutions, Ms. Alexy will bring to the Spinco Board of Directors deep expertise in finance and first-hand transaction experience.

•  Ms. Alexy will also contribute her specialized knowledge of cybersecurity issues, which includes a CERT Certificate in Cybersecurity Oversight for corporate directors issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University, strengthening the Spinco Board of Director’s risk oversight function.

•  Additionally, Ms. Alexy has a CFA designation, and her financial skills and prior experience qualify her as an “audit committee financial expert” under SEC rules. Her previous service on numerous public company boards of directors has been instrumental in Ms. Alexy’s leadership in overseeing WDC’s enterprise risk management program as Chair of the Audit Committee. Her experience will provide the Spinco Board of Directors with valuable insights and perspectives.

Alexy Capital Management, a private investment fund

•  Founder and principal (2005-present)

Prudential Securities

•  Senior vice president and managing director (1998-2003)

Lehman Brothers

•  Vice president of equity research (1995-1998)

OTHER PUBLIC BOARDS

	Current • Western Digital Corporation	Past Five Years • Five9, Inc. • Mandiant, Inc. • Alteryx, Inc. • FireEye

RICHARD B. CASSIDY II, 73	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  From his more than 45 years of experience in the semiconductor industry, including over 20 years in leadership roles, Mr. Cassidy will bring to the Spinco Board of Directors deep expertise in both the technical and business areas of the industry.

•  Additionally, Mr. Cassidy is a board member of the Global Semiconductor Alliance, an organization dedicated to the advancement of the worldwide semiconductor industry

Taiwan Semiconductor Manufacturing Company (“TSMC”), Arizona, an advanced semiconductor manufacturing fabrication

•  Chairman, CEO and former president (January 2020-present)

TSMC Ltd., a multinational semiconductor manufacturing company

•  Senior vice president (2019-present)

•  President and CEO, North America (2004-2018)

OTHER PUBLIC BOARDS

Current • None	Past Five Years • None

THOMAS CAULFIELD, 65	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  Having served as an executive in the technology industry for over 30 years, Dr. Caulfield will bring crucial semiconductor technical and business expertise which will enable the Spinco Board of Directors to oversee strategies to drive innovation and unlock stockholder value.

•  Dr. Caulfield has direct experience leading various aspects of global technology companies ranging from research and development, to supply chain, to sales.

•  Dr. Caulfield will bring public company board experience to the Spinco Board of Directors.

GlobalFoundries Inc., a multinational semiconductor contract manufacturing and design company

•  CEO (2018-present)

•  Senior vice president and general manager, Fab 8 semiconductor wafer manufacturing facility (2014-2018)

Soraa, Inc.

•  President and chief operating officer (2012-2014)

Caitin Inc.

•  CEO (2010-2012)

OTHER PUBLIC BOARDS

	Current • Western Digital Corporation • GlobalFoundries Inc.	Past Five Years • None

DAVID V. GOECKELER, 63 CHIEF EXECUTIVE OFFICER	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  With more than 30 years in the technology industry, Mr. Goeckeler has a proven ability to set and implement strategy of large, global technology franchises, including in his current position as WDC’s CEO.

•  Mr. Goeckeler will bring deep experience in technical and senior management positions, having positioned WDC to capitalize on opportunities in the shifting landscape through large-scale development projects and strategic acquisitions.

•  His experience will allow Mr. Goeckeler to lead and manage Spinco’s day-to-day operations, while overseeing the strategic direction of Spinco.

Western Digital Corporation

•  CEO (March 2020-present)

Cisco Systems, Inc., a multinational technology company

•  Executive vice president and general manager, networking and security (2017-March 2020)

•  Senior vice president and general manager, networking and security business group (2016-2017)

•  Senior vice president and general manager, security business (2014-2016)

OTHER PUBLIC BOARDS

Current • Western Digital Corporation • Automatic Data Processing, Inc.	Past Five Years • None

DEVINDER KUMAR, 69	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  Mr. Kumar brings over 40 years of experience in the technology industry, including ten years as CFO and executive vice president of Advanced Micro Devices, Inc. (“AMD Inc.”), a multinational semiconductor company, and was responsible for the global finance organization and global corporate services and facilities.

•  Mr. Kumar also has global experience spanning North America, Asia, Europe and the Middle East, including spending 10 years in Asia as financial controller for AMD Penang and group regional finance director for AMD’s manufacturing services group across Singapore, Thailand, China and Malaysia.

AMD, Inc. • CFO and executive vice president (2013-January 2023) • Treasurer (2015-January 2023) • Senior vice president and corporate controller (2006-2012)

OTHER PUBLIC BOARDS

	Current • Ciena Corporation, a global leader in optical and routing systems, services and automation software	Past Five Years • None

MATTHEW E. MASSENGILL, 63	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  Mr. Massengill brings over 30 years of executive management and leadership experience, including as WDC’s former CEO, President and COO, which will be instrumental to Spinco Board of Directors’ role in overseeing achievement of strategic objectives and risk management.

•  Mr. Massengill also has extensive background in various aspects of the global technology market and will bring valuable insight into identification and mitigation of key risks faced by technology companies.

•  His prior service on other public company boards will enable Mr. Massengill to provide strong, independent leadership to the Spinco Board of Directors.

Western Digital Corporation • Chair of the Board (2015-present and 2001-2007) • CEO (2000-2005) • President (2000-2002) • Chief Operating Officer (1999-2000)

OTHER PUBLIC BOARDS

	Current • Western Digital Corporation	Past Five Years • None

NECIP SAYINER, 59	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  Dr. Sayiner will provide deep knowledge of the semiconductor industry from his prior experiences as a CEO and executive leader at several semiconductor companies.

•  Dr. Sayiner also served as the chairman of the Semiconductor Industry Association, from 2015 to 2016, and as vice chairman from 2014 to 2015.

Renesas Electronics Corporation, a provider of semiconductor solutions

•  Executive vice president and general manager (2017-2019)

•  President, Renesas Electronics America (2017-2019)

Intersil Corporation, a provider of power management and precision analog solutions

•  President and CEO (2013-2017)

Silicon Laboratories Inc., a fabless global technology and semiconductor manufacturer

•  President and CEO (2005-2012)

OTHER PUBLIC BOARDS

	Current • Rambus, Inc., a semiconductor manufacturer • Axcelis Technologies, Inc., a supplier to the semiconductor manufacturing industry	Past Five Years • Power Integrations, Inc., a semiconductor manufacturing company

ELLYN J. SHOOK, 61	SKILLS & EXPERIENCE	CAREER HIGHLIGHTS

•  Ms. Shook has nearly 37 years of experience in global leadership, talent and compensation strategy as the former chief leadership and human resources officer of a global organization and currently as chair of the compensation committee and member of the nominating and governance committee of a public company. Ms. Shook has also led large scale talent transformations across waves of technology disruptions and is a renowned thought leader, creating pioneering research on people and work.

•  Ms. Shook also serves as an executive committee member of the Professional Roundtable of Chief Human Resources Officers and as a member of the board of directors of the National Academy of Human Resources.

Accenture plc., a global management consulting and professional services company

•  Chief leadership and human resources officer (2014-2024)

•  Senior managing director, human resources (2011-2014)

•  Lead, global human resources (2004-2011)

OTHER PUBLIC BOARDS

Current • The Baldwin Group, an insurance advisory firm	Past Five Years • None

MIYUKI SUZUKI, 64	SKILLS & EXPERIENCE		CAREER HIGHLIGHTS

•  Ms. Suzuki is a seasoned leader in the technology and telecommunications industries and will contribute her comprehensive perspectives around the technology industry to the Spinco Board of Directors.

•  Ms. Suzuki also has deep global operations experience across the Asia Pacific region, which will provide valuable insight to the Spinco Board of Directors.

•  Ms. Suzuki has substantial governance experience as a public company director at Twilio, a global software company and private company board experience specific to Japan-based companies (Jera Co., Inc. and, previously, MetLife Japan).

Cisco Systems, Inc.

•  President, Asia Pacific, Japan and China (2018-February 2021)

•  President and general manager, Japan (2015-2018)

Jetstar Japan

•  President and CEO (2011-2015)

KVH (now Colt Technology Services)

•  President and vice chairman (2007-2011)

Lexis Nexis Asia Pacific

•  President and CEO (2004-2006)

OTHER PUBLIC BOARDS

	Current • Western Digital Corporation • Twilio Inc.	Past Five Years • None

Our Board Following the Spin-Off and Corporate Governance Guidelines

Upon completion of the spin-off, we expect that the Spinco Board of Directors will be comprised of nine directors. After completion of the spin-off, the Spinco Board of Directors is expected to consist of such number of directors as shall be determined from time to time solely by resolution of the Spinco Board of Directors. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. We have not yet set the date of the first annual meeting of stockholders to be held following the spin-off.

The Spinco Board of Directors is expected to adopt corporate governance guidelines (the “Corporate Governance Guidelines”) that will provide a framework for the effective governance of Spinco. The Corporate Governance Guidelines will address significant corporate governance issues, including, among other things: the appointment, role and responsibilities of Spinco’s Lead Independent Director, if any; director nominee qualifications; director independence; limitations on director service on other boards; director orientation and continuing education; annual performance evaluations of the Spinco Board of Directors and committees; and succession planning and management development. A copy of the Corporate Governance Guidelines will be available at our website at www.sandisk.com.

Director Independence

The Spinco Board of Directors will annually review the relationship that each director has with Spinco. Following such annual review, only those directors who the Spinco Board of Directors affirmatively determines do not have a relationship which, in the opinion of the Spinco Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, under the listing standards of The Nasdaq Stock Market LLC, will be considered independent directors. At the time of the spin-off, the Spinco Corporate Governance Guidelines are expected to adopt the definition of independence described in the director independence requirements for Nasdaq listed companies. In doing so, the Spinco Board of Directors will take into account certain factors listed in the Corporate Governance Guidelines and such other factors as it may deem relevant. A majority of the Spinco Board of Directors will be comprised of independent directors upon completion of the spin-off. We expect that all directors except Mr. Goeckeler will meet the independence requirements set forth in the listing standards of Nasdaq at the time of the spin-off. There are no family relationships among any of our directors or executive officers.

Board Committees

Effective upon the completion of the spin-off, the Spinco Board of Directors is expected to have four standing committees: an Audit Committee, a Compensation and Talent Committee, a Governance Committee and an Executive Committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors, other than the Executive Committee. Additionally, the Spinco Board of Directors may, from time to time, establish other committees to facilitate the board’s oversight of management of the business and affairs of Spinco.

Audit Committee

The purpose of the Audit Committee of the Spinco Board of Directors (“Audit Committee”) will be to assist the Spinco Board of Directors in discharging its oversight responsibility by: (i) reviewing the integrity of the accounting and financial reporting processes of Spinco and its subsidiaries and the audit of Spinco’s financial statements; (ii) overseeing Spinco’s compliance with legal and regulatory requirements; (iii) reviewing the independent accountants’ qualifications and independence; (iv) overseeing the performance of Spinco’s internal audit function and Spinco’s independent accountants; and (v) preparing the report required by the rules of the SEC to be included in Spinco’s annual proxy statement. Among other things, the Audit Committee will also:

•	be directly responsible for appointing, compensating and overseeing independent accountants, with input from management;

•	pre-approve all audit and non-audit services provided by our independent accountants;

•	review annual and quarterly financial statements;

•	review adequacy of accounting and financial personnel resources;

•	oversee and appoint our chief audit executive and review the internal audit plan and internal controls;

•

review and discuss with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance and cybersecurity;

•

review and discuss with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by the corporate responsibility and sustainability programs; and

•	oversee ethics and compliance program.

Compensation and Talent Committee

The purpose of the Compensation and Talent Committee of the Spinco Board of Directors (“Compensation and Talent Committee”) will be to (i) carry out responsibilities of the Spinco Board of Directors relating to the compensation of Spinco’s executives, (ii) produce the Compensation Committee Report for inclusion in Spinco’s proxy statement, in accordance with applicable rules and regulations and (iii) periodically review Spinco’s people policies, programs and initiatives. The Compensation and Talent Committee will communicate to Spinco’s stockholders Spinco’s compensation philosophy, policy and programs. Among other things, the Compensation and Talent Committee will also:

•	evaluate and approve executive officer compensation;

•	review Spinco’s people programs and initiatives, including inclusion programs;

•	review and make recommendations on non-employee director compensation;

•	review and approve corporate goals and objectives for Spinco Chief Executive Officer’s compensation and evaluates Spinco Chief Executive Officer’s performance in light of those goals and objectives;

•	oversee incentive and equity-based compensation plans;

•	review and make changes to benefit plans, or recommend changes to the Spinco Board of Directors if required;

•	review and approve any compensation recovery (clawback) policy, or amendment to the policy, that is applicable to executive officers, and oversee and administrator such policy;

•	review and approve stock ownership guidelines applicable to executive officers; and

•	oversee the Chief Executive Officer succession planning process and senior leadership development program.

Governance Committee

The purpose of the Governance Committee of the Spinco Board of Directors (“Governance Committee”) will be to (i) develop and recommend to the Spinco Board of Directors a set of corporate governance principles applicable to Spinco, (ii) identify individuals qualified to become members of the Spinco Board of Directors and, consistent with criteria approved by the Spinco Board of Directors, make recommendations to the Spinco Board of Directors regarding director candidates for membership on the Spinco Board of Directors, (iii) assist the Spinco Board of Directors in overseeing Spinco’s corporate responsibility and sustainability policies and programs and (iv) oversee the evaluation of the Spinco Board of Directors and management. Among other things, the Governance Committee will also:

•	evaluate and recommend the size and composition of Spinco Board of Directors and committees and functions of committees;

•	develop and recommend Spinco Board of Directors membership criteria;

•	identify, evaluate and recommend director candidates;

•	review corporate governance issues and practices;

•	manage the annual Spinco Board of Directors and committee evaluation process;

•	review and oversee responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters; and

•	oversee Spinco’s political and lobbying strategy, activities and expenditures.

Executive Committee

The purpose of the Executive Committee of the Spinco Board of Directors (“Executive Committee”) will be to act on behalf of the Spinco Board of Directors between Board meetings. Among other things, the Executive Committee will have the authority of the Spinco Board of Directors in management of our business affairs in between meetings of the Spinco Board of Directors, subject to and including, but not limited to, applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by the Spinco Board of Directors.

Leadership Structure

The Spinco Board of Directors will not have a policy with respect to whether the roles of Chair of the Spinco Board of Directors (“Chair of the Board”) and Chief Executive Officer should be separate and, if they are to be separate, whether the Chair of the Board should be selected from Spinco’s non-employee directors or should be an employee. We believe the leadership structure of the Spinco Board of Directors at any point in time should be based upon an assessment of the needs of the Spinco Board of Directors and the Company at the time after giving consideration to, among other things, Spinco’s business plans, strategic opportunities and succession planning priorities. The Spinco Board of Directors will also consider the views of stockholders, including as it relates to director independence, as well as corporate governance and industry trends. Spinco’s Corporate Governance Guidelines will provide that the Spinco Board of Directors will appoint a Lead Independent Director if the Chair of the Board is not an independent director under Nasdaq listing standards or if the Spinco Board of Directors otherwise deems it appropriate. Spinco’s Lead Independent Director will play an important role in maintaining effective independent oversight of the Company.

Role of the Spinco Board of Directors in Risk Oversight

The Spinco Board of Directors will be responsible for overseeing the risk management process and exercise this risk oversight through both the Spinco Board of Directors and its committees. The Audit Committee and Chief Audit Executive will oversee the enterprise risk management, internal audit and internal controls processes and policies. The Audit Committee, in addition to overseeing the Chief Audit Executive, will also oversee financial reporting, accounting, internal controls, fraud and capital structure; cybersecurity; legal and regulatory compliance, including our ethics and compliance program; legal and regulatory requirements regarding public disclosure of topics that will be covered by our corporate responsibility and sustainability programs; tax and transfer pricing matters; and general business risks. The Compensation and Talent Committee will oversee compensation programs, policies and practices; equity and other incentive plans; recruiting, engagement and retention; people programs, policies and practices, including inclusion programs; and Chief Executive Officer succession planning and senior leadership development. The Governance Committee will oversee board and committee composition, including board leadership structure; director succession planning; corporate governance policies and practices; and corporate responsibility and sustainability policies and programs, including related to human rights, environmental and climate change and corporate political and lobbying activities and expenditures.

While Spinco’s management will be responsible for the day-to-day management of the various risks facing Spinco, Spinco Board of Directors, both as a full board and through its committees, will be responsible for monitoring management’s actions and decisions. As a part of its oversight responsibilities, the Spinco Board of Directors and the Audit Committee will regularly monitor management’s processes for identifying and addressing areas of material risk to Spinco. In doing so, the Spinco Board of Directors and the Audit Committee will receive regular assistance and input from the other committees of the Spinco Board of Directors, as well as regular reports from members of senior management.

Selection of Nominees for Directors

The Governance Committee will be responsible for recommending nominees for membership to the Spinco Board of Directors. The Governance Committee may receive suggestions for candidates from individual Board members, including Spinco’s Chief Executive Officer, as well as from stockholders of Spinco. The Corporate Governance Guidelines will include qualification guidelines for director nominees. All candidates will be evaluated by the Governance Committee using these qualification guidelines and any other factors the Governance Committee deems relevant.

Stockholders wishing to recommend individuals for consideration as directors must contact the Governance Committee by delivering a written notice to Spinco’s Corporate Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of the Spinco Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Spinco Board of Directors. Stockholders recommending candidates for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting. The committee will evaluate director candidates recommended by stockholders for election to the Spinco Board of Directors in the same manner and using the same criteria as it uses for any other director candidate. If the committee determines that a stockholder-recommended candidate is suitable for membership on the Spinco Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Spinco Board of Directors or in connection with the next annual meeting of stockholders. Stockholders wishing to nominate directors for inclusion in Spinco’s proxy statement pursuant to the proxy access provisions in Spinco’s bylaws, or to otherwise nominate directors for election at Spinco’s annual meeting of stockholders, must follow the procedures described in Spinco’s bylaws.

Code of Business Ethics

Prior to the completion of our spin-off from WDC, we will adopt a Code of Business Ethics that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Ethics will be designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in Company reports;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of the Code of Business Ethics; and

•	the protection of the Company’s legitimate business interests.

Spinco will make a copy of the Code of Business Ethics available on its website at www.sandisk.com. To the extent required by rules adopted by the SEC and The Nasdaq Stock Market LLC, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Corporate Governance section at www.sandisk.com. We also intend to adopt more detailed policies and procedures that will be set forth in our Global Code of Conduct, which will be separate requirements applying to our officers and employees.

Compensation Committee Interlocks and Insider Participation

During Spinco’s fiscal year ended June 28, 2024, Spinco was not yet incorporated for the full fiscal year, was not an independent company and did not have a Compensation and Talent Committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Spinco executive officers were made by WDC, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Spinco is currently a subsidiary of WDC and not an independent public company. Decisions regarding the past compensation of our Chief Executive Officer were made by the WDC Compensation and Talent Committee (the “WDC Compensation and Talent Committee”) of the WDC Board of Directors because he served as an executive officer of WDC. Additionally, the WDC Compensation and Talent Committee approved the past compensation of our Executive Vice President and Chief Financial Officer while he was WDC’s Executive Vice President and Chief Administrative Officer, although his past compensation is not disclosed herein because his employment began in July 2024 after the fiscal year ended June 28, 2024.

At the time of the spin-off, Spinco will have in place executive compensation programs, policies, and practices for its executive officers that are generally similar to those of WDC. After the spin-off, the executive compensation programs, policies and practices for our executive officers will be subject to the review and approval of the Spinco Compensation and Talent Committee (the “Compensation and Talent Committee”) of the Spinco Board of Directors, which will be formed in connection with the spin-off. We expect the executive compensation programs, policies and practices for our executive officers will align incentives more closely with Spinco’s performance, strategic initiatives, industry peers and the long-term interests of our stockholders, which is expected to help us attract, retain and motivate highly qualified personnel.

For purposes of this Compensation Discussion and Analysis and the executive compensation tables that follow, the individuals are referred to as our “named executive officers” (or “NEOs”) are listed below:

•	David V. Goeckeler, Chief Executive Officer

•	Luis F. Visoso Lomelin, Executive Vice President and Chief Financial Officer

The Compensation and Talent Committee has not yet been established and therefore has not established a specific set of objectives or principles for our executive compensation program. Prior to the spin-off, the WDC Compensation and Talent Committee will make certain compensation decisions and take actions regarding our compensation philosophy, principles and program design, and following the spin-off, the Compensation and Talent Committee will make additional compensation decisions and actions.

It is anticipated that the WDC Compensation and Talent Committee, and after the spin-off, the Compensation and Talent Committee, will establish objectives and principles similar to the objectives and principles that WDC maintained for its compensation program in fiscal 2024, as described in this Compensation Discussion and Analysis.

The following sections of this Compensation Discussion and Analysis describe WDC’s executive compensation philosophy, executive compensation program elements and certain of WDC’s executive compensation plans, policies and practices for fiscal 2024, as well as, to the extent known, certain aspects of Spinco’s anticipated compensation program following the spin-off.

•	Section 1—Executive Compensation Philosophy, Objectives and Process

•	Section 2—Updates to Fiscal 2024 Executive Compensation Program

•	Section 3—Decisions and Outcomes

•	Section 4—Fiscal 2025 Decisions

•	Section 5—Other Program Features and Policies

SECTION 1—EXECUTIVE COMPENSATION PHILOSOPHY, OBJECTIVES AND PROCESS

The summary below provides the key objectives of WDC’s executive compensation program:

Attract, retain and motivate premier talent necessary to accelerate its growth and drive financial, operational and market performance	Provide competitive target compensation relative to the technology industry in which it competes for business and talent	Encourage accountability by tying a substantial portion of each executive officer’s target total direct compensation opportunity to individual, corporate and market-based performance objectives that it expects to create long-term value for stockholders

Pay for performance by providing a substantial portion of compensation in the form of “at-risk,” variable incentive compensation awards that reward superior individual, corporate and market-based performance and that reduce pay for underperformance		Align the interests of executive officers with stockholders through pay-for-performance compensation design and by granting long-term equity awards that include multi-year performance or service vesting requirements

WDC Compensation Policies and Practices

WHAT WDC DOES	WHAT WDC DOESN’T DO

✓ Pay for performance by tying a substantial portion of executive compensation to the achievement of pre-established performance goals

✓ Actively engages with its stockholders on an ongoing basis and consider their feedback in the future design of its executive compensation program

✓ Links its executive compensation program to its long-term corporate strategy and sustainable stockholder value creation

✓ Uses a mix of performance measures, cash- and equity-based vehicles and short-and long-term incentive compensation opportunities that hold its executive officers accountable for executing on its long-term corporate strategy

✓ Cap maximum vesting or payout levels under its incentive compensation awards, which are aligned with competitive market practices

✓ Engages an independent compensation consultant to evaluate and advise the WDC Compensation and Talent Committee on its executive compensation program design and pay decisions

✓ Evaluate executive compensation data and practices of its proxy peer group companies as selected annually by the WDC Compensation and Talent Committee with guidance from its independent compensation consultant

✓ Limits payouts under its change in control severance plan to “double-trigger” events

✓ Maintains and adheres to executive stock ownership guidelines

✓ Maintains and adheres to a compensation recovery (“clawback”) policy

✓ Provides limited executive perquisites

× No tax gross-up payments in connection with severance or change in control payments

× No repricing of stock options without stockholder approval (other than equitable adjustments permitted under its equity compensation plans)

× No hedging, pledging or short-sale or derivative transactions by executive officers or directors

× No dividend equivalent payments on equity awards until they are earned and vested

Elements of WDC’s Fiscal 2024 Executive Compensation Program

WDC believes its emphasis on variable compensation aligns with its focus on operating excellence and allows its executive compensation levels to reflect its performance. After evaluating its variable compensation plans with its independent compensation consultant, the WDC Compensation and Talent Committee approved the incentive compensation design summarized below for fiscal 2024.

Its actual pay positioning for each of its named executive officers varies based upon the WDC Compensation and Talent Committee’s review of its proxy peer group and survey market data, competitive pay levels for comparable roles and each executive officer’s role, past performance, scope of responsibility and expected future contributions.

In addition to the elements reflected below, it also provides its executive officers with limited perquisites and certain other indirect benefits, as described in the section below entitled “Other Program Features and Policies.”

Elements of Fiscal 2024 Target Total Direct Compensation

		CEO	Characteristics	Purpose	Performance Link/ Key Benchmark
ANNUAL	FIXED	BASE SALARY	• Fixed compensation	• Attracts, retains and motivates premier executive talent • Compensates executive officers for sustained individual performance	• Competitive with market and industry practices • Adjusted for experience, responsibility, potential and performance
	VARIABLE PAY – AT RISK	STI	• Annual performance- based cash incentive compensation	• Motivates executive officers to accelerate WDC’s annual growth and drive financial performance • Encourages accountability by rewarding achievement of corporate and individual performance objectives

•  Non-GAAP operating income (45% weighting)

•  Cash Conversion Cycle (45% weighting)

•  Emissions (10% weighting)

•  Individual performance modifier (+/-25%) tied to specific individual performance goals

•  Individual performance modifier may not increase award payout if non-GAAP operating income is below minimum level

LONG-TERM		LTI PSUs	• Performance-based equity compensation • 3x1 annual performance targets; annual payouts averaged for a final three-year payout • 60% of WDC’s CEO’s LTI are PSUs

•  Encourages accountability by rewarding achievement of long-term (over a three-year period) corporate and market-based performance objectives

•  Focuses WDC’s named executive officers on value creation through annual financial objectives, while also encouraging long-term value creation

•  Revenue and non-GAAP EPS goals are each weighted at 50%

•  Three-year relative Total Shareholder Return (“TSR”) modifier (+/-10%)

•  Relative TSR modifier may not increase payout if absolute TSR is negative

RSUs
	• Variable long-term equity compensation • Vests with respect to 25% after one year and 6.25% quarterly thereafter	• Provides alignment with stockholder interests by focusing executive officers on long-term value creation • Provides retention value	• Value based on stock price performance

LTI MIX

Process for Determining Executive Compensation

The WDC Compensation and Talent Committee reviews and determines compensation for its executive officers. The WDC Compensation and Talent Committee reviews the performance and compensation of its executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The WDC Compensation and Talent Committee’s annual review typically occurs near the end of the prior fiscal year and beginning of the new fiscal year.

The WDC Compensation and Talent Committee also considers views and input received through stockholder outreach and engagement efforts when making determinations regarding its executive compensation program.

In determining WDC’s fiscal 2024 executive compensation program design, the WDC Compensation and Talent Committee’s executive compensation decisions were informed by several factors, including:

EXTERNAL AND INTERNAL FACTORS

•  WDC’s compensation philosophy and objectives

•  WDC’s pay positioning relative to WDC’s proxy peer group and broad compensation survey market data

•  The executive officer’s role, experience, performance and contributions

•  Internal pay equity

•  WDC’s retention objectives

•  Succession planning

•  Current and historical company performance and strategic and financial goals

•  Market performance and general economic conditions

COMPENSATION CONSULTANT

•  Views from the WDC Compensation and Talent Committee’s independent compensation consultant

•  Compensation survey and proxy peer group company market data prepared by the independent compensation consultant

MANAGEMENT

•  The CEO’s recommendations for WDC’s other executive officers (not including himself)

•  The CFO’s input on financial targets for WDC’s performance-based incentive compensation program, data regarding the impact of the program on WDC’s financial results and actual results against WDC’s pre-established performance targets

•  Internal and external compensation data provided by WDC’s Chief People and Inclusion Officer and other staff

STOCKHOLDERS • Feedback received during stockholder outreach and engagement efforts

The WDC Compensation and Talent Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant in fiscal 2024. Compensia reported directly to the WDC Compensation and Talent Committee and communicated with management to gather information and review management proposals as needed. Compensia attended all regularly scheduled meetings of the WDC Compensation and Talent Committee during fiscal 2024 and its responsibilities for fiscal 2024 generally included:

•	Reviewing and advising on executive compensation, including the performance metrics used under the executive compensation program

•	Reviewing and advising on compensation design and amounts for non-employee members of the WDC Board of Directors

•	Providing recommendations regarding the composition and selection of WDC’s proxy peer group companies

•	Analyzing proxy peer group and survey compensation data

•	Providing advice regarding executive compensation policies, practices and trends

•	Advising on the compensation-related items approved by the WDC Compensation and Talent Committee in connection with the strategic review of WDC’s business

The WDC Compensation and Talent Committee assessed the independence of Compensia pursuant to applicable rules and regulations of the SEC and the Nasdaq Stock Market and concluded that the engagement of Compensia did not raise any conflicts of interest during fiscal 2024 and currently does not raise any conflicts of interest.

Comparative Market Data

The WDC Compensation and Talent Committee determines the composition of WDC’s proxy peer group and reevaluates this group on an annual basis with input from its independent compensation consultant.

For fiscal 2024, market data was collected from the Radford Global Compensation Database, an independently published survey. The survey data was filtered to screen for companies in WDC’s proxy peer group that participate in the survey and, for executive roles in which such survey screen resulted an insufficient data, a broader screen of technology companies as adjusted for revenue size was used. With input from its independent compensation consultant, the WDC Compensation and Talent Committee considered such market data and industry practices during its annual review of the competitiveness of WDC’s compensation levels and the appropriate mix of compensation elements for WDC’s named executive officers. This market data provided the WDC Compensation and Talent Committee a reference point, which was one of several factors that it used to make compensation decisions during its fiscal 2024 annual compensation review.

Fiscal 2024 Proxy Peer Group Companies for Benchmarking Pay and Incentive Design

The proxy peer group companies that the WDC Compensation and Talent Committee used for comparative pay and incentive design purposes for fiscal 2024 consisted of technology companies that compete with WDC for talent and have the size (primarily based on revenue) and business characteristics that WDC believes are comparable. Like WDC, many companies included in WDC’s proxy peer group are included in the Dow Jones U.S. Technology Hardware & Equipment Index.

In choosing companies for WDC’s proxy peer group, the WDC Compensation and Talent Committee focused primarily on industry, talent market and revenue size. Revenue is a commonly used proxy for organizational size and complexity and is typically stable from year-to-year, making it a valuable metric when selecting peers for executive compensation purposes. As part of its decision process, the WDC Compensation and Talent Committee also referenced other metrics for informational purposes, including comparative market capitalization and profitability metrics.

WDC COMPARED TO PROXY PEER GROUP

Advanced Micro Devices, Inc.	KLA Corporation	NXP Semiconductors N.V.

Analog Devices, Inc.	Lam Research Corporation	NVIDIA Corporation

Applied Materials, Inc.	Microchip Technology Inc.	ON Semiconductor Corporation

Broadcom Inc.	Micron Technology, Inc.	QUALCOMM Incorporated

Cisco Systems, Inc.	Motorola Solutions, Inc.	Seagate Technology plc

GlobalFoundries Inc	NetApp, Inc.	Texas Instruments Incorporated

Hewlett Packard Enterprise Company

(1)	Represents annual revenue for the most recent fiscal year for which data was available through SEC filings as of August 30, 2024.

SECTION 2—UPDATES TO FISCAL 2024 EXECUTIVE COMPENSATION PROGRAM

Fiscal 2024 STI

The WDC Compensation and Talent Committee implemented a number of enhancements to WDC’s STI design, beginning in fiscal 2024, which were responsive to perspectives and feedback shared by WDC’s stockholders during WDC’s year-round engagement efforts.

After assessing WDC’s fiscal 2024 objectives, market conditions and considering stockholder feedback, the WDC Compensation and Talent Committee approved the following STI design for fiscal 2024:

*	The Individual Modifier may not increase award payout if WDC’s non-GAAP operating income is below the minimum performance level.

The WDC Compensation and Talent Committee eliminated the exabytes shipped metrics and the individual performance metric included in the fiscal 2023 STI and replaced them with a cash conversion cycle metric and an emissions metric. The cash conversion cycle metric measures the length of time it takes to convert WDC’s working capital investments into cash, which the WDC Compensation and Talent Committee believes complements non-GAAP operating income by focusing WDC’s executive officers on both profitability and managing working capital (inventory, receivables and payables) to generate cash. The emissions metric aligns WDC’s executive officers’ compensation to progress on WDC’s Scope 1 and Scope 2 emissions reduction targets.

The individual performance modifier in the fiscal 2024 STI includes execution and leadership goals for each executive and corporate ESG goals focused on inclusion and governance. The individual performance modifier may not increase award payout (but can still decrease the payout) if WDC’s non-GAAP operating income performance is below the minimum performance level for that metric.

Fiscal 2024-2026 PSUs

In evaluating the fiscal 2024-2026 PSU design and in direct response to stockholder feedback received, the WDC Compensation and Talent Committee removed the upside incentive tied to WDC’s stock price CAGR and replaced it with a relative TSR modifier that modifies PSU payouts with a multiplier ranging from +/- 10% based on WDC’s performance relative to the S&P 500 Information Technology Index constituents as of the beginning of the performance period. The modifier compares WDC’s three-year TSR performance to the median company in the index based on three-year TSR performance. If WDC’s TSR performance exceeds the TSR of the median company by 50 percentage points or more, the PSU payout is modified by +10%; if WDC’s TSR performance is lower than the median company by 50 percentage points or more, the PSU payout is modified by -10%. Straight line interpolation will be used for performance between those points to determine the PSU payout modifier. In the event WDC’s absolute TSR performance is negative, the relative TSR modifier may not increase the PSU payout and can only be used to decrease such payout.

The WDC Compensation and Talent Committee chose the S&P 500 Information Technology Index constituents for the relative TSR peer group because WDC is a member of the index, and it also includes a majority of WDC’s proxy peers. The index includes companies that WDC’s stockholders review in comparing WDC’s relative performance and reflects input from WDC’s stockholders that they prefer that WDC use an industry peer set for relative TSR versus a broad-based index such as the S&P 500 Index.

*	The relative TSR modifier will not increase payout if WDC’s absolute TSR is negative over the measurement period.

SECTION 3—FISCAL 2024 DECISIONS AND OUTCOMES

Base Salary

Named Executive Officer	Base Salary Level (1) ($)	Increase from Fiscal 2023
David V. Goeckeler	1,250,000	0%

(1)	Table reflects annualized base salary in effect at the end of fiscal 2024 for each Spinco named executive officer.

Short-Term Incentives

Fiscal 2024 Target Incentive Award Opportunities

Named Executive Officer	Annual Target Incentive Award Opportunity (1) (as Percentage of Base Salary)	Increase from Fiscal 2023
David V. Goeckeler	175%	0%

(1)	Table reflects annual target incentive opportunity at the end of fiscal 2024 for each Spinco named executive officer.

Fiscal 2024 STI Design and Performance

As discussed in more detail in the section entitled “Updates to Fiscal 2024 Executive Compensation Program,” the WDC Compensation and Talent Committee updated the STI design to reflect investor feedback during WDC’s prior stockholder outreach and engagement. WDC’s fiscal 2024 STI design is reflected below. The individual modifier component for each named executive officer included goals tied to leadership, execution and ESG targets.

*	The Individual Modifier may not increase award payout if WDC’s non-GAAP operating income is below the minimum performance level.

Fiscal 2024 Corporate Performance

The WDC Compensation and Talent Committee approved fiscal 2024 performance targets that incentivized its executive officers to improve WDC’s profitability and increase efficiency in converting working capital investments into cash. At the time the WDC Compensation and Talent Committee approved fiscal 2024 performance targets in August 2023, WDC was in the midst of a significant market downturn with uncertainty as to the timing and strength of a market recovery. In this context, the fiscal 2024 non-GAAP operating income metric still required improvement on fiscal 2023 results for its executive officers to receive any payout on this metric. The WDC Compensation and Talent Committee also approved a robust emissions target that aligns with WDC’s public commitments around Scope 1 and Scope 2 emissions, which is an important factor for WDC’s largest customers that are seeking to mitigate emissions within their supply chains.

WDC exceeded expectations relative to its fiscal 2024 targets, resulting in a 173.5% STI payout on the corporate performance metrics.

Non-GAAP Operating Income(1) (45% Weighting)
Performance Achievement	STI Payout (% Target)	Performance ($ millions)
Maximum	200%	$66
Target	100%	(195)
Minimum	0%	(594)
Actual	200%	512
(1) See Appendix A to this Form 10 for a reconciliation of GAAP operating income to non-GAAP operating income.

Cash Conversion Cycle (45% Weighting)
Performance Achievement	STI Payout (% Target)	Performance (Days)
Maximum	200%	97
Target	100%	114
Minimum	0%	131
Actual	141%	107

Scope 1 and Scope 2 Emissions (10% Weighting)
Performance Achievement	STI Payout (% Target)	Performance (Metric Tons of Carbon Dioxide Equivalent (“CO2e”))
Maximum	200%	721,000
Target	100%	752,730
Threshold	25%	773,000
Actual	200%	669,000

The weighted average payout for the corporate metrics was 173.5% of the target performance levels:

Non-GAAP Operating Income Payout % (45% Weighting)	Cash Conversion Cycle Payout % (45% Weighting)	Scope 1 and Scope 2 Emissions Payout % (10% Weighting)	Aggregate Corporate Payout % (100%)
200%	141%	200%	173.5%

Fiscal 2024 Individual Performance Modifier

Performance Goal Setting

The individual performance modifier for each named executive officer’s target incentive award opportunity was split equally between leadership, execution and ESG goals. WDC’s named executive officers (other than WDC’s CEO) worked with WDC’s CEO to establish individual performance goals, with input from the WDC Compensation and Talent Committee. WDC’s CEO separately submitted his fiscal 2024 performance goals for the WDC Compensation and Talent Committee’s review, with input from the WDC Board of Directors.

Performance Assessment

David V. Goeckeler (+14% Individual Modifier)

•	Leadership Goals and Performance

•	Exceptional leadership for WDC to deliver exceptional financial results and guiding the executive team through the Separation process

•	Clear communication of WDC’s strategic vision to investors and other stakeholders, including government officials, around the globe, especially in countries with major operations

•	Maintained an effective relationship with Kioxia Corporation (“Kioxia”), our flash joint venture partner

•	Execution Goals and Performance

•	Led WDC’s business through challenging down-cycle to improved business performance

•	Supported financial transactions that position WDC for further financial success

•	ESG Goals and Performance

•	Year-over-year increase in underrepresented talent in new-hire graduates (achieved)

•	Year-over-year increase in intern conversions (not achieved)

•	Year-over-year increase in employee volunteer participation (achieved)

•	Ensure all employees complete ethics training on a timely basis (achieved)

As a result of the WDC Compensation and Talent Committee’s individual performance determinations, our named executive officers received the following payout amounts under the WDC STI plan:

Fiscal 2024 STI Payouts

Named Executive Officer	Corporate Payout % (100% Weighting)	Modifier % (+/-25% of Corporate Payout)	STI Payout (%)	STI Payout ($)
David V. Goeckeler	173.5%	+14%	198%	4,326,875

Average CEO STI Payout (Four Year Payout %)

The fiscal 2024 STI payout reflects WDC’s pay-for-performance philosophy in the context of its strong fiscal 2024 performance. The chart below reflects WDC’s CEO’s average STI payout during the past four fiscal years, which are the four full years that our CEO led WDC.

Long-Term Incentives: Fiscal 2024 Equity Awards

Fiscal 2024 LTI Awards

Our named executive officers received LTI awards in August 2023 consisting of a mix of PSUs and RSUs. The named executive officers’ RSUs are scheduled to vest with respect to 25% of the award on the first anniversary of the grant date and with respect to 6.25% of the award quarterly thereafter for three years. The vesting provisions of the PSUs are described below under the section entitled “Fiscal 2024-2026 PSU Awards”.

	Total LTI Target Grant Value ($)(1)	LTI Vehicle Mix
Named Executive Officer(1)		PSUs	RSUs
David V. Goeckeler	15,000,000	60%	40%

(1)

The differences between the target grant values approved by the WDC Compensation and Talent Committee (as reflected in the table above) and the grant date fair values of the awards as determined for financial reporting purposes (as reflected in the “Fiscal 2024 Summary Compensation Table” and the “Fiscal 2024 Grants of Plan-Based Awards Table” below) are attributable to financial accounting rules, including the use of a Monte Carlo simulation to determine the grant date fair value of the PSUs. In addition, under financial accounting rules, the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are determined annually by the WDC Compensation and Talent Committee for each of fiscal 2024, 2025 and 2025. Accordingly, only the grant date fair value for the portion attributable to fiscal 2024 is reflected in the “Fiscal 2024 Summary Compensation Table” and the “Fiscal 2024 Grants of Plan-Based Awards Table” for this portion of the award.

Long-Term Incentives: PSU Design and Performance

Fiscal 2024–2026 PSU Awards

As discussed in more detail in the section entitled “Updates to Fiscal 2024 Executive Compensation Program,” the WDC Compensation and Talent Committee updated the fiscal 2024-2026 PSU design to add a three-year relative TSR modifier. Similar to the fiscal 2023-2025 PSUs, the awards include annual financial metrics with annual payouts that are averaged to determine a three-year payout percentage. WDC’s executive officers generally must remain employed through the entire three-year performance period to earn and vest in the awards.

Fiscal 2024-2026 PSU Performance (Year One of Three)

Financial Metrics	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)	Actual Performance ($)	Achievement Rate	Year One Payout %
One-Year Revenue (50%) (in millions)	11,135	13,100	15,065	13,003	99%	97%
One-Year Non-GAAP EPS (50%)(1)	(2.90)	(2.32)	(1.62)	(0.20)	191%	200%
Weighted Payout:						149%

(1)	See Appendix A to this Form 10 for a reconciliation of GAAP EPS to non-GAAP EPS.

Fiscal 2024 Payout %	Fiscal 2025 Payout %	Fiscal 2026 Payout %	Three-Year Average Payout %
149%	TBD	TBD	TBD

Fiscal 2023–2025 PSU Awards

The fiscal 2023-2025 PSUs included the same annual performance period design as the fiscal 2024-2026 PSUs, with a different modifier. The fiscal 2023-2025 PSU payouts may be increased by up to 50% if WDC achieves stock-price CAGR targets over the performance period. As discussed in more detail in the section entitled “Updates to Fiscal 2024 Executive Compensation Program,” the WDC Compensation and Talent Committee did not retain the absolute CAGR modifier in the fiscal 2024-2026 PSUs based on stockholder feedback.

THREE-YEAR PERFORMANCE PERIOD

x	Three-Year Stock Price CAGR	Upside Incentive %
	5%	10%
	10%	20%
	15%	50%

Fiscal 2023-2025 PSU Performance (Year Two of Three)

Financial Metrics	Threshold (50%) ($)	Target (100%) ($)	Maximum (200%) ($)	Actual Performance ($)	Achievement Rate	Year Two Payout %
One-Year Revenue (50%) (in millions)	11,135	13,100	15,065	13,003	99%	97%
One-Year Non-GAAP EPS (50%)(1)	(2.90)	(2.32)	(1.62)	(0.20)	191%	200%
Weighted Payout:						149%

(1)	See Appendix A to this Form 10 for a reconciliation of GAAP EPS to non-GAAP EPS.

Fiscal 2023 Payout %	Fiscal 2024 Payout %	Fiscal 2025 Payout %	Three-Year Average Payout %
0%	149%	TBD	TBD

Fiscal 2022-2024 PSU Awards: Performance and Payout

The PSUs granted in fiscal 2022 reflected the following design:

•	Financial Performance Metrics (50% Weighting)

•

The fiscal 2022–2024 PSUs included three-year performance periods for the financial metrics (revenue and non-GAAP EPS) that were subject to a pre-established, objective adjustment at the end of the performance period in a relative proportion (up or down) by which the total market for WDC’s products (measured by revenue) during the period exceeded or fell short of the total market forecast approved by the WDC Compensation and Talent Committee at the time the goals were established, as reported by industry analysts. WDC refers to the relative market performance adjustment described in this CD&A as “relative MPA.” The relative MPA modifier helped ensure that WDC pays for performance relative to the market demand and opportunity available to WDC.

•

The actual market for WDC’s products was lower than forecast when the fiscal 2022–2024 PSU goals were established, thus applying the relative MPA modifier resulted in a reduction in both revenue and non-GAAP EPS targets.

•	Relative TSR Metric (50% Weighting)

•

The fiscal 2022-2024 PSUs included a three-year TSR metric that measured WDC’s stock performance relative to a TSR peer group consisting of the constituents of the S&P 500 Index as of the beginning of the performance period.

FISCAL 2022-2024 PERFORMANCE PERIOD ACHIEVEMENT

•	Three-Year Financial Metrics

Financial Metrics (50% Weighting)	Threshold (50%) ($)	Original Target (100%) ($)	Maximum (200%) ($)	Target After Applying Relative MPA Modifier (100%) ($)	Actual Performance ($)	Achievement Rate	Payout %
Three-Year Revenue (25%) (in millions)	50,028	58,857	67,686	43,074	44,114	102%	116%
Three-Year Non-GAAP EPS (25%)(1)	13.19	17.58	22.85	3.44	4.61	134%	200%
Weighted Payout:							158%

(1)	See Appendix A to this Form 10 for a reconciliation of GAAP EPS to non-GAAP EPS.

•	Three-Year Relative TSR Metric

Relative TSR (50% Weighting)	S&P 500 Constituents Relative TSR	Relative TSR Units Payout %	WDC Three-Year Relative TSR	WDC Percentile Relative to S&P 500 Peer Group	Payout %
75th percentile	40.79%	200%
50th percentile	10.34%	100%	4.06%	43rd percentile	80%
25th percentile	(13.62)%	25%

FISCAL 2022-2024 PSUs PAYOUTS

Fiscal 2022–2024 PSUs	Three-Year Financial Metrics	Three-Year Relative TSR	Aggregate Award Payout
Weighting	50%	50%	100%
Payout %	158%	80%	119%

NAMED EXECUTIVE OFFICER PAYOUTS FOR FISCAL 2022-2024 PSUs

Named Executive Officer	Target Payout (100%) (# of Shares)	Actual Payout (# of Shares)
David V. Goeckeler	142,314	169,353

SECTION 4—FISCAL 2025 DECISIONS

Fiscal 2025 Compensation Changes

In fiscal 2024, the WDC Compensation and Talent Committee, in connection with its annual review of the WDC executive officers’ compensation levels and input from its independent compensation consultant, approved fiscal 2025 compensation changes for our named executive officers effective on June 29, 2024 to reflect market compensation levels and to recognize strong performance by the executive team while continuing to align executive compensation with long-term stockholder interests.

Mr. Goeckeler’s base salary was increased to $1,300,000, and his target LTI award was increased to $16,250,000.

Fiscal 2025 LTI Awards

The WDC Compensation and Talent Committee granted the following LTI awards to our named executive officers in fiscal 2025, as part of WDC’s annual LTI program:

	Total LTI Target Grant Value ($)	LTI Vehicle Mix
Named Executive Officer		PSUs	RSUs
David V. Goeckeler	16,250,000	60%	40%

Treatment of LTI Awards upon the Spin-Off

The employee matters agreement will govern the treatment of LTI awards held by Spinco employees upon the spin-off, including each of our named executive officers. See “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

Spin-Off Related Cash Transaction Bonus

As discussed in more detail under “Material Agreements with WDC—Employee Matters Agreement,” WDC intends to grant Mr. Goeckeler a cash transaction bonus in connection with the spin-off, which will be payable in an amount equal to 24 months of his monthly base salary. The transaction bonus payment will be subject to repayment terms for 12 months following the separation in the event of specified termination events.

SECTION 5—OTHER PROGRAM FEATURES AND POLICIES

Perquisites

WDC provides its executive officers with limited perquisites and other personal benefits, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes) and, in very limited circumstances, tax gross-ups for certain payments. Any tax gross-ups paid to our named executive officers are disclosed in our “Fiscal 2024 Summary Compensation Table.”

WDC policy permits Mr. Goeckeler (in his capacity as its CEO) to use private aircraft, in which WDC has a fractional ownership interest, for personal travel to maximize his business availability and productivity. Mr. Goeckeler is required to reimburse the company for the aggregate incremental cost incurred by the company in connection with any such personal use in excess of $250,000 per fiscal year. He is fully responsible for all personal income taxes associated with such personal usage.

401(k) Plan Benefits	WDC provides retirement benefits to its executive officers and other eligible employees under the terms of WDC’s 401(k) Plan. Eligible employees may contribute up to 85% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code, and are also eligible for any matching contributions, which were suspended in February 2023 in the context of a challenging market environment and resumed in January 2024. WDC’s executive officers participate in its 401(k) Plan on substantially the same terms as its other participating employees. WDC does not maintain any defined benefit supplemental retirement plans for its executive officers.

Deferred Compensation Opportunities	WDC’s executive officers and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in WDC’s Deferred Compensation Plan. Participants can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. WDC did not make any company matching or discretionary contributions to its Deferred Compensation Plan on behalf of participants in fiscal 2024.

Severance Protections	Outside a change in control context, WDC views severance protections as only appropriate in the event the employment of an executive officer is involuntarily terminated without “cause.” These severance payments and benefits are appropriate considering severance protections available to executive officers in the companies in WDC’s proxy peer group and are an important component of each executive officer’s overall compensation.

Change in Control Protections

A transaction involving a change in control of WDC creates uncertainty regarding the continued employment of its executive officers. To encourage its executive officers to remain employed with WDC during an important time when their prospects for continued employment following the transaction are often uncertain, WDC provides its executive officers with additional severance protections under WDC’s Change in Control Severance Plan. WDC also provides these severance protections to help ensure that its executive officers can objectively evaluate change in control transactions that may be in the best interests of its stockholders despite the potential negative consequences such transactions may have on them personally. Benefits under WDC’s Change in Control Severance Plan require a “double-trigger” (qualifying termination in connection with a change in control) for payment and the plan does not provide any tax gross-up payments for participants.

Please see the section entitled “Executive Compensation Tables and Narratives—Potential Payments upon Termination or Change in Control” for a description and quantification of the potential payments that may be made to its named executive officers in connection with their termination of employment or a change in control of WDC. The spin-off transaction will not constitute a change in control of WDC under WDC’s Change in Control Severance Plan.

Employment Agreements	None of WDC’s executive officers is currently party to an employment agreement.

Compensation Recovery (Clawback) Policy	The WDC Board of Directors has adopted a compensation recovery (clawback) policy consistent with the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ listing standards, a copy of which is publicly filed with its fiscal 2024 Annual Report on Form 10-K.

Misconduct Policies	WDC maintains several policies relating to employee misconduct. In the event an executive officer’s employment is terminated for cause due to their misconduct or violation of company policy, among other reasons, they will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the executive officer would not be eligible for severance payments or benefits.

Policies Prohibiting Hedging, Pledging and Short Sale or Derivative Transaction	WDC’s insider trading policy prohibits its executive officers (as well as its other employees and members of the WDC Board of Directors) from engaging in hedging transactions or speculative transactions involving WDC’s securities and from pledging company securities. Prohibited transactions include hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of WDC’s securities, shorts sales, transactions in derivative securities, such as publicly traded options, related to WDC’s securities and margining WDC’s securities in a margin account or otherwise pledging WDC securities as collateral for a loan.

Executive Stock Ownership Guidelines	WDC maintains executive stock ownership guidelines covering its executive officers, including its named executive officers, to help link the interests of its stockholders with those of its executive officers. The guidelines provide that each executive officer must achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the officer’s base salary in effect upon the date he or she first becomes subject to the guidelines shown below.

Position	Multiple
CEO	6 x Salary
CFO	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive officer must achieve ownership of the required market value of shares within three years of becoming subject to the guidelines. Common stock, RSUs, PSUs, deferred stock units and common stock beneficially owned by the executive officer all count towards the requirement, but shares the officer has a right to acquire through exercising stock options (whether or not vested) are not counted. All of WDC’s executive officers who are subject to these guidelines had achieved their required ownership level as of the date of WDC’s 2024 Proxy Statement.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Fiscal 2024 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal 2024 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David V. Goeckeler Chief Executive Officer	2024	1,245,192	—	12,033,939	4,326,875	84,766	17,690,772

(1)

The amounts shown reflect the aggregate grant date fair value of stock awards granted in the applicable fiscal year computed in accordance with ASC Topic 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in WDC’s 2024 Annual Report on Form 10-K. For PSU awards, amounts include the grant date fair value of the 2024-2026 PSUs and the 2023-2025 PSUs, in each case, as related to the fiscal 2024 performance period because only the annual targets for such performance periods were established in fiscal 2024, and thus, such portions of the awards are deemed granted for financial accounting purposes during fiscal 2024. The grant date fair value of the remaining PSUs under the 2024-2026 and 2023-2025 PSU awards will be reflected in the Summary Compensation Table after the spin-off in a manner consistent with their conversion to RSUs.

The following amounts represent the grant date fair value of PSU awards granted to our named executive officers during fiscal 2024 assuming the probable outcome of the awards on the grant date and assuming maximum performance under the awards deemed granted during fiscal 2024. We considered the probable outcome of the awards based on the target level of performance for PSUs except for PSUs that are subject to relative TSR or stock price CAGR conditions, which were determined using a Monte Carlo simulation. As stated above, for the 2024-2026 and 2023-2025 PSUs, the grant date fair values for the fiscal 2024 performance period of such PSUs have been included because such portions of the awards are deemed granted in fiscal 2024 for financial accounting purposes. The dollar value of the awards included in the Summary Compensation Table for the year of grant is based on the probable outcome of the awards on the grant date and do not reflect actual payouts.

	Grant Date Fair Value of PSU Awards Based on Probable Outcome on the Grant Date for:		Grant Date Fair Value of PSU Awards at Maximum Performance for:
Named Executive Officer	2024 ($)		2024 ($)
	2023-2025	2024-2026	2023-2025	2024-2026
	PSUs	PSUs	PSUs	PSUs
	2024 Performance Period		2024 Performance Period
David V. Goeckeler	2,931,373	3,102,574	8,794,118	6,825,663

(2)	Reflects each named executive officer’s STI payout for the corresponding fiscal year.
(3)	The table below summarizes the amounts reported in the “All Other Compensation” column for each of the named executive officers for fiscal 2024:

Name	Perquisites ($)		401(k) Plan Company Matching Contributions ($)
David V. Goeckeler	74,866	(a)	9,900

(a)

The amount shown reflects personal travel on an aircraft, in which WDC owns a fractional interest, with the aggregate incremental cost incurred by WDC of $74,866. Pursuant to WDC policy, as CEO, Mr. Goeckeler will reimburse WDC for the amount of aggregate incremental cost in excess of $250,000 per fiscal year in connection with any personal use of such aircraft. Incremental cost for a personal flight is calculated based on the full amount of the direct variable operating cost charged to WDC for the applicable flight. Variable operating cost covers fees and costs related to, if applicable, aircraft use, fuel, flight fees, landing fees, cleaning, catering and taxes. Mr. Goeckeler is responsible for all personal income taxes associated with such personal usage.

Fiscal 2024 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during fiscal 2024.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David V. Goeckeler	STI		54,688	2,187,500	5,468,750	—	—	—	—	—
	2023- 2025 PSUs(2)	8/22/23	—	—	—	31,466	62,932	188,796	—	2,931,373
	2024- 2026 PSUs(3)	8/25/23	—	—	—	37,985	75,969	167,132	—	3,102,574
	RSUs(4)	8/25/23	—	—	—	—	—	—	151,937	5,999,992

(1)

The amounts shown reflect the grant date fair value of the award computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 12 in the Notes to Consolidated Financial Statements included in WDC’s 2024 Annual Report on Form 10-K. The grant date fair value for the PSU awards, at the probable outcome, is based on the value of WDC’s common stock on (i) August 22, 2023 for the 2024 performance period under the 2023-2025 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $46.58 per share, and (ii) August 25, 2023 for the 2024 performance period under the 2024-2026 PSUs using a Monte Carlo simulation, which resulted in a simulated award value of $40.84 per share based on certain assumptions.

(2)

Represents the 2024 annual performance period portion of the PSU award granted to the named executive officer for the three-year performance period covering fiscal 2023 through 2025, subject to cliff vesting on August 20, 2025, based on WDC’s achievement of specified revenue and non-GAAP EPS performance goals and absolute stock price CAGR that correspond to specific payout percentages ranging between 0% and 300% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the WDC Compensation and Talent Committee for each of fiscal years 2023, 2024 and 2025. Accordingly, the grant date fair value for the portion attributable to fiscal 2024 annual targets of such award is reflected.

(3)

Represents the 2024 annual performance period portion of the LTI PSU award granted to the named executive officer for the three-year performance period covering fiscal 2024 through 2026, subject to cliff vesting on August 25, 2026, based on WDC’s achievement of specified revenue and non-GAAP EPS performance goals and relative TSR modifier that correspond to specific payout percentages ranging between 0% and 220% of the target number of stock units subject to the award. Under financial accounting rules, an award is not deemed granted and the grant date fair value for a PSU award is not determined until the fiscal year in which the performance metrics are established. The performance metrics are annually determined by the WDC Compensation and Talent Committee for each of fiscal years 2024, 2025 and 2026. Accordingly, only the grant date fair value for the portion attributable to fiscal 2024 annual targets is reflected.
(4)

Represents an annual LTI RSU award granted to the named executive officer, which is scheduled to vest with respect to 25% on the first anniversary of the grant date and 6.25% quarterly thereafter for three years.

Description of Compensation Arrangements for Named Executive Officers

Non-Equity Incentive Plan Compensation and Awards

In connection with the spin-off, we expect that the Spinco Board of Directors will adopt our Executive Short-Term Incentive Plan (the “Spinco STI Plan”) to become effective in connection with the consummation of the spin-off. Our named executive officers will be eligible to receive cash incentive awards on an annual basis under the Spinco STI Plan (as described below), which generally mirrors the WDC STI Plan, except as otherwise determined by the Compensation and Talent Committee. See the section entitled “Executive Compensation—Compensation Discussion and Analysis” for a more detailed description of the WDC STI Plan.

Spinco Executive Short-Term Incentive Plan

The purpose of Spinco STI Plan is to promote the success of Spinco by (i) compensating and rewarding participating executives with incentive awards for the achievement of performance goals, (ii) motivating such executives by giving them opportunities to receive incentive awards directly related to performance, and (iii) retaining executives by offering them an opportunity to share in the Company’s success.

Administration

The Spinco STI Plan will be administered by the Compensation and Talent Committee.

Incentive Awards

As the administrator, the Compensation and Talent Committee has the sole discretion to determine the performance goals and criteria for each award under the Spinco STI Plan. The Compensation and Talent Committee will establish the formula to be used to determine any incentive award payable under the Spinco STI Plan, and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of the plan.

Any incentive award earned and payable in accordance with the plan will be paid in cash (subject to tax withholding) as soon as reasonably practicable following the determination of such incentive award amount, but in no event later than (a) March 15 of the calendar year following the calendar year in which the applicable performance period ends, or (b) if later, the last day of the period ending on the 15th day of the third month following the end of the Company’s fiscal year in which the applicable performance period ends.

Adjustments

The Compensation and Talent Committee has sole discretion to adjust the performance measures, performance goals, relative weights of the measures and other provisions of then-outstanding awards under the Spinco STI Plan to reflect items related to, among other things, a change in accounting principle, acquisitions, disposal of a business, discontinued operations and other events or changes in applicable law or business conditions.

Corporate Transactions

The Compensation and Talent Committee will have discretion to settle or terminate, as the Compensation and Talent Committee may determine in its sole discretion and (in the case of a settlement) in such amount (if any) as the Compensation and Talent Committee may determine to be appropriate in its sole discretion, any award granted under the Spinco STI Plan in connection with any merger, reorganization or other corporation transaction.

Clawback Provisions

All awards and any incentive award paid under the Spinco STI Plan will be subject to the provisions of any clawback or similar policy implemented by the Company from time to time, including, without limitation, any clawback or similar policy adopted to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback.

Equity-Based Awards

Each RSU and PSU award reported in the “Fiscal 2024 Grants of Plan-Based Awards Table” was granted by the WDC Compensation and Talent Committee under, and is subject to, the terms of the WDC 2021 Long-Term Incentive Plan.

Our named executive officers are not entitled to voting rights with respect to their WDC stock units (PSUs and RSUs). However, if WDC pays an ordinary cash dividend on WDC’s outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid stock unit (whether vested or not) held as of the record date for the dividend payment, which will not be payable until the award vests.

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in the section entitled “Potential Payments upon Termination or Change in Control” below.

The LTI awards held by our named executive officers that are converted into Spinco LTI awards will be assumed under the 2025 LTIP (defined below) as further described under “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

Spinco 2025 Long-Term Incentive Plan

In connection with the spin-off, we expect that our board will adopt, and WDC as our sole stockholder will approve, our 2025 Long-Term Incentive Plan (the “2025 LTIP”) to become effective in connection with the consummation of the spin-off. The following summary is qualified in its entirety by the full text of the 2025 LTIP, which will be included as an exhibit to an amendment to this Form 10 filed with the SEC.

Purpose

The 2025 LTIP, through the granting of awards, is intended to help Spinco secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of our company and any affiliate and provide a means by which the eligible award recipients may benefit from increases in the value of our common stock.

Administration

Our Board has the authority to administer the 2025 LTIP, including the powers to: (i) determine who will be granted awards and what type of award, when and how each award will be granted, the provisions of each award (which need not be identical), the number of shares or cash value subject to an award and the fair market value applicable to an award; (ii) construe and interpret the 2025 LTIP and awards granted thereunder and establish, amend and revoke rules and regulations for administration of the 2025 LTIP and awards, including the ability to correct any defect, omission or inconsistency in the 2025 LTIP or any award document; (iii) settle all controversies regarding the 2025 LTIP and awards granted thereunder; (iv) accelerate or extend, in whole or in part, the time during which an award may be exercised or vested or at which cash or shares may be issued; (v) amend or terminate the 2025 LTIP; (vi) submit any amendment to the 2025 LTIP for stockholder approval; (vii) approve forms of award documents for use under the 2025 LTIP and amend the terms of any one or more outstanding awards; (viii) generally exercise such powers and perform such acts as our Board may deem necessary or expedient to promote the best interests of our company and that are not in conflict with the provisions of the 2025 LTIP or any award documents; and (ix) adopt procedures and sub-plans as are necessary or appropriate.

Subject to the provisions of the 2025 LTIP, our Board may delegate all or some of the administration of the 2025 LTIP to a committee of one or more directors and may delegate to one or more officers the authority to designate employees who are not officers to be recipients of options and stock appreciation rights (and, to the extent permitted by applicable law, other stock awards) and, to the extent permitted by applicable law, to determine the terms of such awards and the number of shares of common stock to be subject to such stock awards granted to such employees. Unless otherwise provided by our Board, delegation of authority by our Board to a committee or an officer will not limit the authority of our Board. All determinations, interpretations and constructions made by our Board (or another authorized committee or officer exercising powers delegated by our Board) in good faith will be final, binding and conclusive on all persons.

No Repricing

Neither an option nor a stock appreciation right may be modified to reduce the exercise price thereof nor may a new option, stock appreciation right or other award at a lower price be substituted or exchanged for a surrendered option or stock appreciation right (other than certain capitalization adjustments or substitutions in accordance with the 2025 LTIP), unless such action is approved by our stockholders.

Eligibility

Persons eligible to receive awards under the 2025 LTIP include officers and employees of our company or any of our subsidiaries, members of our Board and certain consultants and advisors.

Aggregate Share Limit

The maximum number of shares of our common stock that may be issued or transferred pursuant to awards under the 2025 LTIP, effective as of spin-off, shall not exceed, in the aggregate, 12% of the total shares outstanding on the distribution date (the “Share Reserve”), which does not include the additional number of shares that reflect the converted WDC equity awards which will be determined based on the final distribution ratio and awards outstanding, subject to adjustment as set forth in the 2025 LTIP.

Additional Share Limits

The following other limits are also contained in the 2025 LTIP. These limits are in addition to, and not in lieu of, the share limit for the 2025 LTIP described above.

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2025 LTIP is equal to 5 million shares annually and no individual may receive more than 1 million shares.

•	The value of the shares subject to awards granted under the 2025 LTIP, together with any cash compensation awarded to any one non-employee director in any one “grant year” may not exceed $900,000.

This limit would not apply as to any award granted to an individual for services in a capacity other than as a non-employee director, even if such individual is, was or becomes a non-employee director.

To the extent that an award granted under the 2025 LTIP is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2025 LTIP. In the event that shares are delivered in respect of a dividend equivalent right granted under the 2025 LTIP, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2025 LTIP. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlying awards granted under the 2025 LTIP that are not paid or delivered (whether due to expiration, cancellation, termination, forfeiture, failure to vest or any other reason) will again be available for subsequent awards under the 2025 LTIP. In addition, the 2025 LTIP generally provides that shares issued in connection with awards that are granted by or become obligations of our company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2025 LTIP.

Shares that are reacquired or withheld by us as full or partial payment in connection with a full-value award under the 2025 LTIP, as well as shares reacquired or withheld by us to satisfy the tax withholding obligations related to a full-value award under the 2025 LTIP, will not count against the share limit of and will be available for new award grants under the 2025 LTIP. Shares that are reacquired or withheld by us in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes on stock options or stock appreciation rights are not, however, available for new award grants.

Types of Awards

The 2025 LTIP authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, cash awards and other stock-based awards. The 2025 LTIP retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Minimum Vesting Requirements

Except pursuant to any required accelerated vesting in connection with a change in control event or in connection with retirement, death or disability, or as described below, the 2025 LTIP provides that each award granted under the 2025 LTIP will be subject to a minimum vesting period of one year. Awards may, however, be granted under the 2025 LTIP with minimum vesting requirements of less than one year, or no vesting requirements, provided that the total number of shares of our common stock subject to such awards will not exceed 5% of the aggregate share limit. This minimum vesting requirement under the 2025 LTIP does not limit or restrict the administrator’s discretion to accelerate or provide for the acceleration of vesting of any award in any circumstances it determines to be appropriate.

Deferrals

The administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Change in Control

Unless provided otherwise in an award agreement or other agreement between a participant and Spinco or a subsidiary or expressly provided by our Board at the time of grant, then in the event of a change in control, our Board will take one or more of the following actions with respect to each outstanding award, contingent upon the closing or completion of the change in control:

•

Arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award (including, but not limited to, an award to acquire the same consideration per share paid to our stockholders pursuant to the change in control)

•

Arrange for the assignment of any reacquisition or repurchase rights held by our company in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company)

•

Accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as determined by our Board, with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such accelerated vesting (and if applicable, such exercise) reversed if the change in control does not become effective

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by our company with respect to the award

•

Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for such cash consideration, if any, as our Board, in its reasonable determination, may consider appropriate as an approximation of the value of the canceled award

•

Cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for a payment equal to the excess, if any, of (A) the value in the change in control of the property the participant would have received upon the exercise of the award immediately prior to the effective time of the change in control, over (B) any exercise price payable by such holder in connection with such exercise

Our Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants and may take different actions with respect to the vested and unvested portions of an award.

In the absence of any affirmative determination by our Board at the time of a change in control, each outstanding award will be assumed or an equivalent award will be substituted by such applicable successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the vesting of such award will accelerate in its entirety (along with, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as our Board will determine (or, if our Board does not determine such a date, to the date that is five days prior to the effective date of the change in control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control, and with such exercise reversed if the change in control does not become effective. However, the holder of a stock option or stock appreciation right will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested stock options and stock appreciation rights (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Transfer Restrictions

Subject to certain exceptions contained in the 2025 LTIP, awards generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. In addition, the 2025 LTIP provides that an award of restricted stock may not be transferred to any financial institution without prior stockholder approval.

Adjustments

Each share limit and the number and kind of shares available under the 2025 LTIP and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of or Changes to the 2025 LTIP

Our Board may amend or terminate the 2025 LTIP at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. No awards will be granted after the tenth anniversary of the 2025 LTIP’s initial effective date. Outstanding awards, as well as the administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2025 LTIP.

Specific Benefits under the 2025 LTIP

We have not approved any awards under the 2025 LTIP, other than the assumed awards as described in the section titled “Treatment of Equity Incentive Arrangements” above. The number and type of awards that we may grant in the future under the 2025 LTIP is not determinable.

We will grant RSUs under the 2025 LTIP to each of our non-employee directors immediately following the first Annual Meeting. These annual grants will be made under our Non-Employee Director Restricted Stock Unit Grant Program (as further described below in the section tiled “Non-Employee Director Equity Awards”) and determined based on the closing price of our common stock on the Nasdaq Stock Market on the grant date. The actual number of shares that we may issue to our non-employee directors under our Non-Employee Director Restricted Stock Unit Grant Program depends on, among other future variables, the number of our non-employee directors from time to time, when a non-employee director serves as Chair of the Board or Lead Independent Director, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether our Board changes the applicable grant date values or other aspects of our non-employee director compensation program in the future.

Spinco 2025 Employee Stock Purchase Plan

In connection with the spin-off, we expect that our board will adopt, and WDC as our sole stockholder will approve, our 2025 Employee Stock Purchase Plan (the “2025 ESPP”) to become effective in connection with the consummation of the spin-off. The following summary is qualified in its entirety by the full text of the 2025 ESPP, which will be included as an exhibit to an amendment to this Form 10 filed with the SEC.

Purpose

The purpose of the 2025 ESPP is to provide an incentive for present and future eligible employees of our company and our participating subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in our company through the purchase of common stock.

Operation of the 2025 ESPP

The 2025 ESPP operates in a series of periods referred to as “Offering Periods.” We will establish the duration of each Offering Period in advance of that Offering Period. However, an Offering Period may not be longer than 24 months. We may provide for a new Offering Period to start before an Offering Period in progress has ended, but no one participant may participate in more than one Offering Period at the same time.

On the first day of each Offering Period (referred to as the “Enrollment Date”), each eligible employee who has timely filed a valid election to participate in the 2025 ESPP for that Offering Period is granted an option to purchase shares of our common stock. Participants may designate in their election the percentage of their compensation to be withheld from their pay during that Offering Period for the purchase of stock under the 2025 ESPP. Participants contributions under the 2025 ESPP are credited to a bookkeeping account in their name. Participants generally may elect to terminate their contributions to the 2025 ESPP at any time during an Offering Period. Participants also generally may elect to increase or decrease the rate of their contributions to the 2025 ESPP up to four times in a calendar year. Amounts contributed to the 2025 ESPP constitute general corporate assets of our company and may be used for any corporate purpose.

An Offering Period may consist of one or more periods referred to as “Exercise Periods.” The last day of each Exercise Period is referred to as an “Exercise Date.” Each option granted under the 2025 ESPP for an Offering Period is automatically exercised on each Exercise Date that occurs within that Offering Period. The number of shares acquired by participants upon exercise of their option is determined by dividing the participant’s account balance under the 2025 ESPP as of the Exercise Date by the Exercise Price for that Offering Period. We establish the methodology for setting the Exercise Price in an Offering Period in advance of that Offering Period. The administrator of the 2025 ESPP may set the Exercise Price at any price, except that in no event may the Exercise Price be lower than the lesser of (i) 85% of the fair market value of a share of our common stock on the applicable Enrollment Date, or (ii) 85% of the fair market value of a share of our common stock on the applicable Exercise Date. Participant accounts are reduced upon exercise of their options by the amount used to pay the Exercise Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the 2025 ESPP.

Eligibility

Only certain employees are eligible to participate in the 2025 ESPP. To be eligible to participate in an Offering Period, on the Enrollment Date of that period an individual must:

•	be employed by our company or one of our subsidiaries that has been designated as a participating subsidiary; and

•	be customarily employed for more than twenty hours per week and more than five months in a calendar year.

An employee who is a citizen or resident of a foreign jurisdiction to whom the grant of an option under the 2025 ESPP would be prohibited under the laws of such foreign jurisdiction, or compliance with the laws of such foreign jurisdiction would cause the 2025 ESPP to violate the requirements of Section 423 of the Internal Revenue Code, would not be eligible to participate in the 2025 ESPP.

Limits on Authorized Shares; Limits on Contributions

Effective as of the spin-off, a total of 3% of the total shares outstanding on the distribution date will be available for issuance under the 2025 ESPP.

Participation in the 2025 ESPP is also subject to the following limits:

•	Participants cannot contribute more than 10% of their compensation to the purchase of stock under the 2025 ESPP in any one payroll period.

•

Participants cannot be granted an option under the 2025 ESPP for an offering period with respect to a number of shares of our common stock that exceeds five times the number of shares determined by dividing (i) $40,000 by (ii) the fair market value of a share of our common stock on the Enrollment Date multiplied by 85% (or the applicable percentage used to calculate the Exercise Price for that offering period).

•

Participants cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the 2025 ESPP for each calendar year in which such option is outstanding.

•

Participants will not be granted an option under the 2025 ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of our company or one of our subsidiaries or to the extent it would exceed certain other limits under the Internal Revenue Code.

Our company has the flexibility to change the 10% contribution limit referred to above and the maximum limit on the number of shares that may be acquired by any individual during an Offering Period or Exercise Period under the 2025 ESPP referred to above from time to time without stockholder approval. However, we cannot increase the aggregate number of shares available for delivery under the 2025 ESPP without stockholder approval, other than to reflect stock splits and similar adjustments as described below. The $25,000 and the 5% ownership limitations referred to above are required under the Internal Revenue Code.

Adjustments

The number and kind of shares available under the 2025 ESPP, as well as purchase prices and share limits under the 2025 ESPP, are subject to adjustment in the case of certain corporate events. These events include reclassifications, recapitalizations, stock splits (including a stock split in the form of a stock dividend) or reverse stock split, mergers, combinations, consolidations, other reorganization, spin-off, split-up, similar extraordinary dividend distribution in respect of our common stock, exchange of common stock or other securities of our company, or other similar, unusual or extraordinary corporate events in respect of our common stock.

Termination of Participation

A participant’s election to participate in the 2025 ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the 2025 ESPP. A participant’s participation in the 2025 ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by our company or one of our participating subsidiaries or the participant is no longer scheduled to work more than twenty hours per week or more than five months in a calendar year. If a participant’s participation in the 2025 ESPP terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the 2025 ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

Transfer Restrictions

Participants rights with respect to options or the purchase of shares under the 2025 ESPP, as well as contributions credited to their accounts, may not be transferred, assigned, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration

The 2025 ESPP is administered by our Board or by a committee appointed by our Board. Our Board intends to appoint the Compensation and Talent Committee as the administrator of the 2025 ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the 2025 ESPP, to determine which (if any) of our company’s subsidiaries may be participating subsidiaries whose employees may participate in the 2025 ESPP, and to construe and interpret the 2025 ESPP. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of the 2025 ESPP. Decisions of the administrator with respect to the 2025 ESPP are final and binding on all persons.

No Limit on Other Plans

The 2025 ESPP does not limit the ability of our Board or any committee of our Board to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Amendments

Our Board generally may amend or suspend the 2025 ESPP at any time and in any manner. No amendment, suspension or termination of the 2025 ESPP may have a material adverse effect on the then-existing rights of any participant during an Exercise Period without the participant’s written consent, but our Board may amend, suspend or terminate the 2025 ESPP as to any outstanding options granted under the 2025 ESPP for an Offering Period, effective as of any Exercise Date within that Offering Period, without the consent of the participants to whom such options were granted. Stockholder approval for an amendment to the 2025 ESPP will only be required to the extent required by law or applicable stock exchange rules, or as necessary to meet the requirements of Section 423 of the Internal Revenue Code in order to preserve the intended tax consequences of the 2025 ESPP.

Termination

Our Board may terminate the 2025 ESPP at any time. The 2025 ESPP will also terminate earlier if all of the shares authorized under the 2025 ESPP have been purchased.

Specific Benefits under the 2025 ESPP

The benefits that will be received by or allocated to eligible employees under the 2025 ESPP cannot be determined at this time because whether an eligible employee will participate, and the amount of contributions set aside to purchase shares of our common stock under the 2025 ESPP (subject to the limitations discussed above) as to an eligible employee who elects to participate in the 2025 ESPP, is entirely within the discretion of each individual participant.

Spinco Deferred Compensation Plan

Our named executive officers will be eligible to participate in our deferred compensation plan, which we generally expect will mirror WDC’s deferred compensation plan (“the WDC Deferred Compensation Plan”), unless otherwise determined by the Spinco Board of Directors. Our executive officers and certain other key employees who are subject to U.S. federal income taxes will be eligible to participate in our deferred compensation plan. Participants will be able to elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, disability or death. Emergency hardship withdrawals will also be permitted under the plan.

Spinco Executive Severance Plan

Our named executive officers will be eligible to participate in our executive severance plan (the “Spinco Executive Severance Plan”), which we generally expect will mirror WDC’s executive severance plan, unless otherwise determined by the Spinco Board of Directors.

The Spinco Executive Severance Plan will be administered by the Compensation and Talent Committee. Each NEO will be designated by the Compensation and Talent Committee as a “Tier 1 Executive” under the Spinco Executive Severance Plan. An executive who participates in the Spinco Executive Severance Plan will receive the following severance benefits in the event the Company terminates the executive’s employment without cause (other than in anticipation of, or within 12 months following, a change in control that would entitle the executive to greater benefits under the Spinco CIC Severance Plan (as defined below)):

(i)	a lump sum payment equal to the executive’s monthly base salary multiplied by 24;

(ii)	a lump sum payment for any incentive that was earned through a prior incentive cycle but has not yet been paid;

(iii)

a lump sum payment equal to a pro-rata portion of the executive’s incentive opportunity for the incentive cycle in which the executive’s date of termination occurs (determined based on the number of days in the applicable incentive cycle during which the executive was employed and assuming 100% of the performance goals are achieved regardless of performance);

(iv)	for RSUs, accelerated vesting of a prorated number of RSUs;

(v)

for PSUs, a pro-rata portion of the target number of PSUs subject to the award will remain outstanding and eligible to vest, if at all, based on actual achievement of the performance goals over the performance period;

(vi)	outplacement services provided by a vendor chosen by the Company and at the Company’s expense for 12 months following the executive’s termination of employment; and

(vii)

a lump sum payment equal to the applicable COBRA premium rate for Company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by 18 months, payable in a lump sum cash payment.

Payment of severance benefits under the Spinco Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under the Spinco Executive Severance Plan and any other severance plan, including the Spinco CIC Severance Plan (as defined below).

Spinco Change in Control Severance Plan

Our named executive officers will be eligible to participate in our change in control severance plan (the “Spinco CIC Severance Plan”), which we generally expect will mirror WDC’s change in control severance plan, unless otherwise determined by the Spinco Board of Directors.

The Spinco CIC Severance Plan provides the following benefits upon a termination of employment by the Company or by the executive for good reason, in either case, within 12 months following a change in control or within 6 months prior to a change in control (such 18-month period, the “change in control period”):

(i)

a lump sum payment equal to two times the sum of (A) the participant’s annual base compensation plus (B) the target incentive opportunity under the incentive program under which the participant participates for the incentive cycle in which the date of termination occurs, plus (C) the participant’s annual car allowance (in each case, based on the rates as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive’s employment, whichever is higher);

(ii)	a payment for any incentive that was earned through a prior incentive cycle but has not yet been paid;

(iii)	100% vesting of any unvested outstanding time-based equity awards;

(iv)

with respect to any PSU for which the applicable performance period has not ended as of the date of the participant’s termination of employment or the change in control (whichever occurs later), the number of shares of common stock of the Company that vest will be equal to the greater of: (x) the target number of shares of common stock of the Company subject to the award; or (y) the number of shares of common stock of the Company subject to that award that would vest based on the treatment set forth in the definitive agreement providing for the change in control with PSUs vesting at the target level of performance (or such greater level as provided in the definitive agreement providing for the change in control). Any credited dividend equivalent rights will also become proportionally vested;

(v)

with respect to any such award for which the applicable performance period has ended as of the date of the participant’s termination of employment or the change in control (whichever occurs later), vesting will be based on the actual achievement of the applicable performance goal(s); and

(vi)

a lump sum payment equal to the applicable COBRA premium payments (as reasonably determined by the Compensation and Talent Committee) that would be payable by the participant to continue the participant’s company-provided medical, dental and/or vision coverage existing as of the participant’s termination date for a period of 24 months following such participant’s termination of employment. For purposes of clarity, such cash payment will be made regardless of whether the participant actually elects coverage under COBRA and will be determined as of the participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the executive from any successor employer. The Board or the Compensation and Talent Committee may amend, suspend and/or terminate the Spinco CIC Severance Plan at any time in its discretion, except during a change in control period or with respect to a participant who is already entitled to payment under the Spinco CIC Severance Plan.

Commencing on the date a change in control occurs and for 12 months thereafter (or for such shorter period of time as the participant remains employed following such change in control), the Spinco CIC Severance Plan provides that executives will receive the following from the Company upon a change in control and for so long as they are employed thereafter: (i) a salary that is at least equal to the salary provided prior to the change in control; (ii) participation in and benefits under employee benefit plans or arrangements made available to executives of the Company generally; and (iii) reimbursement for all reasonable travel or other business expenses.

If the payments and benefits provided to an executive constitutes “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the payments and benefits will be either (i) reduced (but not below zero) so that the present value of such total payments and benefits will be $1.00 less than three times the executive’s “base amount” (within the meaning of Section 280G of the Code) and no portion will be subject to the Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the executive (taking into account any applicable Excise Tax and any other applicable taxes).

Offer Letters

Luis Felipe Visoso Lomelin

WDC entered into an offer letter with Mr. Visoso Lomelin, dated July 1, 2024, to serve as its Executive Vice President and Chief Administrative Officer. The offer letter provides that Mr. Visoso Lomelin’s employment with WDC will transfer to Spinco and that Mr. Visoso Lomelin is ultimately intended to serve as Chief Financial

Officer of Spinco following the spin-off. The offer letter provides for at-will employment. The offer letter provides that Mr. Visoso Lomelin’s initial base salary is $825,000 (US Dollars) and that during his employment with WDC, he is eligible to participate in the WDC Executive Short-Term Incentive Plan, with an individual target award of 150% of his eligible wages earned during the performance period.

In addition to a sign-on RSU award with a target value of $20,000,000 (US Dollars) that vests with respect to one half of the award on each of the first two anniversaries of the date of grant, Mr. Visoso Lomelin is also eligible to receive a fiscal 2025 award under the WDC 2021 Long-Term Incentive Plan with a target value of $10,000,000 (US Dollars) consisting of 100% RSUs (the “2025 LTI Award”). The target value of Mr. Visoso Lomelin’s annual LTI award in future fiscal years will be $9,000,000 (US Dollars), consisting of a combination of performance and time-vested awards. The offer letter further provides that if Mr. Visoso Lomelin’s employment with WDC (and, following the spin-off, with Spinco) terminates without “cause” (as defined in the WDC CIC Severance Plan), any then-unvested portion of the sign-on RSU award and 2025 LTI Award will vest pro-rata based on his service.

The offer letter additionally provides that Mr. Visoso Lomelin is eligible to receive a sign-on cash award of $7,150,000 (US Dollars), with $4,000,000 (US Dollars) payable within 30 days of his start date and $3,150,000 (US Dollars) payable within 30 days of the six-month anniversary of his start date. The offer letter provides that if Mr. Visoso Lomelin’s employment with WDC (and, following the spin-off, with Spinco), terminates prior to the second anniversary of his start date, any portion of the sign-on cash award received prior to such termination will be subject to repayment, and Mr. Visoso Lomelin will forfeit any unpaid portion of such award. The offer letter further provides that notwithstanding the foregoing, Mr. Visoso Lomelin will not be required to repay the sign-on cash award if his employment is terminated without “cause” (as defined in the WDC CIC Severance Plan or the Spinco Executive Severance Plan) and he provides a satisfactory release of claims to WDC or Spinco, as applicable.

The offer letter provides that as a condition of his employment, Mr. Visoso Lomelin is required to sign an Employee Inventions and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which WDC considers vital to protect its operation.

The offer letter further provides that Mr. Visoso Lomelin is eligible to participate in the WDC 401(k) Plan and other employee benefits, including additional benefits provided exclusively to executives of his level, such as Financial Counseling Reimbursement and company paid life insurance up to $1,000,000 (US Dollars) (which may require evidence of insurability).

Employee Benefit Plans

We intend to adopt various employee benefit plans that mirror the WDC 401(k) Plan and other employee benefit plans and programs, including additional benefits provided exclusively to senior executives as described in our named executive officers’ offer letters.

Outstanding Equity Awards at Fiscal 2024 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of June 28, 2024. The amount shown for the market value of the stock awards is based on the closing price of WDC’s common stock on June 28, 2024 ($75.77).

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David V. Goeckeler	9/3/2020	—	—	—	—	31,821	(1)	2,411,077	—		—
	8/27/2021	—	—	—	—	29,646	(2)	2,246,277	—		—
						169,353	(3)	12,831,877	—		—
	8/25/2022	—	—	—	—	70,797	(2)	5,364,289	188,797	(4)	14,305,149
	8/25/2023	—	—	—	—	151,937	(2)	11,512,266	501,389	(5)	37,990,245

(1)	These RSU awards are scheduled to vest in substantially equal annual installments over four years.
(2)

This RSU award is scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(3)	Reflects the portion of a PSU award that has been credited based on achievement of the performance goals but remained subject to a service requirement through August 27, 2024.
(4)

This PSU award is scheduled to vest on August 20, 2025 based on achievement of revenue and non-GAAP EPS annual targets set for the three-year performance period covering fiscal 2023 through 2025. The awards will be payable in shares of WDC’s common stock on the vesting date based on WDC’s achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 300% of the target number of stock units subject to the awards. Although the fiscal 2025 performance targets were not set during or prior to fiscal 2024 (and thus such portion was not deemed granted yet as of the end of fiscal 2024), the stock units relating to such portions have been included above. The numbers above reflect payment at target level, which is 100% of the target number of stock units of the full award, based on the trending performance as of the end of fiscal 2024. Because the performance metrics for fiscal 2025 was not set as of the end of fiscal 2024, the numbers above reflect the trending performance based solely on achievement of the fiscal 2023 and 2024 targets.

(5)

This PSU award is scheduled to vest on August 25, 2026 based on achievement of revenue and non-GAAP EPS annual targets set for the three-year performance period covering fiscal 2024 through 2026. The awards will be payable in shares of WDC’s common stock on the vesting date based on WDC’s achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 220% of the target number of stock units subject to the awards. Although the fiscal 2025 and 2026 performance targets were not set during fiscal 2024 (and thus such portions were not deemed granted during fiscal 2024), the stock units relating to such portions have been included above. The numbers above reflect payment at maximum performance, which is 220% of the target number of stock units of the full award, based on the trending performance as of the end of fiscal 2024. Because the performance metrics for fiscal 2025 and 2026 were not set during fiscal 2024, the numbers above reflect the trending performance based solely on achievement of the fiscal 2024 targets.

Fiscal 2024 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2024. There were no stock option award exercises in fiscal 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David V. Goeckeler	272,326	15,062,728

(1)

The value realized on the vesting of stock awards (and corresponding dividend equivalents) is based on the closing price of WDC’s common stock on the applicable vesting date (or, for PSUs, the applicable payment date) of the awards.

Fiscal 2024 Non-Qualified Deferred Compensation Table

WDC permits its named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal 2024 Summary Compensation Table” on a deferred basis under the WDC Deferred Compensation Plan. Under the plan, each participant may elect to defer up to 80% of his or her eligible compensation that may be earned during the following year. Amounts may be deferred until a specified date, retirement, disability or death. Emergency hardship withdrawals are also permitted under the plan.

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under the WDC Deferred Compensation Plan during fiscal 2024, including as to RSUs that vested but as to which payment was deferred.

Name	Executive Contributions in 2024 ($)	Registrant Contributions in 2024 ($)	Aggregate Earnings in 2024 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 28, 2024 ($)(2)
David V. Goeckeler	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules and were therefore not included in the “Fiscal 2024 Summary Compensation Table” above.
(2)

The balances reported represent compensation already reported in the “Fiscal 2024 Summary Compensation Table” above and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates and for amounts earned while the individual was not a named executive officer.

Potential Payments upon Termination or Change in Control

Change in Control—Termination without Cause or For Good Reason

As discussed above, our named executive officers may be entitled to severance benefits under the Spinco CIC Severance Plan which generally mirrors WDC’s change in control severance plan (the “WDC CIC Severance Plan”). Under the WDC CIC Severance Plan, the severance benefits are payable if WDC terminates the named executive officer’s employment without “cause” or the named executive officer voluntarily terminates employment for “good reason” within 12 months after a change in control.

For these purposes:

•

“Change in control” generally means an acquisition by any person or group of more than one-third of WDC stock, certain majority changes in its Board of Directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in its ownership, and certain liquidations and dissolutions of WDC

•

“Cause” generally means the commission of certain crimes by the executive officer, the executive officer’s willful engagement in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty or breach of certain other violations of WDC policy

•

“Good reason” generally means a material diminution in the executive officer’s authority, duties or responsibilities, a material diminution in the executive officer’s base compensation, certain relocations of the executive’s employment or a material breach by WDC (or its successor) with respect to its obligations under the WDC CIC Severance Plan

For each of our named executive officers, the severance benefits generally consist of the following as a “Tier 1” participant:

•

A lump sum payment equal to two times the sum of the executive officer’s annual base compensation plus the target STI as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the executive officer’s employment with us, whichever is higher, plus any earned but not yet paid STI payments in respect of completed performance periods

•

100% vesting of any unvested outstanding equity awards granted to the executive officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the agreement providing for a change in control)

•	A lump sum payment equal to the applicable COBRA premium payments for a period of 24 months following the executive officer’s termination

Involuntary Termination without Cause—No Change in Control

As discussed above, our named executive officers may be entitled to severance benefits under the Spinco Executive Severance Plan which generally mirrors WDC’s executive severance plan (the “WDC Executive Severance Plan”). The WDC Executive Severance Plan provides the following severance benefits to its named executive officers as Tier 1 participants in the event their employment is terminated without “cause” (generally as defined above).

•	A lump sum cash payment of the executive officer’s monthly base salary multiplied by 24 months

•

Any earned but not yet paid STI payments in respect of completed performance periods and a pro rata STI payment based on the number of days in the applicable performance period during which the executive officer was employed at target performance

•	For PSU awards, a prorated portion of the PSUs subject to the award will remain outstanding and vest, if at all, based on actual achievement of the performance goals over the entire performance period

•	For RSU awards, acceleration of vesting of a prorated amount of RSUs

•	Outplacement services at our expense for 12 months following the executive officer’s termination of employment

•	A lump sum payment equal to the applicable COBRA premium payments for a period of 18 months following the executive officer’s termination

Payment of severance benefits under the WDC CIC Severance Plan and the WDC Executive Severance Plan is conditioned upon the executive officer’s execution of a valid and effective release of claims. In addition, no executive officer is entitled to a duplication of benefits under the WDC Executive Severance Plan and any other severance plan, including the WDC CIC Severance Plan.

Qualified Retirement

In the event a WDC executive officer meets certain retirement criteria, a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period. There is no corresponding benefit for RSUs upon a qualified retirement.

To be eligible for retirement, the executive officer must have five years of credited service with WDC and must also be at least age 55 at the time of retirement and his or her age plus total years of credited service must be at least 70.

Death

In the event of a WDC executive officer’s death, the vesting of a pro rata portion of the RSUs will accelerate and a pro rata portion of the target number of PSUs will remain outstanding and eligible to vest based on actual achievement of the performance goals over the performance period. For RSUs, beginning with WDC’s fiscal 2025 annual grant, 50% of the outstanding RSUs will accelerate upon an executive officer’s death. The executive officer would also be eligible for a pro rata STI payout based on the number of days in the applicable performance period during which the executive officer was employed, subject to actual corporate performance and no individual modification.

Termination for Cause/Misconduct

In the event a WDC executive officer’s employment is terminated for cause due to, among other reasons, the WDC executive officer’s misconduct or violation of company policy, the WDC executive officer will forfeit all outstanding incentives, including unearned or unvested LTI and STI awards. In addition, the WDC executive officer would not be eligible for severance benefits.

Calculation of Potential Payments upon Termination or Change in Control

The table below presents WDC’s estimate of the benefits payable to our named executive officers, under the arrangements described above based on the following assumptions:

•	Qualifying termination of employment and/or change in control occurred on June 28, 2024

•	The price per share of WDC common stock is equal to the closing price of our common stock on June 28, 2024 ($75.77), the last trading day in fiscal 2024

•	In the case of a change in control, WDC does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction

•

Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under the WDC Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control- With Termination Without Cause or For Good Reason ($)	Involuntary Termination Without Cause-No Change in Control ($)(2)	Qualified Retirement ($)(3)	Death ($)(2)
David V. Goeckeler	Cash Severance	—	6,875,000	4,687,500	—	—
	RSU Acceleration(4)	21,533,910	21,533,910	4,797,945	—	4,797,945
	PSU Acceleration(5)	42,356,642	42,356,642	26,039,355	—	26,039,355
	Continuation of Benefits(6)	—	50,499	33,887	—	—
	Value of Outplacement Services	—	—	3,200	—	—
	TOTAL	63,890,552	70,816,051	35,561,887	—	30,837,300

(1)

None of our named executive officers’ equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs) assuming that the awards were to be terminated in connection with the change in control and the WDC Compensation and Talent Committee had not provided for the assumption, substitution or other continuation of the awards.

(2)	For the PSU awards, where applicable, the amounts are prorated and assume achievement at 100% of the target level of performance for the performance period or, if applicable, the credited amount.
(3)	As of June 28, 2024, none of our named executive officers met the requirements for a “qualified retiree” with respect to PSUs.
(4)

The amounts shown are based on the intrinsic value of the portion of the RSU award that would have accelerated as of June 28, 2024. These intrinsic values were based on the closing price of our common stock on June 28, 2024 ($75.77).

(5)

The amounts shown represent the target number of PSUs subject to the award that would have remained outstanding and eligible to vest in connection with the termination event and are based on the intrinsic value of those stock units as of June 28, 2024. These intrinsic values were calculated by multiplying (i) the closing price of our common stock on June 28, 2024 ($75.77), by (ii) the target number of PSUs or, if applicable, the credited amount, that would have remained outstanding and eligible to vest as of June 28, 2024.

(6)

For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the named executive officer will find other employment or discount rates for determining present value.

DIRECTOR COMPENSATION

INTRODUCTION

The initial Spinco non-employee director compensation program will be designed to provide competitive compensation that is necessary to attract and retain qualified non-management directors. It is anticipated that the Spinco annual non-employee director compensation program will initially consist of a cash retainer and equity compensation. Management directors will not receive compensation for their service as director. Following the spin-off, the initial Spinco non-employee director compensation program will be subject to the review and approval of the Spinco Board of Directors or a committee thereof.

Except as described below, the initial Spinco non-employee director compensation program is expected to be similar in structure to the existing WDC director compensation program described below.

WDC DIRECTOR COMPENSATION PROGRAM

WDC believes that it is important to attract and retain exceptional and experienced directors who understand its business, and to offer compensation opportunities that further align the interests of its non-employee directors with those of its stockholders. The WDC Compensation and Talent Committee, with the assistance of its independent compensation consultant, regularly reviews its non-employee director compensation and market trends in director compensation (including non-employee director compensation practices at a group of peer companies) and evaluates the competitiveness and reasonableness of the compensation program in light of general trends and practices. The WDC Compensation and Talent Committee makes recommendations based on such review to the WDC Board of Directors, which determines whether any changes should be made to its non-employee director compensation program.

WDC established a compensation program for fiscal 2024 for each of its non-employee directors that generally consisted of a combination of annual cash retainers RSUs. As a part of its most recent review of the non-employee director compensation program, the WDC Compensation and Talent Committee reviewed an analysis of competitive market data and determined that its non-employee director compensation was near the median of WDC’s peers in terms of the average total direct compensation amount.

The following section describes the elements and other features of its director compensation program for fiscal 2024 for non-employee directors. WDC did not make any changes compared to the fiscal 2023 director compensation program and there are currently no planned changes to the non-employee director compensation program for fiscal 2025.

Non-Employee Director Cash Retainer Fees

Cash retainer fees are paid to WDC’s non-employee directors based on WDC Board of Directors and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. The following table sets forth the schedule of annual cash retainer and committee membership fees for its non-employee directors for fiscal 2024.

Type of Fee	Current Annual Fee ($)
Annual Retainer	85,000
Additional Non-Employee Chair of the Board Retainer	100,000
Additional Committee Member Retainers:
Audit Committee	15,000
Compensation and Talent Committee	12,500
Governance Committee	10,000
Additional Committee Chair Retainers:
Audit Committee	25,000
Compensation and Talent Committee	22,500
Governance Committee	15,000

A non-employee director serving as Chair of the Board committee receives both the Additional Committee Chair Retainer and the Additional Committee Member Retainer for that committee. Non-employee directors who are appointed to the WDC Board of Directors, a WDC Board of Directors committee, or to one of the Chair positions noted above during the year are paid a pro rata amount of the annual retainer fees for that position based on service to be rendered for the remaining part of the year after appointment. With respect to the initial slate of Spinco non-employee directors, members of the WDC Board of Directors who are appointed to the Spinco Board of Directors will receive a pro rata amount of the annual retainer fees based on service to be rendered for the remaining part of the year after appointment and other non-employee directors who are appointed to the Spinco Board of Directors will receive full annual cash retainer fees.

Non-employee directors do not receive a separate fee for each board or committee meeting they attend. WDC reimburses its non-employee directors for reasonable out-of-pocket expenses incurred to attend each board or committee meeting.

Non-Employee Director Equity Awards

Under the WDC Non-Employee Director Restricted Stock Unit Grant Program, each of its non-employee directors automatically received for fiscal 2024 an award of RSUs equal in value to $240,000 (or, in the case of its non-employee director serving as Chair of the Board, $290,000, or, in the case of our Lead Independent Director, $280,000). Non-employee directors receive the awards immediately following the annual meeting of stockholders if he or she has been re-elected as a director at that meeting. In the case of a non-employee director who is newly elected or appointed after the date of the annual meeting, WDC grants a prorated award of RSUs for the year in which he or she is elected or appointed. Pursuant to its Non-Employee Director Restricted Stock Unit Grant Program, a non-employee director who is serving on the WDC Board pursuant to an investor’s contractual right will receive a cash award in lieu of RSUs. The amount of a cash award granted in lieu of RSUs will be equal to the value of RSUs that the recipient would otherwise have been entitled to receive. The RSUs and cash awards granted in fiscal 2024 vest 100% upon the earlier of: (i) November 15, 2024 (the first anniversary of the grant date); and (ii) immediately prior to the first annual meeting of stockholders held after the grant date. With respect to the initial slate of Spinco non-employee directors, each director will receive a prorated RSU award.

Fiscal 2024 Non-Employee Director Equity Awards and Cash Retainers

On the date of WDC’s 2023 Annual Meeting (November 15, 2023), each non-employee director serving on the WDC Board was automatically granted 5,213 RSUs (6,300 RSUs for its Chair of the Board and 6,082 RSUs for its Lead Independent Director) with these awards being received by directors in fiscal 2024. The closing price of WDC common stock on the Nasdaq Stock Market on November 15, 2023, was $46.03.

Each of our non-employee directors serving on the WDC Board of Directors in fiscal 2024 also received cash retainer fees in the amounts set forth above under the section titled “Non-Employee Director Cash Retainer Fees”.

Deferred Compensation Plan for Non-Employee Directors

WDC permits each non-employee director to defer payment of up to 80% of his or her annual cash compensation in accordance with the WDC Deferred Compensation Plan. WDC also permits non-employee directors to defer payment of any RSUs awarded under its Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. RSUs and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by its executive officers and other participants in its Deferred Compensation Plan as further described in the “Fiscal 2024 Non-Qualified Deferred Compensation Table.”

Director Stock Ownership Guidelines

Under WDC’s director stock ownership guidelines, directors are generally prohibited from selling any shares of WDC common stock unless they own “qualifying shares” with a market value of at least $375,000, which include common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) do not count towards the stock ownership requirement. All of WDC’s non-employee directors complied with its director stock ownership guidelines.

Treatment of Equity Incentive Arrangements in Connection with the Spin-off

Our directors’ RSU awards that were granted under WDC’s Non-Employee Director Restricted Stock Unit Grant Program prior to the spin-off will be treated as follows upon the spin-off:

•

Spinco directors who will continue to serve as WDC directors following the spin-off (as dual service directors) will have their RSU awards converted into post-separation WDC RSU awards and Spinco RSU awards. The number of shares of WDC common stock subject to each post-separation WDC RSU award will be equal to the same number of shares that were subject to the pre-separation RSU award, and the number of shares of Spinco common stock subject to each post-separation Spinco RSU award will be equal to the number of shares of Spinco common stock an individual holder of WDC common stock will receive in the distribution calculated based on the number of WDC shares of common stock subject to the pre-separation award.

•

Spinco directors who were previously WDC directors, but who will only serve as Spinco directors following the spin-off, will have their RSU awards converted into Spinco RSU awards, with adjustments intended to preserve the aggregate value of the equity award based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of Spinco common stock over 5 trading days following the separation.

•

Any Spinco directors who elected to defer payment of their WDC RSU awards will continue to retain the deferred payment of such awards pursuant to WDC’s plans and programs following the spin-off, with adjustments intended to preserve the aggregate value of the equity award based on a ratio that takes into account the pre-separation per share closing trading price of WDC common stock on the trading day prior to the separation and the average post-separation per share closing trading price of WDC common stock over 5 trading days following the separation.

Non-GAAP Financial Measures

We have disclosed in this Form 10 financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are not an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should be considered in addition to financial measures prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring our performance and comparing it against prior periods. These non-GAAP measures are used by management for assessing financial performance and as a measurement of performance for incentive compensation purposes, but should not be considered a substitute for, or superior to, GAAP results.

WDC’s Compensation and Talent Committee used non-GAAP operating income as a pre-established performance goal under the STI plan for fiscal 2024 and non-GAAP diluted income per common share (which we also refer to as non-GAAP EPS) as a pre-established performance goal under the fiscal 2022-2024, fiscal 2023-2025 and fiscal 2024-2026 PSU awards. In accordance with the pre-established terms of the STI and PSU awards, these non-GAAP performance measures excluded certain material or unusual items that WDC believes are not indicative of the underlying performance of its business as detailed below

Reconciliations of Non-GAAP Financial Measures

The following non-GAAP measures (namely, non-GAAP operating income or loss and non-GAAP diluted income or loss per common share) exclude certain expenses, gains and losses that WDC believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow WDC and WDC’s peers. As further detailed below, the expenses, gains and losses excluded from the following non-GAAP measures consist of stock-based compensation expense; litigation matter; employee termination, asset impairment and other charges; business separation costs; amortization of acquired intangible assets; contamination related charges; recovery from contamination incident; recovery related to a power outage incident; strategic review; non-cash economic interest and other; and income tax adjustments.

The following tables present reconciliations of WDC’s GAAP operating loss to its non-GAAP operating income/ (loss) and WDC’s GAAP diluted income/(loss) per common share to its non-GAAP diluted income/(loss) per common share:

(in millions, except per share information, unaudited)	Year Ended June 28, 2024	Year Ended June 30, 2023
Revenue	$13,003	$12,318
Reconciliation of non-GAAP operating income (loss)
GAAP operating loss	$(317)	$(1,285)
Stock-based compensation expense	295	318
Amortization of acquired intangible assets	3	133
Recovery from contamination incident	(37)	—
Litigation matter	291	—
Employee termination, asset impairment and other charges	139	193
Strategic review	37	42
Business separation costs	97	—
Other	4	5

Non-GAAP operating income (loss)	$512	$(594)

	Year Ended June 28, 2024	Year Ended June 30, 2023	Year Ended July 1, 2022
Reconciliation of non-GAAP net income (loss) and earnings per share:
GAAP net income (loss)	$(798)	$(1,684)	$1,546
Stock-based compensation expense	295	318	326
Litigation matter	291	—	—
Employee termination, asset impairment and other charges	139	193	43
Business separation cost	97	—	—
Amortization of acquired intangible assets	3	133	221
Contamination related charges	—	—	207
Recovery from contamination incident	(37)	—	—
Recovery related to a power outage incident	—	—	(7)
Strategic review	37	42	—
Non-cash economic interest and Other	(57)	(8)	8
Income tax adjustments	19	(103)	301

Non-GAAP net income (loss)	(11)	(1,109)	2,645
Less: cumulative dividends allocated to preferred shareholders	54	24	—

Non-GAAP net income (loss) attributable to common shareholders	$(65)	$(1,133)	$2,645
Diluted weighted average shares outstanding
GAAP	326	318	316
Non-GAAP	326	318	316
Diluted income (loss) per common share:
GAAP	$(2.61)	$(5.37)	$4.89
Non-GAAP	$(0.20)	$(3.56)	$8.37

Explanations of Adjustments to Non-GAAP Measures

As detailed above, WDC excludes the following items from its non-GAAP financial measures:

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside WDC’s control, WDC believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against WDC’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Litigation matter. WDC accrues expenses in the fiscal fourth quarter associated with a recent judgment in a patent litigation matter, which is discussed more fully in WDC’s Annual Report on Form 10-K filed with the SEC on August 20, 2024. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign its operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, WDC may terminate employees and/or restructure its operations. From time-to-time, WDC may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, WDC may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods. In addition, in fiscal 2024, WDC has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and WDC believes they are not indicative of the underlying performance of its business.

Business separation cost. WDC incurred expenses associated with this separation of its HDD and Flash business units to create two independent, public companies. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Amortization of acquired intangible assets. WDC incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of WDC’s acquisitions and any related impairment charges.

Contamination related charges. In February 2022, a contamination of certain materials used in WDC’s manufacturing process occurred and affected production operation at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through its joint business ventures with Kioxia. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs, which are expensed as incurred. These charges are inconsistent in amount and frequency, and WDC believes these charges are not part of the ongoing production operation of its business.

Recovery from contamination incident. In February 2022, a contamination of certain materials used in WDC’s manufacturing process occurred and affected production operations at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through its joint business ventures with Kioxia. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs which were expensed as incurred. During the quarters ended December 29, 2023, and March 29, 2024, WDC received recoveries of these losses from other parties. The contamination charges and related recoveries were inconsistent in amount and frequency, and WDC believes they were not part of the ongoing production operation of its business.

Recovery related to a power outage incident. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through WDC’s joint venture with Kioxia in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. During fiscal 2021 and 2022, WDC received recoveries of these losses from other parties. The recoveries are inconsistent in amount and frequency, and WDC believes they are not part of the ongoing production operation of its business.

Strategic review. WDC incurred expenses associated with its ongoing review of strategic alternatives that resulted in the planned separation of its HDD and Flash business units to create two independent, public companies. WDC believes these charges do not reflect its operating results and that they are not indicative of the underlying performance of its business.

Non-cash economic interest. WDC have excluded non-cash economic interest expense associated with its convertible notes recognized in periods prior to its adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which WDC adopted at the beginning of its fiscal year ending June 30, 2023. The exclusion of such amounts from prior periods facilitates a comparison of WDC’s prior period results to the current period presentation.

Other adjustments. From time-to-time, WDC sell or impair investments or other assets which are not considered necessary to its business operations or incur other charges or gains that WDC believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior periods, including interest. These adjustments are excluded because WDC believes that they are not indicative of the underlying performance of its ongoing business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Spinco Board of Directors will establish a Related Person Transaction Policy prior to completion of the spin-off. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (i) Spinco was, is or will be a participant; (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year; and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is: (i) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of our common stock (or any other class of voting securities); or (iii) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee will review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the committee is to consider all relevant facts and circumstances of the related person transaction available to the committee. The committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. No member of the committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Related Party Transactions

We have not had any related person transaction since the beginning of fiscal 2024.

The Distribution from WDC

The distribution will be accomplished by WDC distributing 80.1% of its shares of Spinco common stock to holders of WDC common stock entitled to such distribution, as described in the section of this information statement entitled “The Separation and Distribution.” Completion of the distribution will be subject to satisfaction or waiver by WDC of the conditions to the distribution, as described in the section of this information statement entitled “The Separation and Distribution—Conditions to the Distribution.”

Material Agreements with WDC

Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will own 19.9% of our common stock for a period of up to 12 months following the distribution and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC and Spinco’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC.

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries below set forth the current terms of the agreements that Spinco believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the spin-off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Spinco’s spin-off from WDC.

The Separation and Distribution Agreement

The separation and distribution agreement will set forth Spinco’s agreement with WDC regarding the principal transactions necessary to separate Spinco from WDC. It will also set forth other agreements that govern certain aspects of Spinco’s relationship with WDC after the completion of the distribution. The parties intend to enter into the separation and distribution agreement immediately before the distribution of Spinco common stock to WDC stockholders.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement will identify assets to be transferred to or retained by, liabilities to be assumed or retained by, and contracts to be assigned to each of Spinco and WDC as part of the reorganization of WDC, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions, and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement will provide that, subject to the terms and conditions contained in the separation and distribution agreement:

•

All assets constituting “Flash Assets” will be retained by or transferred to Spinco or one of Spinco’s subsidiaries. Flash Assets consist of, among other things, assets primarily related to the Flash Business (except as otherwise set forth in the separation and distribution agreement), all rights to causes of action to the extent related to the Flash Business or any assets or liabilities allocated to Spinco and certain owned and leased real properties designated as Flash Assets. All other assets of WDC that are not Flash Assets will be retained by or transferred to WDC. These retained assets include, among others, certain owned and leased real property and all rights to causes of action to the extent that they do not relate to the Flash Business or any assets or liabilities allocated to Spinco. WDC may reduce the amount of cash and cash equivalents in Spinco and its subsidiaries in excess of $1,339 million at the time of the distribution.

•

WDC will transfer to Spinco, and Spinco will assume, certain liabilities, whether arising prior to, at or after the distribution, regardless of when and where such liabilities arose or where, or against whom, such liabilities are asserted or determined, including, among others, liabilities to the extent relating to the conduct and operation of the Flash Business and/or the ownership, operation or use of any Flash Assets (other than liabilities of a business that has been divested or discontinued prior to the distribution) and certain environmental liabilities arising from owned or leased real properties designated as Flash Assets. WDC will retain all liabilities not assumed by Spinco.

•

Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, WDC will be responsible for all costs and expenses incurred on or prior to the distribution by WDC or Spinco in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement, and each party shall bear its own direct and indirect costs and expenses incurred from and after the distribution in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation may be, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

The Distribution. The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. The separation and distribution agreement provides that prior to the distribution, Spinco shall issue to WDC, as a stock dividend, such number of shares of common stock of Spinco such that the number of shares of common stock of Spinco then outstanding shall be equal to the number of shares of common stock of Spinco necessary to effect the distribution. WDC will cause its agent to distribute to WDC stockholders that hold shares of WDC’s common stock as of the applicable record date for the distribution 80.1% of the outstanding shares of Spinco’s common stock. WDC will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by WDC in its sole discretion. For further information regarding the conditions relating to Spinco’s separation from WDC, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Releases and Indemnifications. Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates and all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of the other party or any of their respective subsidiaries, as applicable (in each case, in their respective capacities as such) (excluding any shareholder of WDC or Spinco) (the “Indemnified Parties”), from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the distribution, whether or not known as of the distribution, including in connection with the transactions and all other activities to implement the separation or the distribution. The releases will not extend to obligations from and after the separation under or relating to any agreement between the parties that is not to terminate as of the distribution. In addition, the separation and distribution agreement will provide for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of the Flash Business with Spinco and financial responsibility for the obligations and liabilities of WDC’s business with WDC. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party and the applicable Indemnified Parties for any losses that proximately results from:

•

the liabilities each such party assumed or retained pursuant to the separation and distribution agreement, including failure of a party to pay, perform or otherwise promptly discharge any liability assumed or retained, as applicable, pursuant to the separation and distribution agreement in accordance with their respective terms; and

•

any breach of, or failure to perform, by such party or its subsidiaries of any covenants or obligations to be performed from and after the separation by such persons pursuant to the separation and distribution agreement or any ancillary agreement, unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

Each party’s aforementioned indemnification obligations will be uncapped, provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation and distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Insurance. Spinco will generally be responsible for obtaining and maintaining Spinco’s own insurance coverage and will no longer be an insured party under WDC’s insurance policies following the separation.

Non-Compete. Under the separation and distribution agreement, and subject to certain exceptions, for a period of forty (40) months following the separation, WDC will not develop, manufacture, market or sell standalone SSDs.

Dispute Resolution. Subject to certain exceptions, if a dispute arises with WDC out of, in connection with, or in relation to the separation and distribution agreement or any ancillary agreement or the transactions contemplated thereby, then such representatives, as the parties may designate, will negotiate to resolve any disputes for a period of time not exceeding thirty (30) days. If the parties are unable to resolve the dispute in this manner, either party may demand that the dispute be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware for final determination.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the separation and distribution agreement include access to information, confidentiality, treatment of shared contracts, any transfers to be completed following the distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees.

Transition Services Agreement

WDC and Spinco will enter into a transition services agreement (the “TSA”) which will govern the provision of transition services from WDC to Spinco and from Spinco to WDC, in each case, for a transitional period after the closing of the spin-off to provide for an ordinary transition in connection with the spin-off. The TSA will specify the terms under which the transition services will be provided, including the services standard, fees and allocation of risk, and contains mechanisms for adding, extending and terminating services as well as for governance and dispute resolution. The charges for such services are generally intended to allow the service provider to recover its direct and indirect costs, generally without profit. Services are anticipated to be provided in the following areas: (i) quality assurance, (ii) procurement, (iii) information technology, (iv) logistics management, (v) finance, (vi) human resources, (vii) engineering, (viii) corporate marketing, (ix) central operations, (x) sales operations, (xi) manufacturing and (xii) research and development. The term of such services is expected to be no longer than eighteen (18) months.

Tax Matters Agreement

In connection with the spin-off, WDC and Spinco will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that WDC stockholders receive in lieu of fractional shares). Under the tax matters agreement, Spinco will generally agree to indemnify WDC and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by Spinco being incorrect or an acquisition of Spinco’s stock or assets or by any other action undertaken or failure to act by Spinco. This indemnification will apply even if WDC has permitted Spinco to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Pursuant to the tax matters agreement, Spinco will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. Spinco may take certain actions prohibited by these covenants only if Spinco obtains and provides to WDC an opinion from a U.S. tax counsel or accountant of recognized national standing or a favorable private letter ruling from a taxing authority, in each case satisfactory to WDC, to the effect that such action would not affect the tax-free status of these transactions, or if Spinco obtains prior written consent of WDC, in its sole and absolute discretion, waiving such requirement. Spinco will be barred from taking any action, or failing to take any action, including any action or failure to take any action that would be inconsistent with the Tax Opinion, where such action or failure to take any action adversely affects the tax-free status of these transactions. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on Spinco’s: (i) discontinuing the active conduct of Spinco’s trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into Spinco stock, but excluding certain compensatory arrangements); (iii) liquidating, merging or consolidating with any other person; (iv) amending Spinco’s charter (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco common stock; (v) sales of assets outside the ordinary course of business; and (vi) entering into any other corporate transaction which would cause Spinco to undergo a 50% or greater change in its stock ownership or otherwise be expected to result in the failure to preserve the tax-free treatment of these transactions.

Employee Matters Agreement

WDC and Spinco will enter into an employee matters agreement in connection with the spin-off to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs and other related matters. The employee matters agreement will also set forth the general principles relating to employee matters both with respect to domestic and international employees, including with respect to collective bargaining agreements, workers’ compensation, payroll matters, regulatory filings, paid time off, commencing or continuing participation in employee benefit plans, and the sharing of employee information.

The employee matters agreement will provide that, unless otherwise specified, each party will assume or retain, as applicable, liabilities arising out of or in connection with the employment or termination of the employees identified as WDC or Spinco employees, as applicable, including under any employee benefit plans, whether arising before or after the distribution. Additionally, subject to certain exceptions, upon the distribution, each party has caused or will cause, as applicable, the employees identified as WDC or Spinco employees, as applicable, to commence or continue participation in employee benefit plans, similar to those in effect on or prior to the date of the distribution and will recognize prior years of service with WDC and related entities.

The employee matters agreement will also govern the treatment of equity-based awards granted by WDC prior to the distribution and the treatment of WDC’s employee stock purchase plan. See “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

The employee matters agreement also contemplates cash transaction bonus payments in an aggregate amount of $39 million that will be payable in connection with the spin-off to certain Spinco employees in positions of vice president and above, which cash payments for each eligible individual will be based on a number of months’ base salary, ranging from 12 months for vice president and equivalent titles to 24 months for executive vice presidents and Section 16 officers. The transaction bonus payments will generally be subject to repayment terms for 12 months following the separation in the event of specified termination events.

IP Cross-License Agreement

WDC and Spinco will enter into an IP Cross-License Agreement (the “IPCLA”) to facilitate freedom-to-operate with respect to non-trademark intellectual property for each company post-spin. WDC will grant a non-exclusive, worldwide, royalty-free, perpetual license to Spinco (with respect to retained non-trademark intellectual property held by WDC) within a specified field of use, and Spinco will grant a non-exclusive, worldwide, royalty-free, perpetual license to WDC (with respect to divested non-trademark intellectual property held by Spinco) within a specified field of use.

Transitional Trademark License Agreement

WDC and Spinco will enter into a Transitional Trademark License Agreement (the “TTLA”), pursuant to which WDC will grant a non-exclusive, worldwide, non-transferable, license to Spinco (with respect to certain retained trademarks held by WDC), and Spinco will grant a non-exclusive, worldwide, non-transferable, license to WDC (with respect to certain divested trademarks held by Spinco). These licenses will allow each company to rebrand, as necessary, and transition away from the other company’s owned trademarks post-spin, for a specified, limited transitional period.

Stockholder and Registration Rights Agreement

WDC and Spinco will enter into a stockholder and registration rights agreement (the “SRRA”), pursuant to which Spinco will agree that, upon the request of WDC, Spinco will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Spinco common stock retained by WDC. In addition, WDC will agree to vote any shares of Spinco common stock that it retains immediately after the separation in proportion to the votes cast by Spinco’s other stockholders. In connection with such agreement, WDC will grant Spinco a proxy to vote its shares of Spinco common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from WDC to a person other than WDC, and neither the SRRA nor proxy will limit or prohibit any such sale or transfer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of our outstanding shares of common stock are owned by WDC. Immediately after the distribution, WDC will own 19.9% of our common stock for a period of up to 12 months following the distribution.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (i) each person whom we believe will be a beneficial owner of more than five percent of our outstanding shares of common stock, (ii) each of our expected directors, director nominees and named executive officers and (iii) all expected directors and executive officers as a group.

Following the separation and distribution, Spinco expects to have an aggregate of approximately 144 million shares of our common stock outstanding based upon approximately 346 million shares of WDC common stock issued and outstanding on September 27, 2024, excluding treasury shares, assuming no issuance of any shares under WDC equity compensation awards and applying the distribution ratio to each share of WDC common stock. Beneficial ownership is determined in accordance with the rules of the SEC.

To the extent our directors and officers own shares of WDC common stock at the time of the spin-off, they will participate in the distribution on the same terms as other holders of shares of WDC common stock.

Unless otherwise indicated, the business address of each director, director nominee and executive officer shown in the table below is 951 Sandisk Drive, Milpitas, California 95035. None of Spinco’s directors or executive officers are expected to own one percent or more of Spinco’s common stock.

Name and Address of Beneficial Owner	Shares of Spinco Common Stock to be Beneficially Owned Upon the Distribution	% of Class
Greater than 5% Stockholders:
Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, CA 95119	28,626,330	19.9%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355(1)	12,859,979	8.9%
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001(2)	9,237,600	6.4%
Directors and Named Executive Officers:(3)
David V. Goeckeler	178,348	*
Kimberly E. Alexy(4)	8,574	*
Richard B. Cassidy(5)	0	*
Thomas Caulfield	5,992	*
Devinder Kumar(5)	0	*
Matthew E. Massengill(6)	12,475	*
Necip Sayiner(5)	0	*
Ellyn J. Shook(5)	0	*
Miyuki Suzuki	4,800	*
Luis F. Visoso Lomelin	0	*
All Directors and Current Executive Officers as a group (10 persons)	210,189	*

*	Less than one percent (1%)
(1)

Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, and the distribution ratio described above. According to the schedule, as of December 29, 2023, Vanguard has shared voting power with respect to 399,706 shares of WDC common stock, sole dispositive power with respect to 37,220,133 shares of WDC common stock and shared dispositive power with respect to 1,359,805 shares of WDC common stock.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on January 25, 2024, by BlackRock, Inc., and the distribution ratio described above. According to the schedule, as of December 31, 2023, BlackRock has sole voting power with respect to 25,595,776 shares of WDC common stock and sole dispositive power with respect to 27,712,800 shares of WDC common stock.

(3)

Based on shares of WDC common stock owned as of November 29, 2024 and shares of Spinco common stock expected to be held based on WDC RSUs that will vest within 60 days after November 29, 2024 and applying the distribution ratio.

(4)	Ms. Alexy’s WDC shares are held in a family trust account in which Ms. Alexy has voting and/or investment power.
(5)	Based on information shared by the individual regarding shares of WDC common stock owned.
(6)	Includes shares held in a family trust account in which Mr. Massengill has voting and/or investment power.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Spinco has engaged a group of banks to syndicate a senior secured credit facility comprising a term loan B facility in the principal amount of $2,000 million (the “Term Loan Facility”) and a revolving credit facility in the principal amount of $1,500 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Facilities”). The Facilities were allocated to lenders on the basis of a term sheet and draft credit agreement on December 13, 2024. The definitive documentation for the Facilities will be executed and the term loan B facility funded in full substantially concurrently with the consummation of the separation. The following is a summary of certain key terms of the Facilities.

The Term Loan Facility will bear interest at the secured overnight financing rate (“SOFR”) plus an interest rate margin of 3.00% per annum or a base rate plus an interest rate margin of 2.00% per annum. Borrowings under the Revolving Credit Facility, for U.S. dollar borrowings, will bear interest at SOFR plus an interest rate margin of 2.00% per annum (subject to step-ups based on Spinco’s leverage ratio), plus a credit spread adjustment of 0.10% or a base rate plus an interest rate margin of 1.00% per annum (subject to step-ups based on Spinco’s leverage ratio) plus a credit spread adjustment of 0.10%. We will pay a commitment fee of 0.30% per annum (subject to step-ups based on Spinco’s leverage ratio) in respect of undrawn revolving commitments under the Revolving Credit Facility. The Revolving Credit Facility will also provide for borrowings in Euros, Yen and additional currencies agreed to by the lenders under the Revolving Credit Facility. The Term Loan Facility will mature seven years after the closing date thereof and will amortize at 1.00% per annum. The Revolving Credit Facility will mature five years after the closing date thereof and will not have any amortization.

The obligations under the Facilities will be guaranteed by our material U.S. wholly-owned subsidiaries, subject to certain exceptions to be agreed. The obligations under the Facilities will be secured by our assets and the assets of our material U.S. wholly-owned subsidiaries, subject, in each case, to certain exceptions to be agreed.

The Facilities will include certain restrictions (subject to certain exceptions to be agreed) on our ability and the ability of our subsidiaries to undertake certain activities, including to incur indebtedness and liens, merge or consolidate with other entities, dispose or transfer their assets, pay dividends or make distributions, make investments, make payments on junior or subordinated debt, enter into burdensome agreements or transact with affiliates.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of the Spinco amended and restated certificate of incorporation (“Spinco Certificate of Incorporation”) and the Spinco amended and restated bylaws (“Spinco Bylaws”) to be in effect at the time of the distribution. These descriptions contain all information which we consider to be material but may not contain all of the information that is important to you. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Spinco Certificate of Incorporation or of the Spinco Bylaws to be in effect at the time of the distribution and is qualified by reference to Delaware statutory and common law and the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on Spinco’s capital stock at the time of the distribution. The Spinco Certificate of Incorporation and the Spinco Bylaws that will be in effect at the time of the distribution are included as exhibits to the registration statement on Form 10, of which this information statement is a part.

General

Immediately following the spin-off, Spinco’s authorized capital shall consist Authorized shares of common stock, par value $0.01 per share, of Spinco.

Common Stock

Immediately following the spin-off, Spinco expects that approximately 144 million shares of its common stock will be issued and outstanding based upon approximately 346 million shares of WDC common stock outstanding as of September 27, 2024. All outstanding shares of Spinco common stock, when issued, will be validly issued, fully paid and nonassessable.

Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of Spinco common stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by the Spinco Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of Spinco, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of Spinco common stock will entitle the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of Spinco common stock and Spinco preferred stock (if any), collectively, will possess the exclusive voting power. The holders of Spinco common stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of Spinco capital stock. The Spinco Bylaws will require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.

Holders of shares of Spinco common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. The rights, preferences and privileges of holders of Spinco common stock will be subject to the terms of any series of preferred stock which Spinco may issue in the future. All outstanding shares of the Spinco common stock are fully paid and nonassessable.

Preferred Stock

The Spinco Board of Directors will have the authority, within the limitations and restrictions that will be stated in the Spinco Certificate of Incorporation, to authorize the issuance of shares of Spinco preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of Spinco preferred stock could have the effect of decreasing the market price of the Spinco common stock and could adversely affect the voting and other rights of the holders of Spinco common stock.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law

The Spinco Certificate of Incorporation and the Spinco Bylaws will include provisions, summarized below, that will be intended to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions will be designed to encourage persons seeking to acquire control of Spinco to first negotiate with the Spinco Board of Directors. They will also be intended to provide Spinco’s management with the flexibility to enhance the likelihood of continuity and stability if the Spinco Board of Directors determines that a takeover is not in the best interests of their stockholders. These provisions, however, could have the effect of discouraging others from making tender offers for Spinco shares and may have the effect of deterring hostile takeovers or delaying changes in Spinco’s control or management.

Special Stockholder Meetings

The Spinco Bylaws will provide that only the Spinco Board of Directors, the Chair of the Board or Spinco’s Chief Executive Officer may call special meetings of stockholders. Stockholders will not have the authority to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Spinco Bylaws will provide that Spinco’s stockholders must comply with advance notice procedures to bring business before or nominate directors for election at a meeting of stockholders. A stockholder (or group of up to 20 stockholders) who has held at least 3% of Spinco common stock for at least three years must also satisfy and comply with additional requirements that will be set forth in the Spinco Bylaws to nominate and have any director nominee (generally not exceeding the greater of (i) two director nominees or (ii) 20% of the number of directors on the Spinco Board of Directors, rounded down to the nearest whole number) included in our proxy materials.

Elimination of Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless the corporation’s certificate of incorporation provides otherwise. The Spinco Certificate of Incorporation will eliminate the right of stockholders to act by written consent without a meeting.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. The Spinco Certificate of Incorporation and the Spinco Bylaws will not provide for cumulative voting in the election of directors. The absence of cumulative voting will make it more difficult for a minority stockholder to gain a seat on the Spinco Board of Directors to influence the Spinco Board of Directors’ decision regarding a takeover.

Authorized but Unissued Shares

Subject to the requirements of Nasdaq and other applicable law, authorized but unissued shares of Spinco common stock may be available for future issuance without stockholder approval. Spinco may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Spinco common stock could render more difficult or discourage an attempt to obtain control of Spinco by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Provisions in Certificate of Incorporation and Bylaws

The Spinco Certificate of Incorporation will provide that the Spinco Certificate of Incorporation may be amended in accordance with Delaware law. The Spinco Bylaws will provide that the Spinco Bylaws, or any of them, may be altered, amended or repealed, and new bylaws may be adopted, (i) by the Spinco Board of Directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of the Spinco Board of Directors, or (ii) by the stockholders; provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.

Delaware Anti-Takeover Law

Spinco is subject to Section 203 of the DGCL, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum

The Spinco Certificate of Incorporation will provide that, unless Spinco consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on Spinco’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Spinco’s current or former directors, officers, other employees or stockholders to Spinco or their stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or the Spinco Certificate of Incorporation or the Spinco Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware (the “Delaware Exclusive Forum Provision”). In addition, the Spinco Certificate of Incorporation will provide that, unless Spinco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Federal Forum Provision”). The Spinco Certificate of Incorporation will also provide that, and to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Spinco capital stock is deemed to have notice of and consented to the Delaware Exclusive Forum Provision and the Federal Forum Provision.

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act, or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions that will be provided in the Spinco Certificate of Incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Spinco stockholders will not be deemed to have waived Spinco’s compliance with these laws, rules and regulations.

Comparison of Rights of Holders of WDC Common Stock and Spinco Common Stock

We expect that the rights associated with owning shares of Spinco common stock will generally be the same as that of WDC.

Limitations on Director and Officer Liability

Under the DGCL, Spinco may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that they are or were Spinco’s director, officer, employee or agent, or are or were serving at Spinco’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Spinco’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director or officer derived an improper personal benefit. Spinco’s charter will contain the provisions permitted by Section 102(b)(7) of the DGCL.

Sale of Unregistered Securities

Not applicable.

Transfer Agent and Registrar

We expect that the transfer agent and registrar for the shares of common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange Listing

We expect that Spinco’s common stock will be listed on Nasdaq under the symbol “SNDK.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to our common stock being distributed as contemplated by this information statement. This information statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to Spinco and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

As a result of the distribution, Spinco will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. The registration statement, including its exhibits and schedules, and the periodic reports, proxy statements and information statements and other information that we file electronically with the SEC will be available for your review at the SEC’s website.

You can also find a copy of the registration statement, and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, in each case when available and when filed with or furnished to the SEC pursuant to the Exchange Act, on our website, www.sandisk.com (which we expect to be operational on or prior to the distribution date), which we will make available free of charge as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Information contained on, or connected to, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO COMBINED FINANCIAL STATEMENTS

The Flash Business of Western Digital Corporation

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Western Digital Corporation:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Flash Business of Western Digital Corporation (the Business) as of June 28, 2024 and June 30, 2023, the related combined statements of operations, comprehensive income (loss), cash flows, and changes in parent company net investment for each of the years in the three-year period ended June 28, 2024, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of June 28, 2024 and June 30, 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended June 28, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of variable consideration for sales to resellers

As discussed in Note 1 to the combined financial statements, the Business provides resellers with price protection for inventories held by resellers at the time of published list price reductions and other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends and channel inventory levels.

We identified the assessment of variable consideration for sales to resellers as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate the Business’s assumptions for historical pricing information and the level of channel inventory used to estimate variable consideration for sales to resellers as minor changes in these assumptions could cause significant changes in the estimate.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Business’s process for estimating the variable consideration, including certain controls related to historical pricing information and the level of channel inventory assumptions. We evaluated the assumptions for historical pricing information by inspecting a sample of customer contracts with resellers and comparing the sales incentives earned during the year to the sales incentive program terms and conditions and recalculating amounts paid to the resellers. We tested the channel inventory levels by comparing the on-hand inventory amounts for a sample of resellers to information obtained from the resellers and evaluated the reasonableness of reconciling items.

We have served as the Business’s auditor since 2023.

Irvine, California

October 11, 2024

The Flash Business of Western Digital Corporation

COMBINED BALANCE SHEETS

(in millions)

	June 28, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$328	$292
Accounts receivable, net	935	539
Inventories	1,955	2,269
Income tax receivable	7	3
Other current assets	221	234
Notes due from Parent	102	63

Total current assets	3,548	3,400
Property, plant and equipment, net	791	933
Notes receivable and investments in Flash Ventures	1,001	1,411
Goodwill	7,207	7,212
Deferred tax assets	96	76
Income tax receivable, non-current	11	9
Other non-current assets	852	779

Total assets	$13,506	$13,820

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$357	$334
Accounts payable to related parties	313	292
Accrued expenses	424	483
Income taxes payable	20	48
Accrued compensation	195	98
Notes due to Parent	814	919

Total current liabilities	2,123	2,174
Deferred tax liabilities	15	28
Other liabilities	286	179

Total liabilities	2,424	2,381
Commitments and contingencies (Notes 9, 10, 12 and 14)
Parent company net investment:
Parent company net investment	11,534	11,782
Accumulated other comprehensive loss	(452)	(343)

Total Parent company net investment	11,082	11,439

Total liabilities and Parent company net investment	$13,506	$13,820

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Revenue, net	$6,663	$6,086	$9,754
Cost of revenue	5,591	5,656	6,510

Gross profit	1,072	430	3,244

Operating expenses:
Research and development	1,061	1,167	1,362
Selling, general and administrative	455	558	666
Employee termination, asset impairment and other	(40)	69	16
Business separation costs	64	—	—
Goodwill impairment	—	671	—

Total operating expenses	1,540	2,465	2,044

Operating income (loss)	(468)	(2,035)	1,200
Interest and other income (expense):
Interest income	12	21	6
Interest expense	(40)	(31)	(15)
Other income (expense), net	(7)	43	43

Total interest and other income (expense), net	(35)	33	34

Income (loss) before taxes	(503)	(2,002)	1,234
Income tax expense	169	141	170

Net income (loss)	$(672)	$(2,143)	$1,064

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Net income (loss)	$(672)	$(2,143)	$1,064
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	(43)	(35)	(107)
Net unrealized gain (loss) on derivative contracts	(87)	128	(245)
Total other comprehensive income (loss), before tax	(130)	93	(352)
Income tax benefit (expense) related to items of other comprehensive income (loss), before tax	21	(29)	35

Other comprehensive income (loss), net of tax	(109)	64	(317)

Total comprehensive income (loss)	$(781)	$(2,079)	$747

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	June 28, 2024	June 30, 2023	July 1, 2022
Cash flows from operating activities
Net income (loss)	$(672)	$(2,143)	$1,064
Adjustments to reconcile net income (loss) to net cash provided (used in) by operations:
Depreciation and amortization	224	448	525
Stock-based compensation	149	165	171
Deferred income taxes	(16)	(81)	(68)
Asset impairment	4	1	—
Goodwill impairment	—	671	—
(Gain) loss on disposal of assets	(60)	—	3
Gain on business divestiture	—	—	(9)
Gain on sale of investments	(1)	(3)	—
Impairment of equity investments	—	—	6
Unrealized foreign exchange (gain) loss	13	(37)	31
Equity (earnings) loss in investees, net of dividends received	49	(45)	(51)
Other non-cash operating activities, net	87	114	79
Changes in:
Accounts receivable, net	(395)	750	(165)
Inventories	314	(277)	(56)
Accounts payable	32	(124)	39
Accounts payable to related parties	21	(23)	(78)
Accrued expenses	(51)	(104)	160
Accrued compensation	99	(56)	(31)
Other assets and liabilities, net	(106)	31	(469)

Net cash provided by (used in) operating activities	(309)	(713)	1,151

Cash flows from investing activities
Purchases of property, plant and equipment	(166)	(219)	(410)
Proceeds from the sale of property, plant and equipment	137	—	1
Proceeds from disposition of business	—	—	25
Notes receivable issuances to Flash Ventures	(243)	(627)	(809)
Notes receivable proceeds from Flash Ventures	482	641	718
Strategic investments and other, net	—	16	3

Net cash provided by (used in) investing activities	210	(189)	(472)

Cash flows from financing activities
Proceeds from principal repayments on Notes due from Parent	14	216	307
Proceeds from borrowings on Notes due to Parent	—	54	199
Repayments of Principal on Notes due to Parent	(102)	(86)	—
Origination of Notes due from Parent	(170)	—	(223)
Transfers from (to) Parent	394	676	(933)

Net cash provided by (used in) financing activities	136	860	(650)

Effect of exchange rate changes on cash	(1)	(1)	(2)

Net increase (decrease) in cash and cash equivalents	36	(43)	27
Cash and cash equivalents, beginning of year	292	335	308

Cash and cash equivalents, end of year	$328	$292	$335

Supplemental disclosure of cash flow information:
Non-cash transfers of property, plant and equipment from Parent	$11	$18	$13
Cash paid for interest	12	7	2
Cash received for interest	10	12	2
Non-cash transfers of deferred taxes to Parent	(17)	(2)	(2)
Non-cash transfers of Notes due from Parent transferred to Parent	(113)	(316)	—

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY NET INVESTMENT

(in millions)

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at July 2, 2021	$13,071	$(90)	$12,981
Net income	1,064	—	1,064
Foreign currency translation adjustment	—	(107)	(107)
Net unrealized loss on derivative contracts	—	(210)	(210)
Stock-based compensation	171	—	171
Net transfer to Parent	(922)	—	(922)

Balance at July 1, 2022	13,384	(407)	12,977
Net loss	(2,143)	—	(2,143)
Foreign currency translation adjustment	—	(35)	(35)
Net unrealized gain on derivative contracts	—	99	99
Stock-based compensation	165	—	165
Net transfer from Parent	376	—	376

Balance at June 30, 2023	11,782	(343)	11,439
Net loss	(672)	—	(672)
Foreign currency translation adjustment	—	(43)	(43)
Net unrealized loss on derivative contracts	—	(66)	(66)
Stock-based compensation	149	—	149
Net transfer from Parent	275	—	275

Balance at June 28, 2024	$11,534	$(452)	$11,082

The accompanying notes are an integral part of these Combined Financial Statements.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Description of the Business

The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of the flash business of Western Digital Corporation (the “Business”), a business of Western Digital Corporation and its subsidiaries (collectively “WDC” or “Parent”). The Business is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. The Business operates primarily in the U.S. and internationally with a significant concentration in Asia Pacific. On October 30, 2023, our Parent announced that its board of directors (the “WDC Board of Directors”) authorized management to pursue a plan to separate the Business into an independent public company. The completion of the separation is subject to certain conditions, including final approval by the WDC Board of Directors. Our Parent is targeting to complete the separation of the Business in the second half of calendar year 2024.

The Business’s solutions include a broad range of solid-state drives, embedded products, removable cards, universal serial bus drives and wafers and components. The Business’s broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer.” The Business also generates license and royalty revenue from its extensive intellectual property (“IP”) portfolio, which is included in each of these three end market categories.

For the avoidance of doubt, when using the terms “we,” “us,” or “our” throughout this report, it is in reference to the Business.

Basis of Presentation

Throughout the periods covered by the Combined Financial Statements, the Business was an operating segment of WDC. Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying Combined Financial Statements have been prepared from WDC’s historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from WDC. The Combined Financial Statements include the historical results of operations, financial position and cash flows of the Business in accordance with accounting principles generally accepted in the United States (“GAAP”) and the Business has adopted accounting policies and practices which are generally accepted in the industry in which it operates. As no single legal entity of the Business has a controlling financial interest in all other legal entities, Combined Financial Statements have been prepared.

Intercompany transactions have been eliminated. With the exception of balances associated with lending arrangements reflected within Notes due to (from) Parent in the Combined Balance Sheets, transactions between the Business and the Parent are generally considered to be effectively settled in the Combined Financial Statements at the time the transactions are recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company net investment. General financing activities include the net impact of any cash movements resulting from the Parent’s centralized treasury cash management.

The Combined Statements of Operations and Comprehensive Income (Loss) include all revenues and costs directly attributable to the Business as well as an allocation of expenses related to facilities, functions and

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

services provided by our Parent. Allocation of general corporate expenses from our Parent include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. The allocated costs are deemed to be settled between the Business and the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Business. The allocations may not, however, reflect the expense the Business would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that the Business will incur in the future or would have incurred if the Business had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had the Business been a standalone company during the periods presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

Our Parent maintains various stock-based compensation plans at a corporate level. Employees of the Business participate in those programs and a portion of the compensation cost associated with those plans is included in the Business’s Combined Statements of Operations. Stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Business would have experienced as a stand-alone entity.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Business’s operations in each country as if it were a separate taxpayer (i.e., following the Separate Return Methodology).

The Combined Balance Sheets include all assets and liabilities that are specifically identifiable or otherwise attributable to the Business. Assets and liabilities shared between the Business and the Parent were included in the stand-alone financial statements to the extent the asset is primarily used by the Business. If the Business is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent has historically used a centralized approach to cash management and financing of its operations, as needed. Certain of our cash is transferred to the Parent according to centrally managed cash programs by treasury and the Parent funds our operating and investing activities as needed. Cash transfers to and from the Parent’s cash management accounts are reflected as a component of Parent company net investment in the Combined Balance Sheets. Cash and cash equivalents in our Combined Balance Sheets primarily represent cash held locally by entities included in our Combined Financial Statements.

None of the debt obligations of the Parent or corresponding interest expense have been included in the accompanying Combined Financial Statements, as the Business is neither the legal obligor, nor transferee for any portion of such debt. Our Parent’s debt obligations are secured by a lien on substantially all assets and properties of WDC and certain key subsidiaries, which includes assets and properties of the Business.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Fiscal Year

The Business’s fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal years 2024, 2023 and 2022 which ended on June 28, 2024, June 30, 2023, and July 1, 2022, respectively, are comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Unless otherwise indicated, references herein to specific years and quarters are to fiscal years and fiscal quarters, and references to financial information are on a combined basis.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Business currently operates as both a single operating and reportable segment.

Business Separation Costs

On October 30, 2023, our Parent announced that its Board of Directors had completed its strategic review and, after evaluating a comprehensive range of alternatives, authorized WDC to pursue a plan to separate its Hard Disk Drive (“HDD”) and Flash business units to create two independent, public companies. As a result of the plan, the Business has incurred separation and transition costs and expects to incur such costs through the completion of the separation from WDC. The separation and transition costs are recorded within Business separation costs in the Combined Statements of Operations.

Use of Estimates

Management has made estimates and assumptions relating to the reporting of certain assets and liabilities in conformity with U.S. GAAP. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented with consideration given to the potential impacts of current macroeconomic conditions. However, actual results could differ materially from these estimates.

Cash Equivalents

The Business’s cash equivalents represent highly liquid investments in money market funds, which are invested in U.S. Treasury securities and U.S. Government agency securities as well as bank certificates of deposit with original maturities at purchase of three months or less. These deposits are typically in excess of U.S. insured limits. Cash equivalents are carried at cost plus accrued interest, which approximates fair value.

Equity Investments

The Business enters into certain strategic investments for the promotion of business and strategic objectives. The equity method of accounting is used if the Business’s ownership interest is greater than or equal to 20.0% but less than a majority or where the Business has the ability to exercise significant influence over operating and financial policies. The Business’s equity in the earnings or losses in equity-method investments is recognized in Other income (expense), net, in the Combined Statements of Operations. Equity earnings or losses in the Business’s investments in Flash Ventures (as defined in Note 9) are reported on a three-month lag.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

If the Business’s ownership interest is less than 20.0% and the Business does not have the ability to exercise significant influence over operating and financial policies of the investee, the Business accounts for these investments at fair value, or if these equity securities do not have a readily determinable fair value, these securities are measured and recorded using the measurement alternative under Accounting Standards Update (“ASU”) No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which is cost minus impairment, if any, plus or minus changes resulting from observable price changes. These investments are recorded within Other non-current assets in the Combined Balance Sheets and are periodically analyzed to determine whether or not impairment indicators exist.

Variable Interest Entities

The Business evaluates its investments and other significant relationships to determine whether any investee is a variable interest entity (“VIE”). If the Business concludes that an investee is a VIE, the Business evaluates its power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Business is the primary beneficiary of the investee. If the Business is the primary beneficiary of a VIE, the Business consolidates such entity and reflects the non-controlling interest of other beneficiaries of that entity. The Business does not have any investments in variable interest entities requiring consolidation.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities. The carrying value of notes receivable from Flash Ventures (as defined in Note 9) also approximates fair value for all periods presented because they bear variable market rates of interest. The fair value of investments that are not accounted for under the equity method is based on appropriate market information. The carrying amounts of Notes due to Parent and Notes due from Parent approximate their fair value as the notes are due on demand.

Inventories

The Business values inventories at the lower of cost (first-in, first-out) or net realizable value. Inventory write-downs are recorded for the valuation of inventory at the lower of cost or net realizable value by analyzing market conditions and estimates of future sales prices as compared to inventory costs and inventory balances.

The Business evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing estimated demand, inventory on hand, sales levels and other information and reduces inventory balances to net realizable value for excess and obsolete inventory based on this analysis. Unanticipated changes in technology or customer demand could result in a decrease in demand for one or more of the Business’s products, which may require a write-down of inventory that could materially affect operating results.

Property, Plant and Equipment

Property and equipment are carried at cost less accumulated depreciation. The cost of property, plant and equipment is depreciated over the estimated useful lives of the respective assets. The Business’s buildings and improvements are depreciated over periods ranging from fifteen to thirty years. The majority of the Business’s machinery and equipment, software and furniture and fixtures, are depreciated on a straight-line basis over a period of two to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Goodwill and Other Long-Lived Assets

Goodwill attributed to the Business represents the amount by which the purchase price of businesses acquired in a business combination exceeded the estimated fair value of acquired net assets.

Goodwill is not amortized. Instead, it is tested for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that goodwill may be impaired. The Business performs an annual impairment test as of the beginning of its fourth quarter or sooner if an indicator of impairment exists. The Business uses qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more likely than not impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

The Business is required to use judgment when applying the goodwill impairment test including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit. In addition, the estimates used to determine the fair value of reporting units may change based on results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment.

The Business’s assessment resulted in no impairment of goodwill in fiscal years 2024 and 2022. In fiscal year 2023, certain macroeconomic conditions caused the Business to perform a quantitative impairment analysis which resulted in a $671 million impairment of goodwill for the fiscal year ended June 30, 2023. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the goodwill impairment assessment that was performed.

Other long-lived assets are depreciated or amortized over their estimated useful lives based on the pattern in which the economic benefits are expected to be received. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If impairment is indicated, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimates of fair value require evaluation of future market conditions and product lifecycles as well as projected revenue, earnings and cash flow. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the Business’s other intangible assets.

Revenue and Accounts Receivable

The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to the customer. The transaction price to be recognized as revenue is adjusted for variable consideration, such as sales incentives, and excludes amounts collected on behalf of third parties, including taxes imposed by governmental authorities. The Business’s performance obligations are typically not constrained based on the Business’s history with similar transactions and the fact that uncertainties are resolved in a fairly short period of time.

Substantially all of the Business’s revenue is from the sale of tangible products for which the performance obligations are satisfied at a point in time, generally upon delivery. The Business’s services revenue mainly includes professional service arrangements and post contract customer support, warranty as a service and maintenance contracts and was not material for the periods presented. The performance obligations for the Business’s services are generally satisfied ratably over the service period based on the nature of the service provided and contract terms. Similarly, revenue from patent licensing arrangements is recognized based on

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

whether the arrangement provides the customer a right to use or right to access the IP. Revenue for a right to use arrangement is recognized at the time the control of the license is transferred to the customer. Revenue for a right to access arrangement is recognized over the contract period using the time lapse method. For the sales-based royalty arrangements, the Business estimates and recognizes revenue in the period in which customers’ licensable sales occur.

The Business’s customer payment terms are typically less than two months from the date control over the product or service is transferred to the customer. The Business uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year. The financing components of contracts with payment terms were not material.

The Business provides distributors and retailers, which we refer to collectively as resellers, with limited price protection for inventories held by resellers at the time of published list price reductions. The Business also provides resellers and original equipment manufacturers (“OEMs”) with other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. The Business uses the expected value method to arrive at the amount of variable consideration. The Business constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that the Business has a large number of contracts with similar characteristics.

For sales to OEMs, the Business’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the OEMs’ volume of purchases from the Business or other agreed-upon sales incentive programs. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors including historical pricing information, current pricing trends and channel inventory levels. Differences between the estimated and actual amounts of variable consideration are recognized as adjustments to revenue.

Marketing development program costs are typically recorded as a reduction of the transaction price and, therefore, of revenue. The Business nets sales rebates against open customer receivable balances if the criteria to offset are met, otherwise they are recorded within other accrued liabilities.

For contracts with multiple performance obligations, the Business evaluates whether each deliverable is a distinct promise and should be accounted for as a separate performance obligation. If a promised good or service is not distinct in accordance with the revenue guidance, the Business combines that good or service with the other promised goods or services in the arrangement until a distinct bundle of goods is identified. If applicable, the Business allocates the transaction price to the performance obligations of each distinct product or service, or distinct bundle, based on their relative standalone selling prices.

The Business records an allowance for doubtful accounts by analyzing specific customer accounts and assessing the risk of loss based on insolvency or other collection issues. In addition, the Business routinely analyzes the various receivable aging categories to establish reserves based on a combination of past due receivables and expected future losses. If the financial condition of a significant customer deteriorates resulting in its inability to pay its accounts when due, or if the Business’s overall loss trajectory changes significantly, an adjustment in the Business’s allowance for doubtful accounts would be required, which could materially affect operating results.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Warranty

The Business records an accrual for estimated warranty costs when revenue is recognized. The Business generally warrants its products for a period of one to five years, with a small number of products having a warranty ranging up to ten years or more. The warranty provision considers estimated product failure rates and trends, estimated replacement costs, estimated repair costs which include scrap costs and estimated costs for customer compensatory claims related to product quality issues, if any. For warranties ten years or greater, including lifetime warranties, the Business uses the estimated useful life of the product to calculate the warranty exposure. A statistical warranty tracking model is used to help prepare estimates and assist the Business in exercising judgment in determining the underlying estimates. The statistical tracking model captures specific details on product reliability, such as factory test data, historical field return rates and costs to repair by product type. Management’s judgment is subject to a greater degree of subjectivity with respect to newly introduced products because of limited field experience with those products upon which to base warranty estimates. Management reviews the warranty accrual quarterly for products shipped in prior periods and which are still under warranty. Any changes in the estimates underlying the accrual may result in adjustments that impact current period gross profit and income. Such changes are generally a result of differences between forecasted and actual return rate experience and costs to repair and could differ significantly from the estimates.

Litigation and Other Contingencies

When the Business becomes aware of a claim or potential claim, the Business assesses the likelihood of any loss or exposure. The Business discloses information regarding each material claim where the likelihood of a loss contingency is probable or reasonably possible. If a loss contingency is probable and the amount of the loss can be reasonably estimated, the Business records an accrual for the loss. In such cases, there may be an exposure to potential loss in excess of the amount accrued. Where a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, the Business discloses an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible losses is not material to the Business’s financial position, results of operations or cash flows. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates. See Note 14, Legal Proceedings, for additional disclosures related to the Business’s litigation.

Advertising Expense

Advertising costs are expensed as incurred and amounted to $31 million, $35 million and $47 million in 2024, 2023 and 2022, respectively. These expenses are included in Selling, general and administrative in the Combined Statements of Operations.

Research and Development Expense

Research and development (“R&D”) expenditures are expensed as incurred.

Income Taxes

Income taxes are calculated as if the Business files tax returns on a stand-alone basis separate from the Parent. The Business accounts for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities and expected benefits of utilizing net operating loss (“NOL”) and tax credit carryforwards. The Business records a valuation allowance when it is more likely than not that the deferred

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

tax assets will not be realized. Each quarter, the Business evaluates the need for a valuation allowance for its deferred tax assets and adjusts the valuation allowance so that the Business records net deferred tax assets only to the extent that it has concluded it is more likely than not that these deferred tax assets will be realized. The Business accounts for interest and penalties related to income taxes as a component of the provision for income taxes.

The Business recognizes liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from the Business’s estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and may materially affect the Business’s operating results.

Stock-based Compensation Expense

The Business’s employees have historically participated in Parent’s stock-based compensation programs. Stock-based compensation expense has been attributed to the Business based on the awards and terms previously granted to the Business’s direct employees, as well as an allocation of Parent’s corporate and shared functional employee expenses.

Certain employees of the Business have been granted restricted stock or restricted stock units under which shares of the Parent’s common stock vest based on the passage of time or achievement of performance and market conditions. Under the Parent’s Employee Stock Purchase Plan (“ESPP”), eligible employees may authorize payroll deductions of up to 10% of their eligible compensation. The fair value of ESPP purchase rights issued is estimated at the date of grant of the purchase rights using the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton option-pricing model requires the input of assumptions such as the expected stock price volatility and the expected period until options are exercised. Purchase rights under the ESPP are generally granted on either June 1st or December 1st of each year.

Other Comprehensive Income (Loss), Net of Tax

Other comprehensive income (loss), net of tax refers to gains and losses that are recorded as an element of equity but are excluded from net income (loss). The Business’s other comprehensive income (loss), net of tax is primarily comprised of unrealized gains or losses on foreign exchange contracts designated as cash flow hedges and foreign currency translation.

Derivative Contracts

The majority of the Business’s transactions are in U.S. dollars; however, some transactions are based in various foreign currencies. The Business purchases foreign exchange contracts to hedge the impact of foreign currency exchange fluctuations on certain underlying assets, liabilities and commitments for Operating expenses and product costs denominated in foreign currencies. The purpose of entering into these hedging transactions is to minimize the impact of foreign currency fluctuations on the Business’s results of operations. Substantially all of these contract maturity dates do not exceed 12 months. All foreign exchange contracts are for risk management purposes only. The Business does not purchase foreign exchange contracts for speculative or

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

trading purposes. The Business had foreign exchange contracts with commercial banks for European euro, Canadian dollar, Japanese yen, Malaysian ringgit, Korean won and Israeli shekel, which had an aggregate notional amount of $2.9 billion and $4.2 billion at June 28, 2024 and June 30, 2023, respectively.

If the derivative is designated as a cash flow hedge and is determined to be highly effective, the change in fair value of the derivative is initially deferred in Other comprehensive income (loss), net of tax. These amounts are subsequently recognized into earnings when the underlying cash flow being hedged is recognized into earnings. Recognized gains and losses on foreign exchange contracts are reported in cost of revenue and operating expenses and presented within cash flows from operating activities. Hedge effectiveness is measured by comparing the hedging instrument’s cumulative change in fair value from inception to maturity to the underlying exposure’s terminal value. The Business determined the ineffectiveness associated with its cash flow hedges to be immaterial to the Combined Financial Statements for the periods presented.

A change in the fair value of undesignated hedges is recognized in earnings in the period incurred and is reported in other income (expense), net.

Leases

The Business leases certain domestic and international facilities under long-term, non-cancelable operating leases that expire at various dates through 2039. These leases include no material variable or contingent lease payments. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using the Business’s incremental borrowing rate. Operating lease assets also include prepaid lease payments minus any lease incentives. Extension or termination options present in the Business’s lease agreements are included in determining the right-of-use asset and lease liability when it is reasonably certain the Business will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Note 2. Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In September 2022, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) No. 2022-04, “Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations”, which requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services. The ASU requires the Business to provide disclosure of outstanding obligations to such suppliers for all balance sheet dates presented beginning with the Business’s first quarter of 2024 and to provide certain rollforward information related to those obligations beginning in the Business’s first fiscal quarter of 2025, with early adoption permitted. The ASU does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The Business adopted the guidance on the first day of fiscal year 2024 and the adoption did not have a material impact on its Combined Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands on segment reporting requirements primarily through enhanced disclosures surrounding significant segment expenses. The ASU expands on existing segment reporting requirements to require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU calls for enhanced income tax disclosure requirements surrounding the tabular rate reconciliation and income taxes paid. The amendments are effective for the Business’s fiscal year 2026, with early adoption permitted. The Business is currently compiling the information required for these disclosures. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

Note 3. Geographic Information and Concentrations of Risk

Disaggregated Revenue

The Business’s broad portfolio of technology and products addresses multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, the Business provides its OEM and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by the Business’s broad range of retail and other end-user products, which capitalize on the strength of the Business’s product brand recognition and vast points of presence around the world.

The Business’s disaggregated revenue information is as follows:

	2024	2023	2022
	(in millions)
Revenue by end market
Cloud	$325	$500	$1,264
Client	4,069	3,637	6,038
Consumer	2,269	1,949	2,452

Total revenue	$6,663	$6,086	$9,754

The Business’s operations outside the United States include manufacturing facilities in China, Japan, Malaysia, as well as sales offices throughout the Americas, Asia Pacific, Europe and the Middle East. The following tables summarize the Business’s operations by geographic area:

	2024	2023	2022
	(in millions)
Net revenue[1]
United States	$933	$1,133	$1,768
China	2,549	2,302	3,769
Hong Kong	1,044	690	1,324
Rest of Asia	917	898	1,391
Europe, Middle East and Africa	1,058	930	1,349
Other	162	133	153

Total	$6,663	$6,086	$9,754

(1)

Net revenue is attributed to geographic regions based on the ship-to location of the customer. License and royalty revenue is attributed to countries based upon the location of the headquarters of the licensee.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Disaggregated Long-lived Assets

The Business’s long-lived assets, including property, plant and equipment by geographic area, are as follows:

	2024	2023
	(in millions)
Long-lived assets[2]
United States	$77	$154
China	249	298
Malaysia	388	390
Rest of Asia	4	4
Europe, Middle East and Africa	73	87

Total	$791	$933

(2)	Long-lived assets include property, plant and equipment and are attributed to the geographic location in which they are located.

Customer Concentration and Credit Risk

The Business sells its products to computer manufacturers and OEMs, cloud service providers, resellers, distributors and retailers throughout the world. For fiscal year 2024, no customer accounted for more than 10% of the Business’s net revenue. For fiscal year 2023, one customer accounted for 15% of the Business’s net revenue. For fiscal year 2022, one customer accounted for 11% of the Business’s net revenue. For 2024, 2023 and 2022, the Business’s top 10 customers accounted for 41%, 47% and 47% of the Business’s net revenue, respectively.

The Business performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The Business maintains allowances for potential credit losses, and such losses have historically been within management’s expectations. At any given point in time, the total amount outstanding from any one of a number of its customers may be individually significant to the Business’s financial results. As of June 28, 2024, the Business had net accounts receivable of $935 million, and one customer accounted for 10% of the Business’s outstanding accounts receivable. As of June 30, 2023, the Business had net accounts receivable of $539 million, and two customers accounted for 39% and 18% of the Business’s outstanding accounts receivable, respectively. Reserves for potential credit losses were not material as of each period end.

The Business also has cash equivalent and investment policies that limit the amount of credit exposure to any one financial institution or investment instrument and requires that investments be made only with financial institutions or in investment instruments evaluated as highly credit-worthy.

Supplier Concentration

All of the Business’s flash products require silicon wafers for the memory and controller components. The Business’s flash memory wafers are currently supplied almost entirely from Flash Ventures (as defined in Note 9) and the Business’s controller wafers are all manufactured by third-party sources. The failure of any of these sources to deliver silicon wafers could have a material adverse effect on the Business’s business, financial condition and results of operations.

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

In addition, some key components are purchased from single-source vendors for which alternative sources are currently not available. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. If the Business was unable to procure certain of such materials, the Business’s sales could decline, which could have a material adverse effect upon its results of operations. The Business also relies on third-party subcontractors to assemble and test a portion of its products. The Business does not have long-term contracts with some of these subcontractors and cannot directly control product delivery schedules or manufacturing processes. This could lead to product shortages or quality assurance problems that could increase the manufacturing costs of the Business’s products and have material adverse effects on the Business’s operating results.

Note 4. Revenues

Contract assets represent the Business’s rights to consideration where performance obligations are completed but the customer payments are not due until another performance obligation is satisfied. The Business did not have any contract assets as of June 28, 2024, or June 30, 2023. Contract liabilities relate to customers’ payments in advance of performance under the contract and primarily relate to remaining performance obligations under professional service and support and maintenance contracts. Contract liabilities as of June 28, 2024, and June 30, 2023, and changes in contract liabilities during 2024 and 2023 were not material.

The Business incurs sales commissions and other direct incremental costs to obtain sales contracts. The Business has applied the practical expedient to recognize the direct incremental costs of obtaining contracts as an expense when incurred if the amortization period is expected to be one year or less or the amount is not material, with these costs charged to selling, general and administrative expenses. The Business had no direct incremental costs to obtain contracts that have an expected benefit of greater than one year.

The Business applies the practical expedients and does not disclose transaction price allocated to the remaining performance obligations for (i) arrangements that have an original expected duration of one year or less, which mainly consist of the support and maintenance contracts, and (ii) variable consideration amounts for sale-based or usage-based royalties for intellectual property license arrangements, which typically range longer than one year. Remaining performance obligations are mainly attributed to right-to-access patent license arrangements, professional service arrangements and customer support and service contracts which will be recognized over the remaining contract period. The transaction price allocated to the remaining performance obligations as of June 28, 2024, was not material.

Note 5. Supplemental Financial Statement Data

Goodwill

The following table provides a summary of goodwill activity for the periods presented:

(in millions)
Balance at July 2, 2021	$7,912
Reduction in goodwill in connection with disposition of business	(14)
Foreign currency translation adjustment	(11)

Balance at July 1, 2022	7,887
Impairment	(671)
Foreign currency translation adjustment	(4)

Balance at June 30, 2023	7,212
Foreign currency translation adjustment	(5)

Balance at June 28, 2024	$7,207

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The Business determined that its single operating segment was also its single reporting unit. Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Business’s fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Business uses qualitative factors to determine whether goodwill is more-likely-than-not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more-likely-than-not-impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

Management did not identify any impairment indicators as of June 28, 2024 and did not incur any goodwill impairment charges for 2024. During fiscal year 2023, management identified several factors, including changes in industry and macroeconomic conditions, that warranted a quantitative analysis of impairment for the Business. The fair value of the operating segment was based on a weighting of two valuation methodologies: an income approach and a market approach.

The income approach was based on the present value of the projected discounted cash flows (“DCF”) expected to be generated by the operating segment. Those projections required the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions, which included, among other factors, revenue growth rates, gross margins, operating costs, capital expenditures, assumed tax rates and other assumptions deemed reasonable by management. The present value was based on applying a weighted average cost of capital (“WACC”) which considered long-term interest rates and cost of equity based on the Business’s risk profile.

The market approach was based on a guideline Business method, which analyzed market multiples of revenue for a group of comparable public companies.

The Business reconciled the aggregated estimated fair value of the operating segment to our Parent’s market capitalization, including consideration of a control premium representing the estimated amount a market participant would pay to obtain a controlling interest in the Business.

Management determined that the carrying value of the reporting unit exceeded its fair value as derived from the valuation methodologies described above, resulting in recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023.

The Business is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates used to determine the fair value of the reporting unit as well as the actual carrying value may change based on future changes in the Business’s results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become further impaired, which could result in an additional impairment charge and materially adversely affect the Business’s financial condition and results of operations.

In May 2022, the Business decided to exit its RISC-V development operations and completed the sale of a portion of the business for $25 million. The sale of this business included the transfer of a small number of employees and an immaterial amount of other tangible and intangible assets as well as goodwill. The transaction resulted in a gain of approximately $9 million recorded in employee termination, asset impairment and other charges in the Combined Statements of Operations for the fiscal year ended July 1, 2022. The revenues and expenses related to this business were not material to the Combined Financial Statements and did not qualify to

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

be reported as a discontinued operation. The operating results of this business have been reflected in the Business’s results from continuing operations in the Combined Statements of Operations through the date of disposition.

Accounts receivable, net

From time to time, in connection with factoring agreements, our Parent sells certain of our trade accounts receivable without recourse to third-party purchasers in exchange for cash. In 2024, 2023 and 2022 the Parent sold trade accounts receivable of the Business and received cash proceeds of $339 million, $370 million and $103 million, respectively. The discounts on the trade accounts receivable sold during the periods were not material and were recorded within other income (expense), net in the Combined Statements of Operations. No factored receivables were outstanding as of June 28, 2024, and $70 million of factored receivables remained outstanding as of June 30, 2023.

Inventories

	June 28, 2024	June 30, 2023
	(in millions)
Inventories:
Raw materials and component parts	$1,398	$1,754
Work-in-process	237	182
Finished goods	320	333

Total inventories	$1,955	$2,269

Property, plant and equipment, net

	June 28, 2024	June 30, 2023
	(in millions)
Property, plant and equipment:
Land	$10	$35
Buildings and improvements	397	479
Machinery and equipment	2,340	2,280
Computer equipment and software	123	121
Furniture and fixtures	16	15
Construction-in-process	108	86

Property, plant and equipment, gross	2,994	3,016
Accumulated depreciation	(2,203)	(2,083)

Property, plant and equipment, net	$791	$933

Depreciation expense for property, plant and equipment totaled $224 million, $315 million and $306 million in 2024, 2023 and 2022, respectively.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Intangible assets

Intangibles are amortized over the estimated useful life based on the pattern in which the economic benefits are expected to be received. As of June 28, 2024 and June 30, 2023, all finite-lived intangible assets were fully amortized. During 2024, 2023 and 2022, the Business did not record any impairment charges related to finite-lived intangible assets.

Intangible asset amortization was as follows:

	2024	2023	2022
	(in millions)
Intangible asset amortization	$—	$133	$219

Product warranty liability

Changes in the warranty accrual were as follows:

	2024	2023	2022
	(in millions)
Warranty accrual, beginning of period	$42	$52	$48
Charges to operations	28	30	35
Utilization	(34)	(26)	(19)
Changes in estimate related to pre-existing warranties	12	(14)	(12)

Warranty accrual, end of period	$48	$42	$52

The current portion of the warranty accrual is classified in accrued expenses and the long-term portion is classified in other liabilities as noted below:

	2024	2023
	(in millions)
Warranty accrual:
Current portion (included in Accrued expenses)	$27	$23
Long-term portion (included in Other liabilities)	21	19

Total warranty accrual	$48	$42

Other liabilities

Other liabilities are as follows:

	2024	2023
	(in millions)
Other liabilities:
Non-current net tax payable	$56	$30
Long-term lease liability	171	88
Other non-current liabilities	59	61

Total other liabilities	$286	$179

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NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Accumulated other comprehensive loss

Accumulated other comprehensive loss (“AOCL”), net of tax refers to expenses, gains and losses that are recorded as an element of equity but are excluded from net income (loss). The following table illustrates the changes in the balances of each component of AOCL:

	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at July 1, 2022	(130)	(277)	(407)
Other comprehensive income (loss)	(35)	128	93
Income tax expense related to items of other comprehensive income (loss)	—	(29)	(29)

Net current-period other comprehensive income (loss)	(35)	99	64

Balance at June 30, 2023	(165)	(178)	(343)
Other comprehensive loss	(43)	(87)	(130)
Income tax benefit related to items of other comprehensive loss	—	21	21

Net current-period other comprehensive loss	(43)	(66)	(109)

Balance at June 28, 2024	$(208)	$(244)	$(452)

Note 6. Fair Value Measurements and Investments

Financial Instruments Carried at Fair Value

Financial assets and liabilities that are remeasured and reported at fair value at each reporting period are classified and disclosed in one of the following three levels:

Level 1.	Quoted prices in active markets for identical assets or liabilities.

Level 2.	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3.	Inputs that are unobservable for the asset or liability and that are significant to the fair value of the assets or liabilities.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following tables present information about the Business’s financial assets and liabilities that are measured at fair value on a recurring basis, and indicate the fair value hierarchy of the valuation techniques utilized to determine such values for the periods presented:

	June 28, 2024
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$28	$—	$—	$28
Foreign exchange contracts	$—	$7	$—	$7

Total assets at fair value	$28	$7	$—	$35

Liabilities:
Foreign exchange contracts	$—	$179	$—	$179

Total liabilities at fair value	$—	$179	$—	$179

	June 30, 2023
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Foreign exchange contracts	$—	$31	$—	$31

Total assets at fair value	$—	$31	$—	$31

Liabilities:
Foreign exchange contracts	$—	$171	$—	$171

Total liabilities at fair value	$—	$171	$—	$171

Money Market Funds. The Business’s money market funds are funds invested in U.S. Treasury and U.S. Government agency securities. Money market funds are valued based on quoted market prices.

Foreign Exchange Contracts. The Business’s foreign exchange contracts are short-term contracts to hedge the Business’s foreign currency risk. Foreign exchange contracts are valued using an income approach that is based on the present value of a future cash flows model. The market-based observable inputs for the model include forward rates and credit default swap rates. For more information on the Business’s foreign exchange contracts, see Note 7, Derivative Instruments and Hedging Activities. Derivative assets and liabilities are reflected in the Business’s Combined Balance Sheets under other current assets and accrued expenses, respectively.

During 2024 and 2023, the Business had no transfers of financial assets and liabilities between levels and there were no changes in valuation techniques and the inputs used in the fair value measurement.

Note 7. Derivative Instruments and Hedging Activities

As of June 28, 2024, the Business had outstanding foreign exchange forward contracts that were designated as either cash flow hedges or non-designated hedges. Substantially all of the contract maturity dates of these foreign exchange forward contracts do not exceed twelve months. As of June 28, 2024, the Business did not have any derivative contracts with credit-risk-related contingent features.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Changes in the fair values of the non-designated foreign exchange contracts are recognized in other income, net and are largely offset by corresponding changes in the fair values of the foreign currency denominated monetary assets and liabilities. For 2024, 2023 and 2022 total net realized and unrealized transaction and foreign exchange contract currency losses were $4 million, $5 million and $4 million, respectively.

Unrealized gains or losses on designated cash flow hedges are recognized in AOCL. For more information regarding cash flow hedges, see Note 5, Supplemental Financial Statement Data—Accumulated other comprehensive loss.

Note 8. Employee Benefit Plans

Defined Benefit Plans

The Business sponsors a defined benefit pension plan that is solely available for employees located in South Korea. As of June 28, 2024, and June 30, 2023, the plan had a net unfunded status of $6 million and $5 million, respectively, reported within other liabilities on the Combined Balance Sheets. Total pension expense included in cost of revenue and operating expenses in the Combined Statements of Operations was not material for each of the fiscal years ended June 28, 2024, June 30, 2023, and July 1, 2022. No employees of the Business participate in defined benefit pension plans sponsored by the Parent or its subsidiaries.

Defined Contribution Plans

Our eligible employees participate in a 401(k)-matching program, Western Digital Corporation 401(k) Plan (the “Plan”), maintained by the Parent. The Plan covers substantially all domestic employees, subject to certain eligibility requirements. Eligible employees receive employer matching contributions immediately upon hire unless the individual is covered by a collective bargaining agreement, provides services as a consultant, intern, independent contractor, leased or temporary employee or otherwise is not treated as a common-law employee.

Through December 31, 2021, eligible employees were generally able to contribute up to 75% of their eligible compensation on a combined pre-tax and Roth basis, 10% on a combined pre-tax catch-up and Roth catch-up basis, and 10% on a non-Roth after-tax basis subject to Internal Revenue Service (“IRS”) limitations. Eligible employees are generally able to contribute up to 85% of their eligible compensation on a combined pre-tax and Roth basis regardless of age, and 10% of their eligible compensation on an after-tax basis, all subject to IRS limitations. The Business may make a basic matching contribution equal to 50% of each eligible participant’s contribution that does not exceed 6% of the eligible participant’s annual compensation in the year of contribution. Furthermore, the Business’s employer matching contributions vest immediately. Contributions, including the Business’s matching contribution to the Plan, are recorded as soon as administratively possible after the Business makes payroll deductions from Plan participants.

Effective February 18, 2023, the Business announced its decision to suspend matching contributions through the end of the calendar year 2023. The Business later resumed matching contributions on January 1, 2024.

For 2024, 2023 and 2022, the Plan contributions attributable to the Business were $5 million, $9 million and $15 million, respectively.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 9. Related Parties and Related Commitments and Contingencies

Flash Ventures

The Business procures substantially all of its flash-based memory wafers from its business ventures with Kioxia Corporation (“Kioxia”), which consists of three separate legal entities: Flash Partners Ltd. (“Flash Partners”), Flash Alliance Ltd. (“Flash Alliance”) and Flash Forward Ltd. (“Flash Forward”), collectively referred to as “Flash Ventures.” The Business has a 49.9% ownership interest and Kioxia has a 50.1% ownership interest in each of these entities. Through Flash Ventures, the Business and Kioxia collaborate in the development and manufacture of flash-based memory wafers, which are manufactured by Kioxia at its wafer fabrication facilities located in Japan using semiconductor manufacturing equipment individually owned or leased by each Flash Ventures entity. Each Flash Ventures entity purchases wafers from Kioxia at cost and then resells those wafers to the Business and Kioxia at cost plus a markup.

Flash Partners. Flash Partners was formed in 2004 in connection with the construction of Kioxia’s “Y3” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Flash Alliance. Flash Alliance was formed in 2006 in connection with the construction of Kioxia’s “Y4” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Flash Forward. Flash Forward was formed in 2010 in connection with the construction of Kioxia’s “Y5” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. Y5 was built in two phases of approximately equal size.

New Y2. The Business has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “New Y2” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. New Y2 primarily provided additional clean room space to convert a portion of 2-dimensional (“2D”) flash-based wafer production capacity to 3-dimensional (“3D”) flash-based wafer production capacity. Production of flash-based wafers in New Y2 started in 2016.

Y6. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “Y6” 300-millimeter wafer fabrication facility in Yokkaichi, Japan. Y6 is primarily intended to provide clean room space to continue the transition of existing 2D flash-based wafer capacity to 3D flash-based wafer production capacity. Production of flash-based wafers in Y6 started in 2018.

K1. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “K1” 300-millimeter wafer fabrication facility in Kitakami, Japan. The primary purpose of K1 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer technology nodes. Production of flash-based wafers in K1 started in 2019.

Y7. In January 2022, the Business entered into additional agreements regarding Flash Ventures’ investment in a new wafer fabrication facility in Yokkaichi, Japan, referred to as “Y7”. The primary purpose of Y7 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer flash technology nodes. Production of flash-based wafers in Y7 started in 2022.

K2. In June 2024, the Business entered into additional agreements regarding Flash Ventures’ investment in a new wafer fabrication facility in Kitakami, Japan, referred to as “K2”. The primary purpose of K2 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer flash technology nodes. Output from K2 is expected to begin in the first half of fiscal year 2026.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

In connection with the start-up of the K1, K2 and Y7 facilities, the Business has made prepayments over time, toward future building depreciation. During 2024, the Business made $74 million of prepayments and as of June 28, 2024, $523 million remained to be credited against future building depreciation charges.

As of June 28, 2024, the Business is committed to make additional building depreciation payments of $610 million. The additional future payments are scheduled as follows, based on Japanese yen to U.S. dollars exchange rate as of June 28, 2024: $372 million in fiscal year 2025, $29 million in fiscal year 2026, $109 million in fiscal year 2027, $87 million in fiscal year 2028, and $13 million in fiscal year 2029. As of June 28, 2024, in addition to the requirements to make building depreciation prepayments, the Business will also make payments for building depreciation of approximately $290 million at varying dates through fiscal year 2035.

The Business accounts for its ownership position of each entity within Flash Ventures under the equity method of accounting. The financial and other support provided by the Business in all periods presented was either contractually required or the result of a joint decision to expand wafer capacity, transition to new technologies or refinance existing equipment lease commitments. Entities within Flash Ventures are VIEs. The Business evaluated whether it is the primary beneficiary of any of the entities within Flash Ventures for all periods presented and determined that it is not the primary beneficiary of any of the entities within Flash Ventures because it does not have a controlling financial interest in any of those entities. In determining whether the Business is the primary beneficiary, the Business analyzed the primary purpose and design of Flash Ventures, the activities that most significantly impact Flash Ventures’ economic performance, and whether the Business had the power to direct those activities. The Business concluded, based upon its 49.9% ownership, the voting structure and the manner in which the day-to-day operations are conducted for each entity within Flash Ventures, that the Business lacked the power to direct most of the activities that most significantly impact the economic performance of each entity within Flash Ventures.

The following table presents the notes receivable from, and equity investments in, Flash Ventures for the periods presented:

	June 28, 2024	June 30, 2023
	(in millions)
Notes receivable, Flash Partners	$1	$37
Notes receivable, Flash Alliance	5	48
Notes receivable, Flash Forward	485	709
Investment in Flash Partners	148	160
Investment in Flash Alliance	219	274
Investment in Flash Forward	143	183

Total notes receivable and investments in Flash Ventures	$1,001	$1,411

During 2024, 2023 and 2022 the Business made net payments to Flash Ventures of $3.35 billion, $4.20 billion, $4.70 billion for purchased flash-based memory wafers and net loans.

The Business makes, or will make, loans to Flash Ventures to fund equipment investments for new process technologies and additional wafer capacity. The Business aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due, and no loan impairments were recorded. The Business’s notes receivable from each Flash Ventures entity, denominated in Japanese yen, are secured by equipment owned by that Flash Ventures entity.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

As of June 28, 2024, and June 30, 2023, the Business had accounts payable balances due to Flash Ventures of $313 million and $292 million, respectively.

The Business’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with Flash Ventures, based upon the Japanese yen to U.S. dollar exchange rate at June 28, 2024, is presented below. Investments in Flash Ventures are denominated in Japanese yen, and the maximum estimable loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

June 28, 2024
(in millions)
Notes receivable	$491
Equity investments	510
Operating lease guarantees	1,299
Inventory and prepayments	1,069

Maximum estimable loss exposure	$3,369

As of June 28, 2024, the Business’s Parent company net investment included undistributed earnings of Flash Ventures of $162 million.

The Business is obligated to pay for variable costs incurred in producing its share of Flash Ventures’ flash-based memory wafer supply, based on its three-month forecast, which generally equals 50% of Flash Ventures’ output. In addition, the Business is obligated to pay for half of Flash Ventures’ fixed costs regardless of the output the Business chooses to purchase. The Business is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Business is committed to fund 49.9% to 50.0% of capital investments that a Flash Ventures entity decided to make to the extent that Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Flash Ventures has historically operated near 100% of its manufacturing capacity. During 2024 and 2023, as a result of flash business conditions, the Business temporarily reduced its utilization of its share of Flash Ventures’ manufacturing capacity to an abnormally low level to more closely align the Business’s flash-based wafer supply with projected demand. In 2024 and 2023, the Business incurred costs of $249 million and $286 million, respectively, associated with the reduction in utilization related to Flash Ventures, which was recorded as a charge to cost of revenue.

In February 2022, contamination of certain material used in manufacturing processes occurred at both the Yokkaichi and Kitakami, Japan fabrication facilities, resulting in damage to inventory units in production, a temporary disruption to production operations and a reduction in the Business’s flash wafer availability. During 2022, the Business incurred charges of $207 million related to this contamination incident that were recorded in cost of revenue, which primarily consisted of scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs. During 2024, the Business received a recovery of $36 million related to this incident from its insurance carriers, which was recorded in cost of revenue. The Business continues to pursue recovery of its remaining losses associated with this event; however, the total amount of recovery cannot be estimated at this time.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Inventory Purchase Commitments with Flash Ventures.

Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled.

Research and Development Activities.

The Business participates in common R&D activities with Kioxia and is contractually committed to a minimum funding level. R&D commitments are immaterial to the Combined Financial Statements.

Off-Balance Sheet Liabilities

Flash Ventures sells to and leases back from a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements of which the Business guarantees half or all of the outstanding obligations under each lease agreement. The lease agreements are subject to customary covenants and cancellation events related to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of Flash Ventures’ obligations and a call on the Business’s guarantees.

The following table presents the Business’s portion of the remaining guarantee obligations under the Flash Ventures’ lease facilities in both Japanese yen and U.S. dollar-equivalent, based upon the Japanese yen to U.S. dollar exchange rate:

	June 28, 2024 Lease Amounts
	(Japanese yen, in billions)	(U.S. dollar, in millions)
Total guarantee obligations	¥208	$1,299

The following table details the breakdown of the Business’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the Flash Ventures lease agreements, in annual installments as of June 28, 2024, in U.S. dollars, based upon the Japanese yen to U.S. dollar exchange rate as of June 28, 2024:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(in millions)
2025	$285	$74	$359
2026	359	111	470
2027	164	95	259
2028	58	92	150
2029	11	50	61

Total guarantee obligations	$877	$422	$1,299

The Business and Kioxia have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Business has not made any indemnification payments, nor recorded any indemnification receivables under any such agreements. As of June 28, 2024, no amounts have been accrued in the Combined Financial Statements with respect to these indemnification agreements.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Unis Ventures

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell the Business’s products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by the Business and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of the Business and as such the related equity method investment is not reflected within our Combined Financial Statements. For the years ended June 28, 2024, June 30, 2023, and July 1, 2022, the Business recognized approximately 1%, 2% and 1% of its combined revenue on products distributed by the Unis Venture, respectively. The outstanding accounts receivable due from the Unis Venture was 4% and 2% of Accounts receivable, net as of June 28, 2024, and June 30, 2023, respectively.

Agreement to Sell a Majority Interest in our Parent’s Subsidiary

In March 2024, SanDisk China (an indirect wholly owned subsidiary of WDC) entered into an Equity Purchase Agreement to sell 80% of its equity interest in SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”) (an indirect wholly-owned subsidiary of WDC which holds one of the Business’s manufacturing facilities) to JCET Management Co., Ltd. (“JCET”, a wholly-owned subsidiary of JCET Group Co., Ltd. a Chinese publicly listed company), thereby forming a joint venture between SanDisk China and JCET. Closing of the transaction is subject to the satisfaction or waiver of certain conditions, after which, JCET will own 80% of the equity interest in SDSS, with SanDisk China owning the remaining 20%. Following the Closing, our Parent expects to enter into various ancillary agreements, including (i) a shareholders agreement governing the joint venture relationships from and after the Closing; (ii) a supply agreement with the joint venture to supply the Business with certain flash-based products currently produced by SDSS, which may include flash memory cards, embedded flash products and flash components; and (iii) an intellectual property license agreement granting SDSS certain intellectual property rights on a royalty-free basis for use in manufacturing products on the Business’s behalf for the term of and pursuant to the Supply Agreement.

Related Party Transactions

Notes Due to (from) Parent

The Business receives financing from certain of the Parent’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additionally, cash generated by the Business may be lent via promissory notes to certain of the Parent’s subsidiaries for use in general corporate purposes. Outstanding balances due under these financing arrangements are due on demand.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following presents a summary of the outstanding borrowings between the Business and subsidiaries of the Parent for the periods presented, inclusive of any associated interest receivable or interest payable:

Notes due to (from) Parent	Interest Rate	June 28, 2024	June 30, 2023
Notes due from Parent		(in millions)
Revolving Credit Agreement due from Parent $101M - Oct. 3, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	$(102)	$—
Notes due from Parent $40M - Dec. 19, 2018	.15% through Dec. 2021, .33% through Dec. 2022 and 4.55% through Maturity Date	—	(40)
Notes due from Parent $10M - Mar. 29, 2019	1.5% through Mar 2022, .97% through Mar. 2023, and 4.5% through Maturity Date	—	(10)
Notes due from Parent $8M - Jul. 25, 2019	.18% through Jul 2021, .12% through July 2022, and 2.37% through Maturity Date	—	(8)
Revolving Credit Agreement due from Parent $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	(4)
Revolving Credit Agreement due from Parent $100M October 27, 2021	LIBOR Rate + 150 basis points	—	(1)

Total Notes due from Parent		(102)	(63)
Notes due to Parent
Notes due to Parent $500M - Nov. 25, 2014	1-year swap + 2%	475	467
Notes Due to Parent $42B Yen - April 29, 2014	TIBOR + .35%	262	291
Revolving Credit Agreement due to Parent $100M - Aug. 20, 2021	LIBOR Rate + 150 basis points	77	77
Revolving Credit Agreement due to Parent $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	29
Revolving Credit Agreement due to Parent - $1B - Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	—	24
Notes Due to Parent $60M - Feb. 22 2023	Safe Notice Rate - 6.698%	—	31

Total Notes due to Parent		814	919

	Total Notes due to Parent, net	$712	$856

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following presents interest expense and interest income on notes due to (from) Parent, which have been recorded within interest expense and interest income in the Combined Statements of Operations for the periods presented:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Interest income on notes due from Parent	$6	$16	$3
Interest expense on notes due to Parent	$(37)	$(29)	$(13)

Allocation of Corporate expenses

The Parent has provided various corporate services to the Business in the ordinary course of business, including executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us.

The table below summarizes the impact of expense allocations from WDC within the Combined Statements of Operations for the periods presented:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Research and development	$723	$750	$884
Selling, general and administrative	418	452	470
Employee termination, asset impairment and other	(40)	61	(2)
Business separation costs	64	—	—

Total allocation of Corporate expenses	$1,165	$1,263	$1,352

Our historical financial statements do not purport to reflect what results of operations, financial position, equity or cash flows would have been if we had operated as a stand-alone Business during the periods presented.

Cash Management

WDC provides funding for our operating and investing activities including pooled cash managed by WDC treasury to fund operating expenses and capital expenditures. WDC also directly collects certain of our receivables. These activities are reflected as a component of Parent company net investment, and this arrangement is not reflective of the manner in which we would operate on a standalone business separate from WDC during the periods presented.

Parent Company Net Investment

Parent company net investment on the Combined Balance Sheets represents WDC’s historical investment in the Business, the net effect of transactions with and allocations from WDC, the Business’s retained earnings and cumulative effect adjustments from the adoption of new accounting standards.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Net Transfers from (to) Parent

A reconciliation of Net transfers from (to) Parent on the Combined Statements of Changes in Parent Company Net Investment to the corresponding amounts on the Combined Statements of Cash Flows is as follows:

	Years Ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Net transfers from (to) Parent per Combined Statement of Changes in Parent Company Net Investment	$275	$376	$(922)
Property, plant and equipment, net transferred from Parent	(11)	(18)	(13)
Deferred taxes, net transferred to Parent	17	2	2
Notes due from Parent transferred to Parent	113	316	—

Net transfers from (to) Parent per Combined Statements of Cash Flows	$394	$676	$(933)

Note 10. Leases and Other Commitments

Leases

The following table presents right-of-use-lease assets and lease liabilities included in the Business’s Combined Balance Sheets:

	June 28, 2024	June 30, 2023
	(in millions)
Operating lease right-of-use assets (included in other non-current assets)	$179	$93
Operating lease liabilities:
Current portion of long-term operating lease liabilities (included in accrued expenses)	11	13
Long-term operating lease liabilities (included in other liabilities)	172	87

Total operating lease liabilities	$183	$100

The following tables summarize supplemental disclosures of operating cost and cash flow information related to operating leases:

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Cost of operating leases	$29	$21	$22
Cash paid for operating leases	30	14	10
Operating lease assets obtained in exchange for operating lease liabilities	167	3	107
Decrease in operating lease liabilities and right-of-use assets due to lease remeasurement	71	—	—

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The weighted average remaining lease term and discount rate for the Business’s operating leases were as follows:

	2024	2023
Weighted average remaining lease term in years	13.7	7.8
Weighted average discount rate	7.5%	3.0%

As of June 28, 2024, minimum lease payments were as follows:

Lease Amounts
(in millions)
2025	$23
2026	22
2027	21
2028	19
2029	19
Thereafter	199

Total future minimum lease payments	303
Less: Imputed interest	120

Present value of lease liabilities	$183

Sale-Leaseback

In August 2023, our Parent entered into an agreement for the sale and leaseback of its facility in Milpitas, California and received gross proceeds of $191 million in cash. A substantial majority of these assets are associated with the Business and all are included in our Combined Balance Sheet as of June 30, 2023. As a result, $134 million of consideration from the sale-leaseback transaction has been allocated to us on a relative square footage basis and reflected as a cash inflow from investing activities within the Combined Statements of Cash Flows for fiscal year 2024. In connection with the sale and leaseback, the Business recorded a gain of $60 million upon closing of the transaction in September 2023. For more information, see Note 13, Employee Termination, Asset Impairment and Other.

The property is being leased back at an annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three 5-year renewal options and one 4-year renewal option for the ability to extend through December 2057. The full amount of the associated operating lease liability and right of use asset for this facility has been included in the Combined Balance Sheet as of June 28, 2024. This facility is utilized in the Business’s operations and a portion of the total annual lease expense will be allocated to the Business in future periods based on the continued usage of the facility.

Purchase Agreements and Other Commitments

In the normal course of business, the Business enters into purchase orders with suppliers for the purchase of components used to manufacture its products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. The Business also enters into long-term agreements with suppliers that contain fixed future commitments, which are contingent on

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

certain conditions such as performance, quality and technology of the vendor’s components. As of June 28, 2024, the Business had the following minimum long-term commitments:

Long-term commitments
(in millions)
Fiscal year:
2025	$43
2026	51
2027	32
2028	20
2029	20
Thereafter	110

Total	$276

Note 11. Stock-based Compensation Expense

Certain of our employees participate in our Parent’s equity-based incentive plans. Under the Western Digital Corporation 2021 Equity Incentive Plan (the “2021 Plan”) and the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan (the “2017 Plan”), our employees were awarded stock-based incentive awards in a number of forms, including nonqualified stock options. Upon the effective date of the 2021 Plan, no new awards were granted under the 2017 Plan. The types of awards that may be granted under the 2021 Plan include stock options, stock appreciation rights (“SARs”), RSUs, PSUs, restricted stock and other forms of awards granted or denominated in the Parent’s common stock or units of the Parent’s common stock, as well as cash awards. Awards granted to our employees under the incentive plans generally vest over periods ranging from two to four years. We measure stock-based compensation for all stock-based incentive awards at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. We include the related expense in operating expense (research and development and selling, general and administrative) and cost of revenue on our Combined Statements of Operations, depending on the nature of the employee’s role in our operations.

The table below summarizes total costs charged to the Business related to the Business’s employees’ participation in our Parent’s incentive plan during the years ended June 28, 2024, June 30, 2023, and July 1, 2022:

	2024	2023	2022
	(in millions)
Cost of revenue	$20	$19	$18
Research and development	71	88	94
Selling, general and administrative	58	58	59

Total	$149	$165	$171

Total unrecognized stock-based compensation expense associated with our employees was $142 million as of June 28, 2024. We may receive additional allocations of share-based compensation expense associated with employees of our Parent who are engaged in corporate support functions.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 12. Income Tax Expense

Income (loss) Before Taxes

The domestic and foreign components of Income (loss) before taxes were as follows:

	2024	2023	2022
	(in millions)
Foreign	$(543)	$(2,253)	$276
U.S.	40	251	958

Income (loss) before taxes	$(503)	$(2,002)	$1,234

Income Tax Expense

The components of the income tax expense were as follows:

	2024	2023	2022
	(in millions)
Current:
Foreign	$158	$138	$84
U.S. - Federal	20	76	141
U.S. - State	7	8	13

	185	222	238

Deferred:
Foreign	7	(15)	24
U.S. - Federal	(19)	(65)	(82)
U.S. - State	(4)	(1)	(10)

	(16)	(81)	(68)

Total income tax expense (benefit)	$169	$141	$170

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. Our Parent completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the IRS have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and the Business anticipates the issuance of additional regulatory and interpretive guidance. The Parent applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to the Business’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.00 billion. The Business is not subject to the CAMT of 15% for fiscal year 2024 as its average annual AFSI did not exceed $1.00 billion for the preceding three-year period.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Deferred Taxes

Temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities were as follows:

	June 28, 2024	June 30, 2023
	(in millions)
Deferred tax assets:
Sales related reserves and accrued expenses not currently deductible	$45	$56
Accrued compensation and benefits not currently deductible	17	7
Other current accruals	17	19
Net operating loss carryforward	19	15
Share based compensation	17	17
Long-lived assets	15	28
Lease liability	45	28
Unrealized gain (loss)	67	44
Other	8	1

Total deferred tax assets	250	215
Deferred tax liabilities:
Intangible assets	(3)	(13)
Foreign withholding tax	(86)	(93)
Right-of-use asset	(43)	(26)
Deferred income	(8)	(3)
Other	(2)	(6)

Total deferred tax liabilities	(142)	(141)

Valuation allowances	(27)	(26)

Deferred tax assets, net	$81	$48

Deferred tax assets and deferred tax liabilities are shown on the Combined Balance Sheets netted on a jurisdictional basis.

The assessment of valuation allowances against deferred tax assets requires estimations and significant judgment. The Business continues to assess and adjust its valuation allowance based on operating results and market conditions. After weighing both the positive and negative evidence available, including, but not limited to, earnings history, projected future outcomes, industry and market trends, and the nature of each of the deferred tax assets, the Business determined that it is able to realize most of its deferred tax assets with the exception of certain loss and credit carryforwards.

The Business is permanently reinvested with respect to certain foreign earnings. There is no unrecognized deferred tax liability associated with the repatriation of these foreign undistributed earnings as it can be achieved without additional federal tax consequences.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Effective Tax Rate

Reconciliation of the U.S. federal statutory rate to the Business’s effective tax rate is as follows:

	2024	2023	2022
Tax at federal statutory tax rate	21.0%	21.0%	21.0%
Tax rate differential on international incomes	(42.3)	(28.7)	0.4
Foreign withholding tax	(10.8)	(1.7)	2.9
Change in valuation allowance	(2.2)	(0.4)	1.4
Tax effect of U.S foreign income inclusion	(1.2)	(0.4)	5.8
Tax effect of U.S foreign derived intangible income	1.9	3.1	(7.6)
Tax effect of permanent differences	(1.4)	(0.5)	(0.1)
Tax effect of goodwill impairment	—	(7.0)	—
Tax effect of intangible assets	0.9	4.3	(6.5)
Tax rate change	0.6	0.1	—
Unremitted earnings of certain non-U.S. entities	2.2	0.4	—
Change in uncertain tax positions	(11.4)	0.6	0.5
Return to provision adjustment	(1.3)	(0.2)	(0.5)
Foreign income tax credits	5.1	1.4	(2.4)
R&D tax credits	2.7	1.0	(2.1)
Tax effect of share-based compensation	(1.1)	(0.5)	0.9
Federal audit settlements	3.3	—	—
Other	0.4	0.5	0.1

Effective income tax rate	(33.6)%	(7.0)%	13.8%

Tax Holidays and Carryforwards

A substantial portion of the Business’s manufacturing operations in Malaysia operate under various tax holidays and tax incentive programs, which will expire in whole or in part at various dates during 2028 through 2031. Certain of the holidays may be extended if specific conditions are met.

As of June 28, 2024, the Business does not have federal and state NOL/tax credit carryforwards. As of June 28, 2024, the Business had varying amounts of foreign NOL carryforwards that do not expire or, if not used, expire in various years, depending on the country. The major jurisdictions within which the Business receives foreign NOL carryforwards and the related amounts and expiration dates of these NOL carryforwards are as follows:

Jurisdiction	NOL Carryforward Amount	Expiration
	(in millions)
Malaysia	$44	2028
Netherlands	12	2026

Uncertain Tax Positions

With the exception of certain unrecognized tax benefits that are directly associated with the tax position taken, unrecognized tax benefits are presented gross in the Combined Balance Sheets.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits excluding accrued interest and penalties:

	2024	2023	2022
	(in millions)
Unrecognized tax benefit, beginning balance	$25	$17	$11
Gross increases related to current year tax positions	15	10	7
Gross increases related to prior year tax positions	10	1	—
Gross decreases related to prior year tax positions	(3)	(3)	(1)
Settlements	—	—	—

Unrecognized tax benefit, ending balance	$47	$25	$17

As of June 28, 2024, June 30, 2023, and July 1, 2022, the portion of the gross unrecognized tax benefits, if recognized, that would affect the effective tax rate is $47 million, $25 million and $17 million, respectively. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. Accrued interest and penalties included in the Business’s liability related to unrecognized tax benefits as of June 28, 2024, June 30, 2023, and July 1, 2022 was $9 million, $5 million and $5 million, respectively. As of June 28, 2024, June 30, 2023, and July 1, 2022 the Business’s payables related to unrecognized tax benefits, including accrued interest and penalties, were $56 million, $30 million and $22 million, respectively. The remaining payables related to unrecognized tax benefits are included in other liabilities on the Combined Balance Sheets.

The Business’s Parent files U.S. Federal, U.S. state and foreign tax returns. For both federal and state tax returns, with few exceptions, our Parent is subject to examination from 2013 through 2022. Our Parent is no longer subject to examination by the IRS for periods prior to 2012, although carry forwards generated prior to those periods may still be adjusted upon examination by the IRS or state taxing authority if they either have been or will be used in a subsequent period. In the major foreign jurisdictions where there is no tax holiday, our Parent could be subject to examination as noted below:

Jurisdiction	Period Subject to Examination
China (calendar)	2014-2023
Ireland (fiscal)	2020-2023
India (fiscal)	2009-2023
Israel (fiscal)	2014-2023
Japan (fiscal)	2017-2023
Malaysia (fiscal)	2017-2023
Singapore (fiscal)	2020-2023
United Kingdom (fiscal)	2022-2023

The Business believes that adequate provision has been made for any adjustments that may result from any other tax examinations. However, the outcome of such tax examinations cannot be predicted with certainty. If any issues addressed in the Business’s tax examinations are resolved in a manner not consistent with management’s expectations, the Business could be required to adjust its provision for income taxes in the period such resolution occurs. As of June 28, 2024, and June 30, 2023, with the exception of the tentative settlement, it was not possible to estimate the amount of change, if any, in the unrecognized tax benefits that is reasonably possible within the next twelve months. Any significant change in the amount of the Business’s liability for unrecognized tax benefits would most likely result from additional information relating to the examination of the Business’s tax returns.

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

Note 13. Employee Termination, Asset Impairment and Other

Business Realignment

The Business periodically incurs charges to realign its operations with anticipated market demand, primarily consisting of organization rationalization designed to streamline its business, reduce its cost structure and focus its resources. The Business may also record credits related to gains upon the sale of property in connection with these activities. The Business recognized a loss of $5 million related to asset impairment and other charges and a gain of $60 million related to the sale and leaseback of the Milpitas facility for the fiscal year ended June 28, 2024, a loss of $1 million on the disposal of assets associated with these activities for the fiscal year ended June 30, 2023, and a gain of $9 million related to business divestitures partially offset by a $3 million loss on the disposal of assets associated with these activities for the fiscal year ended July 1, 2022.

The Business recorded the following charges related to these actions:

	2024	2023	2022
	(in millions)
Employee termination benefits	$15	$68	$22
Other charges (gains):
Asset impairments and other charges (gains)	5	1	(6)
Gain on sale-leaseback of facility (see Note 10)	(60)	—	—

Total employee termination, asset impairment and other	$(40)	$69	$16

The following table presents an analysis of the components of the activity against the reserve, which consisted entirely of employee termination benefits, during the year ended June 28, 2024.

Employee Termination Benefits
(in millions)
Accrual balance at June 30, 2023	$3
Charges	15
Cash payments	$(18)

Accrual balance at June 28, 2024	$—

Note 14. Legal Proceedings

In the normal course of business, the Business is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, management believes that any monetary liability or financial impact to the Business from these matters, individually and in the aggregate, would not be material to the Business’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to the Business from these matters could differ materially from the Business’s expectations.

Note 15. Summarized Financial Information

Pursuant to Rule 4-08(g) of Regulation S-X under the Securities Act, the Business presents summarized financial information for the combined accounts of its non-consolidated joint ventures, which are accounted for using the equity method. This includes the portions attributable to both the Business and Kioxia. Flash Ventures

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS – (Continued)

has a fiscal year-end of March 31. The Summarized Financial Information below shows the financial position and results of operations for Flash Ventures on a three-month lag.

Summarized financial information for equity method investments in Flash Ventures is as follows:

	June 28, 2024	June 30, 2023
	(in millions)
Current assets	$777	$666
Non-current assets	5,783	7,585

Total assets	6,560	8,251
Current liabilities	2,225	2,716
Non-current liabilities	3,312	4,297

Total liabilities	5,537	7,013

Total net equity of investees	$1,023	$1,238

	June 28, 2024	June 30, 2023	July 1, 2022
	(in millions)
Net sales	$2,252	$2,788	$3,368
Gross profit (loss)	(51)	138	240
Net income (loss)	$(9)	$89	$102

Note 16. Subsequent Events

We have evaluated subsequent events after the balance sheet date of June 28, 2024, through October 11, 2024, which was the date these Combined Financial Statements were available to be issued.

On September 28, 2024, SanDisk China closed on the Transaction to sell 80% of its equity interest in SDSS to JCET. Proceeds net from the sale are expected to be approximately $624 million, subject to certain working capital adjustments and payment of withholding taxes.

The Flash Business of Western Digital Corporation

CONDENSED COMBINED BALANCE SHEETS

(in millions)

(Unaudited)

	September 27, 2024	June 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$322	$328
Accounts receivable, net	1,037	935
Inventories	2,069	1,955
Income tax receivable	7	7
Other current assets	300	221
Notes due from Parent	1	102
Assets held for sale	652	—

Total current assets	4,388	3,548
Property, plant and equipment, net	552	791
Notes receivable and investments in Flash Ventures	1,066	1,001
Goodwill	6,932	7,207
Deferred tax assets	56	96
Income tax receivable, non-current	12	11
Other non-current assets	884	852

Total assets	$13,890	$13,506

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$297	$357
Accounts payable to related parties	352	313
Accrued expenses	236	424
Income taxes payable	12	20
Accrued compensation	169	195
Notes due to Parent	296	814
Liabilities held for sale	110	—

Total current liabilities	1,472	2,123
Deferred tax liabilities	18	15
Other liabilities	274	286

Total liabilities	1,764	2,424
Commitments and contingencies (Notes 9, 10, 12 and 14)
Parent company net investment:
Parent company net investment	12,369	11,534
Accumulated other comprehensive loss	(243)	(452)

Total Parent company net investment	12,126	11,082

Total liabilities and Parent company net investment	$13,890	$13,506

The accompanying notes are an integral part of these Condensed Combined Financial Statements

The Flash Business of Western Digital Corporation

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in millions)

(Unaudited)

	Three Months Ended
	September 27, 2024	September 29, 2023
Revenue, net	$1,883	$1,533
Cost of revenue	1,157	1,721

Gross profit (loss)	726	(188)

Operating expenses:
Research and development	283	240
Selling, general and administrative	130	118
Employee termination, asset impairment and other	2	(59)
Business separation costs	20	—

Total operating expenses	435	299

Operating income (loss)	291	(487)
Interest and other income (expense):
Interest income	3	3
Interest expense	(2)	(11)
Other income (expense), net	(25)	1

Total interest and other income (expense), net	(24)	(7)

Income (loss) before taxes	267	(494)
Income tax expense	56	24

Net income (loss)	$211	$(518)

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

The Flash Business of Western Digital Corporation

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

(Unaudited)

	Three Months Ended
	September 27, 2024	September 29, 2023
Net income (loss)	$211	$(518)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	43	(16)
Net unrealized gain (loss) on derivative contracts	211	(49)

Total other comprehensive income (loss), before tax	254	(65)
Income tax benefit (expense) related to items of other comprehensive income (loss), before tax	(45)	10

Other comprehensive income (loss), net of tax	209	(55)

Total comprehensive income (loss)	$420	$(573)

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

The Flash Business of Western Digital Corporation

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended
	September 27, 2024	September 29, 2023
Cash flows from operating activities
Net income (loss)	$211	$(518)
Adjustments to reconcile net income (loss) to net cash used in operations:
Depreciation and amortization	54	57
Stock-based compensation	41	40
Deferred income taxes	(5)	6
Gain on disposal of assets	—	(60)
Unrealized foreign exchange (gain) loss	(8)	3
Equity loss in investees, net of dividends received	10	1
Other non-cash operating activities, net	6	15
Settlement of accrued interest on Notes due to Parent	(96)	2
Changes in:
Accounts receivable, net	(102)	(91)
Inventories	(149)	393
Accounts payable	33	63
Accounts payable to related parties	39	(15)
Accrued expenses	(172)	(10)
Accrued compensation	(13)	2
Other assets and liabilities, net	20	(57)

Net cash used in operating activities	(131)	(169)

Cash flows from investing activities
Purchases of property, plant and equipment	(67)	(24)
Proceeds from the sale of property, plant and equipment	—	134
Notes receivable issuances to Flash Ventures	(14)	(121)
Notes receivable proceeds from Flash Ventures	62	134
Strategic investments and other, net	—	(1)

Net cash provided by (used in) investing activities	(19)	122

Cash flows from financing activities
Proceeds from principal repayments on Notes due from Parent	101	—
Repayments of Principal on Notes due to Parent	(76)	(30)
Origination of Notes due from Parent	—	(84)
Transfers from Parent	189	71

Net cash provided by (used in) financing activities	214	(43)

Effect of exchange rate changes on cash	1	—
Changes in cash and cash equivalents classified as assets held for sale	(71)	—
Net decrease in cash and cash equivalents	(6)	(90)
Cash and cash equivalents, beginning of year	328	292

Cash and cash equivalents, end of period	$322	$202

Supplemental disclosure of cash flow information:
Non-cash transfers of property, plant and equipment (to) from Parent	$3	$(1)
Non-cash transfers of strategic investments from Parent	6	—
Cash paid for interest	98	3
Cash received for interest	1	5
Non-cash transfers of deferred taxes from Parent	7	7
Non-cash transfers of Notes due from Parent transferred to Parent	—	(58)
Non-cash transfers of Notes due to Parent transferred from Parent	378	—

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

The Flash Business of Western Digital Corporation

CONDENSED COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY NET INVESTMENT

(in millions)

(Unaudited)

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at June 28, 2024	$11,534	$(452)	$11,082
Net income	211	—	211
Foreign currency translation adjustment	—	43	43
Net unrealized gain on derivative contracts	—	166	166
Stock-based compensation	41	—	41
Net transfer from Parent	583	—	583

Balance at September 27, 2024	$12,369	$(243)	$12,126

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at June 30, 2023	$11,782	$(343)	$11,439
Net loss	(518)	—	(518)
Foreign currency translation adjustment	—	(16)	(16)
Net unrealized loss on derivative contracts	—	(39)	(39)
Stock-based compensation	40	—	40
Net transfer to Parent	19	—	19

Balance at September 29, 2023	$11,323	$(398)	$10,925

The accompanying notes are an integral part of these Condensed Combined Financial Statements.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Basis of Presentation

Description of the Business

The accompanying Condensed Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of the flash business of Western Digital Corporation (the “Business”), a business of Western Digital Corporation and its subsidiaries (collectively “WDC” or “Parent”). The Business is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. The Business operates primarily in the U.S. and internationally with a significant concentration in Asia Pacific. On October 30, 2023, our Parent announced that its board of directors (the “WDC Board of Directors”) authorized management to pursue a plan to separate the Business into an independent public company. The completion of the separation is subject to certain conditions, including final approval by the WDC Board of Directors. Our Parent is targeting to complete the separation of the Business in the first quarter of calendar year 2025.

The Business’s solutions include a broad range of solid-state drives, embedded products, removable cards, universal serial bus drives and wafers and components. The Business’s broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer.” The Business also generates license and royalty revenue from its extensive intellectual property (“IP”) portfolio, which is included in each of these three end market categories.

For the avoidance of doubt, when using the terms “we,” “us,” or “our” throughout this report, it is in reference to the Business.

The accounting policies followed by the Business are set forth in Note 1, Organization and Basis of Presentation, of the Notes to the Combined Financial Statements of the Business for the year ended June 28, 2024. In the opinion of management, all adjustments necessary to fairly state the Condensed Combined Financial Statements have been made. All such adjustments are of a normal, recurring nature. Certain information and footnote disclosures normally included in the Combined Financial Statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These Condensed Combined Financial Statements should be read in conjunction with the Business’s Combined Financial Statements and the notes thereto for the year ended June 28, 2024. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year.

Basis of Presentation

Throughout the periods covered by the Condensed Combined Financial Statements, the Business was an operating segment of WDC. Consequently, stand-alone interim financial statements have not historically been prepared for the Business. The accompanying Condensed Combined Financial Statements have been prepared from WDC’s historical consolidated interim financial statements and accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from WDC. The Condensed Combined Financial Statements include the historical results of operations, financial position and cash flows of the Business in accordance with accounting principles generally accepted in the United States (“GAAP”) and the Business has adopted accounting policies and practices which are generally accepted in the industry in which it

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

operates. As no single legal entity of the Business has a controlling financial interest in all other legal entities, Condensed Combined Financial Statements have been prepared.

Intercompany transactions have been eliminated. With the exception of balances associated with lending arrangements reflected within Notes due to (from) Parent in the Condensed Combined Balance Sheets, transactions between the Business and the Parent are generally considered to be effectively settled in the Condensed Combined Financial Statements at the time the transactions are recorded. The total net effect of the settlement of these transactions is reflected in the Condensed Combined Statements of Cash Flows as a financing activity and in the Condensed Combined Balance Sheets as Parent company net investment. General financing activities include the net impact of any cash movements resulting from the Parent’s centralized treasury cash management.

The Condensed Combined Statements of Operations and Comprehensive Income (Loss) include all revenues and costs directly attributable to the Business as well as an allocation of expenses related to facilities, functions and services provided by our Parent. Allocation of general corporate expenses from our Parent include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. The allocated costs are deemed to be settled between the Business and the Parent in the period in which the expense was recorded in the Condensed Combined Statements of Operations. The Condensed Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Business. The allocations may not, however, reflect the expense the Business would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that the Business will incur in the future or would have incurred if the Business had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had the Business been a standalone company during the periods presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

Our Parent maintains various stock-based compensation plans at a corporate level. Employees of the Business participate in those programs and a portion of the compensation cost associated with those plans is included in the Business’s Condensed Combined Statements of Operations. Stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Condensed Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Business would have experienced as a stand-alone entity.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Business’s operations in each country as if it were a separate taxpayer (i.e., following the Separate Return Methodology).

The Condensed Combined Balance Sheets include all assets and liabilities that are specifically identifiable or otherwise attributable to the Business. Assets and liabilities shared between the Business and the Parent were included in the stand-alone financial statements to the extent the asset is primarily used by the Business. If the

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Business is not the primary user of the asset, it was excluded entirely from the Condensed Combined Financial Statements. The Parent has historically used a centralized approach to cash management and financing of its operations, as needed. Certain of our cash is transferred to the Parent according to centrally managed cash programs by treasury and the Parent funds our operating and investing activities as needed. Cash transfers to and from the Parent’s cash management accounts are reflected as a component of Parent company net investment in the Condensed Combined Balance Sheets. Cash and cash equivalents in our Condensed Combined Balance Sheets primarily represent cash held locally by entities included in our Condensed Combined Financial Statements.

None of the debt obligations of the Parent or corresponding interest expense have been included in the accompanying Condensed Combined Financial Statements, as the Business is neither the legal obligor, nor transferee for any portion of such debt. Our Parent’s debt obligations are secured by a lien on substantially all assets and properties of WDC and certain key subsidiaries, which includes assets and properties of the Business.

Fiscal Year

The Business’s fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal year 2025, which will end on June 27, 2025, and fiscal year 2024, which ended on June 28, 2024, are each comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Unless otherwise indicated, references herein to specific years and quarters are to fiscal years and fiscal quarters, and references to financial information are on a combined basis.

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Business’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Business currently operates as both a single operating and reportable segment.

Business Separation Costs

On October 30, 2023, our Parent announced that its Board of Directors had completed its strategic review and, after evaluating a comprehensive range of alternatives, authorized WDC to pursue a plan to separate its Hard Disk Drive (“HDD”) and Flash business units to create two independent, public companies. As a result of the plan, the Business has incurred separation and transition costs and expects to incur such costs through the completion of the separation from WDC. The separation and transition costs are recorded within Business separation costs in the Condensed Combined Statements of Operations.

Use of Estimates

Management has made estimates and assumptions relating to the reporting of certain assets and liabilities in conformity with U.S. GAAP. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented with consideration given to the potential impacts of current macroeconomic conditions. However, actual results could differ materially from these estimates.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Note 2.  Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In September 2022, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) No. 2022-04, “Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations”, which requires annual and interim disclosures for entities that use supplier finance programs in connection with the purchase of goods and services. The ASU requires the Business to provide disclosure of outstanding obligations to such suppliers for all balance sheet dates presented beginning with the Business’s first quarter of 2024 and to provide certain annual rollforward information related to those obligations beginning in the Business’s first fiscal quarter of 2025, with early adoption permitted. The ASU does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The Business adopted the guidance on the first day of fiscal year 2024 and the adoption did not have a material impact on its Condensed Combined Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands on segment reporting requirements primarily through enhanced disclosures surrounding significant segment expenses. The ASU expands on existing segment reporting requirements to require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU calls for enhanced income tax disclosure requirements surrounding the tabular rate reconciliation and income taxes paid. The Business is currently compiling the information required for these disclosures. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 26, 2026, with early adoption permitted. The Business expects to provide any required disclosures at that time.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which is intended to improve disclosures about the expenses of public entities. The new guidance requires more detailed information about the types of expenses in commonly presented expense captions (such as cost of sales and selling, general and administrative expenses) and requires public entities to disclose, on an annual and interim basis, the amounts of expenses included in each relevant expense caption presented on the face of the income statement within continuing operations, in a tabular format. Additionally, public entities will be required to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, the total amount of selling expenses, and, in annual reporting periods, the definition of selling expenses. The Business is currently compiling the information required for these disclosures. This standard is effective on either a prospective or retrospective basis for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Business expects to provide any required disclosures at that time.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Note 3. Geographic Information and Concentrations of Risk

Disaggregated Revenue

The Business’s broad portfolio of technology and products addresses multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, the Business provides its OEM and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment and industrial spaces. The Consumer end market is highlighted by the Business’s broad range of retail and other end-user products, which capitalize on the strength of the Business’s product brand recognition and vast points of presence around the world.

The Business’s disaggregated revenue information is as follows:

	Three months ended
	September 27, 2024	September 29, 2023
	(in millions)
Revenue by end market
Cloud	$300	$18
Client	1,069	997
Consumer	514	518

Total revenue	$1,883	$1,533

	Three months ended
	September 27, 2024	September 29, 2023
	(in millions)
Revenue by Geography
Asia	$1,150	$1,061
Americas	443	230
Europe, Middle East and Africa	290	242

Total revenue	$1,883	$1,533

The Business’s top 10 customers accounted for 53% and 46% of its net revenue for the three months ended September 27, 2024 and September 29, 2023, respectively. For the three months ended September 27, 2024, no customer accounted for more than 10% of the Business’s net revenue. For the three months ended September 29, 2023, one customer accounted for 11% of the Business’s net revenue.

Note 4. Revenues

Contract assets represent the Business’s rights to consideration where performance obligations are completed but the customer payments are not due until another performance obligation is satisfied. The Business did not have any contract assets as of September 27, 2024 or June 28, 2024. Contract liabilities relate to customers’ payments in advance of performance under the contract and primarily relate to remaining performance obligations under professional service and support and maintenance contracts. Contract liabilities as of September 27, 2024 and June 28, 2024 and changes in contract liabilities for the three months ended September 27, 2024 and September 29, 2023 were not material.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

The Business incurs sales commissions and other direct incremental costs to obtain sales contracts. The Business has applied the practical expedient to recognize the direct incremental costs of obtaining contracts as an expense when incurred if the amortization period is expected to be one year or less or the amount is not material, with these costs charged to selling, general and administrative expenses. The Business had no direct incremental costs to obtain contracts that have an expected benefit of greater than one year.

The Business applies the practical expedients and does not disclose transaction price allocated to the remaining performance obligations for (i) arrangements that have an original expected duration of one year or less, which mainly consist of the support and maintenance contracts, and (ii) variable consideration amounts for sale-based or usage-based royalties for intellectual property license arrangements, which typically range longer than one year. Remaining performance obligations are mainly attributed to right-to-access patent license arrangements, professional service arrangements and customer support and service contracts which will be recognized over the remaining contract period. The transaction price allocated to the remaining performance obligations as of September 27, 2024 was not material.

Note 5. Supplemental Financial Statement Data

Goodwill

The following table provides a summary of goodwill activity for the period presented:

(in millions)
Balance at June 28, 2024	$7,207
Foreign currency translation adjustment	5
Goodwill reclassified to assets held for sale(1)	$(280)

Balance at September 27, 2024	$6,932

(1)	As of September 27, 2024, $280 million of Goodwill was reclassified to assets held for sale due to the sale of a majority interest in a subsidiary.

The Business determined that its single operating segment was also its single reporting unit. Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Business’s fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Business uses qualitative factors to determine whether goodwill is more-likely-than-not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more-likely-than-not-impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

For the three months ended September 27, 2024 and September 29, 2023, management concluded there were no impairment indicators as of either the beginning or end of the period.

The Business is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates used to determine the fair value of the reporting unit as well as the actual carrying value may change based on future changes in the Business’s results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

become impaired, which could result in an impairment charge and materially adversely affect the Business’s financial condition and results of operations.

Accounts receivable, net

From time to time, in connection with factoring agreements, our Parent sells certain of our trade accounts receivable without recourse to third-party purchasers in exchange for cash. There were no trade accounts receivable of the Business sold by the Parent during the three months ended September 27, 2024. During the three months ended September 29, 2023, the Parent sold trade accounts receivable of the Business and received cash proceeds of $122 million. The discounts on the trade accounts receivable sold during the period were not material and were recorded within other income (expense), net in the Condensed Combined Statements of Operations. There were no factored receivables outstanding as of September 27, 2024 and June 28, 2024.

Inventories

	September 27, 2024	June 28, 2024
	(in millions)
Inventories:
Raw materials and component parts	$1,624	$1,398
Work-in-process	172	237
Finished goods	273	320

Total inventories	$2,069	$1,955

Property, plant and equipment, net

	September 27, 2024	June 28, 2024
	(in millions)
Property, plant and equipment:
Land	$10	$10
Buildings and improvements	399	397
Machinery and equipment	2,140	2,340
Computer equipment and software	127	123
Furniture and fixtures	16	16
Construction-in-process	117	108

Property, plant and equipment, gross	2,809	2,994
Accumulated depreciation	(2,257)	(2,203)

Property, plant and equipment, net	$552	$791

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Product warranty liability

Changes in the warranty accrual were as follows:

	Three Months Ended
	September 27, 2024	September 29, 2023
	(in millions)
Warranty accrual, beginning of period	$48	$42
Charges to operations	1	7
Utilization	(8)	(10)
Changes in estimate related to pre-existing warranties	—	1

Warranty accrual, end of period	$41	$40

The current portion of the warranty accrual is classified in accrued expenses and the long-term portion is classified in other liabilities as noted below:

	September 27, 2024	June 28, 2024
	(in millions)
Warranty accrual:
Current portion	$20	$27
Long-term portion	21	21

Total warranty accrual	$41	$48

Other liabilities

Other liabilities are as follows:

	September 27, 2024	June 28, 2024
	(in millions)
Other liabilities:
Non-current net tax payable	$48	$56
Long-term lease liability	170	171
Other non-current liabilities	56	59

Total other liabilities	$274	$286

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Accumulated other comprehensive loss

Accumulated other comprehensive loss (“AOCL”), net of tax refers to expenses, gains and losses that are recorded as an element of equity but are excluded from net income (loss). The components of AOCL were as follows:

	Foreign Currency Translation Adjustment	Unrealized Losses on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at June 28, 2024	$(208)	$(244)	$(452)
Other comprehensive income	43	211	254
Income tax expense related to items of other comprehensive income	$—	$(45)	$(45)
Net current-period other comprehensive income	43	166	209

Balance at September 27, 2024	$(165)	$(78)	$(243)

	Foreign Currency Translation Adjustment	Unrealized Losses on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at June 30, 2023	$(165)	$(178)	$(343)
Other comprehensive loss	(16)	(49)	(65)
Income tax benefit related to items of other comprehensive loss	—	10	10

Net current-period other comprehensive loss	(16)	(39)	(55)

Balance at September 29, 2023	$(181)	$(217)	$(398)

Sale of a Majority Interest in a Subsidiary

In March 2024, SanDisk China Limited (“SanDisk China”), an indirect wholly-owned subsidiary of WDC, entered into an equity purchase agreement to sell 80% of its equity interest in SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”), an indirect wholly-owned subsidiary of WDC which holds one of the Business’s manufacturing facilities, to JCET Management Co., Ltd. (“JCET”), a wholly-owned subsidiary of JCET Group Co., Ltd., a Chinese publicly-listed company, thereby forming a venture between SanDisk China and JCET (the “Transaction”). Subsequent to the first quarter of fiscal 2025, on September 28, 2024, the Transaction closed. Proceeds from the sale, subject to certain working capital adjustments and payment of withholding taxes, are expected to be approximately $624 million. Following the closing of the Transaction, SanDisk China’s remaining 20% ownership interest in the venture will be reported as an equity method investment.

SDSS held one of the Business’s manufacturing facilities which produced certain flash-based assemblies and components. In September 2024, the Business completed substantive negotiations on a supply agreement to continue to acquire these products from SDSS after the sale. SDSS did not represent a material component of the Business. Additionally, because the divestiture of SDSS does not represent a strategic shift that would have a

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

major effect on the Business’s operations or financial results, it is not reported as discontinued operations. Instead, as substantive negotiations were concluded and the Business concluded that completion of the divestiture would occur within one year, the assets and liabilities of SDSS subject to the Transaction as listed below have been reclassified to held for sale as of September 27, 2024. The assets and liabilities of SDSS are recorded at the lower of the carrying value or the fair value less costs to sell. As fair value less costs to sell exceeds carrying value, no impairment has been recognized. The assets and liabilities of SDSS will be derecognized in the second quarter of fiscal year 2025 in connection with the closing of the Transaction.

September 27, 2024
(in millions)
Cash and cash equivalents	$71
Inventories	35
Other current assets	6
Property, plant and equipment, net	236
Goodwill(1)	280
Other non-current assets	24

Total assets held for sale(2)	652

Accounts payable	73
Accrued expenses	17
Accrued compensation	15
Other liabilities	5

Total liabilities held for sale	$110

(1)

Goodwill was preliminarily allocated to SDSS based on the indicated fair value of the SDSS business relative to the total estimated fair value of the Business. This preliminary allocation of goodwill may be revised based on finalization of working capital adjustments and valuations of SDSS and the Business in connection with the derecognition of SDSS during the second quarter of fiscal 2025.

(2)

An intercompany account receivable and intercompany account payable totaling $110 million between SDSS and another subsidiary of the Business have been excluded from the assets classified to held for sale. The intercompany account receivable will be sold as part of the Transaction. As a result, during the second quarter of fiscal 2025, the Business will reclassify this intercompany account payable to the applicable liability line item in the Condensed Combined Balance Sheets as it will represent a liability to an external third party.

Note 6. Fair Value Measurements and Investments

Financial Instruments Carried at Fair Value

Financial assets and liabilities that are remeasured and reported at fair value at each reporting period are classified and disclosed in one of the following three levels:

Level 1.	Quoted prices in active markets for identical assets or liabilities.

Level 2.	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Level 3.	Inputs that are unobservable for the asset or liability and that are significant to the fair value of the assets or liabilities.

The following tables present information about the Business’s financial assets and liabilities that are measured at fair value on a recurring basis, and indicate the fair value hierarchy of the valuation techniques utilized to determine such values for the periods presented:

	September 27, 2024
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$10	$—	$—	$10
Foreign exchange contracts	—	62	—	62

Total assets at fair value	$10	$62	$—	$72

Liabilities:
Foreign exchange contracts	$—	$18	$—	$18

Total liabilities at fair value	$—	$18	$—	$18

	June 28, 2024
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Cash equivalents - Money market funds	$28	$—	$—	$28
Foreign exchange contracts	—	7	—	7

Total assets at fair value	$28	$7	$—	$35

Liabilities:
Foreign exchange contracts	$—	$179	$—	$179

Total liabilities at fair value	$—	$179	$—	$179

During the periods presented, the Business had no transfers of financial assets and liabilities between levels and there were no changes in valuation techniques and the inputs used in the fair value measurement.

Note 7. Derivative Instruments and Hedging Activities

As of September 27, 2024, the Business had outstanding foreign exchange forward contracts that were designated as either cash flow hedges or non-designated hedges. Substantially all of the contract maturity dates of these foreign exchange forward contracts do not exceed twelve months.

Changes in the fair values of the non-designated foreign exchange contracts are recognized in other income, net and are largely offset by corresponding changes in the fair values of the foreign currency denominated monetary assets and liabilities. For the three months ended September 27, 2024, and September 29, 2023, total net realized and unrealized transaction and foreign exchange contract currency gains and losses were a $15 million loss, and $3 million gain, respectively.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Unrealized gains or losses on designated cash flow hedges are recognized in AOCL. For more information regarding cash flow hedges, see Note 5, Supplemental Financial Statement Data—Accumulated other comprehensive loss.

Note 8. Employee Benefit Plans

Defined Benefit Plans

The Business sponsors a defined benefit pension plan that is solely available for employees located in South Korea. As of September 27, 2024, and June 28, 2024, the plan had a net unfunded status of $7 million and $6 million, respectively, reported within other liabilities on the Condensed Combined Balance Sheets. Total pension expense included in cost of revenue and operating expenses in the Condensed Combined Statements of Operations was not material for the three months ended September 27, 2024 and September 29, 2023. No employees of the Business participate in defined benefit pension plans sponsored by the Parent or its subsidiaries.

Note 9. Related Parties and Related Commitments and Contingencies

Flash Ventures

The Business procures substantially all of its flash-based memory wafers from its business ventures with Kioxia Corporation (“Kioxia”), which consists of three separate legal entities: Flash Partners Ltd. (“Flash Partners”), Flash Alliance Ltd. (“Flash Alliance”) and Flash Forward Ltd. (“Flash Forward”), collectively referred to as “Flash Ventures.”

The following table presents the notes receivable from, and equity investments in, Flash Ventures for the periods presented:

	September 27, 2024	June 28, 2024
	(in millions)
Notes receivable, Flash Partners	$—	$1
Notes receivable, Flash Alliance	5	5
Notes receivable, Flash Forward	498	485
Investment in Flash Partners	168	148
Investment in Flash Alliance	243	219
Investment in Flash Forward	152	143

Total notes receivable and investments in Flash Ventures	$1,066	$1,001

During the three months ended September 27, 2024, and September 29, 2023, the Business made net payments to Flash Ventures of $889 million and $939 million, respectively, for purchased flash-based memory wafers and net loans.

The Business makes, or will make, loans to Flash Ventures to fund equipment investments for new process technologies and additional wafer capacity. The Business aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due, and no loan impairments were recorded. The Business’s notes receivable from each Flash Ventures entity, denominated in Japanese yen, are secured by equipment owned by that Flash Ventures entity.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

As of September 27, 2024, and June 28, 2024, the Business had accounts payable balances due to Flash Ventures of $352 million and $313 million, respectively.

The Business’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with Flash Ventures, based upon the Japanese yen to U.S. dollar exchange rate at September 27, 2024, is presented below. Investments in Flash Ventures are denominated in Japanese yen, and the maximum estimable loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

September 27, 2024
(in millions)
Notes receivable	$503
Equity investments	563
Operating lease guarantees	1,558
Inventory and prepayments	1,166

Maximum estimable loss exposure	$3,790

The Business is obligated to pay for variable costs incurred in producing its share of Flash Ventures’ flash-based memory wafer supply, based on its three-month forecast, which generally equals 50% of Flash Ventures’ output. In addition, the Business is obligated to pay for half of Flash Ventures’ fixed costs regardless of the output the Business chooses to purchase. The Business is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Business is committed to fund 49.9% to 50.0% of each Flash Ventures entity’s capital investments to the extent that Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Flash Ventures has historically operated near 100% of its manufacturing capacity. During the three months ended September 29, 2023, as a result of flash market conditions, the Business temporarily reduced its utilization of its share of Flash Ventures’ manufacturing capacity to an abnormally low level to more closely align the Business’s flash-based wafer supply with projected demand. During the three months ended September 29, 2023, the Business incurred costs of $141 million associated with the reduction in utilization related to Flash Ventures, which was recorded as a charge to Cost of revenue. No such charges were incurred during the three months ended September 27, 2024.

The Business has facility agreements with Kioxia related to the construction and operation of Kioxia’s “K1” 300-millimeter wafer fabrication facility in Kitakami, Japan, a wafer fabrication facility in Yokkaichi, Japan, referred to as “Y7”, and wafer fabrication facility in Kitakami, Japan, referred to as “K2”. In connection with the start-up of these facilities, the Business has made prepayments toward future building depreciation. In connection with the start-up of the K1, K2 and Y7 facilities, the Business has made prepayments over time, and as of September 27, 2024, $722 million remain to be credited against future building depreciation charges. As of September 27, 2024, the Business is also committed to make additional building depreciation prepayments of $605 million, based on Japanese yen to U.S. dollars exchange rate of 142.56 as of such date, payable as follows: $337 million for the remaining of fiscal year 2025, $33 million in fiscal year 2026, $123 million in fiscal year 2027, $98 million in fiscal year 2028 and $14 million in fiscal year 2029. As of September 27, 2024, in addition to the requirements to make building depreciation prepayments, the Company will also make payments for building depreciation of approximately $315 million at varying dates through fiscal year 2035.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Inventory Purchase Commitments with Flash Ventures.

Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled.

Research and Development Activities.

The Business participates in common research and development (“R&D”) activities with Kioxia and is contractually committed to a minimum funding level. R&D commitments are immaterial to the Condensed Combined Financial Statements.

Off-Balance Sheet Liabilities

Flash Ventures sells to, and leases back, from a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements of which the Business guarantees half or all of the outstanding obligations under each lease agreement. The lease agreements are subject to customary covenants and cancellation events related to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of Flash Ventures’ obligations and a call on the Business’s guarantees.

The following table presents the Business’s portion of the remaining guarantee obligations under the Flash Ventures’ lease facilities in both Japanese yen and U.S. dollar-equivalent, based upon the Japanese yen to U.S. dollar exchange rate:

	September 27, 2024 Lease Amounts
	(Japanese yen, in billions)	(U.S. dollar, in millions)
Total guarantee obligations	¥222	$1,558

The following table details the breakdown of the Business’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the Flash Ventures lease agreements, in annual installments as of September 27, 2024 in U.S. dollars, based upon the Japanese yen to U.S. dollar exchange rate as of September 27, 2024:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(in millions)
Remaining nine months of 2025	$331	$83	$414
2026	428	126	554
2027	203	107	310
2028	81	103	184
2029	22	56	78
2030	2	16	18

Total guarantee obligations	$1,067	$491	$1,558

The Business and Kioxia have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Business has not made any indemnification payments, nor recorded any indemnification receivables, under any such agreements. As of September 27, 2024, no amounts have been accrued in the Condensed Combined Financial Statements with respect to these indemnification agreements.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Unis Ventures

WDC also has a venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell the Business’s products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by the Business and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of the Business and as such the related equity method investment is not reflected within our Condensed Combined Financial Statements. For the three months-ended September 27, 2024, and September 29, 2023, the Business recognized approximately 1% and 1% of its combined revenue on products distributed by the Unis Venture, respectively. The outstanding accounts receivable due from the Unis Venture was 2% and 4% of Accounts receivable, net as of September 27, 2024 and June 28, 2024, respectively.

Related Party Transactions

Notes Due to (from) Parent

The Business receives financing from certain of the Parent’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additionally, cash generated by the Business may be lent via promissory notes to certain of the Parent’s subsidiaries for use in general corporate purposes. Outstanding balances due under these financing arrangements are due on demand.

The following presents a summary of the outstanding borrowings between the Business and subsidiaries of the Parent for the periods presented, inclusive of any associated interest payable or interest receivable:

Notes due to (from) Parent	Interest Rate	September 27, 2024	June 28, 2024
		(in millions)
Notes due from Parent
Revolving Credit Agreement due from Parent $101M - Oct. 3, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	$(1)	$(102)

Total Notes due from Parent		(1)	(102)

Notes due to Parent
Notes Due to Parent $42B Yen - Apr. 29, 2014	TIBOR + .35%	295	262
Revolving Credit Agreement due to Parent $100M - Aug. 20, 2021	LIBOR Rate + 150 basis points	1	77
Notes due to Parent $500M - Nov. 25, 2014	1-year swap + 2%	—	475

Total Notes due to Parent		296	814

	Total Notes due to Parent, net	$295	$712

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

The following presents interest expense and interest income on notes due to (from) Parent, which have been recorded within interest expense and interest income in the Condensed Combined Statements of Operations for the periods presented:

	September 27, 2024	September 29, 2023
	(in millions)
Interest income on notes due from Parent	$(1)	$(2)
Interest expense on notes due to Parent	$2	$11

Allocation of Corporate expenses

The Parent has provided various corporate services to the Business in the ordinary course of business, including executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us.

The table below summarizes the impact of expense allocations from WDC within the Condensed Combined Statements of Operations for the periods presented:

	Three Months Ended
	September 27, 2024	September 29, 2023
	(in millions)
Research and development	$187	$169
Selling, general and administrative	113	112
Employee termination, asset impairment and other	2	(59)
Business separation costs	20	—

Total allocation of Corporate expenses	$322	$222

Our historical financial statements do not purport to reflect what results of operations, financial position, equity or cash flows would have been if we had operated as a stand-alone Business during the periods presented.

Cash Management

WDC provides funding for our operating and investing activities including pooled cash managed by WDC treasury to fund operating expenses and capital expenditures. WDC also directly collects certain of our receivables. These activities are reflected as a component of Parent company net investment, and this arrangement is not reflective of the manner in which we would operate on a standalone business separate from WDC during the periods presented.

Parent Company Net Investment

Parent company net investment on the Condensed Combined Balance Sheets represents WDC’s historical investment in the Business, the net effect of transactions with and allocations from WDC, the Business’s retained earnings and cumulative effect adjustments from the adoption of new accounting standards.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Net Transfers from (to) Parent

A reconciliation of Net transfers from (to) Parent on the Condensed Combined Statements of Changes in Parent Company Net Investment to the corresponding amounts on the Condensed Combined Statements of Cash Flows is as follows:

	Three Months Ended
	September 27, 2024	September 29, 2023
	(in millions)
Net transfers from Parent per Condensed Combined Statement of Changes in Parent Company Net Investment	$583	$19
Property, plant and equipment, net transferred to (from) Parent	(3)	1
Strategic investments transferred from Parent	(6)	—
Deferred taxes, net transferred from Parent	(7)	(7)
Notes due to Parent transferred from Parent	(378)	—
Notes due from Parent transferred to Parent	—	58

Net transfers from Parent per Condensed Combined Statements of Cash Flows	$189	$71

Note 10.  Leases and Other Commitments

Leases

The Business leases certain domestic and international facilities and data center space under long-term, non-cancelable operating leases that expire at various dates through fiscal year 2039. These leases include no material variable or contingent lease payments. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using the Business’s incremental borrowing rate. Operating lease assets also include prepaid lease payments minus any lease incentives. Extension or termination options present in the Business’s lease agreements are included in determining the right-of-use asset and lease liability when it is reasonably certain the Business will exercise those options. Lease expense is recognized on a straight-line basis over the lease term.

The following table presents right-of-use-lease assets and lease liabilities included in the Business’s Condensed Combined Balance Sheets:

	September 27, 2024	June 28, 2024
	Lease Amounts
	(in millions)
Operating lease right-of-use assets (included in other non-current assets)	$176	$179
Operating lease liabilities:
Current portion of long-term operating lease liabilities (included in accrued expenses)	9	11
Long-term operating lease liabilities (included in other liabilities)	170	172

Total operating lease liabilities	$179	$183

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

The following tables summarizes supplemental disclosures of operating cost and cash flow information related to operating leases:

	Three Months Ended
	September 27, 2024	September 29, 2023
	(in millions)
Cost of operating leases	$7	$6
Cash paid for operating leases	$7	$6
Operating lease assets obtained in exchange for operating lease liabilities	$—	$167

The weighted average remaining lease term and discount rate for the Business’s operating leases were as follows:

	September 27, 2024	June 28, 2024
Weighted average remaining lease term in years	13.6	13.7
Weighted average discount rate	7.5%	7.5%

As of September 27, 2024, minimum lease payments were as follows:

Lease Amounts
(in millions)
Minimum lease payments by fiscal year:
Remaining nine months of 2025	$15
2026	22
2027	21
2028	19
2029	19
Thereafter	199

Total future minimum lease payments	295
Less: Imputed interest	116

Present value of lease liabilities	$179

Sale-Leaseback

In September 2023, our Parent completed a sale and leaseback of its facility in Milpitas, California and received net proceeds of $191 million in cash. As a result, $134 million of consideration from the sale-leaseback transaction has been allocated to us on a relative square footage basis and reflected as a cash inflow from investing activities within the Condensed Combined Statements of Cash Flows for the three months ended September 29, 2023. In connection with the sale and leaseback, the Business recorded a gain of $60 million upon closing of the transaction. For more information, see Note 13, Employee Termination, Asset Impairment and Other.

The property is being leased back at an annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three 5-year renewal options and one 4-year renewal

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

option for the ability to extend through December 2057. The full amount of the associated operating lease liability and right of use asset for this facility has been included in the Condensed Combined Balance Sheets as of September 27, 2024 and June 28, 2024. This facility is utilized in the Business’s operations and a portion of the total annual lease expense will be allocated to the Business in future periods based on the continued usage of the facility.

Purchase Agreements and Other Commitments

In the normal course of business, the Business enters into purchase orders with suppliers for the purchase of components used to manufacture its products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. The Business also enters into long-term agreements with suppliers that contain fixed future commitments, which are contingent on certain conditions such as performance, quality and technology of the vendor’s components. As of September 27, 2024, the Business had the following minimum long-term commitments:

Long-term commitments
(in millions)
Fiscal year:
Remaining nine months of 2025	$35
2026	55
2027	36
2028	20
2029	20
Thereafter	110

Total	$276

Note 11. Stock-based Compensation Expense

The table below summarizes total costs charged to the Business related to the Business’s employees’ participation in our Parent’s equity incentive plan during the three months ended September 27, 2024, and September 29, 2023:

	Three months ended
	September 27, 2024	September 29, 2023
	(in millions)
Cost of revenue	$6	$5
Research and development	15	17
Selling, general and adminstrative	20	18

Total	$41	$40

Total unrecognized stock-based compensation expense associated with our employees was $189 million as of September 27, 2024. We may receive additional allocations of share-based compensation expense associated with employees of our Parent who are engaged in corporate support functions.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

Note 12. Income Tax Expense

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. Our Parent completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the IRS have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and the Business anticipates the issuance of additional regulatory and interpretive guidance. The Parent applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to the Business’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.00 billion. The Business is not subject to the CAMT of 15% for fiscal year 2024 as its average annual AFSI did not exceed $1.00 billion for the preceding three-year period.

On December 20, 2021, the Organization for Economic Co-operation and Development G20 (“OECD/G20”) Inclusive Framework on Base Erosion and Profit Shifting released Model Global Anti-Base Erosion rules under Pillar Two (“Pillar Two Model Rules”). Several non-US jurisdictions have either enacted legislation or announced their intention to enact future legislation to adopt certain or all components of the Pillar Two, some which are effective for the Business in fiscal year 2025. For fiscal year 2025, the Business currently expects to be able to meet certain transitional safe harbors and does not expect any material Pillar Two taxes. As more jurisdictions adopt this legislation in fiscal year 2026, there may be material increases in the Business’s future tax obligations in certain jurisdictions.

The following table presents the Business’s Income tax expense and the effective tax rate:

	Three months ended
	September 27, 2024	September 29, 2023
	(in millions)
Income before taxes	$267	$(494)
Income tax expense	$56	$24
Effective tax rate	21%	(5)%

Beginning in fiscal year 2023, the Tax Cuts and Jobs Act (the “2017 Act”) requires the Business to capitalize and amortize R&D expenses rather than expensing them in the year incurred. The tax effects related to the capitalization of R&D expenses are included in the effective tax rate for the three months ended September 27, 2024 and September 29, 2023.

The relative mix of earnings and losses by jurisdiction, the deduction for foreign-derived intangible income, credits and tax holidays in Malaysia, the Philippines and Thailand that have or will expire at various dates during years 2025 through 2031 resulted in decreases to the effective tax rate below the U.S. statutory rate for the three months ended September 27, 2024. However, the tax effects of the mandatory capitalization of R&D expenses offset these decreases, resulting in the effective tax rate being closer to the U.S. Federal statutory rate for the three months ended September 27, 2024.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The primary drivers of the difference between the effective tax rate for the three months ended September 29, 2023 and the U.S. Federal statutory rate of 21% are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia.

Uncertain Tax Positions

With the exception of certain unrecognized tax benefits that are directly associated with the tax position taken, unrecognized tax benefits are presented gross in the Condensed Combined Balance Sheets.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits excluding accrued interest and penalties for the three months ended September 27, 2024 (in millions):

(in millions)
Accrual balance at June 28, 2024	$47
Gross increases related to current year tax positions	—
Gross increases related to prior year tax positions	3
Gross decrease related to current year tax positions	—
Gross decrease related to prior year tax positions	(7)

Accrual balance at September 27, 2024	$43

As of September 27, 2024 and June 28, 2024, the liability for unrecognized tax benefits (excluding accrued interest and penalties) was $43 million and $47 million, respectively. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. Accrued interest and penalties included in the Business’s liability related to unrecognized tax benefits as of September 27, 2024 and June 28, 2024 was $5 million and $9 million, respectively.

The Business believes that adequate provision has been made for any adjustments that may result from any other tax examinations. However, the outcome of such tax examinations cannot be predicted with certainty. If any issues addressed in the Business’s tax examinations are resolved in a manner not consistent with management’s expectations, the Business could be required to adjust its provision for income taxes in the period such resolution occurs. Any significant change in the amount of the Business’s liability for unrecognized tax benefits would most likely result from additional information relating to the examination of the Business’s tax returns.

Note 13. Employee Termination and Other Charges

Business Realignment

The Business periodically incurs charges to realign its operations with anticipated market demand, primarily consisting of organization rationalization designed to streamline its business, reduce its cost structure and focus its resources. The Business has also taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of its facility in Milpitas, California in September 2023.

The Flash Business of Western Digital Corporation

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS – (Continued)

(Unaudited)

The Business recorded the following charges related to these actions for the periods presented:

	Three Months Ended
	September 27, 2024	September 29, 2023
	(in millions)
Employee termination benefits	$—	$1
Other charges (gains):
Contract termination and other	2	—
Gain on sale-leaseback of facility	—	(60)

Total employee termination and other charges	$2	$(59)

The reserve accrual balance as of September 27, 2024 and the activity against the reserve during the three months ended September 27, 2024 were immaterial.

Note 14. Legal Proceedings

In the normal course of business, the Business is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, management believes that any monetary liability or financial impact to the Business from these matters, individually and in the aggregate, would not be material to the Business’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to the Business from these matters could differ materially from the Business’s expectations.